UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

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VIA NET.WORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIA NET.WORKS, INC.

Dear Shareholder:

You are cordially invited to attend a Special and Annual Meeting of Shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of VIA NET.WORKS, Inc. (“VIA” or the “Company”) to be held on June 29, 2005 at 6:00 PM United Kingdom time, at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom.

At the Shareholder Meeting, you will be asked to consider and vote upon:

(1)   a proposal to approve and adopt the Sale and Purchase Agreement dated as of April 30, 2005 (the “Sale Agreement”), and the sale of substantially all the assets of the Company to Claranet Group Limited (“Claranet” or the “Purchaser”), and the assumption by the Purchaser of certain related liabilities pursuant to the Sale Agreement;

(2)   a proposal to approve and adopt the dissolution (the “Dissolution”) and Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”);

(3)   the election of two Class II directors to serve for a three-year term;

(4)   the authorization for our board of directors to amend, at its discretion, our amended and restated certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split, of all the issued and outstanding shares of our common stock, par value $0.001 per share, without further approval of our shareholders, upon a determination by our board that a reverse stock split is in the best interests of our Company and our shareholders; and

(5)   such other matters as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof.

Descriptions of the foregoing matters are included in the accompanying proxy statement. Copies of the Sale Agreement and the Plan of Dissolution are attached as appendices to the proxy statement.

The board of directors has unanimously approved the Sale Agreement and has unanimously approved and deemed advisable the Dissolution and the Plan of Dissolution, in each case as being in the best interests of VIA and its shareholders. The board has nominated both directors to serve for new terms, and has approved the amendments to effect a reverse stock split. The board recommends that you vote FOR approval and adoption of all of these proposals and FOR both of the nominees proposed for election as directors of VIA.

Attached is a Notice of Meeting of Shareholders and a proxy statement containing a discussion of the background of, reasons for, and terms of the transactions described above. We urge you to read this material carefully. Included with these soliciting materials is a proxy card for voting, a postage prepaid envelope to return your proxy, and instructions for granting a proxy by telephone. Whether or not you plan to attend the Shareholder Meeting, we urge you to grant a proxy to vote your shares by completing, signing and dating the enclosed proxy card. If you attend the Shareholder Meeting, you may revoke your proxy if you vote in person. Your prompt cooperation will be greatly appreciated.

If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting VIA NET.WORKS, toll-free at (800) 488-8075 or collect at (212) 269-5550.

Very truly yours,

Robert Michael McTighe
Chairman of the Board of Directors
June 2, 2005

VIA NET.WORKS, INC.

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD June 29, 2005

NOTICE IS HEREBY GIVEN that a Special and Annual Meeting of Shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of the Company will be held on June 29, 2005 at 6:00 PM United Kingdom time, at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom, for the following purposes:

(1)   To consider and vote upon a proposal to approve and adopt the Sale and Purchase Agreement dated as of April 30, 2005 (the “Sale Agreement”), and the sale of substantially all the assets of the Company to Claranet Group Limited (“Claranet” or the “Purchaser”), and the assumption by the Purchaser of certain related liabilities pursuant to the Sale Agreement;

(2)   To consider and vote upon a proposal to approve and adopt the dissolution (the “Dissolution”) and the Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”);

(3)   To elect two Class II directors to serve for a three-year term;

(4)   To authorize our board of directors to amend, at its discretion, our amended and restated certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split, of all the issued and outstanding shares of our common stock, par value $0.001 per share, without further approval of our shareholders, upon a determination by our board that a reverse stock split is in the best interests of our Company and our shareholders; and

(5)   To transact such other business as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof.

Please read carefully the accompanying proxy statement. A copy of the Sale Agreement is attached as Annex A to the proxy statement and a copy of the Plan of Dissolution is attached as Annex B to the proxy statement. The proxy statement and its appendices form a part of this Notice.

Shareholders of record at the close of business on May 25, 2005 are eligible to vote at the meeting or any postponements or adjournments of the meeting. A complete list of shareholders entitled to vote will be available for inspection at the Company’s offices at H. Walaardt Sacréstraat 401 1117 BM Schiphol-Oost, The Netherlands for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting in person, please complete, sign and return the enclosed proxy promptly in the accompanying reply envelope. If you grant a proxy by telephone, please follow the instructions on your proxy card. By doing so, you will help us ensure the presence of a quorum at the meeting and save VIA the expense and time required to solicit proxies. If you send your proxy, you will still be able to withdraw your proxy and vote your shares in person at the meeting if you wish.

If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting VIA NET.WORKS, toll-free at (800) 488-8075 or collect at (212) 269-5550.

By Order of the Board of Directors

Matt S. Nydell
Senior Vice President,
General Counsel and Secretary
June 2, 2005

VIA NET.WORKS, INC.

PROXY STATEMENT
FOR
2005 MEETING OF SHAREHOLDERS

This proxy statement contains information relating to the solicitation of proxies by the board of directors of VIA to be voted upon at the special and annual meeting of the shareholders of the Company to be held on June 29, 2005 at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom beginning at 6:00 PM United Kingdom time and at any postponements or adjournments of the meeting. These materials were first mailed on or about June 3, 2005 to all shareholders entitled to vote at the annual and special meeting.

SUMMARY

This Summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the appendices attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, “we”, “us” and “our” refer to VIA, unless the context otherwise requires.

•       The Asset Sale.   We have agreed to sell substantially all of our assets to Claranet Group Limited for $26.4 million, less the amounts advanced to us under a $7.0 million working capital facility entered into when we agreed to the asset sale. Claranet, which is not affiliated with VIA, will acquire all of our business operations in the United States and Europe as well as certain assets and liabilities pertaining to our centralized back office and technical support systems, including employee contracts of certain headquarters personnel. We would retain all other debts and liabilities of the VIA corporate parent, including expenses relating to our headquarters office lease in Schiphol-Oost, The Netherlands, our senior executives and other headquarters staff, corporate vendors and professional advisors, and obligations to the sellers of the PSINet Europe and the Amen groups in connection with acquisitions we completed in 2004. Claranet paid us a deposit of $3.0 million against the purchase price when we entered into a letter of intent with respect to the asset sale.

•        Reasons for the Asset Sale.   We agreed to sell substantially all of our assets to Claranet after evaluating the alternatives that were available to us to address an urgent liquidity problem. A combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new VIA Express business left us with insufficient cash reserves to continue our operations. We then pursued both financing and sale alternatives on an urgent basis. We were unable to raise sufficient funds in a financing on acceptable terms and we selected the asset sale described above among the alternatives we were pursuing as offering the best value to our shareholders. See “Background of the Asset Sale” beginning on page 28.

•        The Financing Agreement.   We have entered into a working capital financing facility with Claranet in the amount of up to $7.0 million. We are permitted to draw down on the facility beginning June 1, 2005. We continue to generate negative cost flow from our consolidated operations and headquarters functions of approximately $2 million per month. We anticipate that this facility will be sufficient to enable us to continue our operations through the date of an anticipated shareholders vote and closing of the transaction. Funds advanced under this facility bear interest at a rate of 8% per annum, compounded daily. All amounts outstanding under the facility will be deducted from the purchase price payable by Claranet at the closing of the asset sale. A schedule for advances under the facility is described below. See “Terms of the Asset Sale; The Sale Agreement—Terms of Finance Agreement.”

•        Use of Proceeds.   The proceeds would be used to pay off VIA’s corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with “winding down” the corporate headquarters. The remaining amounts would be distributed to shareholders. See “Use of Proceeds” beginning on page 37.

•        Conditions to the Asset Sale.   Completion of the asset sale requires the approval of shareholders holding a majority of our outstanding shares of voting common stock. In addition, the asset sale will not be completed unless customary conditions set forth in the asset sale agreement are satisfied or waived by us or the purchaser. See “Terms of the Asset Sale; The Sale Agreement—Termination” on page 43.

•        Termination of the Asset Sale Agreement.   The agreement we have entered into with Claranet in connection with the asset sale may be terminated by us or Claranet in a number of circumstances, in which case the asset sale will not be completed. If our shareholders do not approve and adopt the asset sale, we will be required to (a) reimburse approximately $1.1 million of the $3.0 million deposit (the “Net Deposit”) to Claranet (see page 28, “Chronology of Events” for discussion of Net Deposit), (b) pay a break fee of $500,000, (c) reimburse the costs and expenses incurred by Claranet in connection with the transaction up to $250,000, (d) pay back the amounts drawn against the financing facility, and (e) pay a $400,000 finance arrangement fee. See “Terms of the Asset Sale; The Sale Agreement—Effect of Termination and—Terms of Financing Agreement” beginning on page 43.

For more information regarding the asset sale, See “Terms of the Asset Sale; The Sale Agreement” beginning on page 40.

•       Dissolution.   We are seeking approval of shareholders to be able to effect the dissolution of the Company, either after the asset sale or in the event it is not approved, and of the adoption of a Plan of Dissolution.

•        The Plan of Dissolution.   The Plan of Dissolution provides for our voluntary liquidation, winding up and dissolution. Our current intention is that the dissolution would take place following the asset sale. In the event, however, that the asset sale is not consummated, our board of directors may seek other arrangements for our liquidation and dissolution. If the Plan of Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the shareholders of any available liquidation proceeds. If our board of directors determines that liquidation and dissolution are not in our best interests and the best interests of our shareholders and creditors, our board of directors may direct that the Plan of Dissolution be abandoned, either before or after shareholder approval, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law, without the necessity of further shareholder approval.

Under the plan of dissolution, we will:

•       file a certificate of dissolution with the Delaware Secretary of State;

•       cease conducting normal business operations, except as may be required to wind up our business affairs;

•       determine whether and when to transfer our property and assets, other than cash or cash equivalents, to a liquidating trust;

•       attempt to convert all of our remaining assets into cash or cash equivalents in an orderly fashion, with such exceptions as our board of directors may approve;

•       pay or attempt to provide adequately for the payment of all of our known claims and obligations;

•       if determined to be appropriate, establish a contingency reserve designed to satisfy any additional claims and obligations; and

•       distribute all of our remaining assets, if any, in one or more liquidating distributions on a pro rata basis to or for the benefit of our shareholders as of the applicable record date or dates.

•        Dissolution Process.   If our board of directors elects to pursue this plan, they would follow the procedures set forth in Section 281(b) of the Delaware General Corporation Law for our liquidation and dissolution. These procedures require us to pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to us.

Before we make any distribution to our shareholders under the plan of dissolution, our board of directors may determine that it is in our best interests and the best interests of our shareholders and creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). These alternative procedures would require us to publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery. A decision by our board of directors to proceed under Sections 280 and 281(a) instead of Section 281(b) could cause a substantial delay in any distributions to our shareholders. See “Dissolution Process” beginning on page 66.

•       Reverse Stock Split.   We are seeking authority to effect a reverse stock split in order to satisfy Nasdaq listing standards so that the Company could remain listed on the Nasdaq Small Cap Market, either until the Company effects the Dissolution or the remaining operations of the Company are wound up. This approval would enable our board of directors to amend, at its discretion, our certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split.

•       Distributions to Shareholders.   Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount, the kind of and the record dates for all distributions made to shareholders. Our board of directors has not established a firm timetable for distributions to shareholders. We expect that our board of directors will, subject to uncertainties inherent in winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims. See “Distributions to Shareholders” on page 68.

•       Material U.S. Federal Income Tax Consequences.   Our shareholders will not recognize any gain or loss for tax purposes as a result of the asset sale. See “Material U.S. Federal Income Tax Consequences of the Asset Sale.” Any distributions to our shareholders pursuant to the plan of dissolution will be taxable to our U.S. shareholders for U.S. federal income tax purposes, and U.S. shareholders will realize taxable gain or loss on any such distributions. See “Certain U.S. Federal Income Tax Consequences of Dissolution.” Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share). See “Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split.”

•       Certain Netherlands Tax Considerations.   Our stockholders will not recognize any gain or loss for tax purposes as a result of the asset sale. See “Certain Netherlands Tax Considerations Relating to the Asset Sale.” Any distributions to our stockholders pursuant to the plan of dissolution will not as such be taxable for Dutch resident individuals for Dutch income tax purposes, provided their shares are subject to the Box III-regime (vermogensrendementsheffing). Any distributions to Dutch resident companies will result in a taxable gain or loss, unless the Dutch participation exemption regime provides for an exemption. See “Certain Netherlands Tax Considerations Relating to the Dissolution.” Generally, a reverse stock split will not result in the recognition of a gain or loss for Dutch income tax purposes for our stockholders. See “Certain Netherlands Income Tax Considerations Relating to the Reverse Stock Split.”

•       Risk Factors.   The asset sale and our dissolution involve a number of risks, including:

•       Risks Related to the Asset Sale

•        We cannot be sure if or when the asset sale will be completed.

•        We will not know the timing, amount or nature of any distributions to shareholders.

•        Through the date of closing and a final distribution to shareholders, we will likely continue to experience negative cash flow and any delay in the closing process will decrease the net funds available for distribution to shareholders.

•        The amount of net proceeds available to shareholders will depend on negotiations with creditors and vendors and the lack of unanticipated creditor claims.

•       Risks related to the Plan of Dissolution

•        Our shareholders may be liable to our creditors for part or all of the amount received from us if reserves for payment of our claims and obligations during the three-year period after we file a certificate of dissolution are inadequate.

•        Our shareholders may not be able to buy or sell shares of our common stock after we close our stock transfer books on the final record date.

•        The board of directors may determine not to proceed with the dissolution.

•       Risks related to our Business

•        We are continuing to incur substantial losses and reductions in cash.

•       Risks related to the Reverse Stock Split

•        Effecting reverse stock splits can lead to reductions in the market value of our company and its shares.

•        Effecting the reverse stock split may not result in continued Nasdaq listing.

You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors” beginning on page 22.

QUESTIONS AND ANSWERS

SHAREHOLDER MEETING

Q.	When and where will the shareholder meeting take place?	A.

The meeting of shareholders will be held on June 29, 2005 at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom beginning at 6:00 PM United Kingdom time and at any postponements or adjournments of the meeting.

Q.	What is the purpose of the shareholder meeting?	A.

We have entered into a Sale and Purchase Agreement dated as of April 30, 2005 (the “Sale Agreement”) for the sale of substantially all of our assets to the Claranet Group Limited (the “Purchaser” or “Claranet”) and the assumption by the Purchaser of certain liabilities related thereto (the “Asset Sale”). It is a condition to the closing of this sale that it be approved and adopted by a majority in voting power of our outstanding shares of common stock entitled to vote.

In connection with the possible Asset Sale our board is considering effecting a dissolution of VIA (the “Dissolution”), either following the Asset Sale or in the event that the Asset Sale is not approved or cannot be consummated.

Since this meeting is also VIA’s annual shareholder meeting, directors are being nominated for election.

Finally, the board also is seeking authority to effect a reverse stock split in order to satisfy Nasdaq listing standards so that we could remain listed on the Nasdaq Small Cap Market, either until we effect the Dissolution or our remaining operations are wound up.

At the shareholder meeting, you will be asked to vote upon:
• a proposal to approve and adopt the Sale Agreement and the sale of substantially all of our assets to the Purchaser;
• a proposal to approve and adopt the Dissolution of VIA and the adoption of the Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”);
• the election of two Class II directors to serve for a three-year term;

•  the authorization for our board of directors to amend, at its discretion, our amended and restated certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split, of all the issued and outstanding shares of our common stock without further approval of our shareholders, upon a determination by our board that a reverse stock split is in the best interests of our company and our shareholders; and

• such other business as may properly come before the shareholder meeting or any postponements or adjournments of the meeting.
Q.	What vote is required to approve the matters to be voted upon at the Shareholder Meeting?	A.

Each of the Sale Agreement and Asset Sale thereunder, the Dissolution and the Plan of Dissolution and the authorization for our board to effect a reverse stock split will be adopted and approved if a majority in voting power of our outstanding shares of voting common stock are voted in favor of their adoption and approval. Each share of voting common stock entitles the holder thereof to one vote on the foregoing matters and on any other matter properly brought before the shareholder meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval and adoption of the foregoing matters. If you do not vote or if you abstain, it will have the effect of a vote against each of the foregoing proposals (other than the election of directors). In addition, if your shares are held by a nominee, such as a broker or bank, who does not vote your shares because such nominee has not received instructions as to how to vote such shares and does not have discretionary authority to vote such shares (each a “brokers non-vote”), then such shares will be present for purposes of establishing a quorum but will could as a vote against any such proposal. The election of directors will be determined by a plurality of the votes cast for each nominee. In the case of shares that are present at the shareholder meeting for quorum purposes, not voting those shares for a particular nominee for director (including withholding authority on the proxy) will not operate to prevent the election of that nominee if he or she otherwise receives the requisite affirmative votes. You may withdraw your proxy at any time prior to its use at the shareholder meeting by following the directions set forth in “The Shareholder Meeting—Voting Rights.”

Q.	Where can I find more information?	A.	Additional information about VIA can be obtained from the various sources described under “Available Information” in this proxy statement.
Q.	Who can help answer my other questions?	A.	If you have any questions you should contact our proxy solicitation agent, D.F. King & Co., Inc.:
Address: 48 Wall Street New York, NY 10005
Telephone: (800) 488-8075 (toll-free) (212) 269-5550 (collect)

PROPOSAL NO. 1: ASSET SALE TO PURCHASER

Q.	Why did VIA enter into the Sale Agreement?	A.

We entered into the Sale Agreement after evaluating and pursuing a number of options intended to address an urgent liquidity problem. A combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new VIA Express business left us with insufficient cash reserves to continue operations. We then pursued both financing and sale alternatives. We were unable to raise sufficient funds in a financing, and we selected the Sale Agreement among the alternatives we were pursuing as offering the best value to our shareholders.

Q.	What will happen if the Sale Agreement and Asset Sale are approved?	A.

If the Sale Agreement and the Asset Sale are approved and adopted as the requisite shareholder vote, we will sell substantially all of our assets to the Purchaser for cash and the assumption by the Purchaser of certain of our liabilities.

Q.	What will happen if the Sale Agreement is not approved?	A.

Pursuant to the terms of the Sale Agreement, if we fail to obtain a shareholder vote in favor of the Sale Agreement, the Asset Sale will not occur. We may need to pay a break up fee to the Purchaser in this circumstance, as well as repay all amounts advanced to us by Claranet. Assuming the Dissolution and Plan of Dissolution are approved and adopted, we may proceed with the Dissolution as described in this proxy statement. In connection with the Dissolution, we will attempt to sell or otherwise dispose of our assets in one or a number of transactions.

Q.	What is the purchase price to be received by VIA?	A.

The purchase price for the assets transferred pursuant to the Sale Agreement is $26.4 million in cash, less certain adjustments, including the amount borrowed by us under an interim financing facility. A schedule for advances under the facility is described below. See “Proposal No. 1: Asset Sale—Terms of the Asset Sale; The Sale Agreement—Terms of Financing Agreement.” The Purchaser has already paid a deposit against the purchase price of $3.0 million, approximately $1.1 million of which will be credited to the Purchaser at closing. We refer in this proxy to the net purchase price to be received after all the deductions as the Net Proceeds.

Q.	How was the purchase price determined?	A.

The purchase price in the proposed Asset Sale was negotiated with the Purchaser over a period of several weeks during which time VIA was also negotiating with other potential buyers or investors. The VIA board of directors selected the Sale Agreement among the alternatives we were pursuing as being in the best interest of VIA and offering the best value to our shareholders, as well as to creditors, employees and other stakeholders.

Q.	What are the material terms of the Sale Agreement?	A.	In addition to the cash consideration we will receive and the liabilities that will be assumed by the Purchaser, the Purchase and Sale Agreement contains several other terms and provisions, including:
• the Purchaser will provide an interim working capital facility of up to €5.4 million, or approximately $7.0 million, secured by pledges by VIA of shares in certain of its European subsidiaries;
• the purchase price will be reduced by the amount that VIA draw downs on the interim working capital facility;
• we have agreed to conduct our business in the ordinary course and subject to certain other restrictions during the period prior to closing of the Asset Sale;
• we will indemnify the purchasers for damages arising from certain liabilities, other than those being assumed by the purchasers; and
• the obligations of the Purchaser and VIA to close the Asset Sale are subject to several closing conditions, including the approval of the Asset Sale by our shareholders.
Q.	How would the Net Proceeds from the Asset Sale be used?	A.

The Net Proceeds would be used to pay off VIA’s corporate debts and other liabilities, including the costs of the acquisition that had not been paid on a current basis out of working capital, the balance of the purchase price obligations under the Amen and PSINet Europe purchase agreements, severance costs for employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with “winding down” the corporate headquarters and the affairs of VIA.

Q.	Would the proceeds of the Asset Sale be distributed to the shareholders?	A.

First, the proceeds would be reduced by the amount that VIA draws against the working capital loans provided to VIA by Claranet. A schedule for advances under the facility is described below. See “Proposal No. 1: Asset Sale—Terms of the Asset Sale; The Sale Agreement—Term of Financing Agreement.” Second, Shareholders would receive a distribution from the Net Proceeds only after we have effected the Dissolution and Plan of Dissolution and all debts and other liabilities are paid and an appropriate reserve established to pay for expected costs of Dissolution.

Q.	What part of the sale proceeds will go to current equity holders?	A.

All shareholders as of the record date would be entitled to a pro-rata share of the net remaining funds available for distribution to shareholders. An unaudited pro forma balance sheet and profit and loss account as of March 31, 2005, and estimates for the cash utilization up to the date of closing the Asset Sale and during the Dissolution, are included in this proxy statement. The amount available for distributions to shareholders would also depend upon the adjustments to the purchase price, particularly the amount drawn by us on the interim working capital facility provided by Claranet, and our other obligations outstanding when the sale is completed. See “Proposal No. 1: Asset Sale—Unaudited Pro Forma Financial Information” and “Proposal No. 1: Asset Sale—Liquidity Analysis and Estimates”.

Q.	What does the board of directors of VIA recommend?	A.

Our board of directors has unanimously determined it is in the best interests of our company and our shareholders for us to enter into the Sale Agreement and recommends a vote FOR approval and adoption of the Sale Agreement and Asset Sale. See “Proposal No. 1: Asset Sale—Reasons for the Sale; Recommendation of the Board of Directors” for a description of the factors considered by our board of directors.

Q.	Why is the board of directors of VIA recommending the sale?	A.

In reaching its decision, the board of directors considered a number of factors, including:

•  the urgent liquidity problem facing the Company, and the board’s conclusion that if a transaction was not completed with a purchaser or investor the Company would not be able to continue as a going concern

•  the expected reaction from the Company’s key suppliers and creditors to the Company’s inability to continue to make payments on a reasonably timely basis, including possible attempts to force the Company into an insolvency proceeding

• the anticipated negative impact on the Company’s business from trying to continue operations without sufficient funding
• the amount of additional funding needed by the Company to reach projected cash flow breakeven, and the limited number of potential lenders prepared to advance this amount to the Company
• the process followed by the Company and its financial advisers, PricewaterhouseCoopers, to identify and evaluate alternative transactions

• the Company’s belief that it could not consummate offers to invest in the Company identified in this process before the Company would run out of cash
• the view of the board of directors that the Claranet offer was the highest offer for the Company’s assets
• the view of the board, based on advice from PricewaterhouseCoopers, that there was not a high probability that continuing to meet with potential investors or buyers would result in a better offer

•  the belief of management  that the working capital financing to be received by the Company under the Sale Agreement would allow the Company to continue to operate its business until a transaction could be completed

• the board’s belief that the cash to be received by the Company under the Sale Agreement would be sufficient to return the best-available value to shareholders
• management’s belief that following an insolvency proceeding the Company would not have sufficient cash available to pay all creditors or to return any value to shareholders
• the terms and conditions of the Sale Agreement, including the right of the board of directors to terminate the Sale Agreement under certain circumstances where a competing offer had been received
Q:	What alternatives to the Asset Sale did we consider?	A.

Among the alternatives to the Asset Sale, the board of directors considered the sale of part or all of our company to parties other than the Purchaser and engaged in discussions with potential investors to provide funds sufficient to enable the registrant to reach the point of cash flow break-even. Our efforts to seek financing did not result in any proposed investment transactions that the board of directors believed would be executable within the relevant time frame. We received non-binding offers from other potential buyers (including a financing transaction that would result in a change of control of our company), but the board of directors ultimately concluded that the Sale Agreement was in our best interests and represented the best value for our shareholders, as well as for creditors, employees and other stakeholders.

Q.	Do I have appraisal or dissenters’ rights in connection with the Asset Sale?	A.	Under Delaware law, appraisal and dissenters’ rights are not provided to shareholders in connection with the transaction contemplated by the Sale Agreement.
Q.	What are the tax consequences of the Asset Sale to U.S. shareholders?	A.

The Asset Sale will not be taxable to our U.S. shareholders. See “Proposal No. 1: Asset Sale—Material U.S. Federal Income Tax Consequences of the Asset Sale.” However, the Dissolution will have tax consequences to our U.S. shareholders. See “Proposal No. 2: Dissolution of VIA—Certain U.S. Federal Income Tax Consequences of Dissolution” and “Proposal No. 2: Dissolution of VIA—Certain U.S. State and Local Income Tax Consequences of Dissolution.” Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share). See “Proposal No. 4: Approval of Amendments to Certificate of Incorporation to Effect a Reverse Stock Split—Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split.”

Q.	What are the tax consequences of the Asset Sale to Dutch shareholders?	A.

The Asset Sale will not be taxable for Dutch stockholders of the Company. See “Proposal No. 1: Asset Sale—Certain Netherlands Tax Considerations Relating to the Asset Sale.” The Dissolution may have Dutch tax consequences for Dutch resident individuals and for Dutch resident companies. See “Proposal No. 2: Dissolution of VIA—Certain Netherlands Tax Considerations Relating to the Dissolution.” Generally, a reverse stock split will not result in the recognition of a gain or loss for Dutch income tax purposes for our stockholders. See “Proposal No. 4: Approval of Amendments to Certificate of Incorporation to Effect a Reverse Stock Split—Certain Netherlands Income Tax Considerations Relating to the Reverse Stock Split.”

Q.	When is the closing expected to occur?	A.	If the Asset Sale is approved and all conditions to completing the Asset Sale are satisfied or waived, it is expected to occur shortly after the shareholder meeting.

PROPOSAL NO. 2: DISSOLUTION OF VIA

Q.	What does the Plan of Dissolution entail?	A.

The Plan of Dissolution provides for the voluntary liquidation, winding up and dissolution of our company. It is our current intention that the dissolution will take place following the sale of substantially all our assets pursuant to the Sale Agreement. In the event, however, that the Asset Sale is not consummated, the board of directors may seek other arrangements to liquidate and dissolve our company. If the Plan of Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the shareholders of any available liquidation proceeds. The resolution of our board of directors approving the Dissolution and Plan of Dissolution provides that if our board of directors determines, in the exercise of its fiduciary responsibilities, that the Dissolution is not in our best interests or the best interests of our shareholders or creditors, the board of directors may direct that the Dissolution and Plan of Dissolution be abandoned, either before or after shareholder approval and adoption thereof.

Q:	What will happen if the Plan of Dissolution is not approved? Are alternatives to the Dissolution and the Plan of Dissolution still being considered?	A.

If the Asset Sale is approved and adopted but either the Dissolution and Plan of Dissolution are not approved and adopted by shareholders or the board of directors determines that it would be more advantageous to shareholders to do so, our board of directors may seek to effect a business combination with a third party that would assume our remaining liabilities. We may distribute a large portion of the remaining funds to our shareholders before effecting a business combination. Alternatively, we may retain the cash for the benefit of the third party purchaser if the value to shareholders from the consideration paid in the business combination would be maximized by retaining the cash. We do not presently have any offers from third parties to effect a business combination of this type.

Q:	Can I sell my shares of the Company’s common stock once the Certificate of Dissolution is filed?	A.

No. If the Dissolution and Plan of Dissolution are adopted and approved, and our board determines that it is the our and our shareholders’ best interests, then we will file a Certificate of Dissolution. We will close our transfer books on the date on which we file a Certificate of Dissolution with the Secretary of State of the State of Delaware under Delaware law and we expect that our common stock will cease to be quoted on a registered securities exchange.

Q:	When will the shareholders receive any payment from the liquidation?	A.

If the Sale Agreement and Asset Sale are approved, adopted and effected, substantially all of our assets, including our European and U.S. operations, would be sold and substantially all of the liabilities associated with our operations would be assigned to and assumed by the Purchaser. However, we would retain corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters and its affairs. We would have the cash received in the Asset Sale, and would take immediate steps to reduce the operating costs by reducing the number of employees to the bare minimum needed to continue our affairs through the Dissolution or other activities, terminating contracts that are terminable, seeking to sublease the corporate headquarters and other properties, negotiating releases from remaining contractual arrangements and similar actions taken pursuant to the Plan of Dissolution. The board of directors has not established a timetable for these steps or making distributions to shareholders. Failure by us to take such steps promptly could result in a significant reduction in the amount of cash remaining for distribution to shareholders. The timing of distributions after these steps will depend on our ability to resolve, and pay or provide for the payment of claims and obligations that are not indentified or not liquid at the time of the Dissolution. The existence of claims and obligations may require us to establish a contingency reserve, which could delay one or more distributions to shareholders until the claims are resolved. Distributions also could be delayed if the board of directors determines that it is in the our best interests and the best interests of our shareholders and creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). The alternative procedures would require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery.

Q:	What amount would common shareholders receive from our dissolution?	A.

Assuming the Sale Agreement and Asset Sale are approved, adopted and effected, the amount we would have available for distribution to our shareholders if the Dissolution were effected would be determined after the our liabilities and the costs of the Asset Sale are paid and appropriate reserves are established to pay for remaining liabilities and expected costs of Dissolution. An unaudited pro forma balance sheet and profit and loss account as of March 31, 2005, and estimates for the cash utilization up to the date of closing the Asset Sale and during the Dissolution, are included in this proxy statement.

We estimate that we will have a maximum of approximately $8.5 million or approximately $0.12 per share, available for distribution to shareholders following the asset sale and payment of these liabilities and expenses. The amount available for distributions to shareholders would also depend upon the adjustments to the purchase price in the Asset Sale, particularly the amount drawn by us on the interim working capital facility provided by the Purchaser, and the obligations outstanding when the Asset Sale is completed, including obligations not presently indentified, contingent or not liquid. The value of any distributions per share of our common stock may not equal or exceed the price or prices at which the common stock has recently traded or may trade in the future. The discussion of estimates under “Liquidity Analysis and Estimates” identifies various items that could cause the amount distributed to be lower than the amount estimated.

Q.	What does the board of directors of VIA recommend?	A.

Our board of directors has unanimously determined it is in our best interests to dissolve and recommends that the shareholders vote FOR approval and adoption of the Dissolution and the Plan of Dissolution. However, if our board, in the exercise of its fiduciary duties, determines that the Dissolution is not in our best interests and the best interests of our shareholders, the Dissolution may be abandoned, either before or after the adoption by the shareholders of the Dissolution and Plan of Dissolution. See “Proposal No. 2: Dissolution of VIA” for a description of the factors considered by our board of directors in making this recommendation.

Q:	Do I have appraisal and dissenters’ rights in connection with the Plan of Dissolution?	A.	Under Delaware law, appraisal and dissenters’ rights are not provided to shareholders in connection with the Dissolution and the Plan of Dissolution.
Q:	What are the U.S. Federal income tax consequences of the plan of dissolution to me?	A.

If the Plan of Dissolution is approved and implemented, a shareholder will realize, for U.S. Federal income tax purposes, gain or loss equal to the difference between (i) the sum of the cash plus the value of any property distributed to such shareholder directly or to a liquidating trust on the shareholder’s behalf; and (ii) such shareholder’s adjusted tax basis in his shares of our common stock. WE URGE EACH SHAREHOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

PROPOSAL NO. 3: ELECTION OF DIRECTORS

Q.	Why are the shareholders voting on proposed directors in this meeting?	A.

Even though we are proposing to complete the Asset Sale, this meeting also serves as our annual meeting of shareholders. Accordingly, we are nominating two persons to fill the Class II director positions where terms of office are expiring. If the Asset Sale is approved and is completed, we will still need a board of directors to effect the Dissolution and to wind up our affairs in accordance with the Plan of Dissolution and the DGCL, if the Dissolution and Plan of Dissolution are approved and adopted by the shareholders, or continue to oversee our operations until our affairs are wound up.

Q.	Who are the proposed directors?	A.	Nominees for the two Class II director positions are Malcolm Bell and Jan Gesmar-Larsen. Both of the nominees are currently directors. See “Proposal No. 3: Election of Directors.”
Q.	What does the board of directors of VIA recommend?	A.	Our board of directors recommends a vote FOR both of the proposed nominees. See “Proposal No. 3: Election of Directors” for further information.

PROPOSAL NO. 4: REVERSE STOCK SPLIT

Q.	Why is the Company seeking approval for a reverse stock split in this meeting?	A.

Even though we are proposing to complete the Asset Sale, our board of directors has determined that it is in the best interests of the shareholders that we remain on the Nasdaq Small Cap Market as long as possible. Accordingly, we are seeking authority to amend our certificate of incorporation to effect a reverse stock split in order to satisfy Nasdaq listing standards so that we could remain listed on Nasdaq, either until we effect the Dissolution and implement the Plan of Dissolution or our remaining operations are wound up.

Q.	What is the range of reverse stock splits?

The reverse stock split will either be a one-for-ten reverse stock split or a one-for-twenty reverse stock split, of all the issued and outstanding shares of our common stock. Our board of directors will determine which of the two amendments to our certificate of incorporation effecting the reverse stock splits, if any, is in the best interests of us and our shareholders.

Q.	What does the board of directors of VIA recommend?

Our board of directors recommends a vote FOR authorizing the board of directors to amend our certificate of incorporation to effect a reverse stock split. See “Proposal No. 4: Approval of Amendments to Certificate of Incorporation to Effect a Reverse Stock Split” for further information.

INTRODUCTION

At the Shareholder Meeting, VIA’s shareholders on May 25, 2005 (the “Record Date”) will consider and vote upon:

(1)   a proposal to approve and adopt the Sale Agreement, and the sale of substantially all the assets of the Company to the Purchaser, and the assumption by the Purchaser of certain related liabilities pursuant to the Sale Agreement;

(2)   a proposal to approve and adopt the Dissolution a Plan of Dissolution of the Company;

(3)   the election of two Class II directors to serve for a three-year term;

(4)   the authorization for our board of directors to amend, at its discretion, our amended and restated certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split, of all the issued and outstanding shares of our common stock, par value $0.001 per share, without further approval of our shareholders, upon a determination by our board that implementing an amendment to our certificate of incorporation effecting one of the reverse stock splits is in the best interests of our Company and our shareholders; and

(5)   such other matters as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof.

The costs of preparing, assembling and mailing this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by VIA. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of VIA, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. VIA also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

These transactions have not been approved or disapproved by the Securities and Exchange Commission and the Commission has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to you free of charge at the SEC’s website at www.sec.gov.

Except as otherwise indicated herein, all information appearing in this proxy statement concerning the Company, including the narrative under “Background of the Asset Sale,” has been supplied by the Company, and the information appearing in this proxy statement concerning the Purchaser been supplied by the Purchaser. The Company assumes no responsibility for the accuracy or completeness of the information furnished by such other party or contained in documents and records other than those filed by the Company or for any failure of such other parties to disclose events that may have occurred and may affect the significance or accuracy of such information and that are unknown to the Company. Likewise, the Purchaser assumes no responsibility for the accuracy or completeness of the information furnished by the Company or contained in documents and records other than those provided by the Purchaser, or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of such information and that are unknown to the Purchaser.

This Proxy Statement incorporates by reference the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed by the Company with the SEC on April 26, 2005. However, because of the sale of our Swiss operations in early April, 2005, we have included in this proxy statement updated audited financial statements for each of the three years ended December 31, 2004, 2003 and 2002 and as of December 31, 2004 and 2003 to reflect the presentation of our Swiss operations as a discontinued operation consistent with the presentation in our unaudited financial statements for the quarter ended March 31, 2005. This Proxy Statement includes this updated financial information, as well as unaudited financial statements of the Company for the quarter ended March 31, 2005, beginning on page F-1, and includes unaudited financial information with respect to the business to be sold in the Asset Sale beginning on page G-1.

No persons have been authorized to give any information or to make any representations other than those contained (or incorporated by reference into) in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PROXY STATEMENT AND THE INFORMATION INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT VIA’S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS, INCLUDING ANY STATEMENTS REGARDING: THE RECEIPT AND USE OF THE CASH CONSIDERATION TO BE RECEIVED BY VIA UNDER THE SALE AGREEMENT, THE CONTINUATION OF HISTORICAL TRENDS, THE SUFFICIENCY OF VIA’S CASH BALANCES, AND CASH USED IN OPERATIONS, FINANCING AND/OR INVESTING ACTIVITIES FOR VIA’S FUTURE LIQUIDITY AND CAPITAL RESOURCE NEEDS, OR EXPECTED DISTRIBUTIONS TO SHAREHOLDERS IN CONNECTION WITH THE DISSOLUTION. WITHOUT LIMITING THE FOREGOING, THE WORDS “BELIEVES,” “INTENDS,” “PROJECTS,” “PLANS,” “EXPECTS,” “ANTICIPATES,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THESE PROJECTIONS. INFORMATION REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS IN THESE FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 22 OF THIS PROXY STATEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 17 OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 INCORPORATED HEREIN BY REFERENCE. PLEASE CAREFULLY CONSIDER THESE FACTORS, AS WELL AS OTHER INFORMATION CONTAINED HEREIN, IN THE INFORMATION INCORPORATED HEREIN BY REFERENCE, AND IN OUR OTHER PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS REPORT. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

RISK FACTORS

THERE ARE MANY FACTORS THAT SHAREHOLDERS SHOULD CONSIDER WHEN DECIDING WHETHER TO VOTE TO APPROVE AND ADOPT THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT. SUCH FACTORS INCLUDE THE RISK FACTORS RELATED TO THE ASSET SALE, THE DISSOLUTION AND OUR BUSINESS PROSPECTS, AS WELL AS ADDITIONAL INFORMATION SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2005 AND OTHER FACTORS SET FORTH BELOW.

Risks Related to the Asset Sale

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction of various conditions, including the requirement that we obtain shareholder approval and adoption of the Sale Agreement and the Asset Sale and the absence of a material adverse change. We cannot guarantee that we have satisfied or will be able to satisfy the closing conditions set forth in the Sale Agreement. If we are unable to satisfy the closing conditions, the Purchaser will not be obligated to complete the transaction.

If the Sale Agreement and the Asset Sale are not approved and adopted by our shareholders, or if the Asset Sale does not close, our board of directors, in discharging its fiduciary obligations to our shareholders, will be compelled to evaluate other alternatives which may be less favorable to our shareholders than the Asset Sale. If the Asset Sale is not consummated, there can be no assurance that we can obtain an alternative solution to our liquidity issues. In that event, and unless we could find such an alternative solution, we would have insufficient funds to continue to operate.

We will not know the timing, amount or nature of any distributions to shareholders.

If the Sale Agreement and Asset Sale are approved and adopted, our board of directors is currently unable to predict the timing, amount or nature of, or the record dates for, distributions, if any, to our shareholders following the Asset Sale, whether or not the Plan of Dissolution is approved. As a result, our shareholders will not know the timing, amount or nature of any distributions. The amount available for distributions to shareholders will depend in part upon the adjustments to the purchase price set forth in the Sale Agreement, particularly the amount drawn by us on the interim working capital facility provided by the Purchaser, and our obligations outstanding when the Asset Sale is completed. Any available cash and any amounts received in connection with the Asset Sale that are used to provide for our claims and obligations will reduce cash and other assets available for distribution to our shareholders.

Through the date of closing and a final distribution to shareholders, we will likely continue to experience negative cash flow and any delay in the closing process will decrease the net funds available for distribution to shareholders

We continue to experience negative cash flows from our consolidated operations. Without sufficient funds to make termination payments, we cannot engage in further restructuring activities to reduce further the operating expenses and negative cash flow. On a consolidated basis, we are currently using approximately $2.0 million per month in negative cash flow and expect to continue that trend through a closing of the Asset Sale. We anticipate that the closing would occur during the first week of July. If the closing occurs as anticipated, we would likely use all or a portion of the $7.0 million (€5.4 million) working capital facility to be provided by Claranet, thereby reducing the $26.4 million purchase price by the amount of the funds we draw from the facility. We have already utilized the $3.0 million deposit paid to us for working capital and that $1.1 million of that amount will also reduce the net proceeds at a closing. See

“Chronology of Events” regarding the use of the escrow from the sale of VIA NET.WORKS UK Ltd. in connection with the Asset Sale.

The amount of net proceeds available to shareholders will depend on negotiations with creditors and vendors and the lack of unanticipated creditor claims

Assuming we close the Asset Sale, the Net Proceeds will first be used to satisfy our remaining debts and obligations. Those obligations include but are not limited to termination payments to employees, payment toward our accrued liabilities, the transaction costs of the Asset Sale, which includes professional fees that have not been paid on a current basis out of working capital, termination costs for cancellation of the headquarters’ leased premises and the satisfaction of our debt to the sellers of the AMEN and PSINet Europe companies. The net proceeds that will be available for distribution to shareholders will depend on the amounts that are ultimately paid to satisfy these obligations.

No legal actions to challenge the transaction or suits by creditors or other persons for claims have been raised to date. If any such actions are initiated, the cost of defending any such lawsuit and any damage claim assessed against us would diminish the net proceeds available to shareholders.

Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect the funds available for distribution to our shareholders

Claranet has extended to us a working capital facility up to a maximum of Euro 5.3 million, or the equivalent of $7.0 million based on the applicable Dollar to Euro exchange rate for April 30, 2005, the date the working capital facility was executed. We will draw upon the facility in the currency of our working capital requirements, primarily in Euros, but also in British pounds, Swiss Francs and U.S. dollars. Each draw upon the working capital facility in a currency other than the Euro will be valued in Euros based on the spot exchange rate on the date immediately prior to the draw of the currency of the draw. Fluctuations in foreign currency exchange rates may impact the total amount of the draws and the amount that will be deducted against the purchase price in order to repay the facility on the date of closing. For example, if the Euro to U.S. dollar exchange rate as of the date immediately prior to the close of the Asset Sale is greater than the exchange rate as of April 30, 2005, the amount that we repay to Claranet and deduct against the $26.4 million purchase price will be higher than what would have been deducted had the exchange rate been the same for the two dates.

In addition, we have accrued liabilities and we incur expenses in local currencies, primarily Euros. Our estimate of the debts and liabilities that we will repay after closing the Asset Sale is based on the Euro to U.S. dollar exchange rate as of the time the estimate is made. Fluctuations in foreign currency exchange rates may materially increase the total amount of liabilities that will be repaid and expenses that are incurred by us as expressed in U.S. dollars until the final liquidation of the Company, and thereby negatively impact the net funds that will be available for distribution to our shareholders.

Risks Related to the Dissolution and the Plan of Dissolution

Our shareholders may be liable to our creditors for part or all of the amount received from us if reserves are inadequate.

If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the General Corporation Law of the State of Delaware (the “DGCL”), if we fail to create an adequate contingency reserve for payment of our claims and obligations during the three-year period after we file a certificate of dissolution with the Secretary of State of the State of Delaware (the “Secretary of State”), each shareholder could be held liable for payment to our creditors of such shareholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve or the amounts previously received by such shareholder in dissolution from us and from any liquidating trust or trusts, whichever is less. Accordingly, in such event, a shareholder could be required to return part or all of the distributions previously made to such shareholder, and a shareholder could receive nothing from us under the Plan of Dissolution. Moreover, if a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a shareholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Our shareholders may not be able to buy or sell shares of our common stock after we close our stock transfer books on the final record date.

We intend to delist our common stock from Nasdaq and to close our stock transfer books and discontinue recording transfers of our common stock on the date on which we file our certificate of dissolution with the Secretary of State. After we close our stock transfer books, there will be no further trading of the common stock on Nasdaq and we will not record any further transfers of our common stock on our books except by will, intestate succession, or operation of law. Therefore, shares of our common stock will not be freely transferable nor issuable upon exercise of outstanding options after the final record date. All liquidating distributions from a liquidating trust, if any, or from us after the final record date will be made to our shareholders pro rata according to their respective holdings of common stock as of the final record date.

The board of directors may determine not to proceed with the dissolution.

Even if the Dissolution proposal and the Plan of Dissolution are approved and adopted by our shareholders, the board of directors may determine, in the exercise of its fiduciary responsibilities to us and our shareholders, not to proceed with the Dissolution.

Risks Related to Our Business

We are continuing to incur substantial losses and reductions in cash.

We have incurred substantial losses for the year ended December 31, 2004 and the three months ended March 31, 2005, and our cash position has continued to deteriorate. We are meeting our needs for operating cash with proceeds from a recent Asset Sale of a Swiss subsidiary, use of the deposit provided by the Purchaser in connection with the original letter of intent, and we will begin to draw upon the working capital facility provided by the Purchaser. If we continue to operate our business, we will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, lease payments, insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses). We would also continue to face competition within the industry from well-established national, regional and independent competitors with greater financial and other resources than us. In addition, perception of our financial condition adversely affects our business. We cannot assure that we will not continue to incur substantial losses if we continue to conduct our operations.

Risks Related to the Reverse Stock Split

Effecting reverse stock splits can lead to reductions in the market value of our company and our shares.

Historical data show that many companies suffer reductions in the market value of publicly traded equity after a reverse stock split. Although a reverse stock split results in an increase in the market price of the split shares by the reciprocal of the stock split ratio, following the split, the market value of shares of companies effecting stock splits often trends downward.

Effecting the reverse stock split may not result in continued Nasdaq listing.

We are seeking authority to amend our certificate of incorporation to effect a reverse stock split in order to satisfy Nasdaq listing standards so that we could remain listed on the Nasdaq Small Cap Market, either until we file the Certificate of Dissolution or, if the Dissolution is abandoned, until our remaining operations are wound up. However, we only have until June 10, 2005 to effect the reverse stock split under our current Nasdaq notice of non-compliance, and the approval of the amendment implementing the reverse split will not be obtained until after that date. There can be no assurance that we will be successful in our attempt to maintain a listing for our common stock with Nasdaq.

THE SHAREHOLDER MEETING

Time, Date And Place

The Shareholder Meeting of the Company will be held on June 29, 2005 at 6:00PM United Kingdom time, at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom.

Proposals

At the Shareholder Meeting, holders of shares of common stock on the Record Date will consider and vote upon (i) a proposal to approve and adopt the Sale Agreement, and for the sale of substantially all the assets of the Company to the Purchaser and the assumption by the Purchaser of certain liabilities related to such business and assets; (2) a proposal to approve and adopt the Dissolution and the Plan of Dissolution of the Company; (3) the election of two Class II directors to serve for a three-year term; (4) the authorization for our board of directors to amend, at its discretion, our certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split, of all the issued and outstanding shares of our common stock without further approval of our shareholders, upon a determination by our board that a reverse stock split is in the best interests of our Company and our shareholders; and (5) such other matters as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof. Descriptions of the Sale Agreement, the Dissolution and the Plan of Dissolution, the election of directors and authorization for our board of directors to effect the reverse stock split are included in this proxy statement. Copies of the Sale Agreement and the Plan of Dissolution are attached as Annex A and Annex B, respectively, hereto.

Independent Proposals

The Asset Sale proposal, the Dissolution proposal, the proposal relating to the election of directors and the proposal to amend the Company’s certificate of incorporation to effect a reverse stock split are independent proposals. A vote for or against one proposal does not count as a vote for or against the other proposals. HOWEVER, THE BOARD OF DIRECTORS BELIEVES THAT THE ASSET SALE PROPOSAL AND THE DISSOLUTION PROPOSAL ARE INTEGRAL PARTS OF AN OVERALL PLAN, AND THAT SUCH PROPOSALS REPRESENT THE BEST ALTERNATIVES FOR MAXIMIZING SHAREHOLDER VALUE.

In the event the Sale Agreement and the Asset Sale are not approved and adopted by our shareholders, but the Dissolution and the Plan of Dissolution are approved and adopted by our shareholders, then our board of directors, in accordance with its fiduciary obligations to our shareholders, may take other steps it deems advisable and in the best interests of our Company and its shareholders to dispose of the Company’s assets in a manner designed to maximize shareholder value. If the Sale Agreement and the Asset Sale are approved and adopted, but the Dissolution and the Plan of Dissolution are not approved, then there will be no liquidation or dissolution of the Company and no Plan of Dissolution. The Company would still make payment with respect to its outstanding obligations, and would take steps to reduce its ongoing expenses. The board of directors would then need to decide whether to distribute available cash or other assets to our shareholders, or to seek to operate the Company as a vehicle to effect acquisitions, make investment in other entities or pursue other business opportunities.

Required Vote

In accordance with the terms of Delaware law, a majority of the votes attributable to the outstanding shares of the common stock entitled to vote is required to approve and adopt the Sale Agreement, to approve and adopt the Dissolution and the Plan of Dissolution, and to authorize the amendment of our certificate of incorporation to effectuate a reverse stock split. The election of directors will be determined by a plurality of the votes cast for each nominee.

Voting Rights

Only holders of our voting common stock of record as of the close of business on May 25, 2005, the record date for the Shareholder Meeting, are entitled to notice of, and to vote at, the shareholder meeting or any postponements or adjournments of the Shareholder Meeting. We have two separate classes of common stock outstanding, voting and non-voting. If you were a shareholder of the voting common stock as of the close of business on May 25, 2005, you will be entitled to one vote for each share of voting common stock you held as of the record date.

Quorum and Voting

The presence at the Shareholder Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Shareholder Meeting. Shares which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Shareholder Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or votes “against” each proposal other than the election of directors.

Assuming a quorum is present, the election of directors will be determined by a plurality of the votes cast for each nominee. In the case of shares that are present at the Shareholder Meeting for quorum purposes, not voting those shares for a particular nominee for director (including withholding authority on the proxy) will not operate to prevent the election of that nominee if he or she otherwise receives the requisite affirmative votes.

In the event that a quorum is not present at the time the Shareholder Meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the Shareholder Meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of that adjournment.

Proxies; Revocation of Proxies

If you are unable to attend the shareholder meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card or following the instructions to submit your proxy by telephone. You may revoke your proxy at any time before the Shareholder Meeting or by attending the Shareholder Meeting and voting in person. If you wish to revoke your proxy, please send a written statement to the Secretary of the Company or send another properly executed proxy dated as of a later date to be delivered at or prior to the Shareholder Meeting. All revocations or new proxies must be delivered no later than June 28, 2005 to the Company’s corporate office located at H. Walaardt Sacréstraat 401 1117 BM Schiphol-Oost, The Netherlands attn: Matt S. Nydell, Secretary, VIA NET.WORKS, Inc., Shareholder Meeting.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies will be voted FOR the approval and adoption of the Sale Agreement, the Dissolution and the Plan of Dissolution, the amendment to the certificate of incorporation to effectuate the reverse stock split, and both of the nominees in the election of directors, and will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the Shareholder Meeting. As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the Shareholder Meeting other than the proposals relating to the Sale Agreement, the Dissolution and the Plan of Dissolution, the amendment to the certificate of incorporation to effectuate the reverse stock split, and the election of directors. If a shareholder gives specific voting instructions by checking the boxes on the proxy card, the shares of common stock will be voted in accordance with such instructions. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their best judgment on any other matters properly brought before the Shareholder Meeting and discretionary authority to do so is included in the proxy.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses. The address of D.F. King & Co., Inc. is 48 Wall Street, New York, NY 10005. D.F. King & Co., Inc.’s telephone number is (800) 488-8075.

PROPOSAL NO. 1: ASSET SALE

The Asset Sale

Under the proposed Sale Agreement and the Asset Sale contemplated thereby, we would sell to Claranet all of our business operations in Europe and the U.S. for cash and the assumption by Claranet of certain of our liabilities. The determination of the purchase price and the other terms and conditions of the Asset Sale are discussed below.

Background of the Asset Sale

General

In 2004, after extensive efforts over several years at increasing the Company’s revenues, particularly from higher margin services, and at reducing expenses, VIA purchased two groups of companies, the Amen group of European web hosting companies in January 2004 and the PSINet Europe operations in Belgium, France, Germany, the Netherlands and Switzerland in August 2004.  Each of these acquisitions brought VIA additional customers and technologies useful in its business, and increased the percentage of its business represented by higher margin services such as web hosting.  The Amen companies provided self-service, value-based hosting products and services to small and medium size enterprises, often referred to as SMEs, such as low-cost automated shared and dedicated hosting services, including domain name registration and website creation and management tools.  The PSINet Europe companies had offerings targeted at larger SMEs, providing high-end hosting, IT outsourcing, e-business infrastructure, collocation and managed security solutions, as well as comprehensive data center services.  PSINet Europe also offered sophisticated VPN, frame-relay, leased-line services to provide a full suite of communication services.

Also in September 2004, VIA sold its legacy operations in the United Kingdom, through the sale of the shares of VIA NET.WORKS UK Ltd., to Claranet Group Limited, a UK-based Internet services provider (also the Purchaser in the proposed Asset Sale).  This transaction supported VIA’s strategy to move its sales focus away from connectivity and resold services.

These transactions built on the actions taken by VIA in 2003 to significantly improve operational performance through outsourcing its key network management functions and back-office services, introducing a new standardized billing and customer care platform and replacing non-performing managers and sales staff with more experienced professional staff. In addition, during 2003, VIA had engaged in a range of other activities, including seeking to improve the quality of its sales force, introducing programs to reduce customer churn, shifting certain low margin business to more efficient channels and introducing new products such as new virtual private networking, or VPN, and voice products.  Having successfully re-engineered its operations in 2003, in 2004, VIA sought to refocus its sales and marketing efforts and improve its revenue mix through the transactions noted above and the development and launch of the VIA Express hosting platform and an Amen low-cost dedicated hosting product. All of these actions were designed to bring the Company to the point of generating positive cash flows from its consolidated business operations.

The 2004 acquisitions required the expenditure of a significant portion of VIA’s cash, and additional cash was required for integration, the roll out of new initiatives and the funding of operating losses. VIA had analyzed the cash requirements of these endeavors, and, based on its expectations of future performance of the business, concluded that it had sufficient cash to make the required investments and the integration work. Further, VIA had determined that if it was to have a successful business and stem the ongoing operating losses, it needed to reposition its business into other areas such as those represented by Amen, VIA Express and PSINet Europe.

The Company believed, when it filed its Quarterly Report on Form 10-Q for the third quarter of 2004, that it would achieve positive cash flows from consolidated operations by mid-2005, based on continued positive cash flows from the Amen business, projected high margin revenues from the new VIA Express product portfolio, revenue growth in VIA’s legacy business driven by sales and marketing plans which called for focus on sales of higher margin products and services, further cost containing and reduction measures undertaken by VIA, and management’s view that the PSINet Europe operations would generate positive cash flows once they were fully integrated with VIA’s other businesses. Based on these assumptions, the Company projected that it could fund its operations and capital expenditures through its own available cash resources until the point of cash flow break-even, which it projected would occur no later than the beginning of the third quarter of 2005.

However, by mid December, based on an updated review and new input including actual operating results of the Company in the fourth quarter of 2004, management grew increasingly concerned that the early projections of improvements in revenue and gross margin, and consequent cash generation, could not be achieved.  A further review and update of the Company’s cash and working capital forecast led management to change its view and conclude that, based on a combination of factors, the Company would be facing a liquidity problem and have insufficient cash reserves to continue its operations through to the projected date in mid-2005 that VIA had believed that the cash generated by consolidated operations would be sufficient to cover operational and capital expenses.  These factors principally included a lowering of projected revenue for the Express business unit, resulting from an updated view of the efficiency of marketing expenditures in generating revenue, taking into account actual operating results of VIA Express since September, and a lowering of projected revenues in a number of our legacy VIA operations, particularly in France and Switzerland.  In addition, the new forecast resulting from a detailed analysis of the actual sales pipeline in December 2004 indicated a gross margin shortfall from management’s prior view in a number of VIA and PSINet operations due to a longer than expected lead time to increase the percentage of higher margin products in the overall mix of products and services, as compared to what the Company had anticipated a few months previously.

The anticipated shortfalls in revenues and gross profit led to a significantly different view of the 2005 cash flow of the consolidated operations, and consequently, the ability of the Company to reach the point of positive cash flow from consolidated operations using its own cash resources.

At this time, senior management established a project team to update the Company’s cash projections. Senior management also instituted strict centralized controls over cash usage across all operations.  It became clear to management that as a result of the projected revenue and gross margin shortfalls, additional cost cutting actions, including staff reductions, in addition to delaying plans for any significant capital expenditures, would be required in order to reach the point of positive net cash flows.  Beginning in mid December, only capital expenditures essential to keep the business operational were permitted and included in the Company’s cash flow analysis.  Management further concluded that the Company would require an additional $5-7 million in funding in order to implement the cost cutting measures, complete the integration of the PSINet Europe business and reach the cash flow target.  Management then began to approach potential lenders determine the Company's opportunity to raise working capital funding.  Management also initiated discussions with parties who had expressed an interest in acquiring one of the Company’s non-core operations.

At a telephonic conference call meeting held on January 14, 2005, management advised the board of directors of the projected cash shortfall and management’s view that obtaining new financing was required to continue the Company as a going concern.  The board received a report from management on the cash management and preservation measures put into place and instructed management to continue its efforts to pursue a new financing for the Company. Subsequent to this meeting, management met with a number of parties to explore opportunities for new funding for the Company.  The board then met in person on January 24 and 25, 2005, at which meeting it resolved to replace the Company’s existing chief executive officer with Ray Walsh and provided further direction to management with respect to the cash management and preservation program.  At this meeting, the board also reinforced the need to vigorously pursue new financing and authorized management to engage appropriate financial and strategic advisors for the Company  and begin to identify potential opportunities to sell the Company as an alternative if the financing could not be raised.

Following the board meeting on January 24 and 25, 2005, management continued to pursue financing opportunities with potential lenders.  The Company also began contacting potential purchasers and interviewing a number of potential professional advisors.  The board began to meet on a weekly basis to consider the Company’s progress, receive updates on cash needs and resources and provide instruction and guidance to management.

By February 2, 2005, while management had initiated discussions with several financing sources, the Company discussions were focused on a potential lender who proposed $6 million investment in a convertible note of the Company, payable in publicly registered shares of the Company priced at a significant discount to the market price of the shares.  The board met on February 4, 2005 to receive an update from management on the Company’s cash situation, possible arrangements with creditors and the status of discussions with potential investors and professional advisors, and to discuss strategic alternatives.

During the week of February 7, the Company continued discussions on the potential term sheet with the potential lender investor and its efforts to identify other funding sources as well as professional advisors.   On February 9, 2005, the board met again, receiving a report from management on ongoing fund-raising discussions, including the anticipated receipt of a written term sheet from the potential lender investor.  Later that evening, the Company received the term sheet and the Company engaged counsel to begin preparing a security package for the lender.  Management continued its discussions on the term sheet with the lender the next day and over the weekend.  By Sunday evening on February 13, an agreed term sheet for the $6 million note investment had been completed with the lender, who then scheduled a meeting of its investment committee the coming week to obtain an approval to move forward on the investment.

By February 11, 2005 the Company had selected PricewaterhouseCoopers as its financial and strategic advisor, based on its expertise in corporate restructurings and mergers and acquistions and its access to capital markets, to assist in the financing and strategic options of the Company.  Discussions with the proposed lender and work related to the security package continued.  On February 16, 2005, the potential lending source reported that its investment committee had approved the investment, but conditioned the approval on the Company obtaining additional investments in the amount of $3 million, all of which were to be in a form that was subordinate to the lender’s investment.  VIA’s board met again on February 18, 2005 to review strategic options, creditor matters, the status of the proposed financing and other possible investors and the work being done by PricewaterhouseCoopers.  During the meeting, the board discussed the likelihood of obtaining new financing and acknowledged the need to obtain a final decision from the proposed lender, but decided not to set a firm deadline in view of the absence of other advanced discussions with funding sources.

The board met again on February 21, 22 and 25 to obtain further updates from management and PricewaterhouseCoopers.  The board heard reports from management on further discussions with the potential lender and the lender’s confidence in helping the Company find the additional financing and its own discussions with the potential additional lending sources.  Management also reported on discussions with other prospective lending and private equity sources.  The board noted the level of cash resources available to maintain the Company’s operations, but concluded that there remained reasonable prospects for closing the funding and that management should continue its efforts with the potential lender for a short period of time.  During the next week, prospects for obtaining terms from lending sources for the additional $3 million of funding did not advance, primarily as a result of the potential lender’s requirements with respect to the subordination of the additional financing.  By the end of February, management concluded that obtaining financing from this lender would be difficult and that the Company’s focus should be redirected to other efforts.

On February 28, the board met to receive a report and recommendations from PricewaterhouseCoopers on the Company’s strategic alternatives and a short term action plan.  At this meeting, the board adopted PricewaterhouseCoopers’ recommendation to develop a two track competitive bidding program for obtaining new financing or investment in the Company and proposals for the sale of all or parts of the businesses of the Company.  The board determined, based upon the Company’s then available cash resources, to seek firm proposals for new funding or a sale of at least part of the business within the next two weeks.  The board recognized that the Company’s key suppliers and creditors would not forbear from pursuing collection efforts or from terminating services unless the Company was able to immediately demonstrate its ability to resolve its liquidity problem.  If the Company’s suppliers did not continue to supply services to VIA, its ability to continue operating would be materially and adversely impacted.  In addition, the Company had begun to experience aggressive efforts on the part of creditors, in response to the Company’s cash preservation measures, to force the Company to pay outstanding past due debts.  Some of these providers threatened to terminate key services to the Company and its operating subsidiaries.  Accordingly, with the assistance of PricewaterhouseCoopers, the Company prepared a package of information for and a list of potential investors and acquirers and authorized PricewaterhouseCoopers to approach the prospect list to determine interest in an investment or acquisition transaction.

Chronology of Events Leading to Proposed Sale

Approximately 30 potential buyers and 20 potential investors were contacted by management and PricewaterhouseCoopers in late February and early March.  On March 4, 2005, PricewaterhouseCoopers reported to the board on the status of their efforts.  Over the next two weeks, management received indications of interest from 11 potential buyers and 7 potential investors and delivered presentations to seven potential buyers and one potential lender, with other lenders receiving further written information from management.

During the week of March 7, 2005, the board met on four consecutive days to receive reports from PricewaterhouseCoopers and management on the status of their efforts.  On March 9, management reported that it was still in discussions with the initial potential lender for $6 million, and three other potential bridge financing lenders were working with the Company on possible transactions.  The board concluded that completing a financing was reasonably likely, but instructed management and PricewaterhouseCoopers to continue the two track process with the potential buyer and investor opportunities.

As part of its efforts to identify possible buyers, management of VIA had contacted Claranet in early February 2005, at which time Claranet expressed interest in a possible offer for VIA’s business and began discussions with management on a potential structure for an acquisition.  By mid February, the Company put these talks on hold in order to obtain advice from PricewaterhouseCoopers on developing a structured competitive bidding program for financing and sale opportunities.  In the meantime, discussions with Claranet continued with respect to proposed working capital adjustments identified in connection with its acquisition in September 2004 of VIA NET.WORKS UK Ltd. and with respect to a potential early release of the €1 million in escrow scheduled for release at the end of March.

In response to the invitations to bid in late February, Claranet communicated its ongoing interest in acquiring all or part of VIA’s operations.  VIA then reinitiated discussions with Claranet and began discussions with six other potential buyers or investors in early March.  The other potential buyers or investors initially expressing interest did not submit term sheets or confirm their initial indications of interest, and dropped out of discussion with VIA.  VIA also continued its efforts at finding debt and equity financing. Based on the interest expressed by the potential investors, VIA’s board of directors continued to believe that VIA would likely be able to obtain the required financing to continue its operations as a going concern.  Talks continued almost daily with respect to a financing or disposition, but as VIA’s prospects of completing a financing transaction declined, the Company began to focus more heavily on a sale transaction.

During the week of March 14th, the board met four times to discuss the status of the prospective transactions.  At these meetings, management and PricewaterhouseCoopers reported on progress in discussions with the potential investors and buyers.  It was noted that one of the bidders had proposed a transaction in which VIA NET.WORKS, Inc. would be placed into a Chapter 11 bankruptcy proceeding through which the purchaser would buy the assets of the Company, and another bidder was proposing to acquire less than all the operations of the Company.  The latest Claranet proposal sought to acquire the entire share capital of the Company and presented the cleanest approach for the Company’s shareholders.  The board also heard an update on discussions with a prospective lender that proposed to purchase convertible secured notes of the Company.  The board agreed with management and its advisors that the Company should focus on discussions with Claranet and with the prospective lender, and communicate with the other bidders that their offers would have to be modified in order to remain in the discussions.

By mid March, after discussions with all of the participants who had submitted expressions of interest either in providing financing or acquiring all or parts of the business, VIA advised Claranet that its bid was currently the most favorable on the basis of the transaction structure and consideration being offered.  VIA and Claranet began detailed legal, operational and financial discussions and due diligence review. At the same time, management continued its discussions with the other parties.   After VIA advised certain of the potential buyers that their proposals to acquire the company were not the most favorable to VIA and that they needed to raise their bids, some of the potential buyers declined to pursue further discussions with VIA.  At this point VIA continued discussions with three potential purchasers or investors whose proposals seemed serious and executable, and within a range above the bids submitted by other potential buyers.

On March 17, 2005, after management concluded that VIA’s prospects of completing a financing transaction prior to exhaustion of VIA’s cash resources had declined and that it no longer had term sheets or indications of interest from potential lenders that VIA thought could be executed within that time frame, the Company publicly announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005.  The Company also noted that it was pursuing two parallel processes to maximize its strategic alternatives: a process to sell all or parts of the businesses and a process to obtain new financing or investment in the Company to enable it to continue as a going concern. As a result of this announcement, 15 other potential buyers or potential investors contacted the Company, and VIA commenced discussions with some of these potential buyers or investors that appeared to have serious interest and the ability to execute a transaction over a fairly short time frame.

On March 18, Claranet advised the Company that it was revising its proposal to require the Company to enter a U.S. bankruptcy proceeding under Chapter 11 following execution of a sale agreement with the Company.  Many discussions took place with counsel about U.S. and European insolvency proceedings, and whether the Company would still have a business left to sell if it made an insolvency filing either in the U.S. or in a European country.  The board met again on March 21, 2005 to consider the various options.  Discussions with Claranet continued over the next few days, and VIA advised Claranet that it had concerns about structure chosen by Claranet for the transaction.

On March 23, 2005, the board met and again reviewed the status of the various discussions with potential buyers.  The board also discussed a proposal from the former owners of VIA’s Swiss operations, who were aware of VIA’s liquidity issues, to re-acquire that business, with the board noting that the sale of the Swiss operations would give VIA sufficient cash to continue negotiations with the two bidders for a reasonable period of time.  Following the board’s determination that VIA likely could not complete a transaction of the type proposed by Claranet, VIA advised Claranet that VIA would not pursue a transaction that involved an insolvency filing.

The board met twice on March 24, 2005 to consider the status of discussions, including a revised offer from Claranet that did not include an insolvency filing and a revised offer from another potential purchaser that would specifically allow VIA to sell its Swiss operations to the former owners.  In the second meeting the board determined that the offer from a purchaser other than Claranet represented better value for the Company, its creditors and its stockholders, and instructed management to proceed aggressively with that bidder.

VIA pursued discussions with the other potential purchaser and by the end of March was very close to agreement on a transaction with the other purchaser.  That transaction would have resulted in the sale of only a portion of VIA’s business, and would have required the Company, as part of its plan, to effect another, separate sale of the remaining parts of the business.  The board met on March 25, 2005, March 28, 2005, March 30, 2005 and on March 31, 2005 to receive reports from management on the status of the negotiations with the potential purchaser and on the impact on those discussions of VIA’s plans to sell its Swiss operations to the former owners.  Management noted the request of the potential purchaser to obtain a period of exclusive negotiations with the Company and its threat to pull out of discussions without the right.  After discussion, the board instructed management to offer the exclusive rights for a specified non-refundable fee.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business.  These businesses are engaged in providing Internet connectivity and hosting services to small-to-medium sized enterprises in Switzerland.  The businesses were purchased by a company formed by Messrs. Franz Grueter and Aldo Britschgi, who were the owners of the business that was originally sold to VIA NET.WORKS in 2000.  After they sold the business, Messrs. Grueter and Britschgi continued their service to the Company in the roles of Managing Director and Technical Director, respectively.  Mr. Grueter voluntarily left employment with the Company in 2003, but remained on the board of VIA NET.WORKS Services AG until December 2004 and Mr. Britschgi departed to pursue other interests in October 2004.  The Company received proceeds at closing in the net amount of approximately $2.9 million from that sale, which provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.  In connection with the sale, VIA and the acquiring company entered into a transition services agreement under which VIA agreed to provide certain technical and customer-supporting services and back office financial support for a period of time in order to provide an orderly transition of the two sold companies from the services provided by VIA and its subsidiary operations.  Since the revised bid received from the prospective purchaser and the discussions with Claranet contemplated the sale of VIA’s Swiss operations, VIA believed that the sale would not have an adverse effect on the process of reaching agreement for the sale of its other operations.

On April 1, management advised the board that the prospective purchaser had refused to pay for the right to negotiate on an exclusive basis, but had agreed to negotiate definitive documents through the weekend and into the next week until final definitive documents were agreed.  The board met again on April 4, 2005 to discuss issues that had arisen in connection with the proposed sale agreement and to receive a report on a new and higher bid from Claranet to acquire the business.  At a board meeting on April 5, 2005, the Company decided to continue final negotiations on the remaining critical issues with the other potential purchaser but to initiate parallel discussions with Claranet on an expedited basis.

The board met on April 6, 2005 and again on April 8, 2005 to consider the status of discussions with the other potential purchaser, particularly the status of negotiations on certain key issues, and on discussions with Claranet.  The board received reports from management on the progress of the negotiations and advice from PricewaterhouseCoopers on the relative merits of the Claranet offer versus the offer from the other potential purchaser.  In particular, since the offer from the other potential purchaser was for less than all of VIA’s business, management and PricewaterhouseCoopers noted the preliminary discussions with possible other purchasers and prospective sale prices for the remaining portion of VIA’s business.  In considering the different offers advanced by Claranet and by the other potential purchaser, the board of directors concluded that the offer from Claranet would likely result in a larger distribution to shareholders of VIA, although that result would depend upon the actual sale price for the remaining portion of VIA’s business if VIA had sold a portion of its business to the other potential purchaser.  The board of directors also determined that there was a benefit to shareholders of VIA from avoiding the risk associated with having to sell the remaining portion of the business, as well as a cost of having to continue operations while VIA sought a definitive agreement to sell the remaining portion of the business.  The board determined that the Claranet deal represented a better offer, and directed management to try to bring discussions on the letter of intent for that deal to a successful conclusion.  However, the board of directors further noted that no new bids or notices of possible bids to acquire the entire business had been received in the past two weeks, and concluded in light of the ongoing urgent need for liquidity that VIA should accept one of the two offers then being considered.

On Saturday April 9, 2005, when it appeared that VIA was close to reaching agreement on terms with Claranet, VIA advised the other potential purchaser that it needed to increase its bid for VIA if it wanted to conclude a transaction with VIA. The other potential purchaser declined to do so.

On Sunday April 10, 2005 the Company’s board of directors met and approved the terms of a transaction with Claranet.  Later that same day, VIA and Claranet entered into a letter of intent (the “Letter of Intent”) to sell all of VIA’s business operations in Europe and the United States and giving Claranet the right to negotiate with VIA exclusively until April 30, 2005 in return for a $3.0 million cash deposit.  Both sides agreed in the Letter of Intent to try in good faith to reach agreement on a definitive agreement by the end of April.  The key terms of the proposed transaction as agreed under the Letter of Intent, were as follows:

•  Claranet would acquire the shares of our European and U.S. operating subsidiaries and certain assets and liabilities pertaining to our centralized back office financial and technical support systems that are owned by VIA;

•  VIA would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Claranet would offer employment to such persons;

•  VIA would retain all other debts and liabilities of the group parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other headquarters staff, corporate vendors and professional advisors, and remaining payment obligations to sellers of the PSINet Europe group and the Amen group;

•  Claranet made a deposit of $3.0 million against the purchase price in order to secure the rights to negotiate exclusively with the Company until April 30, 2005:

•   The deposit was partially funded by the release of the £1.0 million from the escrow established by Claranet in favor of VIA in connection with the purchase in September 2004 of VIA NET.WORKS UK Limited, our legacy operations in the United Kingdom;

•   The deposit would be forfeited by Claranet and it would pay VIA a $500,000 break fee under certain conditions. Otherwise, approximately $1.1 million, the portion of the deposit in excess of the £1.0 million, would be credited to the purchase price at closing;

•  The proposed transaction would be subject to approval by the Company’s shareholders; a proxy statement would be distributed as soon as possible after signing of definitive agreements and review by the Securities and Exchange Commission;

•  For the period between the signing of the definitive sale agreement and closing of the transaction, Claranet would provide an interim working capital facility up to $6.0 million bearing interest at 8% per annum:

•   VIA would pay a $400,000 arrangement fee for the facility, which would be waived at closing if the parties complete the Asset Sale

•   The facility would be secured by pledges by VIA of shares in certain of its European subsidiaries;

•   The purchase price would be reduced by the amount that VIA drew down on this facility.

VIA issued a press release announcing the Letter of Intent with Claranet on April 11, 2005 and filed a Current Report on Form 8-K reporting the event two days later.

On April 11, 2005 counsel to Claranet provided a preliminary draft of the financing agreement pursuant to which Claranet would provide a secured financing facility in the amount of $7,000,000 to VIA from execution of the sale agreement until closing.  On April 14, counsel to Claranet provided a further draft of the financing agreement. On April 15, counsel to VIA provided written comments on the financing agreement.  During the weeks of April 18 and 25, parties continued to negotiate the terms of the financing agreement and related documentation.

On April 15, 2005 counsel to Claranet provided an initial draft of the sale agreement.  On April 19, counsel to VIA provided written comments on the sale agreement.  During the weeks of April 18 and 25, parties continued to negotiate the terms of the sale agreement, including the terms of the pledges by VIA of shares of certain of its European subsidiaries as security under the financing agreement.

On Thursday, April 28, 2005 the boards of VIA and its subsidiary VIA NET.WORKS Holdco, Inc. (“VIA Holdco”) (also a party to the sale agreement) met to consider the transaction and to authorize further negotiations.  At the meeting, the board considered the principal terms and conditions of transaction and were briefed on the status of negotiations between parties.  The boards authorized management to continue to negotiate with Claranet with a view to executing definitive documentation prior to expiration of the exclusivity period on April 30.

By the morning of Saturday, April 30, 2005, negotiations with Claranet were substantially completed. The boards of VIA and its subsidiary VIA Holdco met to review the transaction at a meeting early that afternoon, and consider drafts of the purchase and sale agreement and facility agreement.  At the meeting, PricewaterhouseCoopers reviewed the process that had been followed by the Company in reaching the agreement with Claranet.  PricewaterhouseCoopers expressed their view that the Claranet deal was the best deal available to the Company and its shareholders given the auction process that had been followed, the lack of higher offers from other potential purchasers or investors, the Company’s cash position and the time available to conclude a transaction before the Company ran short of cash.  They stated their belief that the auction process was extensive given the time available, and that if there was a potential purchaser that would offer more for the Company within the time available based on the Company’s remaining cash, the process likely would have identified such a purchaser. PricewaterhouseCoopers was not requested to provide, and did not provide, a fairness opinion or any report or appraisal relating to their conclusion.  The boards received advice from legal counsel on applicable provisions of Delaware law, and updates from management on the negotiations since the board meeting held on April 28.  After discussion, the boards unanimously approved the sale to Claranet, the sale agreement, financing agreement and related documentation.

Following the board meeting, management and the Company’s counsel completed negotiations on the sale agreement and financing agreement with Claranet, including agreement on the final $26.4 million purchase price to be paid in cash, less negotiated adjustments, and the documents were executed by the parties.  An announcement of the signing of definitive agreements was issued and a Current Report on Form 8-K relating to the execution of the agreements was filed on May 2, 2005, the next business day.

Reasons for the Sale; Recommendation of the Board of Directors

We entered into the Sale Agreement after evaluating all available alternatives to address our urgent liquidity problem. As described more fully above under the caption “Background of the Asset Sale,” a combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new VIA Express business left us with insufficient cash reserves to continue operations.  We then pursued both financing and sale alternatives.  We were unable to raise sufficient funds in a financing, and we selected the Sale Agreement among the alternatives we were pursuing as offering the best value to our shareholders.

The board of directors has determined that the terms of the proposed Asset Sale are fair to and in the best interests of the shareholders of the Company, and has unanimously approved the Sale Agreement. Accordingly, our board of directors unanimously recommends that the shareholders vote to approve and adopt the Sale Agreement and the Asset Sale.

In reaching its determination, the board of directors considered a number of factors, including the following:

•  the urgent liquidity problem facing the Company, and the board’s conclusion that if a transaction was not completed with a purchaser or investor the Company would not be able to continue as a going concern

•  the expected reaction from the Company’s key suppliers and creditors to the Company’s inability to continue to make payments on a reasonably timely basis, including possible attempts to force the Company into an insolvency proceeding

•  the anticipated negative impact on the Company’s business from trying to continue operations without sufficient funding

•  the amount of additional funding needed by the Company to reach projected cash flow breakeven, and the limited number of potential lenders prepared to advance this amount to the Company

•  the process followed by the Company and its financial advisers, PricewaterhouseCoopers, to identify and evaluate alternative transactions

•  the Company’s belief that it could not consummate offers to invest in the Company identified in this process before the Company would run out of cash

•  the view of the board of directors that the Claranet offer was the highest offer for the Company’s assets

•  the view of the board, based on advice from PricewaterhouseCoopers, that there was not a high probability that continuing to meet with potential investors or buyers would result in a better offer

•  the belief of management  that the working capital financing to be received by the Company under the Sale Agreement would allow the Company to continue to operate its business until a transaction could be completed

•  the board’s belief that the cash to be received by the Company under the Sale Agreement would be sufficient to return the best-available value to shareholders

•  management’s belief that following an insolvency proceeding the Company would not have sufficient cash available to pay all creditors or to return any value to shareholders

•  the terms and conditions of the Sale Agreement, including the right of the board of directors to terminate the Sale Agreement under certain circumstances where a competing offer had been received

In evaluating the proposed Asset Sale and the Sale Agreement the board of directors noted the following:

A combination of factors including unanticipated revenue shortfalls in certain of VIA’s legacy companies and the new VIA Express business left the Company with insufficient cash reserves to continue operations.  Although the Company had quickly instituted a program of managing its cash reserves, it was clear that the Company’s key suppliers and creditors would not forbear from taking legal action or terminating service unless the Company was able to quickly locate a source of funding or otherwise demonstrate its ability to address the cash shortfall.  If the Company’s suppliers did not continue to supply services to VIA, its ability to continue operating would be materially and adversely impacted.

The Company’s expedited efforts to seek financing did not result in any proposed transactions that the board of directors could recommend to the shareholders or could be executable within the available time period.  Accordingly, the Company retained PricewaterhouseCoopers and directed management to pursue a possible sale of control of the Company and to explore other options, while continuing to seek financing.  The board of directors met several times per week to receive reports from management and the financial advisers, and to evaluate the perceived merits of pursuing possible courses of action that had been identified.

The board of directors ultimately concluded that the Sale Agreement and the Asset Sale were in the best interest of the Company and represented the best value for shareholders of the Company, as well as for creditors, employees and other stakeholders.

The foregoing discussion of the factors considered by the board of directors is not intended to be complete, though it does include all material factors considered by the board of directors.  In view of the variety of factors considered in connection with its evaluation of the Sale, the board of directors did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors.  In addition, individual members of the Company’s Board of Directors may have given different weights to different factors.

The Board of Directors recommends that the shareholders vote FOR approval and adoption of the Sale Agreement and the Asset Sale.

Use of Proceeds

The proceeds from the Asset Sale would be used to pay off VIA’s corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, the costs of the acquisition that had not been paid on a current basis out of working capital, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with “winding down” the corporate headquarters and the Company’s affairs. After those costs and costs of the transaction are paid and an appropriate reserve is established to pay for expected costs of dissolution (assuming the Dissolution is also approved and adopted) and other claims, shareholders would receive a distribution from the funds remaining. An unaudited pro forma balance sheet and profit and loss account as of March 31, 2005, and estimates for the cash utilization up to the date of closing the Asset Sale and during the Dissolution, are included in this proxy statement. The amount available for distributions to shareholders would depend upon the adjustments to the purchase price for the Asset Sale, particularly the amount drawn by us on the interim working capital facility provided by Claranet, the obligations of the Company outstanding when the Asset Sale is completed and the time required to finally liquidate the Company.

Activities of VIA following the Asset Sale

If the Asset Sale and Sale Agreement are approved and adopted, substantially all of the Company’s assets including its European and U.S. operations would be sold, other than VIA NET.WORKS NY Corp, VIA NET.WORKS Holdco, Inc., Surftrade U.S.A. Inc. and our parent company, VIA NET.WORKS, Inc., and Claranet would be the sole beneficiary of any future earnings and growth in revenues from these operations and assets. Substantially all of the liabilities associated with the Company’s operations would be assigned to and assumed by Claranet. Claranet would also acquire certain assets and liabilities pertaining to our centralized back office financial and technical support systems that are owned by VIA NET.WORKS, Inc. We would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Claranet will offer employment to such persons. VIA would retain certain corporate debts and other liabilities at its parent company, VIA NET.WORKS, Inc., including severance costs for employees at the corporate headquarters, the cost of the acquisition that had not been paid on a current basis out of working capital, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters. VIA would have the cash received in the Asset Sale, and would take immediate steps to reduce the operating costs by reducing the number of employees to the bare minimum needed to continue VIA’s affairs through the Dissolution or other activities, terminating contracts that are terminable, seeking to re-lease the corporate headquarters and other properties, negotiating releases from remaining contractual arrangements and similar actions. Failure of VIA to take such steps promptly could result in a significant reduction in the amount of cash remaining for distribution to shareholders, and VIA intends to take such steps whether or not a Dissolution and Plan of Dissolution are approved and adopted by shareholders.

Following certain such actions, if the Dissolution and Plan of Dissolution have been approved and adopted by shareholders and the board of directors determines that proceeding with a Dissolution is in the best interests of shareholders, VIA would proceed with the Dissolution as described below under “Proposal No. 2: Dissolution of the Company.” However, the board may, in the exercise of its fiduciary duties, determine that it is in the best interests of the Company and its shareholders to abandon the Dissolution and Plan of Dissolution, either before or after shareholder approval and adoption thereof.

If the Dissolution and Plan of Dissolution have been approved and adopted by shareholders and the board of directors determines that it would be advantageous to shareholders to do so, VIA may seek to effect a business combination with a third party that would assume the remaining liabilities of the Company. VIA may distribute a large portion of the remaining funds to shareholders of the Company before effecting a business combination. Alternatively, VIA may retain the cash for the benefit of the third party purchaser if the value to shareholders from the consideration paid in the business combination would be maximized by retaining the cash. VIA does not presently have any offers from third parties to effect a business combination of this type. A transaction of this type would enable VIA to proceed more expeditiously with dissolution without having to negotiate appropriate payments with respect to long term obligations, contingent obligations and other matters.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following is a summary of the material United States Federal income tax consequences of the Asset Sale. It is based upon laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all Federal income tax consequences of the Asset Sale, nor does it address any aspect of state, local, foreign or other tax laws.

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. It is not anticipated that the Company will recognize gain for Federal income tax purposes as a result of the Asset Sale. Therefore, the proposed Asset Sale should not have any material adverse Federal income tax consequences to the Company.

The proposed Asset Sale by the Company is entirely a corporate action. Therefore, the Asset Sale will not be taxable to the shareholders of the Company.

The Dissolution and Plan of Dissolution, if approved and effected, will have tax consequences to shareholders of the Company. See “Proposal No. 2: Dissolution of VIA—Certain U.S. Federal Income Tax Consequences of Dissolution” and “Proposal No. 2: Dissolution of VIA—Certain U.S. State and Local Income Tax Consequences of Dissolution.”

Certain Netherlands Tax Considerations Relating to the Asset Sale

The following is a summary of the material Dutch corporate income tax consequences of the Asset Sale. It is based upon Dutch law, Dutch regulations, Dutch rulings and Dutch case law now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all Dutch corporate income tax consequences of the Asset Sale, nor does it address to foreign or other tax laws. The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. It is not anticipated that the Company will actually pay Dutch corporate income tax on the proposed Asset Sale. The proposed Asset Sale by the Company is entirely a corporate action. Therefore the Asset Sale will not be taxable to the stockholders of the Company.

Accounting Treatment of Asset Sale

The Asset Sale will be accounted for as a “sale” by the Company, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Government Approvals

Except for filing the Certificate of Dissolution and compliance with applicable Delaware law and the rules and regulations of the SEC and the Code, no United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the Asset Sale.

No Appraisal or Dissenters’ Rights

Shareholders who do not approve and adopt the Asset Sale and Sale Agreement may vote against such proposal, but under Delaware law appraisal and dissenters’ rights are not provided to shareholders in connection with this transaction.

Interests of Certain Persons in the Sale

All of the Company’s directors and officers own stock and/or options to purchase stock of VIA, and to that extent their interest in the proposed Asset Sale is the same as that of other shareholders. However, in considering the Asset Sale and approval of the Sale Agreement, shareholders should be aware that certain officers of the Company have interests in the proposed transaction as described below and that these interests may be different from or in addition to those of other shareholders.

All of the Company’s executive officers will be terminated from employment prior to or upon the final liquidation of the Company. One or more of the officers may continue with the Company after the Dissolution and Plan of Dissolution is approved by the shareholders in order to assist in the wind down of the Company through the final liquidation. The other officers will be terminated before or shortly after the Dissolution and Plan of Dissolution is filed.

Each of the officers is entitled to either a period of notice prior to termination, a termination payment of varying amounts, or both. Under the employment agreement between VIA and Ray Walsh, VIA’s President and Chief Executive Officer, VIA may terminate Mr. Walsh’s employment at any time without notice. If VIA terminates his employment without cause, Mr. Walsh will be entitled to a severance payment equal to twelve months of his base salary at the time of such termination. Upon the employment agreement between VIA and Cameron Mackenzie, VIA may terminate Mr. Mackenzie’s employment on three months’ notice until June 1, 2005 and thereafter, provided that satisfactory performance has been achieved and is confirmed by the CEO and the Board of Directors, the notice period will be increased to six months. Under the February 11, 2005 modification of his 2002 employment agreement, Matt Nydell, VIA’s General Counsel and Corporate Secretary waived and released VIA from any future obligation to pay a separation indemnity in exchange for full payment at that date of the indemnity; the separation payment was made in February 2005. Under a retention agreement of the same date, VIA agreed to pay Mr. Nydell a sum equal to 43% of his annual bonus eligibility, in lieu of any normal annual bonus eligibility for the same period of time, on the condition that Mr. Nydell remain in the employment of VIA through May 31, 2005.

The board of directors has recently authorized the Company to provide a deal bonus to Messrs. Walsh and Nydell in the event that a transaction for the sale of the Company or substantially all the assets of the Company is consummated. Upon closing of such transaction, Messrs. Walsh and Nydell would receive an amount equal to 30% of their annual salary. The closing of the Sale Agreement and the Asset Sale would qualify under this bonus scheme.

The Purchaser has not indicated any plans to hire on a permanent basis any of the Company’s executive officers. The Purchaser has however indicated its interest in retaining Messrs. Walsh and Nydell for a period of time to assist in transition activities and other projects related to the acquisition.

All of the Company’s executive officers have received one or more grants of stock options during his or her tenure with VIA. Each of the option agreements provide for the acceleration of the vesting period of the options if there is a “change of control” (as defined in the agreements) in which VIA is not the surviving company. However, most of the option agreements further provide that no acceleration of vesting will occur if the optionee continues with the surviving company in an equivalent position or role for a period of not less than one year. All of the options held by the senior executives of the Company provide for a strike or exercise price which is currently substantially greater than the current trading price of the Company’s common stock, and therefore it is likely that if the Asset Sale is completed all stock options held by the Company’s senior executives will have no value.

Terms of the Asset Sale; The Sale Agreement

The following discussion is a summary of the material provisions of the Sale Agreement. This summary and all other discussions of the terms and conditions of the Sale Agreement included elsewhere in this proxy statement are qualified in their entirety by reference to the Sale Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. Capitalized terms used but not defined in this proxy statement have the meanings set forth in the Sale Agreement.

The Parties

VIA NET.WORKS, Inc. is a leading provider of business communication solutions to small- and medium-sized enterprises, or SMEs, in Europe and the United States. Through our three brands, VIA, AMEN and PSINet Europe, we offer a comprehensive portfolio of business communications services, including web hosting, security, connectivity, networks, voice and professional services. Our headquarters are in Amsterdam and we have operations in Belgium, France, Germany, Italy, the Netherlands, Portugal, Spain, Switzerland, the United Kingdom and the United States.

Claranet Group Limited is an independent and privately held European internet service provider based in the United Kingdom. Claranet provides a comprehensive range of internet access, hosting, e-commerce and IP security solutions throughout the UK, France, Germany and Spain. Currently, Claranet provides internet services to over 40,000 business customers and 1 million home users across Europe.

Assets to be Sold Pursuant to the Sale Agreement

Under the Sale Agreement and the Asset Sale contemplated thereby, we would sell to Claranet all of VIA’s business operations in Europe and the U.S., as well as certain assets pertaining to our centralized back office and technical support systems, including employee contracts of certain headquarters personnel, for cash and the assumption by Claranet of certain of our liabilities. The assets to be sold pursuant to the Sale Agreement consist of substantially all of the assets, properties and rights of the Company.

Assumed Liabilities

On the Closing Date, the Purchaser would assume certain liabilities of our parent company, VIA NET.WORKS, INC., including liabilities and obligations relating to the business operations being sold and employee contracts of certain headquarters personnel. Claranet would not assume other liabilities, such as severance costs for other employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters.

VIA would retain all other debts and liabilities of our parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other headquarters staff, corporate vendors and professional advisors, and remaining payment obligations to sellers of the PSINet Europe group and the Amen group.

Purchase Price

Under the Agreement, the Purchaser would pay VIA $26.4 million for substantially all the assets of the Company, less certain adjustments. In particular, the purchase price will be reduced by the amounts advanced to us by the Purchaser under the $7.0 million working capital facility established by Claranet when the Sale Agreement was signed. A schedule for advances under the facility is described below. See “Terms of the Asset Sale; The Sale Agreement—Terms of Financing Agreement.” The purchase price will also be adjusted for any funds withdrawn from or payments made by the subsidiaries being sold by or to VIA’s parent company or any subsidiaries not being sold.

Deposit

Concurrent with the execution of the Letter of Intent, the Purchaser delivered a deposit of $3,000,000 to VIA in order to secure the rights to negotiate exclusively with us until April 30, 2005. The deposit was partially funded by the release of £1 million from the escrow established by Claranet in favor of VIA in connection with the purchase in September 2004 by Claranet of our legacy operations in the United Kingdom. The deposit will be forfeited by Claranet if the transaction does not close other than for our default or certain other conditions. Otherwise, the portion of the deposit in excess of the £1 million will be credited to the purchase price at closing.

Closing Date

If the Asset Sale is approved and adopted by our shareholders, the closing will take place shortly after the shareholder meeting.

Warranties

VIA has made certain warranties to the Purchaser relating to, among other things:

•        title to the shares of the subsidiary companies to be sold under the Sale Agreement and other assets being sold

•        charter documents, corporate registers and minute books of the subsidiary companies

•        assets, liabilities and financial obligations of the subsidiary companies

•        accounts being prepared in accordance with applicable generally accepted accounting principles

•        intellectual property and information technology, including licenses and patents

•        computer systems and data protection

•        third party contracts and leases

•        employees and employee benefits

•        legal compliance

•        absence of litigation

•        insurance

•        taxes

•        absence of material adverse change, as defined in the Sale Agreement

•        subsidiary companies not being insolvent

•        accuracy of disclosure

These warranties to the Purchaser are intended for the benefit of the Purchaser and not for the benefit of investors. They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

Indemnification

VIA and the Purchaser have agreed to indemnify each other against liabilities for which the Purchaser and VIA, respectively, are responsible under the Sale Agreement.

Survival of Warranties and Other Claims; Limitations on Liability

The warranties in the Sales Agreement generally survive for three months following closing, with certain exceptions for matters relating to tax and title to properties. VIA would not be liable for any breaches of warranties until the aggregate amount of all claims exceeds $1,000,000, and VIA’s maximum liability for all breaches would be limited to 33% of the purchase price (approximately $8.8 million).

Conduct of VIA’s Business Pending the Closing

VIA agreed that between the date of the Sales Agreement and closing it would carry on its business in the ordinary and usual course, and refrain from taking certain significant actions without approval of the Purchaser.

Employee Matters

The employees of the subsidiary companies being sold by VIA generally will be employed by those companies or the Purchaser following the transaction. The employees at our parent company, VIA NET.WORKS, Inc., generally will not be employed by the Purchaser, and any severance or related liabilities associated with the retained employees will be the responsibility of VIA.

Conditions to the Consummation of the Asset Sale

The Sale Agreement is conditioned upon the approval of the Asset Sale by VIA’s shareholders. In addition, VIA is subject to customary pre-closing conditions relating to, among other things, accuracy of warranties and compliance by VIA with the provisions of the Sale Agreement, including the conduct of the business pending the closing.

Solicitation of Alternative Proposals

The Sale Agreement prohibits VIA from approaching or negotiating with any other potential purchaser, provided that VIA’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of VIA’s board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties to VIA’s shareholders.

Termination

The Purchaser is entitled, prior to the closing, to terminate the Sale Agreement in the event of

•        claims against VIA or a Group Company in excess of $50,000, which had not been disclosed on or before April 7, 2005, and which exceed $1,000,000 in the aggregate

•        any increase in cash outflow of the subsidiaries being purchased as a whole, measured over the period from May 1, 2005 to the end of the most recently completed calendar month, as compared to the amounts in VIA’s working capital projections for such period of more than $1,250,000

•        loss or cancellation of customers contracts with annualized value in excess of $50,000 in an amount exceeding $1,800,000, net of new customer contract gains

•        bankruptcy

•        breach of an undertaking in the Sales Agreement or warranty where the losses to the Purchaser are likely to exceed $1,000,000

•        material breach of the working capital financing agreement

Effect of Termination

In the event the Purchaser terminates the Sales Agreement in connection with any of the items listed above, or if VIA terminates the Sales Agreement because it accepts a competing offer, VIA must (a) reimburse the $3.0 million deposit to Claranet together with accrued interest on the deposit at a rate of 8% per annum, (b) pay a break fee of $500,000, (c) reimburse the costs and expenses incurred by Claranet in connection with the transaction up to $250,000, (d) pay back the amounts drawn against the financing facility, and (e) pay a $400,000 finance arrangement fee.

Terms of Financing Agreement

Concurrently with entering into the Sale Agreement, VIA entered into a Facility Agreement with Claranet under which VIA is permitted to borrow up to €5.4 million (approximately $7.0 million) for working capital requirements. The facility is stated in terms of Euros and funds will be made available according to the following schedule, stated in US$ equivalents on the basis of a Euro to Dollar exchange of $1.303 per Euro:

Date	Amount of aggregate funds available, including prior borrowings:
June 10, 2005 to June 23, 2005 (inclusive):	$1,200,000
June 24, 2005 to July 9, 2005 (inclusive):	2,500,000
July 10, 2005 to July 23, 2005 (inclusive):	4,200,000
July 24, 2005 to August 9, 2005 (inclusive):	5,700,000
August 10, 2005 to termination (inclusive):	7,000,000

The amount of funds made available to us and for which we will have to repay Claranet upon a closing may materially differ depending on the currency exchange movements prior to the closing.

As permitted under the Facility Agreement, we have delivered a request to Claranet to accelerate the first draw to June 1, 2005. Funds advanced under this facility are secured by the pledge by VIA of all of its ownership interest in its Dutch, French, Belgian and German subsidiaries. Funds advanced bear interest at a rate of 8% per annum, compounded daily. All amounts outstanding under the facility will be deducted from the purchase price payable by the Purchaser at the closing of the Asset Sale.

If the closing of the Asset Sale has not occurred by the earlier of September 9, 2005 or the date the Sale Agreement is terminated in accordance with its terms, VIA is required to pay Claranet an arrangement fee of $400,000. Following a termination of the Sale Agreement, the Purchaser may immediately cancel the facility and all amounts thereunder come due upon 20 or 40 days notice to VIA, depending on the circumstances of the termination.

Unaudited pro forma financial information

The following unaudited pro forma consolidated financial information should be read in conjunction with the related notes and with the historical consolidated financial statements of VIA NET.WORKS, Inc. for the year ended December 31, 2004 and for the three months ended March 31, 2005, included in this proxy statement starting with page F-1.

The unaudited pro forma consolidated financial information is presented for informational purposes only, is based upon estimates by the Company’s management and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the date indicated above nor does it purport to indicate results which may be attained in the future.

The following unaudited pro forma consolidated balance sheet of VIA NET.WORKS, Inc. and its subsidiaries as of March 31, 2005 and unaudited pro forma income statements of VIA NET.WORKS, Inc. and its subsidiaries for the year ended December 31, 2004 and the three months ended March 31, 2005 are derived from the historical financial statements of VIA NET.WORKS, Inc. for the year ended December 31, 2004, and the historical financial statements for the three months ended March 31, 2005, adjusted to illustrate the effect of the proposed Asset Sale and the sale of VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG (the “VIA Switzerland Sale”) as if these occurred on March 31, 2005 with respect to the pro-forma consolidated balance sheet, and January 1, 2004 with respect to the pro-forma consolidated statement of operations.

If the Sale Agreement and the Asset Sale are approved, adopted and effected, substantially all of the Company’s assets including its European and U.S. operations and all of the Company’s subsidiaries would be sold, and the Company would retain the cash received in the Asset Sale. The amount received in the transaction would depend upon the adjustments to the purchase price for the Asset Sale, particularly the amount drawn by us on the interim working capital facility provided by Purchaser. A schedule for advances under the facility is described above under the caption “Terms of the Asset Sale; The Sale Agreement—Terms of Financing Agreement,” and the amount drawn at completion of the sale will depend upon when the Asset Sale is completed. The VIA Switzerland Sale, consummated in April 2005, resulted in net proceeds to the Company of $2.9 million.

In addition, if the Sale Agreement and the Asset Sale are approved, adopted and effected, substantially all of the liabilities associated with VIA’s operations would be assigned to and assumed by the Purchaser. However, the Company would retain corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters and the Company’s affairs.

VIA NET.WORKS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands of U.S. dollars, except share data)

	March 31, 2005	VIA Switzerland Sale(2)	Asset Sale(3)	Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$7,797	$2,917	$19,261	$29,975
Restricted cash	4,055	—	(4,055)	—
Trade and other accounts receivable, net of allowance	11,666	—	(9,223)	2,443
Other current assets	6,596	—	(4,707)	1,889
Total current assets	30,114	—	1,276	34,307
Property and equipment, net	11,146	—	(11,146)	—
Goodwill	40,594	—	(40,594)	—
Intangible assets, net	7,038	—	(7,038)	—
Other non-current assets	503	—	(503)	—
Deferred tax asset	14,326	—	(555)	13,771
Assets of businesses held for sale(1)	3,026	(3,026)	—	—
Total assets	$106,747	$(109)	$(58,560)	$48,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,556	—	$(13,381)	$3,175
VAT and other taxes payable	710	—	(279)	431
Current portion of capital lease obligations and long-term payables	8,811	—	(1,112)	7,699
Deferred revenue	12,965	—	(12,965)	—
Accrued expenses	21,709	—	(16,756)	4,953
Deferred tax liability	14,515	—	(744)	13,771
Other current liabilities	3,152	—	(3,152)	—
Total current liabilities	78,418	—	(48,389)	30,029
Capital lease obligations and long-term payables, less current portion	256	—	(189)	67
Deferred tax liability	1,753	—	(1,753)	—
Liabilities of businesses held for sale(1)	2,803	(2,803)	—	—
Total liabilities	83,230	(2,803)	(50,331)	30,096
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued	—	—	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 62,624,777 shares issued	63	—	—	63
Additional paid-in capital	557,907	—	—	557,907
Treasury stock, 1,520,789 shares	(1,521)	—	—	(1,521)
Accumulated gain (deficit)	(500,296)	1,715	(39,886)	(538,467)
Accumulated other comprehensive gain (loss	(32,636)	979	31,657	—
Total stockholders’ equity	23,517	2,694	(8,229)	17,982
Total liabilities and stockholders’ equity	$106,747	$(109)	$(58,560)	$48,078

NOTES TO THE PRO FORMA CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2004

(1)    The balance sheet as at March 31, 2005 has been reclassified to show the assets and liabilities for VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG separately as businesses held for sale.

(2)    The increase of cash and cash equivalents of $2.9 million in the VIA Switzerland Sale is explained by the receipt of the consideration of $2.9 million (CHF 3.5 million). The amount of cash and cash equivalents these subsidiaries held on March 31, 2005 is $0.6 million. It has been assumed that the cash and cash equivalents held by VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG, or the VIA Swiss Companies, as at March 31, 2005 was transferred to buyer and removed from cash and cash equivalents of the VIA NET.WORKS, Inc. The actual cash and cash equivalents balance on the date of the VIA Switzerland Sale, April 1, 2005, which was transferred to buyer and removed from cash and cash equivalents, was $0.6 million.

Amounts disclosed for the assets and liabilities of businesses held for sale relate to the impact of removing the assets and liabilities of the VIA Swiss Companies from the consolidated balance sheet as at December 31, 2004.

The amount of $1.0 million of accumulated other comprehensive loss relate to the impact of removing the foreign currency translation adjustments recorded by the VIA Swiss Companies as at March 31, 2005.

(3)    The increase of cash and cash equivalents of $19.3 million in the Asset Sale is explained by the receipt of the consideration of $26.4 million, less $1.1 million received in deposit which is to be credited to Claranet as payment against the purchase price at closing, less the amount of cash and cash equivalents and restricted cash held by the subsidiaries included in the Asset Sale on March 31, 2005 of $6.0 million. It has been assumed that the cash and cash equivalents held by these subsidiaries as at March 31, 2005 was transferred to buyer and removed from cash and cash equivalents of the VIA NET.WORKS, Inc. The estimated cash and cash equivalents balance of the subsidiaries included in the Asset Sale at July 7, 2005, the estimated date of closing the Asset Sale, is $8.7 million.

Amounts disclosed for the other assets and liabilities relate to the impact of removing the assets and liabilities of the subsidiaries included in the Asset Sale from the consolidated balance sheet as at March 31, 2005.

The amount of $31.7 million of accumulated other comprehensive loss relate to the impact of removing the foreign currency translation adjustments recorded by the subsidiaries included in the Asset Sale as at March 31, 2005.

VIA NET.WORKS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands of U.S. Dollars, except share and per share data)

	For the three months ended March 31, 2005(1)	Asset Sale(2)	Pro Forma statement of operations
Revenue	$24,089	24,067	22
Operating costs and expenses:
Internet services	12,189	12,189	—
Selling, general and administrative	19,460	14,642	4,818
Impairment and restructuring charges	3,453	2,707	746
Depreciation and amortization	2,114	2,114	—
Total operating costs and expenses	37,216	31,652	5,564
Operating gain (loss) from continuing operations	(13,127)	(7,585)	(5,542)
Interest income	12	8	4
Interest expense	(172)	(68)	(104)
Other income (expense), net	404	(2,791)	3,195
Foreign currency (losses) gains, net	(1,702)	(75)	(1,627)
Gain (loss) from continuing operations before minority interest and income taxes	(14,585)	(10,511)	(4,074)
Income tax benefit (expense)	(30)	49	(79)
Net gain (loss) from continuing operations	$(14,615)	(10,462)	(4,153)
Basic and diluted (loss) gain per share:
Continuing operations	$(0.23)	(0.17)	(0.06)
Shares used in computing basic and diluted loss per share	62,624,777	62,624,777	62,624,777

NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2005

(1)   As the VIA Swiss Companies represented a component of an entity as defined by Statement of Financial Accounting Standards No. 144 (“SFAS 144”), "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company has classified these companies’ operations as a discontinued operation for the three months period ended March 31, 2005. Revenues related to the VIA Swiss Companies were approximately $2.2 million for the three months ended March 31, 2005. The loss, excluding accounting for the sale transaction, related to the VIA Swiss Companies was approximately $24,000 for the three months ended March 31, 2005.

(2)   The Asset Sale agreement provides for certain contracts, employees and assets, held by VIA NET.WORKS, Inc. to be transferred to Claranet at closing. Pro forma adjustments have been made to reflect the transfer of certain assets, contracts and employees as if this occurred as of the most recent year end. To reflect the transfer of these assets, contracts and employees, $0.7 million of depreciation and amortization expenses and $0.3 million and $0.3 million for certain contracts and employee expenses respectively, have been reclassified from the statement of operations of VIA NET.WORKS, Inc. to the statement of operations for the Asset Sale.

VIA NET.WORKS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands of U.S. Dollars, except share and per share data)

	For the year ended December 31, 2004	VIA Switzerland Sale	Asset Sale(1)	Pro Forma statement of operations
Revenue	$69,684	$9,345	$60,304	$35
Operating costs and expenses:
Internet services	34,451	4,620	29,831	—
Selling, general and administrative	64,876	3,533	41,638	19,705
Impairment and restructuring charges	12,247	45	9,989	2,213
Depreciation and amortization	8,169	559	7,610	—
Total operating costs and expenses	119,743	8,757	89,068	21,918
Operating gain (loss) from continuing operations	(50,059)	588	(28,764)	(21,883)
Interest income	506	8	20	478
Interest expense	(342)	—	(198)	(144)
Other income (expense), net	431	912	(4,939)	4,458
Foreign currency gains, net	5,446	59	3,365	2,022
Gain (loss) from continuing operations before minority interest and income taxes	(44,018)	1,567	(30,516)	(15,069)
Income tax benefit (expense)	300	14	287	(1)
Net gain (loss) from continuing operations	$(43,718)	$1,581	$(30,229)	$(15,070)
Basic and diluted (loss) gain per share:
Continuing operations	$(0.70)	$0.02	$(0.48)	$(0.24)
Shares used in computing basic and diluted loss per share	62,624,777	62,624,777	62,624,777	62,624,777

NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

(1)   The Asset Sale agreement provides for certain contracts, employees and assets, held by VIA NET.WORKS, Inc. to be transferred to Claranet at closing. Pro forma adjustments have been made to reflect the transfer of certain assets, contracts and employees as if this occurred as of the most recent year end. To reflect the transfer of these assets, contracts and employees, $2.6 million of depreciation and amortization expenses and $1.2 million and $1.1 million for certain contracts and employee expenses respectively, have been reclassified from the statement of operations of VIA NET.WORKS, Inc. to the statement of operations for the Asset Sale.

Liquidity Analysis and Estimates

The following analysis and estimates are based on the pro forma balance sheet of VIA NET.WORKS, Inc. and its subsidiaries as of March 31, 2005, derived as set forth above in the section “Unaudited Pro Forma Financial Information,” adjusted to illustrate the effect of operations of the Company prior to the closing of the Asset Sale and the Dissolution of the Company following the Asset Sale (including the estimated effect of distributing assets in accordance with the Plan of Dissolution).

Prior to the closing of the Asset Sale (estimated for this purposes as occurring on July 7, 2005), the Company will expend significant funds to sustain its operations and cover operating losses. An estimate of these expenditures is set forth below.  The actual amounts expended could be significantly greater or less than the amount estimated, particularly if the closing does not occur when estimated.

If the Sale Agreement and the Asset Sale are approved, adopted and effected, VIA plans to take immediate steps to reduce the operating costs by reducing the number of employees to the bare minimum needed to continue its affairs through the Dissolution or other activities, terminating contracts that are terminable, seeking to sublease the corporate headquarters and other properties, negotiating releases from remaining contractual arrangements and similar actions taken in connection with the Plan of Dissolution.  The information regarding the Dissolution of the Company includes the estimated effect of the resolution of these matters.  The actual amounts expended in resolving these matters could be significantly greater or less than the amount estimated.  The amount also includes certain administrative and professional expenses the Company expects to incur related to resolving outstanding business affairs associated with dissolving the Company.  This amount could be affected by negotiations to resolve any outstanding contractual arrangements as well as the regulatory and legal requirements to dissolve the Company.  The net cash outflow in connection with the Dissolution plans disclose expected cash movements between the date of closing the Asset Sale (estimated for this purposes as occurring on July 7, 2005) and September 30, 2005.  To the extent that significant numbers of employees or contracts remain at that date, the actual amounts expended in connection with the Dissolution of could be significantly greater than the amount estimated.  The amounts expended also could be affected by various contingent matters, the outcome of which cannot readily be predicted.

	Pro Forma Balance Sheet	Balance Sheet Movements Before Closing(1)	Dissolution Plan(2)	Balance sheet After Closing and Dissolution Plan
	(in thousands of U.S. Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$29,975	$(7,042)	$(14,424)	$8,509
Restricted cash	—	—	—	—
Trade and other accounts receivable, net of allowance	2,443	(2,443)	—	—
Other current assets	1,889	(1,889)	—	—
Total current assets	34,307	(11,374)	(14,424)	8,509
Property and equipment, net	—	—	—	—
Goodwill	—	—	—	—
Intangible assets, net	—	—	—	—
Other non current assets	—	—	—	—
Deferred tax asset	13,771	—	(13,771)	—
Total assets	$48,078	$(11,374)	$(28,195)	$8,509
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,175	—	$(3,175)	—
VAT and other taxes payable	431	(431)	—	—
Current portion of capital lease obligations and long term payables	7,699	(50)	(7,649)	—
Deferred revenue	—	—	—	—
Accrued expenses	4,953	(403)	(4,550)	—
Deferred tax liability	13,771	—	(13,771)	—
Other current liabilities	—	—	—	—
Total current liabilities	30,029	(884)	(29,145)	—
Capital lease obligations and long term payables, less current portion	67	(67)	—	—
Deferred tax liability	—	—	—	—
Total liabilities	30,096	(951)	(29,145)	—
Stockholders' equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued	—	—	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 72,692,611 shares issued(3)	63	3	7	73
Additional paid in capital	557,907	—	—	557,907
Treasury stock, 1,520,789 shares	(1,521)	—	—	(1,521)
Accumulated deficit	(538,467)	(10,426)	943	(547,950)
Accumulated other comprehensive loss	—	—	—	—
Total stockholders' equity	17,982	(10,423)	950	8,509
Total liabilities and stockholders' equity	$48,078	$(11,374)	$(28,195)	$8,509

(1)    The net cash outflow between March 31, 2005 and July 7, 2005, the estimated date of closing of $7.0 million consists of estimated cash outflows from the Corporate operations of $4.4 million and estimated net cash outflows of $2.6 million from VIA NET.WORKS, Inc. to fund working capital requirements of the subsidiaries.

(2)    The net cash outflow of $14.4 million, including restricted cash,  in connection with the Dissolution Plan consists of the following:

(in millions of U.S. Dollars)
Corporate employee termination payments	$3.1
Settlement of the Euro 6.0 million convertible note (please refer to footnote 3)	$2.0
Transaction fees relating to the Asset Sale, not paid out of working capital	$1.7
Corporate operational cash outflow after closing of Asset Sale	$1.3
2004 and 2005 audit and tax fees, including final tax returns	$1.2
Accrued transaction costs in connection with the sale of VIA NET.WORKS UK Ltd. and the acquisition of PSINet Europe	$1.2
Accrued back-office and network related expenses	$1.0
Headquarters office lease termination expenses	$0.5
Accrued legal fees relating to the Asset Sale	$0.5
Termination expenses relating to outsourced services	$0.4
Estimated attorney fees relating to known litigation claims (please refer to footnote 4)	$0.4
Taxes	$0.3
Post-closing expenses relating to corporate shut down	$0.8
Total	$14.4

Several of the amounts set forth above reflected the Company’s estimates regarding various contingent matters, the outcome of which is uncertain and hard to predict.

(3)    The increase in the number of shares issued relate to the anticipated issuance of 3,353,854 of common shares in connection with the provisions of the January 2004 Amen purchase agreement providing for an earn-out to the former owners of the Amen group of companies, based on 2004 financial performance of the group and the issuance of 6,713,980 of common shares in connection with the proposed renegotiation of an unsecured zero coupon convertible note. The unsecured zero coupon convertible note of Euro 6.0 million ($7.8 million) due in full November 20, 2005 was issued by VIA NET.WORKS, Inc. in connection with the acquisition of the PSINet Europe companies.  The parties have agreed in principal to compromise the payment to be due under the note in consideration of the release of the sellers of the PSINet Europe companies of all present and future claims under the purchase agreement that VIA has or may in the future have against them and in light of the current financial situation of VIA.  Under the proposed settlement, VIA would make a cash payment of $2.0 million and issue 6,713,980 of common shares to the holder of the note at or immediately after the closing of the Asset Sale. If the settlement is not finally concluded, the cash available to shareholders could be reduced by as much as $5.8 million, although in such event the number of total shares outstanding for participation in a distribution to shareholders would be reduced by 6,713,980.

(4)    The estimated attorney fees relating to known litigation claims in the amount of $.4 million relate to two claims to which VIA or a member of the VIA group is a party and which will remain with VIA after the closing of the Asset Sale.  As management does not believe it will be required to pay any material amounts as a result of these claims, no estimation of potential litigation payouts has been included other than the expenses likely to be incurred to bring the claims forward.

 Information About the Company

Business

Overview

VIA NET.WORKS, Inc. is a leading provider of business communication solutions to small- and medium-sized enterprises, or SMEs, in Europe and the United States. Through our three brands, VIA NET.WORKS, AMEN and PSINet Europe, we offer a comprehensive portfolio of business communications services, including web hosting, security, connectivity, networks, voice and professional services. Our headquarters are in Amsterdam and we have operations in Belgium, France, Germany, Italy, the Netherlands, Portugal, Spain, Switzerland, the United Kingdom and the United States.

Through our brands, we provide a full suite of services to our targeted customer base:

•       Our “VIA NET.WORKS” brand is targeted at SMEs that need shared and dedicated hosting services; managed security services; connectivity through DSL; leased lines; dial-up and virtual private networks, or VPN, and low-cost voice services.

•       Our “Amen” brand provides self-managed, value-based hosting products and services to SMEs, such as low-cost automated shared and dedicated hosting services, including domain name registration and website creation and management tools.

•  Our “PSINet Europe” brand is targeted at larger SMEs, providing high-end hosting, IT outsourcing, e-business infrastructure, collocation and managed security solutions, as well as comprehensive data center services. Our PSINet Europe offices also offer sophisticated VPN, frame-relay, leased-line services to provide a full suite of communication services.

Our sales operations are organized into the following channels:

•       Amen & VIA Express channels:   Through these channels, we sell our more basic, lower-cost services to small businesses, resellers and IT developers by direct mail and by advertising in a variety of print, online media and direct marketing publications. These marketing tools are designed to steer customers to our telephone-based sales and Internet stores.

•       Our Industry Solutions channel, which comprises the PSINet Europe companies activities as well as most of the VIA legacy businesses, includes all of our direct sales force professionals. It is designed to market and sell a higher-value portfolio of bundled services, such as virtual private networks and security products. Industry Solutions tailors products to targeted markets where overall value is the key difference between competitors rather than the price of each individual service.

Our Current Business Model

Our business model historically focused on providing primarily dial-up and leased-line Internet access services to small to mid-sized enterprises. With the acquisition of the Amen and PSINet businesses and sale of VIA NET.WORKS UK Ltd. in 2004, we now focus primarily on offering web-hosting and Internet security services that we can deliver on our own product platforms. By the term platform, we mean the mechanism through which we deliver services to our customers, including our internally owned or substantially owned infrastructure, software, hardware and connections. These services have more attractive margin levels than dial-up and access services. We have re-positioned our business to deliver web-hosting and Internet security services on our own platforms, as delivery of these services is more likely to be profitable for us than delivering services that require reliance on third party platforms. We do still offer access services through dial-up, leased-line and DSL Internet technologies, primarily acting as a reseller of third party access providers. Our sales force generally offers these services bundled with higher margin hosting or security services. However, we do offer DSL services on a stand-alone basis through our automated on-line platforms.

Web-hosting Services

Web site hosting offers business customers a presence on the Internet, providing them with enhanced marketing and customer service capabilities, as well as opportunities to increase productivity and eliminate costs. Our web hosting services are complemented by web site authoring, and management services. Additionally, our advanced hosting services offer more sophisticated applications such as intranets, extranets and business productivity capabilities, along with mirroring, caching, and clustering services. We also provide domain registration services and search optimization services to further assist our customers to establish and expand their on-line presence.

During 2004, we supported our business model shift by completing two strategic acquisitions:

•       In January 2004, we purchased 100% of the issued and outstanding shares of Agence Des Medias Numériques S.A.S. (Amen France), Agencia De Média Numerica España, S.L. (Amen Spain) and Amen Limited (Amen UK) (collectively “Amen”), a group of European web hosting companies based in Paris, France, with additional operations in Spain, Italy and the UK. We acquired Amen to strengthen our operations by leveraging Amen’s shared web hosting operating platform and service offerings. To date, Amen’s performance has been consistent with our expectations, both financially and operationally. Since the acquisition and through December 31, 2004, Amen has contributed approximately $3.7 million of positive total cash flows. The Amen group now represents approximately 12% of VIA’s consolidated revenues.

•  On August 20, 2004, we completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. We acquired the PSINet Europe group to increase our revenues generated from hosting services and to support the development of our Industry Solutions channel. In the period up to December 31, 2004, the PSINet Europe group’s performance has been consistent with our expectations both financially and operationally. Since the acquisition and through December 31, 2004, the group has contributed revenues of approximately $15.7 million representing 23% of VIA’s consolidated revenues.

On the web-hosting side, the Amen acquisition provided us with a model for addressing the self-service web-hosting market. Through our Amen and VIA Express channels we employ a highly automated web-sales platform to allow customers to establish, maintain, and upgrade their accounts, and also receive customer service and technical information online.

One of the key elements of the Amen acquisition was its technology and infrastructure, which automates the sales, payment and domain name and hosting package account set-up processes. Accordingly, we have used the Amen infrastructure as a core element of our approach to this market. The automation of these functions in VIA operations has enabled us to reduce the administrative and support costs associated with lower-priced web-hosting services.

The PSINet Europe acquisition, meanwhile, also has contributed significantly to our efforts in emphasizing web-hosting services. For instance the PSINet Europe group provides a proven and scaleable business model for delivering high-end managed hosting services with a 24 by 7 multi-skilled and multi-lingual support operation based in the Geneva datacenter. These services and associated committed service levels address the requirements of mid-sized European organizations that have important business and mission critical dependent on their hosted solutions. Furthermore, our PSINet Europe group provides a team of technical consultants that are expert in tailoring customer solutions and providing services that address the specific information technology needs of the mid-sized organization.

Security Services

The security market has expanded significantly over the past several years as continued threats are highlighted by news reports and increased public awareness. Large business enterprises have the ability to implement security services and the latest protection software, while SMEs and SOHOs have fewer resources and generally have been less responsive to these threats. SMEs and SOHOs often cannot or do not wish to dedicate resources to updating software and systems on an ongoing basis, and seek to obtain security protection from third party providers.

Our security solutions allow customers to protect their data and intellectual and commercial assets by limiting unauthorized users from accessing their internal network, authenticating users seeking access to proprietary or confidential information, identifying and resolving network vulnerabilities, increasing security for company data transmitted through the Internet and filtering viruses, unsolicited bulk-email and other selected items from business communications.

We have offered managed security solutions to our customers since 1999. Our security portfolio includes managed firewall solutions, including intrusion detection, and anti-virus and anti-spam services.

Since 1999, we have offered a range of security solutions, predominately all of which have been centrally managed in our security network operating center, or SecNOC, formerly located in Paris France. The SecNOC is fully equipped and staffed to manage thousands of security appliances, or firewalls, remotely around-the-clock. In 2004, we enhanced our customer service capabilities through the introduction of new security technologies such as intrusion detection and prevention, security auditing, content security (including anti-virus, anti-spam, and website blocking) data encryption and authentication.

Through the acquisition of PSINet Europe, we acquired a high-end security platform that targeted the mid-sized organization market. Because of its capabilities and capacity, during the first quarter of 2005, we migrated and consolidated the SecNOC from Paris to the PSINet Europe security network operating center located in Geneva, Switzerland. This has enabled us to provide one centrally managed service for all of our customers.

Revenue Mix Dynamics

Reflecting these acquisitions, and other actions we have taken, our revenue mix at year-end 2004 was as follows as compared with the year earlier:

	2003	2004
Access	62%	52%
Hosting	20%	33%
Internet security services	6%	6%
Other revenue	12%	9%
Total	100%	100%

This comparison demonstrates our progress in shifting to high-margin hosting services and away from the lower-margin connectivity services. This shift represented a key part of our strategy to generate recurring positive cash flow from our consolidated operations.

Our strategy for selling the high-growth services is as follows:

•  Provide incentives for our direct sales force to sell higher margin services such as managed hosting and managed security services that can be delivered on our own platforms.

•  Combine competencies and cross-train direct sales teams to develop the technical knowledge and consultative sales skills necessary to succeed in selling higher margin services.

•  Pursue value added partner resource and referral programs.

•  Participate in value added partner events and forums.

•  Sell stand-alone connectivity and other low margin commodity services only through lower cost channels.

Integration and Development of Our Strategic Acquisitions in 2004

Amen

At the time of our January 2004 acquisition, Amen delivered automated web hosting services in France, the United Kingdom, Spain and Italy. Following the acquisition, we undertook three strategic initiatives:

•  Grow Amen’s market area.   During the year, Amen launched operations in two new markets, Portugal and the Netherlands, adding to its existing operations. Amen’s business model provided us with an opportunity to launch the Amen brand into these new markets without taking on significant platform or implementation costs.

•  Expand Amen’s customer base.   At year-end 2004, Amen’s customer total had grown to more than 95,000, up 11% from the 86,000 customers recorded at the time of the acquisition in January 2004, and as of year end, Amen had a total of 164,000 active registered domains, compared with 130,000 at the time of the acquisition.

•  Broaden Amen’s product offering.   Amen introduced two new products in 2004. In June, Amen launched a low-cost dedicated server offering, further strengthening its market leadership in the value-priced hosting market in the European countries in which it operates. At year-end 2004, Amen had nearly 1,800 active dedicated servers. In a joint initiative with Microsoft in July, Amen introduced a Microsoft Windows-based hosting offering designed to complement its range of Linux-based services. In just the first two months after introduction, the Microsoft Windows-based offering already comprised 20% of Amen’s total new dedicated server sales.

PSINet Europe

With respect to the PSINet Europe companies, our integration efforts through year-end 2004 have included several marketing, operational, administrative and financial initiatives. As part of the integration, moreover, we adopted the PSINet Europe brand for the VIA Industry Solutions business in five of our country operations. We have also begun the rationalization and integration of our combined network and infrastructure as well as combining certain administrative functions. The migration of the PSINet entities on to the VIA back office systems was completed during the first quarter of 2005.

Specific achievements relating to the integration effort include the following:

•       Revenue achievement.   In the last four months of 2004, the five PSINet Europe operations produced revenues at an annualized run rate consistent with the $42 million annualized run rate anticipated in our pre-acquisition planning.

•       Product integration.   The joint VIA-PSINet Europe teams quickly completed the initial evaluation of the combined company’s product portfolio—both from feature/function and geographic standpoints. Rationalization activities immediately began, as did efforts to identify cost-effective ways of combining products and/or migrating customers to common service platforms. Cross-selling opportunities were implemented and the VIA and PSINet Europe teams have partnered on new business opportunities.

•  Organizational structure.   A review of management was conducted in each of the countries in which VIA and PSINet Europe both had a presence and a single senior executive was appointed as country manager for the combined country operations in Germany, the Netherlands and France. In Germany and France, management and administrative functions were consolidated during the fourth quarter of 2004. The VIA operation in Switzerland was subsequently sold back to the former owners on April 1, 2005.

Sales Strategy

In January 2004, we announced the reorganization of our sales channels into two groups: Industry Solutions and VIA Express. During the year, the profile of Industry Solutions and VIA Express varied country-by-country depending on the maturity of the market, the product and service portfolio the country operation offered, the available partners within a country, and the scope and size of the operation. As discussed above, the acquisitions of Amen and the PSINet Europe operations also affected the profiles.

Industry Solutions

Our Industry Solutions channel encompasses the sale and marketing of a higher-value portfolio of bundled services such as virtual private networks and security products. Industry Solutions seeks to tailor products to specific markets where overall value is the key difference between competitors rather than the price of each individual service. Today, our Industry Solutions channel is comprised of VIA’s legacy business in France, Germany and the Netherlands and the five PSINet Europe country operations in France, Germany, the Netherlands, Switzerland and Belgium.

Our Industry Solutions channel is marked by several strategic strengths, including PSINet Europe’s brand recognition, our “showcase” data centers, professional and centralized network management, strong security and customer and technical care, and our local sales and support teams. All of our direct sales force professionals are included in Industry Solutions and have been organized into two subgroups: those who actively pursue new customers and those who support existing customer relationships including up-selling and enhancing services based upon customer needs.

Each of our local operating companies has a direct sales force. During 2004, we also established a more structured indirect sales force in each of the countries in which we operate. We focused our indirect sales on:

•  resellers, who distribute our more commoditized products, including access and shared web-hosting services,

•  lead referrers, who are rewarded for referring new business leads to us, and

•  value-added partners, who enable us to develop value-added bundles in the industry markets we are targeting.

Our partner effort is intended to establish and grow a network of complimentary business relationships that will enhance and increase our market exposure resulting in improved market reach and allowing us to further focus on and develop our core business.

Amen & VIA Express channels

Our Amen and VIA Express channels markets Internet access, hosting, VPN and voice products and services to small businesses, resellers and IT developers primarily by advertising in a variety of print and online media and by mailing a broad range of direct marketing publications, such as promotional pieces, catalogs and customer newsletters. We seek to use these marketing activities to drive customers to our telephone-based sales and Internet stores at an efficient cost.

In 2004, we acquired the Amen group and its automated Linux-based platform. This channel performed well in 2004 as noted above under the heading Integration and Development of Our Strategic Acquisitions in 2004.

In 2004 we also invested in and developed a new Microsoft-based web sales infrastructure integrated in our websites to handle online sales. This is our VIA Express channel. The web interface of our billing system gives us the ability to automate sales, billing and provisioning online. During 2004, our start-up VIA Express channel underperformed expectations for sales of web-hosting products. We recognize that our marketing efforts, which were designed to drive customer demand to the channel, did not deliver as expected. Our aggressive use of free promotions attracted a wide customer base, but the customer base ultimately was largely inactive. Moreover, our advertising focus was too broad and we have now refocused our efforts to niche segments. VIA Express’ underperformance in 2004 adversely impacted our revenue and cash generation expectations for 2005. During our planning for 2005, we concluded that significant expenditures in marketing would be required to build brand recognition and customer acceptance. In latter part of 2004 and during the first quarter of 2005, we shifted the focus of our VIA Express channel to reduce the dependency of this channel on the significant marketing expenditures that were required to drive retail sales (including online sales, telesales and field sales). Instead, we have focused establishing a wholesale channel for the automated hosting platform that we have developed. These partners will sell the VIA Express hosting portfolio under their own brands into their own customer base. As the hosting platform has been built utilizing a highly secure and scaleable architecture, we have been able to attract certain partners that are interested in rapid market penetration and at the same time avoiding the cost and expense of developing and owning their own Microsoft-based hosting platform. We have already signed up a small number of partners and we are working with a German-based Microsoft partner to deploy a nationwide hosting exchange trial program. This initiative was launched at the recent 2005 CeBit Exhibition.

One-Stop Communications Service Offerings

Including the web-hosting and security services mentioned earlier, we offer a portfolio of communications services created for the business customer that we sell on either a bundled or stand-alone basis. These services are designed, constructed and delivered to give businesses more productive, cost-effective ways to communicate and share critical information. As businesses increase the use of the Internet as a business tool and integrate web-based products and services into their business processes, our services are designed to enhance our customers’ profits and reduce risk.

We package our communications services for businesses that need to establish an Internet presence for efficient, effective and secure communications, and we provide for “one-stop” communication service by enabling customers to bundle our voice services product with their services. We also provide services to address more sophisticated Internet requirements. Today, we do not currently offer all of our services in each of our markets. The specific products offered in each market are determined by the needs of the market, competition and local regulations.

Connectivity Services

We provide Internet access through dial-up, dedicated line and other technologies, including integrated services digital network, or ISDN, and DSL. We offer customized connectivity services on a stand-alone basis or bundled with our other products.

Networking Services

We offer an extended portfolio of virtual private networks, or VPNs, solutions designed to meet the networking needs of SMEs across Europe. The portfolio includes three key offerings:

•       IP VPN, connects branch offices, partner extranets and remote workers, with security delivered through managed firewalls.

•       DSL VPN, provides a cost-effective solution for connecting a large number of sites to a central office using low-cost broadband as the primary form of connectivity over a private network.

•       MPLS VPN, utilizes multiprotocol label switching technology to enable customers to prioritize different types of traffic for business critical applications, such as enterprise resource planning or customer relationship management systems.

Internet-based VPNs can reduce the cost of existing wide area networks by enabling the secure and encrypted transmission of private traffic through the public Internet. Our experts design, provision and manage these solutions for customers, eliminating or reducing the costs of internal network and technical security staff.

We have bundled the VPN product portfolio with a real-time monitoring application, providing the capability to monitor the availability and performance of a virtual private network and its individual connections and nodes.

As our networking portfolio draws upon products and services offered by multiple vendors, we are able to offer different technologies to one single customer. For example, a customer could connect its VPN to a small site through the use of a DSL VPN, while ensuring that its foreign headquarters could connect via a high performance MPLS solution. Remote offices could connect to the customer’s VPN though use of our Internet VPN, which relies upon a local Internet connection and a firewall application, ensuring secure communications. We believe that this hybrid approach to establishing networking solutions is a key element in our ability to sell these services.

Voice Services

In 2003, we completed the introduction of our resold voice services in certain of our markets to further support our position as a business communications provider to the SME market. We offer these services through contractual arrangements that we have with telecommunications services providers operating in these markets. There are certain differences in the voice services that we provide compared with incumbent telecommunications services providers. Our voice service includes dedicated account management and does not require additional equipment. We also offer online service management tools for displaying and managing call costs and central billing for customers with multiple operations using the service.

We offer our customers a single bill for data and voice solutions. We recently deployed our customer portal that has enabled our voice customers to generate a wide range of reports, view their call statistics and billing details and configure fraud alerts (including notification by text message or email). This portal, which was launched and made available to our voice customers in 2004 has enhanced our value proposition and further differentiates our resold voice services from many of our competitors.

Our Target Markets

We specialize in serving the needs of SMEs, which often do not have the resources to keep up with rapidly changing technologies, create and update content and secure their communications. We believe that there will be a continuing demand by SMEs to outsource network security, virtual private networking, collaborative and customer relationship applications, as well as sophisticated enterprise-wide applications including intranets, extranets, network management systems and enterprise resource planning systems. As discussed elsewhere in this section, we have particularly focused efforts to sell our bundled, higher-end products on marketing bundled services targeted to these markets. At the other end of the market, we are focusing on SMEs who are comfortable with a self-service approach and who are seeking a lower-priced dependable Internet-based communications service.

Small and home office customers

Many small and home office customers, or SOHOs, rely on websites and email to keep them connected to their employer, parent company, customers and suppliers and to serve as their main communication base from which they conduct their business. These customers seek a cost-effective, stable and reliable web-hosting platform; and they generally do not have the resources to acquire a dedicated hosting facility. We believe that we can acquire these customers cost effectively through VIA Express & Amen channels and deliver the desired reliability and functionality through our Linux- and Microsoft-based platforms.

SME customers

While many SME customers are larger than SOHOs, they also often wish to avoid the cost of dedicated hosting facilities deployed by larger business enterprises. Yet, many SMEs have more complex needs, including regular email, file and data back-up. In addition, we believe that as an SME grows, its technology and infrastructure spending remains limited, but its outsourcing spending continues to increase. We believe this creates demand for VIA Express & Amen channels to sell our web-hosting services to smaller SMEs and for our Industry Solutions channel to target larger SME with more complex higher-end solutions.

Smaller hosting providers

Smaller hosting providers currently compete in a highly fragmented industry. These smaller players often do not have the scale to manage effectively their own hosting infrastructure or to compete on price and feature functionality. We believe the automated reseller features of the web-hosting platform we have deployed in our hosting-centric U.S. operation, and the ability to create a private label product with the VIA Express hosting platform offer these companies cost savings and business improvements through utilizing our platform on a reseller or wholesale basis.

Managed dedicated and self-managed dedicated solutions

As a business evolves and grows, companies often seek increased functionality and security that can be offered with dedicated servers that are physically separated from data from other companies. SMEs continue to adopt web-centric applications, launching e-commerce initiatives and using the web in mission critical business processes. These customers may require managed dedicated or self-managed dedicated hosting solutions. Managed dedicated hosting represents an amount of dedicated server or server space, managed on a constant basis by our employees to ensure constant operability. Self-managed dedicated hosting represents dedicated servers or server space that is customer monitored to ensure constant operability.

Our Competition

Over the past years, we have seen significant shifts in the composition of our competition due to changes in our own business through both dispositions and acquisitions and due to the continuing consolidation in the marketplace.

We see our competitors grouped into two distinct segments largely in line with the split between our Industry Solutions and Express channels. The Industry Solutions channel uses the brands VIA NET.WORKS & PSINet Europe, and our Express channel principally uses the brands Amen and VIA NET.WORKS.

The Solutions Competitive Landscape

Our Industry Solutions channel is comprised of two brands namely VIA NET.WORKS and PSINet, both of which are focused on selling a range of managed services (access, hosting, and security) to the larger SME and corporate customer in a number of key markets, namely, Germany, Switzerland, Netherlands, France and Belgium. Our principal competitors depend on the actual service sold and tend to either be small localized service and IT companies or larger pan-national, European or global telecom or systems integration businesses.

•       Local competitors

In each country where we have an Industry Solutions presence there are small local domestic players that may have competitive advantage in the local market due to customer proximity, price or other services sold such as hardware or software. Such companies take the form of small independent IT Services companies, systems integrators or local ISPs that have may have both a managed hosting or security service option.

•       International or Pan-European competitors

In the managed access product range (e.g. leased lines, DSL and VPN products), we primarily compete against either local in-country incumbents such as KPN, Deutsche Telecom, France Telecom, Swisscom or Belgacom or Pan-European alternative carriers such as Colt, Versatel, and Easynet who also tend to be present in the markets in which we are present. While these companies have been identified as traditional telecommunications companies, they are moving more and more to a portfolio of managed services including security and hosting offers. We see these companies in the access and managed security product ranges, but less on the higher-end managed hosted market.

In the higher-end managed hosting market we primarily compete against more specialized small or large IT companies with a focused offering on managed applications. In this product range, we typically compete against companies such as IBM Global Services, EDS, and HP.

Amen/VIA Express Competitive Landscape

Both our Amen and VIA Express hosting channels are positioned to sell into the high volume, self-service customer bases such as residential customers, SME’s and website developers (both professional and hobby interest groups). In these segments, we mostly face competition from local internet service providers, dedicated hosting companies and national telecommunications providers. Web hosting is a service add-on for connectivity focused service providers, especially so in residential markets where we face severe competition from providers that take advantage of the demand for broadband services. In addition to national competitors, we face competition in most countries from established international players including United Internet, Strato, Tiscali and HostEurope. A combination of aggressive marketing, mature and feature rich portfolios have attracted the more sophisticated customer. Many users have deployed personal or business-orientated web sites for some years and are experienced buyers.

The VIA Express channel has faced challenges in the direct retail sale of hosting plans. As noted above, we have shifted the focus of the VIA Express channel to emphasize the “white label” or wholesale market. Competition in this market is very different than in the retail segment as buying decisions are based on make or buy determinations. There are no pan-European providers in the wholesale market space for Microsoft Windows-based hosting services. However, certain U.S.-based providers such as Verio and Interland address the wholesale hosting platform market in Europe.

Our Network

Our network consists of a number of international Points of Presence (POPs) located in the countries of our commercial operations. Each POP is physically located in leased space in high specification Telehouse or co-location facilities, which provide a resilient power, air-conditioning and fire protection environment. These POPs are in physically secure locations and operated by major collocation services providers. These POPS contain our company-owned and managed Internet Protocol (IP) routers, switches and other telecommunications equipment.

Our network POPs are interconnected by a number of dedicated leased lines, which are leased from infrastructure providers using multiple underlying carriers. These leased lines provide an international high-speed, typically 155Mbit/s, backbone network. The international backbone connects to a similar national network infrastructure of leased lines connecting IP routers, switches and other telecommunications equipment.

Within each country of operation we have implemented local private and public peering arrangements with local Carriers, Service Providers and Internet Exchange Points. In peering relationships, Internet Services Providers (ISPs) agree to carry each other’s traffic on their networks to improve performance and reduce congestion and costs. Peering relationships can take the form of either public peering or private peering. Public peering takes place at a physical location, usually a network access point, designed for the exchange of Internet traffic between private ISPs. Private peering involves an agreement between two ISPs allowing traffic to pass between each other’s networks at private connection points without having to traverse the public Internet and public peering points. A number of our operating companies have established peering relationships with other local or regional ISPs. Our network is interconnected at the following Internet Exchanges: LINX (London), DECIX (Frankfurt), INXS (Munich), AMSIX (Amsterdam), FreeIX (Paris), CIXP (Geneva), ZIX (Zurich), and GIGAPIX (Lisbon).

Our network also connects to Internet transit providers providing high-quality upstream Internet access at locations in London, Frankfurt, Paris, Amsterdam, Madrid, Zurich, and Geneva.

In August 2004, we acquired the network assets of PSINet Europe in The Netherlands, Belgium, Switzerland, Germany and France. These networks consist of similar POPs in physically secure locations and operated by major co-location services providers. These POPs contain our company-owned and managed Internet Protocol (IP) routers, Frame Relay and ATM switches and other telecommunications equipment. These POPs are also interconnected by a number of dedicated leased lines, which are leased from infrastructure providers using multiple underlying carriers. The PSINet network infrastructure also uses virtualised data transport services from Packet Exchange and Deutsche Telekom.

The PSINet network also include a company-owned dark fibre national network infrastructure in Switzerland equipped with transmission equipment configured for data rates of 622Mbit/s.

In September 2004, we started the merger and integration of the VIA and PSINet network infrastructures. These networks are now merged with interconnections in London, Amsterdam, Paris, Frankfurt and Geneva.

The network elements of the combined network infrastructure are monitored and managed through the systems and services of an outsourced network management partner in conjunction with our Geneva-based, 7 x 24, European Customer Operations (ECO) center. Our ECO Customer Service, Network Operations and Technical Support staff provides 7 x 24 individual customer support, incident management and network and systems’ management of our customers’ business-critical Internet solutions and services.

Selected Financial Data

The following is a summary of selected consolidated financial data of the Company from January 1, 2000 to December 31, 2004. Prior year amounts have been adjusted for the effects of discontinued operations. The results of operations for any period are not necessarily indicative of the results of operations for any future period.

	Year Ended December 31, 2000	Year Ended December 31 2001	Year Ended December 31, 2002	Year Ended December 31 2003	Year Ended December 31 2004
	(U.S. dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$36,302	$40,144	$42,576	$44,788	$69,684
Operating costs and expenses:
Internet services	20,948	24,876	24,261	24,370	34,451
Selling, general and administrative	43,273	55,680	47,763	43,336	64,876
Impairment and restructuring charges	—	82,649	1,153	8,723	12,247
Depreciation and amortization	18,778	30,653	7,526	6,179	8,169
Total operating costs and expenses	82,999	193,858	80,703	82,608	119,743
Operating loss from continuing operations	(46,696)	(153,715)	(38,127)	(37,820)	(50,059)
Interest income, net	11,511	6,985	2,090	1,087	164
Other (expense) income, net	(2,405)	2,230	231	(323)	431
Foreign currency gains (losses), net	(4,355)	(5,629)	13,550	16,299	5,446
Loss from continuing operations before minority interest and income taxes	(41,946)	(150,128)	(22,256)	(20,757)	(44,018)
Income tax (expense) benefit	(995)	292	51	(165)	300
Minority interest in loss of consolidated subsidiary	2,350	73	—	—	—
Net loss from continuing operations	$(40,591)	$(149,763)	$(22,205)	$(20,922)	$(43,718)
Discontinued operations:
(Loss) / gain from discontinued operations	(36,444)	(121,165)	(22,654)	(3,822)	6,581
Gain on disposal of discontinued operations	—	—	1,906	164	411
Net loss	$(77,035)	$(270,928)	$(42,953)	$(24,580)	$(36,726)
Basic and diluted loss per share
Continuing operations	$(0.77)	$(2.47)	$(0.37)	$(0.34)	$(0.72)
Discontinued operations	(0.69)	(2.00)	(0.34)	(0.06)	0.11
Net loss per share—basic and diluted	$(1.46)	$(4.47)	$(0.71)	$(0.40)	$(0.61)
Shares used in computing basic and diluted loss per share	52,892,772	60,638,960	60,147,704	61,135,959	61,001,620

	As of December 31,
	2000	2001	2002	2003	2004
	(U.S. dollars in thousands)
Balance Sheet Data(1):
Cash and cash equivalents	$237,839	$137,854	$97,813	$65,803	$15,497
Restricted cash	—	—	895	1,391	5,100
Goodwill and other acquired intangible assets, net	181,082	18,884	9,189	3,842	51,161
Other assets	62,227	41,963	37,924	39,652	48,695
Total assets	$481,148	$198,701	$145,821	$110,688	120,453
Short-term notes and current portion of long-term debt, capital lease obligations and long-term payables	3,265	1,632	63	173	9,325
Long-term debt, capital lease obligations and long-term payables, less current portion	1,894	241	46	328	344
Other liabilities	50,410	40,587	41,132	42,021	78,179
Minority interest in consolidated subsidiaries	597	—	—	—	—
Total stockholders’ equity	424,982	156,241	104,580	68,166	32,605
Total liabilities, minority interest and stockholders’ equity	$481,148	$198,701	$145,821	$110,688	120,453

(1)          The comparative balance sheets have not been reclassified to show separately amounts related to discontinued operations.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 1 TO APPROVE AND ADOPT THE SALE AGREEMENT AND THE ASSET SALE.

PROPOSAL NO. 2: DISSOLUTION OF VIA

General

The board of directors has proposed that the Dissolution of the Company and the Plan of Dissolution be approved and adopted by our shareholders at the Shareholder Meeting. Under Section 275 of the DGCL, the board of directors of a corporation must mail notice of its adoption of a resolution to dissolve the corporation to all shareholders entitled to vote on the adoption of the resolution. This proxy statement serves as such notice.

It is the current intention of the board of directors that the Dissolution will be effected following completion of the Asset Sale pursuant to the Sale Agreement. However, if the board of directors determines that liquidation and dissolution are not in the best interests of the Company or its shareholders, the board of directors may direct that the Dissolution and the Plan of Dissolution be abandoned. In the event that the Dissolution and the Plan of Dissolution are approved but (i) the proposal relating to the Sale Agreement and the Asset Sale is not approved and adopted by our shareholders, or (ii) the Asset Sale contemplated by the Sale Agreement is not consummated, then our board of directors, in accordance with its fiduciary obligations to our shareholders, may proceed with the Dissolution of the Company and take such actions as it deems advisable and in the best interests of our shareholders to dispose of the Company’s assets in a manner designed to maximize shareholder value. If the proposal relating to the Sale Agreement and the Asset Sale is approved and adopted, but the Dissolution and the Plan of Dissolution are not approved and adopted, then there will be no liquidation or dissolution of the Company and we will not distribute any cash or other assets to our shareholders in accordance with the Plan of Dissolution.

In connection with the Dissolution, the Company intends, upon determination to proceed by the board of directors, to file a Certificate of Dissolution with the Secretary of State of the State of Delaware, wind up our affairs, attempt to convert all of our assets into cash or cash equivalents, pay or attempt to adequately provide for the payment of all of our known obligations and liabilities and distribute pro rata in one or more liquidating distributions to or for the benefit of our shareholders, as of the applicable record date(s), all of our assets.

The Dissolution and the Plan of Dissolution have been approved by the board of directors, subject to shareholder approval. In connection with its approval of the Dissolution and the Plan of Dissolution, the board of directors determined that if the Company proceeded with the Asset Sale under the Sale Agreement, taking into consideration the losses which the Company is continuing to incur, it was not advantageous to the Company or its shareholders to continue the Company’s business operations after the effectiveness of the Asset Sale and that the Company should be dissolved.

Principal Provisions of the Plan of Dissolution

The summary set forth below of the material terms and features of the Plan of Dissolution does not purport to be complete and is qualified in its entirety by reference to the Plan of Dissolution. A copy of the Plan of Dissolution is attached as Annex B to this proxy statement. You are urged to read a copy of the Plan of Dissolution in its entirety. The Plan of Dissolution provides for our complete liquidation and dissolution in accordance with the requirements of DGCL and the Internal Revenue Code of 1986, as amended (the “Code”).

Cessation of Business Activities

Assuming the Dissolution and Plan of Dissolution are approved and adopted at the Shareholder Meeting and the Asset Sale pursuant to the Sale Agreement occurs, upon filing a Certificate of Dissolution with the Secretary of State of the State of Delaware we will cease conducting normal business operations, except as may be required to wind-up our business and affairs and to proceed with the Dissolution. We will continue our existence solely for the purpose of winding up our affairs and distributing our remaining assets. One or more liquidating distributions of our assets may be conditioned upon setting aside a sufficient amount of assets, including cash, to meet any residual or contingent obligation or liability that we have not otherwise met, as discussed below in “Contingency Reserve.” We will not obtain any further approval of the shareholders to take any actions under the Plan of Dissolution or otherwise relating to the Dissolution. We will attempt to satisfy, or provide for the satisfaction of, all of our legally enforceable claims, liabilities or obligations in an orderly manner, in accordance with the DGCL, the Code and any other applicable law.

Certificate of Dissolution

If so directed by the board of directors, we will file a Certificate of Dissolution with the Secretary of State dissolving the Company. The Dissolution of the Company will become effective, in accordance with the DGCL, upon the filing of the Certificate of Dissolution with the Secretary of State of the State or upon such later date as may be specified in the Certificate of Dissolution. Under the DGCL, the Company will continue to exist for three years after the Dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to the shareholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized. The members of the board of directors in office at the time the Certificate of Dissolution is accepted for filing by the Secretary of State will have all powers provided to them under the DGCL and other applicable laws.

During the three years following the effectiveness of the Dissolution, or such longer period of continued existence as directed by the Delaware Court of Chancery, the Company may revoke the Dissolution if (i) the board of directors adopts a resolution recommending that the Dissolution be revoked, (ii) a majority in voting power of the common stock held of record are entitled to vote on the effective date of the Dissolution vote for the resolution to revoke the Dissolution and (ii) the Company files a certificate of revocation of dissolution with the Secretary of State and takes certain other actions specified by the DGCL.

Disposition of the Assets of the Company

The Plan of Dissolution gives to the board of directors of the Company the power to direct the sale (or, in certain cases, otherwise dispose of) all the assets of the Company on such terms and in such manner as determined by the board of directors. The prices at which we may be able to sell those assets will depend on factors that may be beyond our control and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the Dissolution and the Plan of Dissolution will constitute approval of any such sales. We will not be required to obtain any further shareholder approval with respect to specific terms of any particular sales of assets approved by the board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law.

Dissolution Process

The Plan of Dissolution provides that the board of directors will liquidate our assets in accordance with any applicable provision of the DGCL. VIA’s board of directors currently intends to follow the procedures set forth in Section 281(b) of the DGCL, which requires VIA to:

•       pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to VIA;

•       make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against VIA which is the subject of any pending action, suit or proceeding to which VIA is a party; and

•       make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to VIA or that have not arisen but that, based on the facts known to VIA, are likely to arise or to become known within ten years after the date of dissolution.

Subject to the payment, or the provision for payment, of VIA’s claims and obligations, the procedures set forth in Section 281(b) of the DGCL allow for VIA to make pro rata distributions from time to time to the holders of its common stock, as determined by the board of directors.

Before VIA makes any distribution to its shareholders under the Plan of Dissolution, the board of directors may determine that it is in the best interests of VIA, its shareholders and its creditors to effectuate the Dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the DGCL instead of those prescribed by Section 281(b). These alternative procedures would require VIA to:

•       publish notice of the Dissolution and mail notice of the Dissolution to all persons known to have a claim against us and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the DGCL;

•       offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects our offer of security in accordance with Section 280 of the DGCL;

•       petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five years (or a longer period not to exceed ten years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•       pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Section 280 of the DGCL;

•       post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and

•       pay, or make adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by us.

Contingency Reserve

Before making any distributions to our shareholders, we will pay, or as determined by the board of directors, make reasonable provision to pay, all our claims and obligations, including all contingent, conditional or unmatured claims known to us. The board of directors may determine to establish a reserve for contingencies to enable us to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged as they become due and payable. The amount of any contingency reserve would be based upon an internal review of our estimated expenses and actual and contingent liabilities and obligations. The contingency reserve may not be sufficient to cover such expenses, liabilities and obligations. After establishing any contingency reserve, we may from time to time distribute to shareholders such portions of the contingency reserve that the board of directors deems to be no longer required. After the expenses, liabilities and obligations for which the contingency reserve has been established are believed by the board of directors to have been satisfied in full, we will distribute to our shareholders any remaining funds in any contingency reserve.

We currently do not intend to petition the Delaware Court of Chancery to determine if any contingency reserve will be reasonably likely to be sufficient to satisfy pending claims and claims that have not arisen but might arise, but may choose to do so. Such a determination by the Delaware Court of Chancery (assuming the court’s instructions are followed and the Plan of Dissolution is approved by the court), would furnish additional protection for our directors against personal liability to any unpaid claimants for establishing an insufficient contingency reserve. However, this process might significantly extend the period before one or more distributions are made to shareholders.

Indemnification of Directors and Officers

We anticipate that certain of our current directors and officers will continue to serve in these capacities after the approval and adoption of the Dissolution and the Plan of Dissolution. Under Delaware law, directors remaining in office owe fiduciary duties to creditors as well as to our shareholders during the dissolution process. Pursuant to the Plan of Dissolution, we will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company in accordance with our certificate of incorporation, bylaws, our existing directors’ and officers’ liability insurance policy and applicable law. The Company’s obligation to indemnify such persons may also be satisfied out of assets of a liquidating trust, if any. Any claims arising in respect of such indemnification will be satisfied out of the contingency reserve or out of assets transferred to a liquidating trust, if any. Our board of directors has obtained and our board of directors and the trustees of any liquidating trust are authorized to obtain and maintain, insurance as may be necessary to cover our indemnification obligations.

Certain Compensation Arrangements

Pursuant to the Plan of Dissolution, the Company may, in the absolute discretion of the board of directors, pay to the Company’s present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Dissolution. The compensation currently paid to our directors (which we expect to continue so long as such directors remain in office) and compensation paid to certain of our officers during 2004 is described below under “Proposal No. 3: Election of Directors—Board of Directors—Director Compensation” and “Proposal No. 3: Election of Directors—Executive Compensation.”

Final Record Date

If the Dissolution and the Plan of Dissolution are approved and adopted by the shareholders, we will close our transfer books on the date on which the Company files a Certificate of Dissolution with the

Secretary of State in accordance with the DGCL (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased shareholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants.

Surrender of Stock Certificates

Subsequent to the Final Record Date, the Company may at its election require shareholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Company or a liquidating trust, if any, to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust

If advisable for any reason to complete the liquidation and distribution of our assets to our shareholders, our board of directors may at any time transfer to a liquidating trust our remaining assets and obligations. The liquidating trust thereupon will succeed to all of our then remaining assets, including all amounts in the contingency reserve, and any of our remaining liabilities and obligations. The sole purpose of the liquidating trust will be to prosecute and defend suits by or against us, to collect amounts due to us, to settle and close our business, to dispose of and convey our assets, to satisfy our remaining liabilities and obligations and to distribute our remaining assets to our shareholders in a manner consistent with the orderly winding up process contemplated by the DGCL. Any distributions made from the liquidating trust will be made in accordance with the provisions of the Plan of Dissolution and the DGCL. Our board of directors may appoint one or more of its members to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees of the liquidating trust on such terms and conditions as the board of directors determines are appropriate. Approval and adoption of the Dissolution and Plan of Dissolution by the shareholders also will constitute approval by the shareholders of any appointment of a trustee and of a liquidating trust agreement between us and any trustee.

Amendment and Abandonment

If the board of directors determines that Dissolution and Plan of Dissolution are not in the best interests of the Company or its shareholders, the board of directors may direct that the Dissolution and Plan of Dissolution be abandoned. The Company nevertheless may cause the performance, without further shareholder approval, of any contract for the sale of assets executed (and approved and adopted by the shareholders) before such time which the board of directors considers to be in the best interests of the Company. The board of directors also may amend or modify the Plan of Dissolution if it determines such action to be in the best interests of the Company or its shareholders, to the extent permitted by Delaware law, without the necessity of further shareholder approval.

Distributions to Shareholders

Our board of directors will determine, in its sole discretion and in accordance with the Plan of Dissolution and applicable law, the timing of, the amount, the kind of and the record dates for all distributions made to shareholders. Our board of directors has not established a firm timetable for distributions to shareholders. We expect that our board of directors will, subject to uncertainties inherent in winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims. We currently anticipate that the Company will not petition the Delaware Court of Chancery in connection with the dissolution, but may choose to do so. If this is done, the timing and amount of the distributions would be within the discretion of the Delaware Court of Chancery and we could not assure you whether or when the Delaware Court of Chancery would allow any distributions.

Contingencies; Creditors

Under the DGCL in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve (and the assets held by any liquidating trust) be exceeded by the amount ultimately found to be payable in respect of our expenses and liabilities, each shareholder could be held liable for the payment to the Company’s creditors of such shareholder’s pro rata share of such excess or the amounts received by such shareholder from the Company (and from any liquidating trust) whichever is less. Accordingly, in that event, a shareholder could be required to return some or all of the distributions previously made to the shareholder as a result of the Dissolution and the Plan of Dissolution. Moreover, in the event a shareholder has paid taxes on amounts received, a repayment of all or a portion of such amount could result in a situation in which a shareholder may incur a net tax cost if the repayment of the amount distributed does not cause a reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Reporting Requirements

Whether or not the Dissolution and Plan of Dissolution are approved and adopted, or the board of directors effects the Dissolution, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. If the Dissolution and Plan of Dissolution are approved and adopted and the board of directors effects the Dissolution, in order to curtail expenses we may, after filing a Certificate of Dissolution, seek relief from the SEC from the reporting requirements under the Exchange Act, but no assurances can be given that if such relief is sought it will be obtained.

Trading of the Company’s Common Stock

If the Dissolution and the Plan of Dissolution are approved and adopted by our shareholders and the board of directors effects the Dissolution, we will close our transfer books on the Final Record Date and we expect that our common stock will cease to be quoted on Nasdaq. After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased shareholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants. All liquidating distributions from the liquidating trust or the Company on or after the Final Record Date will be made to the shareholders as of the Final Record Date. It is anticipated that no further trading of our common stock will occur after the Final Record Date. See “Risk Factors—Risks Related to the Dissolution and the Plan of Dissolution.”

Listing and Trading of Interests in the Liquidating Trust

It is anticipated that the interests in the liquidating trust, if one is created, will not be transferable. The interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. Because shareholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Government Approvals

Except for filing the Certificate of Dissolution and compliance with applicable Delaware law and the rules and regulations of the SEC and the Code, no United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and dissolution.

Absence of Appraisal and Dissenters’ Rights

The shareholders of the Company who do not approve of the Dissolution and Plan of Dissolution may vote against this matter, but under Delaware law, appraisal and dissenters’ rights are not provided to shareholders in connection with these transactions.

Certain U.S. Federal Income Tax Consequences of Dissolution

The following discussion is a general summary of the material U.S. Federal income tax consequences of the Dissolution and Plan of Dissolution, to the Company and its shareholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Dissolution and the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There is no assurance that the liquidating trust, if created, will be treated as a liquidating trust for Federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or the shareholder level, thus reducing the benefit to the shareholders and the Company from the liquidation.

U.S. Federal Income Tax Consequences to the Company

Even if we liquidate, we will continue to be subject to tax on the Company’s taxable income until the liquidation is complete (i.e., until all of our remaining assets have been distributed to the shareholders or the liquidating trust). We will recognize gain or loss upon any liquidating distribution of property to shareholders or to the liquidating trust as if such property were sold to the shareholders or liquidating trust. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognize in an amount equal to the amount of such gain or loss will equal the difference between the Company’s adjusted tax basis for each asset and the asset’s fair market value on the date of distribution. It is anticipated that the Company will not incur any material tax liability from either the Asset Sale or any asset distribution.

U.S. Federal Income Tax Consequences to Shareholders

The shareholders will not recognize any gain or loss for tax purposes as a result of a sale by the Company of its assets, including the Asset Sale contemplated by the Sale Agreement. If we effect the Dissolution and liquidate, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such shareholder directly or to the liquidating trust on the shareholder’s behalf, and (ii) such shareholder’s tax basis for his shares of common stock. A shareholder’s tax basis in his shares will generally equal the shareholder’s cost for his shares of common stock. The gain or loss will be a capital gain or loss, assuming the common stock is held as a capital asset. Long-term capital gain realized by a shareholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a shareholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each shareholder upon the complete liquidation of the Company will be the fair market value of the property at the time of the distribution.

If we effect the Dissolution and liquidate, shareholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A shareholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder. Gain will recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share. If the amount of the distributions is less than the shareholder’s basis in his shares of common stock, the shareholder will generally recognize a loss in the year the final distribution is received by the shareholder or by the liquidating trust on behalf of the shareholder.

If the Company effects the Dissolution and liquidates, we will, at the close of the taxable year, provide shareholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the shareholders (or transferred to the liquidating trust) during that year as determined by the Company, at such time and in such manner as required by the Treasury Regulations.

U.S. Income Tax Consequences of a Liquidating Trust

If we transfer assets to the liquidating trust in connection with the Dissolution, we intend to structure such trust so that shareholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as a distribution in liquidation of the shareholder’s common stock. The effect of the distribution on a shareholder’s tax basis in his shares of common stock is discussed above in “Consequences to Shareholders.”

Upon formation of a liquidating trust, shareholders, as owners of the trust, must take into account for U.S. Federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the shareholder’s basis in his common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, shareholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. We intend to structure the liquidating trust, if any, so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

We have not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for Federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for Federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the shareholders and the liquidating trust would be required to pay Federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the shareholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

U.S. Income Tax Consequences of Backup Withholding

Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received under the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

Certain U.S. State and Local Income Tax Consequences of Dissolution

We may be subject to liability for state and local taxes with respect to the sale of assets. Shareholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from Federal income tax law. Shareholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

Certain Netherlands Tax Considerations Relating to the Dissolution

The following is a summary of material Dutch income tax consequences of the Dissolution applicable to the Dutch stockholders. This summary does not purport to describe all possible Dutch tax consequences for the Dutch stockholders. In view of its general nature, it should be treated with corresponding caution. Holders of shares in the Company should consult with their tax advisers with regard to the tax consequences of the Dissolution.

Please note that this summary only applies to Dutch individual stockholders who are Dutch residents for Dutch income tax purposes (including non-resident individual stockholders for Dutch corporate income tax purposes in as far as any income on their shares can be treated as Dutch income as stipulated in Chapter 7 of the Dutch Income Tax Act 2001) (“Dutch Individuals”) and Dutch based corporate entities (“Dutch Companies”) and does not describe the tax considerations for stockholders who have a substantial interest (aanmerkelijk belang) in the Company as defined in Chapter 4.3 of the Dutch Income Tax Act 2001. Furthermore, this summary does not apply to holders of options for shares in the Company.

Except as otherwise indicated, this summary only addresses Dutch tax law, as in effect and at force at the date hereof and as interpreted in published Dutch case law on the date hereof. Changes after such date, including changes that could have retroactive effect, are not taken into account.

Dutch Individuals

Actual benefits derived from the shares, including any cash payment in connection to the Dissolution, are not as such subject to Dutch income tax. As they are in principal subject to the Box III regime (vermogensrendementsheffing), Dutch Individuals are taxed annually on a deemed income of 4% realized on their net assets. This deemed income is subject to a 30% tax rate (2005 rate). As a general rule, the net assets for a relevant year consists of the total average portfolio investments (bezittingen) of the individual minus the total average attributable liabilities of that individual (schulden) as outlined in Chapter 5 of the

Dutch Income Tax Act 2001. The average value of the shares in the Company is included in the calculation of the total average portfolio investments. Please note that a threshold on the calculation of the net assets may apply of € 19,522 (€ 39,044 for partners) (2005 figures).

However, if shares of a Dutch Individual are attributable to an enterprise (onderneming), any benefit derived or deemed to be derived form the shares, including any capital gain realized as a result of a cash payment in connection with the Dissolution, is generally subject to income tax at a progressive rate not exceeding 52% (2005 rates). The same progressive rate is applicable to benefits derived by a Dutch Individual from the shares which can be qualified as income from other activities (resultaat uit overige werkzaamheden).

Dutch Companies

Any benefit derived or deemed to be derived from the shares held by Dutch Companies, including any capital gain realized as a result of a cash payment in connection with the Dissolution, is generally subject to a 31.5% tax rate (2005 rate). However, the Dutch participation exemption may provide for a relief from taxation. Under the participation exemption of article 13 Dutch Corporate Income Tax Act 1969, Dutch Companies are exempt from corporate income tax on dividends and capital gains derived from or realized on the disposal of a qualifying stockholdings. Generally, the participation exemption applies if a Dutch Company holds an interest of 5% or more in the issued and paid up share capital of a company. Please note, that the participation exemption may also apply for certain minor (less than 5%) shareholdings in accordance with article 13(3) Dutch Corporate Income Tax Act 1969.

A qualifying Dutch pension fund is not subject to corporate income tax and a qualifying Dutch based investment fund (fiscale beleggingsinstelling) as defined in article 28 of the Dutch Corporate Income Tax Act may benefit from the special tax rate of 0%.

Certain Netherlands Income Tax Consequences of a Liquidating Trust

The effect of a distribution on the shares in connection with the transfer to the Liquidating Trust is discussed above in “Certain Netherlands Tax Considerations Relating to the Dissolution.”

Certain Netherlands Dividend Withholding Tax Considerations Relating to the Dissolution

The following is a summary of material Dutch dividend withholding tax consequences of the Dissolution applicable to the Dutch stockholders. This summary does not purport to describe all possible Dutch tax consequences for the Dutch stockholders. In view of its general nature, it should be treated with corresponding caution. Holders of shares in the Company should consult with their tax advisers with regard to the tax consequences of the Dissolution. Except as otherwise indicated, this summary only addresses Dutch tax law, as in effect and at force at the date hereof and as interpreted in published Dutch case law on the date hereof. Changes after such date, including changes that could have retroactive effect, are not taken into account.

It is not anticipated that the Dissolution will result in a taxable event for Dutch dividend withholding tax purposes and will as such have adverse Dutch dividend withholding tax consequences for our stockholders.

Taxation of Other Non-United States Shareholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Dissolution.

Taxation Generally

The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any shareholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the shareholder. We recommend that each shareholder consult his or her own tax advisor regarding the tax consequences of the Plan of Dissolution.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2 TO APPROVE AND ADOPT THE DISSOLUTION AND THE PLAN OF DISSOLUTION OF VIA.

PROPOSAL NO. 3: ELECTION OF DIRECTORS

The Company’s bylaws provide that the number of directors constituting the board of directors will not be less than three nor more than fifteen, as fixed from time to time by the board of directors. In 2000, the board of directors fixed the number of directors at ten. Since then, the board has determined that it is in the best interests of the Company to gradually reduce the number of members on our board of directors. By resolution of the board of directors, the number of members of the board of directors has been set at eight. We currently have three vacancies on the board created by the resignations of Steven Halstedt in January of 2004 and Rhett Williams and Eric M. Torgerson in January of this year. Currently, the board has no immediate plans to fill the vacancies.

Our board of directors is divided into three classes that have terms that expire in successive years. At each annual meeting of shareholders, directors whose term is expiring will be elected for terms of three years each. The Class II directors whose terms expire at the 2005 annual meeting are Malcolm Bell and Jan Gesmar-Larsen. The board of directors proposes that Messrs. Bell and Gesmar-Larsen be re-elected as our Class II directors for a full term of three years and until their successors are duly elected and qualified. Each of the nominees has consented to serve another term as a Class II director.

Information about our Nominees and Directors

Nominees for Election to the Board of Directors as Class II Directors

Malcolm Bell, 61, joined VIA in May 2003. Prior to 2000, Mr. Bell held positions with Deloitte & Co., Coopers & Lybrand and PricewaterhouseCoopers in the UK and mainland Europe. He has obtained over 25 years senior level experience in audit, accounting and financial management. Mr. Bell has served as a member of the governing council of The Mission to Seafarers since March 2001 and as a director of the Three Counties Agricultural Society, where he chairs the audit committee. Mr. Bell also served as a consultant with Telos Partners Ltd., a UK-based business consultancy firm from November 2000 to May 2003. Mr. Bell currently serves as the chair of VIA’s audit committee.

Jan Gesmar-Larsen, 44, has held senior executive positions in the personal computer industry at Compaq, Apple and Dell. Most recently, he was President, Dell Computer, Europe and Middle East and Africa (EMEA) from 1997 through 2000. Before Dell, he was EMEA President of Apple Computer from 1995 to 1997. Jan also held positions with Compaq Computer International. He has been a member of the board of directors of Bang & Olufsen, Capital One Financial Services Inc. and currently serves on the boards of Interse AS and HAL Knowledge Solutions and is an advisor to Apax Partners and Danske Bank Ventures. Mr. Gesmar-Larsen joined the VIA board in October 2003.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3 TO ELECT MESSRS. BELL AND GESMAR-LARSEN TO THE BOARD OF DIRECTORS AS CLASS II DIRECTORS FOR A TERM OF THREE YEARS.

Class I Director Remaining in Office and Not Standing for Election in 2005

Michael McTighe, 51, joined VIA in June 2002 and was elected as chairman in October 2002. Prior to joining VIA, Mr. McTighe was chief executive officer of Carrier1 from October 2001 to February 2002. Before Carrier1, Mr. McTighe served as executive director and chief executive, Global Operations for Cable & Wireless plc from May 1999 to September 2001. He has also served as president and chief executive officer of Philips Consumer Communications LLP, spent five years with Motorola with responsibilities for Europe and Asia and worked for 10 years with General Electric in various European markets. Mr. McTighe serves on the board of directors of Alliance & Leicester plc and Pace Micro Technology plc, both of which are publicly traded companies. Mr. McTighe also serves on the board of directors for London Metals Exchange Holdings Ltd., Red M Communications Ltd., Frontier Silicon Holding Ltd., Phyworks Ltd., and Corvil Networks Ltd. all of which are privately-held companies. Mr. McTighe holds a B.S. in Electronic Engineering from University College in London.

Class III Directors Remaining in Office and Not Standing for Election in 2005

Karen Slatford, 49, consults frequently for high technology companies on sales and business strategy, and is a director of The Listening Company, HAL Knowledge Solutions, a leading provider of Application Portfolio Management solutions and board of Portwise AB. Ms. Slatford joined the board in October 2003. She served in various senior level sales positions with Hewlett Packard from 1994 to 2001. In 1999, Karen was promoted to Vice President Worldwide Sales and continued in that role until she left Hewlett Packard in 2001. From 1994 to 1997, she was responsible for Hewlett Packard’s enterprise sales force in the United Kingdom before being promoted to lead enterprise sales across the EMEA region.

John C. Steele, 63, joined VIA’s board in October of 2002 and serves as chairman of the compensation and nominating and corporate governance committees. Mr. Steele is also a council member of the Arbitration and Conciliation Service in the United Kingdom. Mr. Steele worked with British Telecommunications Plc from 1989 through 2002 where he served as group personnel director and a member of the company’s executive committee.

There are no family relationships among any of our directors or executive officers.

Since VIA’s 2004 annual meeting of shareholders two directors have resigned from VIA’s board of directors. Mr. Rhett Williams stepped down as a Class I director effective January 25, 2005 and Erik M. Torgerson resigned as a Class II director effective January 28, 2005.

The Board Of Directors

Malcolm Bell, Jan Gesmar-Larsen, Michael McTighe, Karen Slatford and John Steele are independent directors as defined by Nasdaq listing standards.

Compensation of Directors

In January of 2004, the board of directors adopted a new compensation policy for members of our board of directors. The compensation policy provides that each non-executive member of the board shall be compensated for services on the board as follows:

Chairman: The chairman of the board of directors shall be paid a cash retainer of pounds sterling 60,000 for all services rendered in that capacity as well as services on all committees of the board on which he or she serves.

Non-executive members: Upon initially joining the board, each non-executive member shall be entitled to receive a grant of options for the right to purchase 100,000 shares of common stock of the Company, par value ($.001) at an exercise price equal to closing price of the stock on the Nasdaq SmallCap market as of the day immediately prior to the date of grant, and subject to a three year vesting period, with the first 1/3 of the options subject to the grant vesting as of the expiration of twelve months from the first day of the month of the grant and the remainder of the options vesting in equal portions over the remaining twenty-four month period.

Annually, each non-executive member (including our non-executive chairman) shall be entitled to receive (a) a cash retainer in the amount of pounds sterling 25,000 payable for continuous service in each 12 month calendar period; plus (b) an option to purchase 25,000 shares of stock to be granted prior to the end of the first calendar quarter, at an exercise price equal to the market price of the stock, and subject to a three year vesting period, with the first 1/3 of the options subject to the grant vesting as of the expiration of twelve months from the first day of the month of the grant and the remainder of the options vesting in equal portions over the remaining twenty-four month period.

In addition, the chairman of the audit committee of the board of directors shall be entitled to receive a further cash stipend in the amount of pounds sterling 5,000. The chairman of the compensation committee shall be entitled to receive an additional grant of 5,000 stock options.

No options have been granted to the board of directors for the year to date 2005.

Our Confidentiality Policy and our Directors

Because in the past certain of our directors have served as executive officers or directors of companies that may compete with us, we adopted a policy on confidentiality to protect our confidential information and prevent our directors from facing conflicts of interest that they may not be able to resolve. Under this policy, our directors are not required to bring to our attention any information about potential acquisitions of Internet services providers and other related services providers of which they become aware exclusively through their affiliations with, or membership on the boards of directors of, other specified companies, and we do not consider this type of opportunity to constitute a corporate opportunity of ours. In addition, under this policy, our directors are required to maintain the confidentially of our financial and operating information.

Meetings

During the fiscal year ended December 31, 2004, our board of directors held 13 meetings. All incumbent directors attended or participated in at least 95% of the aggregate number of the meetings of the board of directors and committees on which they served. In 2004, the board had standing audit, compensation, and nominating and corporate governance committees. The current membership of each committee of the board is noted in the chart below.

It is the policy of the Company that all members of the board of directors shall attend the annual meeting of shareholders, unless excused by the chair of the board of directors. At our annual meeting of shareholders held on April 27, 2004, all of our then current directors attended the meeting at the Company’s offices located in Schiphol-Oost, The Netherlands.

Board Committees

Board of Directors Committee Membership

Board Member	Term Expiring	Audit	Compensation	Nominating/ Corporate Governance
Malcolm Bell	2005	C
Jan Gesmar-Larsen	2005		M	M
Michael McTighe	2007	M		M
Karen Slatford	2006	M	M
John Steele	2006		C	C

C = Chair

M = Member

Audit Committee.   The audit committee is comprised solely of directors who meet independence standards required under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing requirements. The board has determined that chairman Bell is an “audit committee financial expert” as defined by applicable SEC rules adopting the Sarbanes-Oxley Act of 2002. The audit committee appoints independent auditors and monitors the independence and performance of the independent auditors. The audit committee also assists the board by monitoring the integrity of our financial statements and reviewing our compliance with legal and regulatory requirements and overseeing our internal control practices. The audit committee met on 10 occasions during 2004.

Compensation Committee.   The compensation committee oversees compensation policies of VIA and its subsidiaries. The oversight responsibilities of the committee include: consulting with the chief executive officer to establish guidelines and policies for all executive compensation plans, annual review and determination of the material elements of the chief executive officer’s compensation, review of the material elements of all other senior executive officers’ compensation, review and approval of senior management base salaries that exceed $200,000, review and approval of yearly corporate goals and administration of our employee stock option plans. The board has determined that the members of the compensation committee are all independent directors under Nasdaq listing standards. The compensation committee held three meetings during 2004.

Nominating and Corporate Governance Committee.   The nominating and corporate governance committee considers and oversees corporate governance matters. As noted in the chart above, the nominating and corporate governance committee is composed of non-employee directors, specifically Messrs. Steele, Gesmar-Larsen and McTighe. In accordance with the definitions established under Nasdaq listing standards, the board has determined that each of Messrs. Steele, Gesmar-Larsen  and McTighe are “independent,” each director having abstained from making a determination as to his own independence. The nominating and corporate governance committee met two times during 2004.

The nominating and corporate governance committee is responsible for providing oversight and direction on matters relating to the composition and operation of the board of directors (including board member qualification standards), the committees of the board of directors, and the establishment of codes of ethical conduct. The committee also provides assistance to the board of directors and the chairman in other areas of corporate governance issues, including committee selection and rotation practices, evaluation of the overall effectiveness of the board of directors and management (including the chief executive officer position) and oversight of senior management searches. Further detail on the committee’s responsibilities is set forth in the nominating and corporate governance charter adopted by the board of directors in December of 2002, a copy of which is available at the Company’s website located at http://www.vianetworks.com under the Investor Relations Governance pages.

The nominating and corporate governance committee also will consider as nominees for director persons recommended by the shareholders of the Company. Any shareholder who wishes to propose a nominee to the board of directors or submit any other matter to a vote at the 2006 annual meeting of shareholders (other than a shareholder proposal included in VIA’s proxy materials pursuant to SEC Rule 14a-8) must deliver the recommendation or proposal to the Secretary of the Company at VIA’s offices in Schiphol-Oost, The Netherlands noted above and below, so that it is received by the Secretary of the Company no earlier than March 31, 2006 and no later than April 30, 2006. The Secretary will forward such proposed nominees to the members of the nominating and corporate governance committee, who will review and evaluate nominees in accordance with its charter.

In addition, the Company invites shareholders and other interested parties to communicate directly and confidentially with either the full board of directors, or the non-management directors as a group, by writing to either the board of directors or the non-management directors at the following address:

VIA NET.WORKS, Inc.
H. Walaardt Sacréstraat
401 1117 BM Schiphol
The Netherlands
Attn: Corporate Secretary

The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

As noted above, the nominating and corporate governance committee operates under a charter, available at the Company’s website. Typically, candidates for director nominees are initially identified by members of the board of directors or management or, on occasion, a professional recruiting company. The committee evaluates and recommends individuals as candidates to serve on the Company’s board of directors. In making this determination, the committee considers the following qualifications among others:

•       Experience: a candidate must have substantial business experience. Financial expertise is also a relevant criteria and essential for any vacancy that should arise on the audit committee.

•       Commitment: a candidate must be willing to devote sufficient time to carry out their duties and responsibilities effectively under applicable laws and best corporate governance practices.

•       Independence: consideration will be given to the requirement that a majority of the board must qualify as independent.

•       Ethics: a candidate must be free from any conflicts of interest with the Company and willing to commit to the Company’s Business Conduct and Ethics Policy.

The criteria the committee uses in making its determinations include an assessment of whether the candidate’s qualifications meet the qualifications listed above and whether the candidate’s skills are complementary to the skills of other incumbent board members considering the business requirements of the Company.

Audit Committee Report

The audit committee of the board of directors is composed entirely of non-employee directors: Mr. Bell, Mr. McTighe and Ms. Slatford. The board of directors has determined that all audit committee members are independent, under the Nasdaq listing standards. The audit committee’s responsibilities are described under the caption “Board Committees” under “Election of Directors—Proposal I” above in this proxy statement. Further detail on the audit committee’s responsibilities is set forth in the revised audit committee charter adopted by the board of directors in February of 2004. The audit committee charter is also available at the Company’s website located at http://www.vianetworks.com under the Investor Relations Governance pages. The audit committee is responsible for selecting and retaining the Company’s independent auditors, approving all work they perform, and reviewing and monitoring the performance of the Company’s internal and independent auditors. The audit committee approved Deloitte & Touche LLP to conduct the audit of its consolidated financial statements for the year ended December 31, 2004.

The audit committee has reviewed and discussed with VIA’s management and independent auditors the audited financial statements contained in the 2004 annual report on Form 10-K filed with the Securities and Exchange Commission. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for opining on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the audit committee received the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, as amended, has discussed with the independent auditors the auditors’ independence from the Company and its management and in compliance with the Sarbanes-Oxley Act of 2002 has not engaged the Company’s auditors to perform non-audit services in 2004, other than certain tax services and assistance with outsource planning. The audit committee also discussed and approved the Company’s critical accounting policies.

On the basis of the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Malcolm Bell, Chairman
Karen Slatford
Michael McTighe

Report of the Compensation Committee

The compensation committee of the board of directors has provided the following report on executive compensation for fiscal year 2004. The compensation committee members are Messrs. Steele and Gesmar-Larsen and Ms. Slatford, all of whom are non-employee directors.

Compensation Philosophy

The compensation committee is responsible for administering our stock option plans, including our 1998 Option Plan and our amended Key Employee Equity Plan (“KEEP”), establishing overall compensation for our chief executive officer and our senior executive officers and reviewing compensation policies for our senior executive officers, including our named executive officers.

VIA’s compensation policies are intended to create appropriate incentives to motivate our employees to achieve corporate goals and to ensure our future success. The compensation committee supports these policies by ensuring that our executive officers receive competitive compensation packages that recognize the contributions each executive makes to VIA’s performance.

VIA has structured its compensation packages for executive officers to include three main components: base salary, performance bonus and stock option grants. The compensation committee believes these three components are necessary and will enable the Company to attract and retain highly qualified executive officers in the competitive technology industry.

Base salary.   The base salary for each executive officer is based on market conditions, salary history and compensation levels of other executive officers having equivalent responsibility within the Company. The base salary of each executive officer is reviewed at his or her anniversary hire date for merit increases up to a certain percentage of the base salary and for market adjustments. Merit increases are determined primarily based upon each executive’s contributions toward the Company’s success and his or her achievements within the executive’s functional area during the prior twelve month period. The compensation committee reviews and approves recommendations for merit and market adjustment increases made by VIA’s chief executive officer.

Performance Bonus.   For 2004 and prior years, all executive officers were eligible for an annual performance bonus, up to a specified percentage of their base salary. The determination of performance bonuses for each executive officer, other than the chief executive officer, is based partly on achievement of personal goals agreed upon between the executive and his or her supervisor, taking into account the executive’s functional responsibilities within the Company, and partly on VIA’s achievement of corporate goals. The corporate goals component of the performance bonus was based on the financial and business goals for VIA as a whole, established during the first quarter of the fiscal year. After the conclusion of the fiscal year, the compensation committee reviewed and reported to the full board of directors the extent to which the corporate goals had been met. The compensation committee also approved performance bonuses to be paid to VIA’s senior executive officers based on recommendations of VIA’s chief executive officer, other than with respect to his own bonus, which take into account the Company’s success in meeting corporate goals and his assessment of each senior executive’s success in meeting personal goals. The bonus for the chief executive officer is based entirely on VIA’s performance with respect to the corporate goals.

In the first quarter of 2003, as one component of the strategic plan 2003-2005 adopted by the board of directors, and upon the recommendation of the compensation committee, the board approved a new bonus policy for all employees, including executive officers. Under the policy, personal and corporate performance will now be reviewed and bonuses will now be paid on a semi-annual basis rather than annually. In addition, the new policy modified the allocable percentage of bonus eligibility weighting between achievement of personal goals and corporate goals, directing a higher percentage weighting toward the achievement of corporate goals for senior executives.

During 2004, each of Mr. Williams and our other executive officers listed in our Summary Compensation Table below, whom we refer to as our named executive officers, were eligible for a bonus of up to a specific percentage of their base salaries. However, for the two semi-annual review periods during 2004, the board of directors and the compensation committee determined that the Company did not meet its corporate goals and therefore bonus eligibility for named executive officers would be reduced to their personal goal percentages.

Stock option grants.   The compensation committee receives the recommendation of the chief executive officer for initial stock option grants for all executive officers in connection with commencement of their employment. Executive officers are typically eligible for additional grants of options in recognition of extraordinary individual performance, promotion, and in connection with a broad based general distribution of options to employees in recognition of superior performance of the Company. The compensation committee is responsible for approving all such subsequent grants based on the recommendation of the chief executive officer.

Income Tax Considerations.   Under Section 162(m) of the Internal Revenue Code of 1986 and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company’s five most highly compensated executive officers. However, certain performance-based compensation, including in some cases stock option grants, is excluded from the $1 million limit if the requirements of Section 162(m) are met. In the past, stock option grants awarded to the named executive officers were intended to be deductible under Section 162(m). The compensation committee does not intend to structure future performance-based compensation in the form of stock option grants in a manner that satisfies the requirements of Section 162(m) in the foreseeable future.

Chief Executive Officer Compensation

Mr. Rhett Williams joined the Company in November 2002 as chief executive officer. The compensation committee considered Mr. Williams’ background and experience, met with him prior to his joining VIA and reviewed his expressed salary requirements. Having reviewed the then current market and peer comparables and other factors, the committee determined that Mr. Williams’ salary and other material elements of his compensation package were appropriate for the industry and acceptable to the Company for fiscal year 2002 and 2003. The compensation committee reviewed Mr. William’s salary in fiscal year 2004 and determined to defer consideration of any adjustment to his compensation package.

As part of his compensation package, Mr. Williams was eligible for an annual bonus up to a maximum of 50% of his base salary. In addition, if Mr. Williams substantially exceeded his bonus targets, he would be eligible for a supplemental bonus, in the discretion of the board of directors, up to a maximum of an additional 25% of his salary. After taking into account the appropriate external advice on the comparison of his total employment package with the market, the board of directors, upon the recommendation of the committee, approved an increase in his bonus eligibility to 75% in January of 2004. Mr. Williams’ annual bonus was based solely on the Company’s achievement of the corporate goals established by the compensation committee for each fiscal year to ensure that Mr. Williams’ compensation is aligned with achievement of the Company’s goals. Mr. Williams did not receive a cash bonus for 2004.

Submitted by the Compensation Committee
John Steele, Chair
Jan Gesmar-Larsen
Karen Slatford

Compensation Committee Interlocks And Insider Participation

No member of our compensation committee has been employed by or served as an officer of VIA or our subsidiaries, or has had any relationship requiring disclosure in “Related Transactions.”

Corporate Governance

In February of 2004 the audit committee and in December of 2002 the nominating and corporate governance committee of the board of directors, each adopted revised committee charters to address the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq listing standards.

VIA has adopted a Code of Ethics that applies to our Chief Executive Officer, Interim Chief Financial Officer and Controller, as well as other VIA Group Company financial directors. We have also adopted a Business Conduct and Ethics Policy that applies to all Company personnel and our board of directors. Both the Code and the Policy require that all VIA persons conduct themselves with integrity and endeavor to accomplish the work of VIA whilst following the highest legal and ethical standards. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code to our principal executive or principal financial and accounting officer, we will disclose the nature of such amendment or waiver on our website and in a report on Form 8-K. Copies of the code and the policy are published on the Company’s website located at http://www.vianetworks.com under the Investor Relations Governance pages.

Stock Performance Graph

The graph below shows the performance of the Company’s common stock assuming $100 invested on February 11, 2000 together with the performance of the Nasdaq U.S. and Foreign Stock Index and the Nasdaq Telecommunications Index® over the period beginning on the date of our initial public offering on February 11, 2000 through the end of fiscal year 2004.

Comparison of Total Return from Date of Initial Public Offering through December 31, 2004

Executive Officers

The following table shows information about each of our executive officers as of March 31, 2005.

Name	Age	Position
Raymond Walsh	39	Chief Executive Officer
Cameron Mackenzie	51	Chief Financial Officer
Rebecca Markovits	42	Vice President, Human Resources
Matt S. Nydell	45	Senior Vice President, General Counsel and Secretary
Dick Theunissen	36	Vice President and President, Amen S.A.S.

Raymond Walsh was appointed CEO of VIA in January 2005. He served as VIA’s Head of Operations from June 2002 until his appointment as CEO. Prior to joining VIA, Mr. Walsh served as Senior Vice President of Operations and CIO at KPNQwest from February 1999 to June 2002. In addition, Mr. Walsh served in various technology and operational management positions at Qwest, LCI International and WilTel. Mr. Walsh holds a B.S. in Management Science and Computer Systems from Oklahoma State University.

Cameron Mackenzie was appointed VIA’s Chief Financial Officer in April 2004. He has over 15 years’ experience in senior finance positions with European and international companies in the IT and telecommunications services and manufacturing sectors. His record of achievement includes the successful flotation of wireless Internet services provider, MobileFuture PLC, on the London Stock Exchange AIM. Prior to MobileFuture PLC, he held progressively senior financial management positions with Otis Plc the UK elevator subsidiary of United Technologies Corporation, the Private Mobile Radio division of Philips Electronics UK limited and the Mail and Messaging division of the Bell & Howell Company. Mr. Mackenzie is a member of the Institute of Chartered Accountants of Scotland.

Rebecca Markovits joined VIA in June 2002 as Vice President, Human Resources. Prior to joining VIA, Ms. Markovits headed up the global human resources group at KPNQwest from February 1998 through May 2002. Previously Ms. Markovits served in Human Resource management positions at ITT World Directories.

Matt Nydell has been with VIA since August 1998. He has served as VIA’s Senior Vice President, General Counsel and Secretary since April 2002. From August 1998 to April 2002, he served as VIA’s Vice President, General Counsel and Secretary. From November 1996 to August 1998, he was Director, Ventures and Alliances for MCI Communications Corporation where he oversaw MCI’s interest in Concert Communications Company, an international telecommunications joint venture with British Telecommunications. From June 1994 to November 1996, he was Senior Counsel in MCI’s Mass Market’s legal group. Prior to joining MCI, Mr. Nydell was an attorney with the Washington office of law firm Donovan Leisure Newton and Irvine. Mr. Nydell received a J.D./M.A., foreign affairs, from the University of Virginia, and a B.A., with honors, in Philosophy from Bucknell University.

Dick Theunissen joined VIA in December 2002 as its Vice President, Product Marketing and Management. With the acquisition of the Amen group in January 2004, Mr. Theunissen became President Amen SAS; he remains a Vice President of VIA. Prior to joining VIA, Mr. Theunissen served as Vice President Product Management at KPNQwest from 1999 to 2002. Previously. Mr. Theunissen held several positions with KPN. Mr. Theunissen holds a Master of Science degree in Economics for the Erasmus University Rotterdam, The Netherlands.

Executive Compensation

The following table presents a summary of compensation paid with respect to the past three fiscal years to our chief executive officer during 2004 and the four executives most highly compensated during 2004, all of whom we refer to as our named executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
				Other Annual		Securities Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Options	Compensation
Rhett Williams(1)	2004	$561,565	$12,538	105,771	(2)	0	$0
Chief Executive Officer	2003	$484,983	$0	62,218	(3)	490,000	$0
	2002	$72,333	$0	94	(4)	1,000,000	$0
Raymond Walsh(5)	2004	$225,000	$8,055	$0		0	$111,001	(6)
Senior Vice President,	2003	$225,000	$0	$0		225,342	$101,647	(7)
Technology and Operations	2002	$113,788	$63,984	$0		250,000	$51,458	(8)
Cameron Mackenzie(9)	2004	$255,067	$0	$0		0	$3,747	(10)
Chief Financial Officer
Dick Theunissen(11)	2004	$211,458	$64,801	$16,917		0	$24,761	(12)
Vice-President, Marketing	2003	$189,848	$6,049	$15,188		267,963	$24,761	(13)
	2002	$14,512	$0	$1,075		0	$2,064	(14)
Matt S. Nydell	2004	$225,000	$8,055	$0		0	$128,843	(15)
Senior Vice President,	2003	$225,000	$0	$0		225,342	$119,825	(16)
General Counsel and Secretary	2002	$221,355	$109,688	$0		150,000	$3,902	(17)
Rebecca Markovits(18)	2004	$199,019	$6,466	$15,922		0	$24,778	(19)
Vice President, Human	2003	$199,019	$41,055	$15,922		190,417	$24,778	(20)
Resources	2002	$107,802	$0	$8,624		100,000	$13,422	(21)

(1)          Mr. Williams left VIA’s employment as of April 1, 2005. In 2004, VIA’s corporate headquarters was moved from the United Kingdom to The Netherlands. In connection with this move, Mr. Williams’ employment agreement was converted from a United Kingdom to a Dutch contract and his salary was converted from British Pounds to a split between U.S. dollars and Euros at an agreed conversion rate.

(2)          In 2004 it represents, $44,881 for housing allowance, and $1,878 in life insurance, $3,924 for Company matching funds in the 401(k) plan, $31,206 for Dutch pension contribution and $23,882 for car allowance.

(3)          In 2003 it represents, $54,340 for housing allowance, $1,878 in life insurance and $6,000 Company matching funds in the 401(k) plan.

(4)          This amount represent a payment of $94 made in 2002 on behalf of Mr. Williams for life insurance.

(5)          Mr. Walsh became Chief Executive Officer on January 25, 2005.

(6)          This amount represents payment of $10,175 made on behalf of Mr. Walsh for health insurance, $5,826 Company matching funds in a 401(k) plan in 2004 and $95,000 for foreign service allowance under the Company’s international assignment policy in 2003.

(7)          This amount represents payments of $647 made on behalf of Mr. Walsh for life insurance, $6,000 for Company matching funds in the 401(k) plan and $95,000 for foreign service allowance under the Company’s international assignment policy in 2003.

(8)          This amount represents payments made on behalf of Mr. Walsh for foreign service allowance under the Company’s international assignment policy.

(9)          Mr. Mackenzie joined VIA in April 2004 as Interim Chief Financial Officer and became Chief Financial Officer on November 9, 2004.

(10)   This amount represents a payment of $3,747 for car allowance in 2004.

(11)   Mr. Theunissen joined VIA in December of 2002 as Vice President of Marketing. During 2004 he also became President of Amen.

(12)   This amount represents a payment of $2,371 for health insurance and $22,390 for car allowance during 2004.

(13)   This amount represents a payment of $2,371 for health insurance and $22,390 for car allowance during 2003.

(14)   This amount represents a payment of $198 for health insurance and $1,866 for car allowance during 2002.

(15)   This amount represents a payment of $719 made on behalf of Mr. Nydell for life insurance, $9,507 for health insurance, $3,617 in Company matching funds in a 401(k) plan and $115,000 for foreign service allowance under the Company’s international assignment policy in 2004.

(16)   This amount represents a payment of $719 made on behalf of Mr. Nydell for life insurance, $4,106 for Company matching funds in a 401(k) plan and $115,000 for foreign service allowance under the Company’s international assignment policy in 2003.

(17)   This amount represents payments of $698 made on behalf of Mr. Nydell for life insurance and $3,204 Company matching funds in a 401(k) plan in 2002.

(18)   Mrs. Markovits joined VIA in June of 2002 as Vice President of Human Resources.

(19)   This amount represents a payment of $2,388 for health insurance and $22,390 for car allowance during 2004.

(20)   This amount represents a payment of $2,388 for health insurance and $22,390 for car allowance during 2003.

(21)   This amount represents a payment of $1,294 for health insurance and $12,128 for car allowance during 2002.

1998 Stock Option and Restricted Stock Plan.   In 1998 we adopted the Amended and Restated 1998 Stock Option and Restricted Stock Plan (the “1998 Option Plan”), which allows us to issue restricted shares of our common stock or options to purchase shares of our common stock. The total number of shares of our common stock available for issuance under the 1998 Option Plan is 9,200,000, no more than 125,000 of which may be issued in the form of restricted common stock. No person may be granted more than 125,000 shares of restricted stock or options to purchase more than 1,000,000 shares of stock in any calendar year.

The 1998 Option Plan is administered by the compensation committee. Except as described in the plan, our compensation committee determines the grantees, the type of grant, number of shares subject to each grant, and the term, exercise price, and vesting schedules for each grant. All of our employees are eligible to participate under the 1998 Option Plan. The maximum term of options granted under the 1998 Option Plan is ten years plus one month.

Options to purchase 7,444,133 shares of common stock were issued and outstanding under the 1998 Option Plan as of March 1, 2005. All of these options are subject to vesting requirements based on continued employment, typically vesting over four years. Option agreements governing options granted to VIA employees generally provide for the acceleration of the vesting period if there is a change of control of VIA in which we are not the surviving company, except if the surviving company assumes the obligations under existing option grants, an equivalent and substitute option in stock in the surviving company is provided, or VIA’s board of directors determines that the change of control will not trigger accelerations of the options. Options granted prior to our initial public offering on February 11, 2000 have an exercise price equal to what the board of directors determined the fair market value of the common stock to be on the date of the grant. Options granted after the date of our initial public offering have an exercise price equal to the closing price for our stock on the Nasdaq Small Cap Market® on the last trading day immediately prior to the date of grant. In 2004, 732,500 option awards were made under the 1998 plan.

Amended and Restated Key Employee Equity Plan.   During 1998, the Company adopted the V-I-A Internet Inc. Key Employee Equity Plan (the “KEEP”), an incentive plan to attract and retain qualified officers, key employees, directors and other persons at VIA and our operating companies. The KEEP provides for the granting of stock options to key employees of VIA. Rights are granted with an exercise price as determined by the Company’s board of directors. As of December 31, 2000, the Company had reserved 800,000 common shares for issuance under the KEEP. On August 9, 2001, VIA amended the KEEP to permit, among other things, grants of non-incentive stock options to employees, consultants or advisors, other than to directors and officers, of VIA. Options granted under the amended KEEP will vest over such periods as may be determined by the board of directors and will generally have an exercise price equal to the closing price for our stock on the Nasdaq Small Cap Market® on the last trading day immediately prior to the date of grant. As of December 31, 2002, the Company had reserved 214,517 common shares for issuance under the amended KEEP. No options awards were made under the amended KEEP in 2004.

Our compensation committee, which administers the amended KEEP, has full power and final authority to designate the grantees, to determine the number of purchase options awarded and to determine the terms and conditions relating to the vesting, exercise, transfer or forfeiture of the grant, including the exercise price.

Option Grants in Last Fiscal Year

The following table provides information relating to options to purchase common stock we granted our named executive officers during the year ended December 31, 2004. The percentages in the table below are based on the options to purchase shares of our common stock we granted under our 1998 Option Plan in the year ended December 31, 2004. Except as noted, the options described in the table below become exercisable over periods of from one to four years and have a term of ten years. Potential realizable values are net of exercise price before taxes and are based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the relevant term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimates of future stock price growth.

Options Grants in Last Fiscal Year

	Individual Grants
		Percent of
		Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to			Annual Rates of Share
	Underlying	Employees	Exercise		Price Appreciation for
	Options	in Fiscal	Price	Expiration	Option Term
Name	Granted	Year	Per Share	Date	5%	10%
Rhett Williams	0	—	—	—	—	—
Cameron Mackenzie	150,000	25.8%	$0.61	9/29/2014	91,245	95,715
Rebecca Markovitz	0	—	—	—	—	—
Matt S. Nydell	0	—	—	—	—	—
Raymond Walsh	0	—	—	—	—	—
Dick Theunissen	0	—	—	—	—	—

Option Exercises and Fiscal Year-End Option Values

None of our named executive officers exercised any stock options during 2004. The following table presents summary information with respect to stock options owned by our named executive officers at December 31, 2004. We have calculated the value of unexercised in-the-money options based on the closing price of the stock on the Nasdaq SmallCap Market® on December 31, 2004 of $0.85 per share. The actual value of the stock options will depend upon the market value of the shares that can be purchased under the option at a future date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of		Number of securities		Value of unexercised in-the-
	shares		underlying unexercised		money options at
	acquired on	Value	options at December 31, 2004		December 31, 2004
Name	exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Rhett Williams	—	—	756,563	733,437	178,389	170,311
Cameron Mackenzie	—	—	—	150,000	—	36,000
Rebecca Markovits	—	—	152,917	137,500	4,375	2,625
Matt Nydell	—	—	738,050	139,584	43,500	—
Raymond Walsh	—	—	264,925	210,417	34,375	20,625
Dick Theunissen	—	—	132,525	135,418	9,583	10,417

Employment Agreements and Terminations of Employment and Change-in-Control Arrangements

In connection with his appointment as President and Chief Executive Officer, VIA entered into an employment agreement with Mr. Walsh effective as of January 25, 2005. Under the terms of the agreement, Mr. Walsh is entitled to an annual base salary of not less than $300,000 and is eligible to an annual discretionary bonus of up to 100% of his base salary. In addition, Mr. Walsh is entitled to an annual net payment of $95,000 and tax equalization benefits as an expatriate under VIA’s International Assignment Policy. The agreement provides that VIA may terminate Mr. Walsh’s employment at any time without notice. If VIA terminates his employment without cause, Mr. Walsh will be entitled to a severance payment equal to twelve months of his base salary at the time of such termination.

In connection with his appointment as Chief Financial Officer, VIA entered into an employment agreement with Mr. Mackenzie effective as of November 1, 2004. Under the terms of the agreement, Mr. Mackenzie is entitled to an annual base salary of not less than pounds sterling 130,000 and, in line with VIA’s corporate bonus policy, an annual discretionary performance bonus of up to 50% of his base salary. The agreement provides that until June 1, 2005 VIA may terminate Mr. Mackenzie’s employment on three months’ notice. After June 1, 2005, provided that satisfactory performance has been achieved and is confirmed by the CEO and the board of directors, the notice period will be increased to six months. Mr. Mackenzie may terminate his employment at any time on three months’ notice.

In connection with his continued employment with VIA as Senior Vice President, General Counsel and Secretary, VIA entered into an employment agreement with Mr. Nydell effective as of April 24, 2002, or the 2002 Agreement. Under the terms of the 2002 Agreement, Mr. Nydell is entitled to an annual base salary of not less than $225,000 and he is eligible to participate in all bonus programs applicable to senior executives of the Company. The agreement provides that if Mr. Nydell is terminated without cause or if, after October 31, 2002, Mr. Nydell terminates his employment with VIA, he will be entitled to severance benefits consisting of: (a) one-year of his base salary, (b) continuation of health, dental, life accidental death and disability, and long- and short-term disability insurance for one-year or a lump sum payment in lieu of the coverage, and (c) a pro-rated bonus applicable to the calendar year when he is terminated. In addition, should Mr. Nydell be terminated by VIA without cause or should he terminate his employment with good reason, all stock options previously granted to Mr. Nydell shall be deemed fully vested on his termination date and the exercise period shall be extended to one year from the termination date.

On February 11, 2005, Mr. Nydell and VIA entered into an agreement to modify the 2002 Agreement. Under the terms of the modification, Mr. Nydell agreed to forgo the severance benefits noted under (a) and (b) in the preceding paragraph in exchange for a payment by VIA of $245,000 representing the value of (a) and (b) in total. Under the modification, VIA and Mr. Nydell released each other from any claims either may have had against each other as of that date. On February 11, 2005, Mr. Nydell and VIA also entered into a further letter agreement to clarify certain terms of the 2002 Agreement. Under this agreement, Mr. Nydell agreed to remain in the employment of VIA through May 31, 2005. In exchange for his agreement, VIA agreed to pay Mr. Nydell a retention bonus equal to 43% of his annual bonus eligibility, in lieu of any normal annual bonus eligibility for the same period of time.

Under his original engagement with the Company in 2002, VIA entered into an employment agreement with Dick Theunissen on December 1, 2002 for an indefinite period term. The agreement provides that the Company may terminate his employment by delivering the requisite statutory notice under Dutch law. Mr. Theunissen has since been promoted to Vice President & President, Amen S.A.S. with the Company’s acquisition of the Amen group companies. Under this agreement and amendments thereto, Mr. Theunissen is entitled to a salary at an annualized rate of Euro 170,000 and an annual discretionary performance bonus of up to 50% of his base salary, based in equal parts of achieving individual and corporate goals.

Consistent with prior practice for specified senior officers, all option agreements governing options granted to the chief executive officer and to each vice president reporting to the chief executive officer provide for the acceleration of the vesting period of the options if there is a “change of control” (as defined in the agreements) in which VIA is not the surviving company. However, the option agreements further provide that no acceleration of vesting will occur if the optionee continues with the surviving company in an equivalent position or role for a period of not less than one year.

Ownership of Securities

The following table shows the number and percentage of outstanding shares of our common stock that were owned as of March 31, 2005 by:

•        each person who we know to be the beneficial owner of more than 5% of our outstanding common stock

•        each of our directors and named executive officers, and

•        all of our directors and executive officers as a group.

As of March 31, 2005, there were 56,053,988 shares of voting common stock and 5,050,000 shares of non-voting common stock outstanding.

The total number of shares of common stock outstanding used in calculating the percentage owned by each person includes the shares of common stock issuable upon conversion of our non-voting common stock or upon the exercise of options held by that person that are exercisable as of May 31, 2005.

Unless indicated otherwise below, the address for our directors and officers is c/o VIA NET.WORKS, Inc., H. Walaardt Sacréstraat 401 1117 BM Schiphol, The Netherlands. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Percentage of
	Number of Shares	Shares
	Beneficially	Beneficially
Name	Owned	Owned
Norwest Equity Capital, LLC and related entity(1)	6,978,644	12.45%
John E. Lindahl, George J. Still, Jr. and John P. Whaley(1)	6,978,644	12.45%
HarbourVest International Private Equity Partners III-Direct Fund L.P.(2)	3,833,334	6.84%
Raymond Walsh(3)	315,272	*
Cameron Mackenzie(4)	0	*
Matt S. Nydell(5)	805,704	*
Rebecca Markovits(6)	184,167	*
Dick Theunissen(7)	160,305	*
Michael McTighe(8)	394,580	*
Malcolm Bell(9)	75,000	*
Jan Gesmar-Larsen(10)	163,889	*
Karen Slatford(11)	63,899	*
John Steele(12)	118,194	*
Rhett Williams(13)	1,001,304	*
All directors and executive officers as a group (11 persons)(14)	3,282,304	5.86%

*                    Less than 1%.

(1)          This amount consists of 5,050,000 shares of common stock issuable upon the conversion of shares of non-voting common stock held by Norwest Equity Capital, LLC, 1,842,751 shares of common stock held by Norwest Equity Capital and 291,928 shares of common stock held by Norwest Venture Partners VI, L.P. As the managing member of Norwest Equity Capital, LLC, Itasca NEC, LLC has voting and investment power over the shares of stock held by Norwest Equity Capital and may therefore be deemed to be the beneficial owner of these shares. Messrs. Lindahl, Still and Whaley share voting and investment power over shares held by Norwest Equity Capital and may also therefore be deemed to beneficially own these shares. Itasca and each of Messrs. Lindahl, Still and Whaley disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest in them. In addition, Messrs. Still and Whaley share voting and investment power over shares beneficially owned by Norwest Venture Partners VI, and each disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address for each of Norwest Equity Capital, Itasca, and Messrs. Lindahl and Whaley is 3600 IDS Center, 80 South 8th St., Minneapolis, Minnesota 55402. The address for Mr. Still is 525 University Avenue, Suite 800, Palo Alto, California 94301.

(2)          Voting and investment power over these shares is held jointly by Mr. Edward Kane and Mr. Brooks Zug, the managing members of HarbourVest Partners, LLC, which is the managing member of HIPEP III—Direct Associates LLC, which in turn is the general partner of HarbourVest International Private Equity Partners III-Direct Fund L.P. Each of Messrs. Kane and Zug disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address of HarbourVest International Private Equity Partners III and of Messrs. Kane and Zug is c/o HarbourVest Partners, LLC, One Financial Center, 44th Floor, Boston, Massachusetts 02111.

(3)          Includes 315,272 shares of common stock issuable upon the exercise of options held by Mr. Walsh that will be exercisable as of May 31, 2005.

(4)          Includes 0 shares of common stock issuable upon the exercise of options held by Mr. Mackenzie that will be exercisable as of May 31, 2005.

(5)          Includes 78,742 shares of common stock held by Mr. Nydell and 726,962 shares of common stock issuable upon the exercise of options held by Mr. Nydell that will be exercisable as of May 31, 2005.

(6)          Includes 184,167 shares of common stock issuable upon the exercise of options held by Ms. Markovits that will be exercisable as of May 31, 2005.

(7)          Includes 160,305 shares of common stock issuable upon the exercise of options held by Mr. Theunissen that will be exercisable as of May 31, 2005.

(8)          Includes 71,776 shares of common stock held by Mr. McTighe and 322,804 shares of common stock issuable upon the exercise of options held by Mr. McTighe that will be exercisable as of May 31, 2005.

(9)          Includes 75,000 shares of common stock issuable upon the exercise of options held by Mr. Bell that will be exercisable as of May 31, 2005.

(10)   Includes 100,000 shares of common stock held by Mr. Gesmar-Larsen and 63,889 shares of common stock issuable upon the exercise of options held by Mr. Gesmar-Larsen that will be exercisable as of May 31, 2005.

(11)   Includes 63,889 shares of common stock issuable upon the exercise of options held by Ms. Slatford that will be exercisable as of May 31, 2005.

(12)   Includes 118,194 shares of common stock issuable upon the exercise of options held by Mr. Steele that will be exercisable as of May 31, 2005.

(13)   Includes 90,400 shares of common stock held by Mr. Williams and 910,904 shares of common stock issuable upon the exercise of options held by Mr. Williams that will be exercisable as of May 31, 2005.

(14) Includes 3,282,304 shares of common stock currently held and issuable upon the exercise of options as of May 31, 2005 by our directors and executive officers.

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,668,435	2.63	1,531,565
Equity compensation plans not approved by security holders	—	—	214,517
Total	7,668,435		1,746,082

During 1998, the Company adopted the V-I-A Internet Inc. Key Employee Equity Plan (the “KEEP”), an incentive plan to attract and retain qualified officers, key employees, directors and other persons at VIA and our operating companies. The KEEP provides for the granting of stock options to key employees of VIA. Rights are granted with an exercise price as determined by the Company’s board of directors. On August 9, 2001, VIA amended the KEEP to permit, among other things, grants of non-incentive stock options to employees, consultants or advisors, other than to directors and officers, of VIA. Options granted under the amended KEEP will vest over such periods as may be determined by the board of directors and will generally have exercise price equal to the closing price for our stock on the NASDAQ SmallCap Market® on the last trading day immediately prior to the date of grant. As of December 31, 2004, the Company had reserved 214,517 common shares for issuance under the amended KEEP. No options awards were made under the amended KEEP in 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and certain shareholders to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in our securities. We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2004, except that an initial report on Form 3 and a report two transactions on Form 4 for Fred Seibl, formerly our Senior Vice President for VIA Express, were filed late.

PROPOSAL NO. 4: APPROVAL OF AMENDMENTS TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

Our board of directors is seeking approval of two amendments to our Amended and Restated Certificate of Incorporation, as amended, to effect two different proposed reverse splits of our issued and outstanding common stock at the ratios of one-for-ten and one-for-twenty (each, a “Certificate of Amendment” and collectively, “Certificates of Amendment”). The text of the Certificates of Amendment are attached hereto as Annex C and Annex D, respectively. After receiving the requisite shareholder approval, the board of directors may formally implement not more than one of these amendments.

Approval of each of the Certificates of Amendment requires the affirmative vote of holders of a majority in voting power of our outstanding shares of common stock entitled to vote on each of the amendments.

Our board of directors’ decision to implement an amendment effecting one of the proposed reverse splits and abandon the others, or alternatively, not to implement any amendment effecting a reverse stock split, will be based on factors including, but not limited to:

•       the existing and expected marketability and liquidity of our common stock,

•       overall trends in the stock market,

•       our listing status on the Nasdaq Small Cap Market,

•       our business developments, and

•       our actual and projected financial performance.

As discussed below, the board of directors believes that implementing an amendment effecting a reverse stock split may increase the likelihood that we will meet the criteria for remaining listed on the Nasdaq Small Cap Market, either until the Company effects the Dissolution or the remaining operations of the Company are wound up. As also discussed below, however, implementing an amendment to effect a reverse stock split may result in a significant devaluation of our market capitalization and our share price.

We are seeking authority to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split in order to satisfy Nasdaq listing standards so that the Company could remain listed on the Nasdaq Small Cap Market. However, the Company only has until June 10, 2005 to implement an amendment and effect the stock split under its current Nasdaq notice of non-compliance, and the approval of an amendment effecting the reverse split will not be obtained until after that date. The Company is seeking approval of the two proposed reverse splits even though the June 10, 2005 deadline will have passed because we believe that the Company would have a reasonable chance to obtain a further extension from Nasdaq (although we cannot assure you that Nasdaq will grant an extension) with respect to its listing to the extent needed to obtain the shareholder vote at the annual meeting and implement the reverse split. Even if the Company implements an amendment to effect a reverse stock split, its shares could still be de-listed from Nasdaq.

Purpose of Reverse Stock Split

Each of the two proposed Certificates of Amendment effectuating either a one-for-ten reverse stock split or a one-for-twenty reverse stock split has been approved and declared advisable by the board of directors in order to increase the likelihood that the Company will meet the criteria to remain listed on the Nasdaq Small Cap Market. A reverse stock split would reduce the number of issued and outstanding shares of our common stock and may therefore have the effect of increasing the trading price of such shares. The board of directors proposed this action because our common stock has not, since April 29,

2004, met the $1.00 minimum bid price required by Nasdaq Marketplace Rule 4450, or the “Rule.” On June 15, 2004, we received a letter from the Nasdaq Stock Market indicating that VIA would be provided 180 days in order to regain compliance with the minimum bid price requirements or face de-listing. On December 14, 2004, a second letter from the Nasdaq Stock Market granted VIA a second 180-day extension, to June 10, 2005, to regain compliance with the minimum bid price requirements. With the exception of the $1.00 minimum bid price requirement, we currently are in compliance with the continued listing requirements on The Nasdaq Small Cap Market, which we refer to as the Small Cap Market Continued Listing Requirements, including the $2.5 million shareholders’ equity requirement and the requirement that our “publicly held” shares have a market value of at least $1 million, although we may be unable to continue to meet these or other Small Cap Market Continued Listing Requirements in the future. For purposes of the Nasdaq rules, the term “publicly held” only includes shares listed on a national securities exchange or inter-dealer quotation system and excludes all shares held by our directors, officers, 10% shareholders and their respective affiliates. Therefore, none of our shares of common stock held by “insiders” and their affiliates will count toward the “publicly held” requirement.

Although there can be no assurance, the board of directors believes the implementation of one of the proposed amendments effectuating a reverse stock split, if approved by our shareholders, will result in an increase in the minimum bid price of our common stock to above the $1.00 per share minimum for a period of at least 10 consecutive trading days mandated by Small Cap Continued Listing Requirements. However, although we believe that implementation of a reverse stock split is a satisfactory mechanism to achieve compliance with Small Cap Continued Listing Requirements, there can be no assurance that, even if the bid price for our common stock exceeds the $1.00 minimum threshold for the mandated period as a result of a reverse stock split, The Nasdaq Small Cap Market will deem us to be in compliance with the Rule and will not de-list our common stock. In addition, we cannot assure you that (1) even if we satisfied Nasdaq’s minimum bid price maintenance standard, we would be able to meet Nasdaq’s other continued listing criteria or (2) our common stock would not be de-listed by Nasdaq for other reasons.

If the proposed amendments effectuating a reverse stock split are approved by the shareholders, our board of directors may implement one of the proposed amendments effectuating a reverse stock split of our common stock while we are listed on The Nasdaq Small Cap Market. If, after the implementation of one of the proposed amendments effectuating a reverse stock split, we have been in compliance with the Rule for 10 consecutive trading days and we otherwise comply with the Small Cap Market Continued Listing Requirements, we expect to be eligible to remain on The Nasdaq Small Cap Market. If, after the implementation of one of the proposed amendments effectuating a reverse stock split, we do not comply with the Rule for 10 consecutive trading days we may be de-listed from The Nasdaq Small Cap Market.

If, on or before June 10, 2005, the closing price of our common stock has not met or exceeded $1.00 for at least 10 consecutive trading days, we would be subject to de-listing from The Nasdaq Small Cap Market. In addition, we will need to maintain compliance with all Small Cap Continued Listing Requirements (other than the $1.00 minimum bid price requirement), in order to continue our grace period on The Nasdaq Small Cap Market. These continued listing requirements require, among other things, that we maintain a minimum shareholders’ equity of $2.5 million. We cannot assure you that we will maintain compliance with these or any other of the continued listing requirements.

If our common stock is de-listed from The Nasdaq Small Cap Market, trading in the United States in our common stock, if any, would need to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market (also known as the “pink sheet market”). In such event, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our common stock. We expect that if our common stock is de-listed from The Nasdaq Small Cap Market, it will continue to trade on the Euronext Amsterdam Exchange.

Further, even if our common stock continues to be traded on The Nasdaq Small Cap Market and the trading price were to remain below $5.00 per share, trading in our common stock would remain subject to the requirements of Rule 15g-9 promulgated under the Exchange Act (the “penny stock rules”), which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” Generally, a “penny stock” is defined as any equity security that (i) is not traded on any nationally recognized stock exchange or inter-dealer quotation system and (ii) has a market price of less than $5.00 per share, subject to certain exceptions. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

The board of directors is asking that you approve each of the proposed amendments to our amended and restated certificate of incorporation effectuating each of the reverse stock splits of all of our issued and outstanding common stock. Notwithstanding the authorization of each of the amendments by the shareholders, the board of directors may abandon any of the amendments without further action by our shareholders in accordance with Section 242(c) of the DGCL. A vote in favor of each of the amendments to our amended and restated certificate of incorporation will be a vote for approval of each of the proposed reverse stock splits, one of which may be implemented and effectuated and any of which may be abandoned at the discretion of the board of directors at any time until the next Annual Meeting, and for granting authority to the board of directors implement one of the amendments to effectuate the reverse stock split.

The board of directors has determined that each of the amendments effectuating a reverse stock split is advisable and in your best interests and unanimously recommends that you vote “FOR” each of the amendments effectuating a reverse stock split. The board of directors will consider and evaluate from time to time the following factors and criteria to determine which, if any, of the approved amendments to implement: our capitalization, the prevailing trading price for our common stock and the volume level thereof, potential devaluation of our market capitalization as a result of a reverse stock split, and the general economic and other related conditions prevailing in our industry and in the marketplace generally. The board of directors will determine, at such time as it deems desirable, which proposed amendment to implement, if any, and will provide shareholders and other relevant persons with notice of the record date for the proposed reverse stock split. The board of directors has no immediate plans to implement an amendment to effect a reverse stock split, even if we obtain shareholder approval for the proposed amendments.

Effects of Reverse Stock Split

A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all our outstanding shares of common stock into a proportionately fewer number of shares of common stock. For example, if our board of directors implements a one-for-ten reverse stock split of our common stock, then a shareholder holding 500 shares of our common stock before the reverse stock split would hold 50 shares of our common stock after the reverse stock split. This action will also result in a relative increase in the available number of authorized but un-issued shares of our common stock. Each shareholder’s proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes which may result from the provisions of each of the amendments effectuating a reverse stock split, as described below. As described below, any fractional shares resulting from a reverse stock split will be rounded down to the nearest whole share and shareholders holding fractional shares of our common stock may be entitled to cash payments in lieu of such fractional shares of our common stock. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

The primary purpose of the proposed amendments effecting a reverse stock split of our common stock is to combine the issued and outstanding shares of our common stock into a smaller number of shares of our common stock so that the shares of our common stock will trade at a higher price per share than their recent trading prices in order to comply with the Small Cap Continued Listing Requirements. Although we expect the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors. The history of similar reverse stock splits for companies in like circumstances is varied. In addition to increasing the likelihood that our common stock will trade at a higher price per share, a reverse stock split would also affect the presentation of shareholders’ equity on our balance sheet. Because the par value of the shares of our common stock would not change as a result of the implementation of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, would be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, would be increased by a number equal to the decrease in stated capital.

The market price of our common stock will also be based on our performance, prospects and other factors, many of which are unrelated to the number of shares of our common stock outstanding. If the amendment effecting the reverse stock split is implemented and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Finally, if one of the proposed amendments effecting the reverse stock split is implemented, it would affect the outstanding options and warrants to purchase our common stock. Our option plans with respect to common stock include provisions requiring adjustments to the number of shares of our common stock covered thereby and the number of shares of our common stock subject to and the exercise prices of outstanding options granted under said plans, in the event of a reverse stock split. For example, in a one-for-ten reverse stock split, each of the outstanding options to purchase common stock would thereafter evidence the right to purchase that number of shares of our common stock following the reverse stock split equal to one-tenth of the number of shares of our common stock previously covered by the options (fractional shares will be rounded down and any fractions of a share may be exchanged for a cash payment in some cases, as described below in the section “No Fractional Shares”) and the exercise price per share would be ten times the previous exercise price. Further, the number of shares of our common stock reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under our existing stock option plans will be reduced in proportion to the ratio of the reverse split.

The following table sets forth information regarding our current and anticipated number of issued and outstanding shares of common stock, shares reserved for issuance and authorized shares following implementation of a reverse split at the proposed ratios.

	Common Stock Outstanding	Shares Reserved for Issuance	Shares Authorized for Issuance(1)	Shares Available for Future Issuance
As of May 15, 2005	62,624,777	9,414,517	132,500,000	60,460,706
Following Reverse Split of:
1-for-10	6,262,477	941,451	132,500,000	125,296,072
1-for-20	3,131,238	470,725	132,500,000	128,898,037

(1)   The number of authorized shares of common stock is not affected by the reverse split. The Company would need to seek further shareholder approval to reduce the number of authorized shares if it determined in the future that doing so would be desirable.

Reasons For Board Recommendation

The board of directors believes that adopting one of the proposed amendments to effect a reverse stock split is desirable for the following reasons:

(a)   If shares of our common stock continue to trade below $1.00 per share, our common stock will be de-listed from The Nasdaq Small Cap Market. De-listing could decrease the marketability, liquidity and transparency of our common stock (which could, in turn, further depress our stock price). The board of directors believes that the anticipated increase in the market price per share resulting from a reverse stock split will lift the price of our common stock above the $1.00 minimum bid threshold that currently threatens our continued listing on The Nasdaq Small Cap Market.

(b)   The anticipated increase in the per share market price of our common stock should also enhance the acceptability of our common stock by the financial community and the investing public.

(c)   A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of the policies and practices pertain to the payment of broker’s commissions and to time consuming procedures that function to make the handling of lower priced stock economically unattractive to brokers and therefore difficult for holders of common stock to manage. The expected increase in the per share price of our common stock may help alleviate some of these issues.

(d)   The structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales prices than the commission on a relatively higher priced issue, which may discourage trading in lower priced stock. A reverse stock split could result in a price level for our common stock that may reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for our common stock.

(e)   The increase in the portion of our authorized shares of common stock that would be un-issued after the reverse stock split is effectuated could be used for any proper corporate purpose approved by the board of directors. The increased number of authorized but un-issued shares of our common stock will provide us with additional flexibility to issue additional shares of our common stock in connection with future financings or other transactions. However, the board of directors does not currently have any plans to utilize the increase in the number of the authorized but un-issued shares of our common stock that would result from approval and implementation of the proposed reverse stock split.

Potential Disadvantages of a Reverse Stock Split

Even though the board of directors believes that the potential advantages of adopting one of the proposed amendments to effect a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of adopting one of the proposed amendments to effect a reverse stock split:

(a)   Despite the potential increase in liquidity discussed above, if we file one of the amendments, the reduced number of shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

(b)   A reverse stock split could result in a significant devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits in an effort to maintain their Nasdaq listings. As described above, while we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the reverse stock split will increase the market price of our common stock by a multiple inversely proportional to the ratio of the reverse split or result in any permanent increase in the market price. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, then our overall market capitalization will be reduced.

(c)   A reverse stock split may leave certain shareholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling odd lots created by the reverse stock split. Similarly, a reverse stock split could reduce our number of “round lot” shareholders, which are holders of 100 or more shares of our common stock. The continued inclusion requirements of The Nasdaq National Market and The Nasdaq Small Cap Market require us to maintain a specified minimum number of round lot shareholders.

(d)   Because a reverse stock split would result in an increased number of authorized but un-issued shares of our common stock, it may be construed as having an anti-takeover effect, although neither the board of directors nor our management views this proposal in that perspective. However, the board of directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but un-issued shares of our common stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our common stock with purchasers who might side with the board of directors in opposing a hostile takeover bid. Shares of our common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our by-laws or certain provisions of our certificate of incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the board of directors.

(e)   Subject to Nasdaq rules on stock issuances, the increased number of authorized but un-issued shares of our common stock could be issued by the board of directors without further shareholder approval, which could result in dilution to the holders of our common stock.

No Fractional Shares

No fractional shares of common stock will be issued in connection with a reverse stock split. If as a result of a reverse stock split, a shareholder of record would hold a fractional share, the shareholder, in lieu of the issuance of a fractional share, may be entitled to receive a payment in cash. The terms of our stock option plans do not require us to, and we therefore would not expect to, pay cash to option holders in lieu of any fraction of a share issuable upon the exercise of an option. The board of directors may elect either (i) to arrange for our transfer agent to aggregate and sell these fractional shares of our common stock on the open market or (ii) to make a cash payment in an amount per share equal to the average of the closing prices per share on The Nasdaq Small Cap Market for the period of ten consecutive trading days ending on (and including) the effective date of a reverse stock split, without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefore. We believe that the implementation of either of the two proposed reverse splits will not significantly affect the number of holders of record of the Company’s common stock. Based on information provided to us by our transfer agent, as of May 24, 2005, a one-for-twenty reverse stock split would reduce the number of record holders from 125 to 117.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Implementation of Reverse Stock Split

If the shareholders approve the amendments effectuating a reverse stock split, the board of directors may, at any time until the next Annual Meeting, direct our management to file one of the approved Certificates of Amendment with the Secretary of State effecting a reverse stock split. Our board of directors reserves the right, in its sole discretion, not to make such filing and not to complete the reverse stock split if it deems it appropriate not to do so. Those Certificates of Amendment not filed with the Secretary of State of the State of Delaware prior to the earlier of (1) the filing of one Certificate of Amendment or (2) our next Annual Meeting shall be deemed abandoned, null and void.

Exchange of Stock Certificates

If the Certificates of Amendment are approved by our shareholders and our board of directors, in its sole discretion, elects to proceed with a reverse stock split, we will instruct our transfer agent to act as our exchange agent (the “Exchange Agent”) and to act for holders of common stock in implementing the exchange of the certificates representing their shares of common stock.

Commencing on the effective date of a reverse stock split, shareholders will be notified and requested to surrender their certificates representing shares of our common stock to the Exchange Agent in exchange for certificates representing post-reverse split common stock. One share of new common stock will be issued in exchange for a number of presently issued and outstanding pre-split shares of our common stock in accordance with the Certificate of Amendment implemented by the board of directors. Beginning on the effective date of the amendment effecting a reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of shares of our post-reverse split common stock. Holders of securities convertible into or exercisable for shares of our common stock will not be requested to exchange their convertible securities in connection with a reverse stock split. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the shareholders approve the proposed amendments, we reserve the right not to effect a reverse stock split if in the board of directors’ opinion it would not be in our best interests or in the best interests of our shareholders to effect such reverse stock split.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder, and the discussion below may not address all the tax consequences for a particular shareholder. For example, most foreign, state and local tax consequences are not discussed below. Accordingly, each shareholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

The aggregate adjusted basis of the new shares of our common stock will be the same as the adjusted basis of our common stock exchanged for such new shares of our common stock. The holding period of the new, post-split shares of our common stock resulting from implementation of the reverse stock split will include the shareholder’s respective holding periods for the pre-split shares of our common stock exchanged for the new shares of our common stock.

A shareholder who receives cash in lieu of a fractional share will be treated as if the Company has issued a fractional share to the shareholder and then immediately redeemed the fractional share for cash. Such shareholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such shareholder’s pre-split shares of our common stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder’s holding period exceeds 12 months.

Certain Netherlands Income Tax Considerations Relating to the Reverse Stock Split

The following is a summary of material Dutch income tax consequences of the Dissolution applicable to the Dutch stockholders. This summary does not purport to describe all possible Dutch tax consequences for the Dutch stockholders. In view of its general nature, it should be treated with corresponding caution. Holders of shares in the Company should consult with their tax advisers with regard to the tax consequences of the Reverse Stock Split.

Please note that this summary only applies to Dutch individual stockholders who are Dutch residents for Dutch income tax purposes (including non-resident individual stockholders for Dutch corporate income tax purposes in as far as any income on their shares can be treated as Dutch income as stipulated in Chapter 7 of the Dutch Income Tax Act 2001) (“Dutch Individuals”) and Dutch based corporate entities (“Dutch Companies”) and does not describe the tax considerations for stockholders who have a substantial interest (aanmerkelijk belang) in the Company as defined in Chapter 4.3 of the Dutch Income Tax Act 2001. Furthermore, this summary does not apply to holders of options for shares in the Company.

Except as otherwise indicated, this summary only addresses Dutch tax law, as in effect and at force at the date hereof and as interpreted in published Dutch case law on the date hereof. Changes after such date, including changes that could have retroactive effect, are not taken into account.

General Consideration

In general, the Reverse Stock Split will not have any adverse Dutch tax consequences for our stockholders. Only in the event that a Dutch stockholder receives cash in lieu of a fractional share, the following paragraphs “Dutch Individuals” and “Dutch Companies” apply.

Dutch Individuals

Actual benefits derived from the shares, including any cash payment in connection to the Reverse Stock Split, are not as such subject to Dutch income tax. As they are in principal subject to the Box III regime (vermogensrendementsheffing), Dutch Individuals are taxed annually on a deemed income of 4% realized on their net assets. This deemed income is subject to a 30% tax rate (2005 rate). As a general rule, the net assets for a relevant year consists of the total average portfolio investments (bezittingen) of the individual minus the total average attributable liabilities of that individual (schulden) as outlined in Chapter 5 of the Dutch Income Tax Act 2001. The average value of the shares in the Company is included in the calculation of the total average portfolio investments. Please note that a threshold on the calculation of the net assets may apply of € 19,522 (€ 39,044 for partners) (2005 figures).

However, if shares of a Dutch Individual are attributable to an enterprise (onderneming), any benefit derived or deemed to be derived form the shares, including any capital gain realized as a result of a cash payment in connection with the Dissolution, is generally subject to income tax at a progressive rate not exceeding 52% (2005 rates). The same progressive rate is applicable to benefits derived by a Dutch Individual from the shares which can be qualified as income from other activities (resultaat uit overige werkzaamheden).

Dutch Companies

Any benefit derived or deemed to be derived from the shares held by Dutch Companies, including any capital gain realized as a result of a cash payment in connection with the Reverse Stock Split, is generally subject to a 31.5% tax rate (2005 rate). However, the Dutch participation exemption may provide for a relief from taxation. Under the participation exemption of article 13 Dutch Corporate Income Tax Act 1969, Dutch Companies are exempt from corporate income tax on dividends and capital gains derived from or realized on the disposal of a qualifying stockholdings. Generally, the participation exemption applies if a Dutch Company holds an interest of 5% or more in the issued and paid up share capital of a company. Please note, that the participation exemption may also apply for certain minor (less than 5%) shareholdings in accordance with article 13(3) Dutch Corporate Income Tax Act 1969.

A qualifying Dutch pension fund is not subject to corporate income tax and a qualifying Dutch based investment fund (fiscale beleggingsinstelling) as defined in article 28 of the Dutch Corporate Income Tax Act may benefit from the special tax rate of 0%.

Certain Netherlands Dividend Withholding Tax Considerations Relating to the Reverse Stock Split

The following is a summary of material Dutch dividend withholding tax consequences of the Reverse Stock Split applicable to the Dutch stockholders. This summary does not purport to describe all possible Dutch tax consequences for the Dutch stockholders. In view of its general nature, it should be treated with corresponding caution. Holders of shares in the Company should consult with their tax advisers with regard to the tax consequences of the Dissolution. Except as otherwise indicated, this summary only addresses Dutch tax law, as in effect and at force at the date hereof and as interpreted in published Dutch case law on the date hereof. Changes after such date, including changes that could have retroactive effect, are not taken into account.

It is not anticipated that the Reverse Stock Split will result in a taxable event for Dutch dividend withholding tax purposes and will as such have adverse Dutch dividend withholding tax consequences for our stockholders.

No Dissenters’ Rights

The holders of shares of our common stock have no dissenters’ rights of appraisal under Delaware law, our certificate of incorporation or our by-laws with respect to the proposed amendments to our certificate of incorporation effectuating a reverse stock split.

Required Vote

In order to be adopted, the Certificates of Amendment contained in this proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 4 AUTHORIZING THE BOARD TO ADOPT ONE OF THE AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION EFFECTING ONE OF THE REVERSE STOCK SPLITS.

INDEPENDENT ACCOUNTANTS

Deloitte & Touche has served as the Company’s auditors since September 26, 2002. During the year ended December 31, 2003, Deloitte & Touche, transferred its business to a limited liability partnership and the Board approved the extension of the auditor appointment to Deloitte & Touche LLP.

Representatives from Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accounting Firm Fees

Aggregate fees paid by the Company for the fiscal years ended December 31, 2003, and 2004 to the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”):

Fees Paid to Deloitte & Touche	2003	2004
Audit Fees	$1,349,000	$1,508,000
Audit-related services	0	$5,000
Tax Fees	$244,000	$267,000
Other	$28,000	$12,000

The amounts shown above include out-of-pocket expenses incurred by Deloitte & Touche in connection with the provision of such services.

Audit Fees

Consists of professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Tax Fees

Tax Fees relate to tax planning and advice in the U.S. and the Europe, including assistance with tax audits and appeals and the review of filings with the federal and certain state, provincial or other applicable governments.

Other Fees

All Other Fees in 2003 related primarily to assistance with outsourcing planning.

Pre-approval Procedures for Services

The audit committee approves all audit and non-audit related services. On an annual basis the audit committee reviews and approves prior to its commencement, any audit work conducted by its auditors as a part of the annual consolidated financial statements of the Company. Generally, the audit committee and the Company prohibit its auditors from conducting any non-audit related services and instead engage a third-party accounting firm to conduct any non-audit related work.

SHAREHOLDER PROPOSALS FOR THE 2005 PROXY STATEMENT

Shareholder proposals that are intended to be voted upon at VIA’s annual meeting held in 2006 must be received by the Company no later than February 2, 2006 in order to be considered for inclusion in VIA’s proxy materials for the 2006 annual meeting. Please send any shareholder proposals to VIA NET.WORKS, Inc., H. Walaardt Sacréstraat 401 1117 BM Schiphol-Oost, The Netherlands, Attn: Investor Relations, with a copy to the Company’s General Counsel.

OTHER MATTERS

The board of directors is not aware of any other matters to be presented at the annual meeting. If other matters properly come before the annual and special meeting, the proxies will be voted in accordance with the best judgment of the persons voting.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this Proxy Statement, except to the extent that the information is superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed by the Company with the SEC on April 26, 2005 (SEC file number 0-19788). However, because of the sale of our Swiss operations in early April, 2005, we have included in this proxy statement updated audited financial statements for each of the three years ended December 31, 2004, 2003 and 2002 and as of December 31, 2004 and 2003 to reflect the presentation of our Swiss operations as a discontinued operation consistent with the presentation in our unaudited financial statements for the quarter ended March 31, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

Matt S. Nydell
Senior Vice President,
General Counsel and Secretary
Schiphol-Oost, The Netherlands
June 2, 2005.

VIA NET.WORKS, INC.
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share data)

	December 31, 2004	March 31, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,497	$7,797
Restricted cash	5,100	4,055
Trade and other accounts receivable, net of allowance of $2,966 and $3,203 respectively	13,909	11,666
Other current assets	6,972	6,596
Total current assets	41,478	30,114
Property and equipment, net	13,065	11,146
Goodwill	42,466	40,594
Intangible assets, net	8,695	7,038
Other non-current assets	444	503
Deferred tax asset	14,305	14,326
Assets of businesses held for sale (Note 2)	—	3,026
Total assets	$120,453	$106,747
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,899	$16,556
VAT and other taxes payable	1,083	710
Current portion of capital lease obligations and long-term payables	9,325	8,811
Deferred revenue	15,591	12,965
Accrued expenses	24,451	21,709
Deferred tax liability	13,772	14,515
Other current liabilities	3,744	3,152
Total current liabilities	84,865	78,418
Capital lease obligations and long-term payables, less current portion	344	256
Deferred tax liability	2,639	1,753
Liabilities of businesses held for sale (Note 2)	—	2,803
Total liabilities	87,848	83,230
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 62,624,777 and 62,624,777 shares issued, respectively	63	63
Additional paid-in capital	557,907	557,907
Treasury stock, 1,520,789 shares	(1,521)	(1,521)
Accumulated deficit	(488,880)	(500,296)
Accumulated other comprehensive loss	(34,964)	(32,636)
Total stockholders’ equity	32,605	23,517
Total liabilities and stockholders’ equity	$120,453	$106,747

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share data)
(Unaudited)

	For the three months ended March 31,
	2004	2005
Revenue	$10,396	$24,089
Operating costs and expenses:
Internet services	5,346	12,189
Selling, general and administrative	13,264	19,460
Impairment and restructuring charges	300	3,453
Depreciation and amortization	1,838	2,114
Total operating costs and expenses	20,748	37,216
Operating loss from continuing operations	(10,352)	(13,127)
Interest income	106	12
Interest expense	(18)	(172)
Other income, net	34	404
Foreign currency losses, net	(3,326)	(1,702)
Loss from continuing operations before income taxes	(13,556)	(14,585)
Income tax benefit (expense)	7	(30)
Net loss from continuing operations	(13,549)	(14,615)
Discontinued operations:
Gain (loss) from discontinued operations	3,732	(24)
Gain on disposal of discontinued operations	—	3,223
Net loss	$(9,817)	$(11,416)
Basic and diluted loss per share:
Continuing operations	$(0.22)	$(0.24)
Discontinued operations	0.06	0.05
Net loss per share—basic and diluted	$(0.16)	$(0.19)
Shares used in computing basic and diluted loss per share	60,708,602	61,103,988

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)
(Unaudited)

	For the three months ended March 31,
	2004	2005
Cash flows from operating activities:
Net loss from continuing operations	$(13,549)	$(11,416)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,838	2,114
Impairment charges	—	2,367
Provision for doubtful accounts receivable	337	572
Unrealized foreign currency transaction losses	2,510	1,674
Deferred tax	28	93
Stock compensation	80	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(517)	(1,943)
Other current assets	(398)	1,059
Other non-current assets	(2)	—
Accounts payable	(967)	814
VAT and other taxes payable	605	(242)
Accrued expenses	1,634	(1,487)
Other current liabilities	192	1,139
Deferred revenue	444	(16)
Net cash used in operating activities by discontinued operations	(994)	(1,759)
Net cash used in operating activities	(8,759)	(7,031)
Cash flows from investing activities:
(Increase) decrease in restricted cash	(51)	1,045
Acquisition of subsidiaries (net of cash acquired)	(7,735)	(1,317)
Purchases of property, equipment and other assets	(1,658)	(1,044)
Proceeds from disposition of subsidiaries	—	1,344
Net cash used in investing activities by discontinued operations	(241)	(19)
Net cash used in investing activities	(9,685)	9
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(48)	(541)
Proceeds from issuance of common stock, net	311	—
Net cash used in financing activities by discontinued operations	(2)	—
Net cash (used in) received from financing activities	261	(541)
Effect of currency exchange rate changes on cash	(679)	(137)
Net decrease in cash and cash equivalents	(18,862)	(7,700)
Cash and cash equivalents, beginning of period	65,803	15,497
Cash and cash equivalents, end of period	$46,941	$7,797

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIA NET.WORKS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.   Basis of Presentation

These condensed consolidated financial statements as of March 31, 2005 and for the three month periods ended March 31, 2004 and 2005 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements of VIA NET.WORKS, Inc. (“VIA” or “the Company”) as of and for the year ended December 31, 2004, included in VIA’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“2004 Annual Report”). These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes to the financial statements included in the 2004 Annual Report. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) that management considers necessary to present fairly the consolidated financial position of VIA at March 31, 2005 and the results of its operations and its cash flows for the three month periods ended March 31, 2004 and 2005. The results of operations for the three-month period ended March 31, 2005 may not be indicative of the results expected for any succeeding quarter or for the year ending December 31, 2005. Certain prior period amounts have been reclassified to conform to the current period presentation. Reclassifications have been made to prior period amounts to account for discontinued operations.

The preparation of financial statements in conformity with generally accepted accounting principles requires VIA to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results could differ from the recorded estimates.

Going concern:

For the three months ended March 31, 2005, the Company had net losses from continuing operations of $14.6 million and net decrease of cash and cash equivalents for the period of $7.7 million.

As of March 31, 2005, the Company had $7.8 million in cash and cash equivalents and $4.1 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On April 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States (the Asset Sale). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The following discussion is a summary of the material provisions of the Sale Agreement. This summary is qualified in its entirety by reference to the Sale Agreement, a copy of which is attached as Exhibit 99.1 to the Current Report on Form 8-K filed by VIA on May 3, 2005 with the Securities and Exchange Commission reporting the execution of the sale and purchase agreement.

The material provisions of the Sale Agreement are as follows:

Assets to be Sold Pursuant to the Sale Agreement

•  VIA would sell to Claranet all of its business operations in Europe and the U.S, which includes all of our subsidiary companies other than VIA NET.WORKS NY Corp, VIA NET.WORKS Holdco, Inc., Surftrade U.S.A. Inc. and our parent company, VIA NET.WORKS, Inc. The assets to be sold to Claranet consist of substantially all of the Company’s assets, properties and rights. Claranet would acquire certain assets and liabilities pertaining to the Company’s centralized back office financial and technical support systems that are owned by the Company’s group parent company, VIA NET.WORKS, Inc. The Company would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Claranet will offer employment to such persons.

Treatment of Liabilities

•  Claranet would assume certain liabilities of our parent company, VIA NET.WORKS, Inc., including liabilities and obligations relating to the business operations being sold and employee contracts of certain headquarters personnel. Claranet would not assume other liabilities, such as severance costs for other employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters.

•  VIA would retain all other debts and liabilities of VIA’s parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other headquarters staff, corporate vendors and professional advisors, and remaining payment obligations to sellers of the PSINet Europe group and the Amen group.

Purchase Price

•  Under the agreement, Claranet would pay VIA $26.4 million, less certain adjustments. In particular, the purchase price will be reduced by the amounts advanced to the Company by the Purchaser under the Euro 5.4 million ($7.0 million) working capital facility established by Claranet when the Sale Agreement was signed. Under this agreement VIA is obliged to monitor the level of working capital during the period between signing and the closing of the transaction as described below under “Termination of the Sale Agreement”. A schedule for advances under the facility is described below. The purchase price will also be adjusted for any funds withdrawn from or payments made by the subsidiaries being sold by or to our parent company or any other subsidiaries not being sold.

•  Concurrent with the execution of the April 10, 2005 letter of intent, Claranet delivered a deposit of $3,000,000 to VIA in order to secure the rights to negotiate exclusively with the Company until April 30, 2005. The deposit was partially funded by the release of £1.0 million ($1.9 million) from the escrow established by Claranet in favor of VIA in connection with the purchase in September 2004 by Claranet of the Company’s legacy operations in the United Kingdom. The deposit will be forfeited by Claranet if the transaction does not close other than for VIA’s default or certain other conditions. Otherwise, the portion of the deposit in excess of the £1.0 million ($1.9 million) will be credited to the purchase price at closing.

Survival of Warranties and Other Claims; Limitations on Liability

•  The Company has made certain customary warranties in the Sale Agreement that generally survive for three months following closing, with certain exceptions for matters relating to tax and title to properties. VIA would not be liable for any breaches of warranties until the aggregate amount of all claims exceeds $1,000,000, and the Company’s maximum liability for all breaches would be limited to 33% of the purchase price (approximately $8.8 million).

Closing

•  The Asset Sale is conditioned upon the approval by the Company’s shareholders. In addition, the agreement contains customary pre-closing conditions relating to, among other things, accuracy of warranties and the Company’s compliance with the provisions of the Sale Agreement, including the conduct of the business pending the closing.

•  If the Asset Sale is approved and adopted by VIA’s shareholders, the closing will take place shortly after the shareholder meeting. On May 9, 2005, the Company filed its preliminary proxy statement with the Securities and Exchange Commission, or SEC. On May 18, 2005, the SEC staff informed the Company that it was preparing comments on the preliminary proxy statement. Although the Company has not yet received formal written comments, based on conversations between the Company’s management and SEC staff regarding the comments, the Company believes it will be in a position to file its definitive proxy statement before the end of May 2005. In such case, the Company anticipates that the closing would occur during the first week of July, 2005. Otherwise, the Company anticipates that the closing will take place during the first week of August, 2005.

Competing Offers

•  The Sale Agreement prohibits the Company from approaching or negotiating with any other potential purchaser, provided that the Company’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of our board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties to the Company’s shareholders.

Termination of the Sale Agreement

•  Claranet is entitled, prior to the closing, to terminate the Sale Agreement in the event of

•  claims against VIA or one of the companies being purchased in excess of $50,000, which had not been disclosed on or before April 7, 2005, and which exceed $1,000,000 in the aggregate

•  any increase in cash outflow of the companies being purchased as a whole, measured over the period from May 1, 2005 to the end of the most recently completed calendar month, as compared to the amounts in VIA’s working capital projections for such period of more than $1,250,000

•  loss or cancellation of customers contracts with annualized value in excess of $50,000 in an amount exceeding $1,800,000, net of new customer contract gains

•  bankruptcy of the parent company or any member of the VIA Group

•  breach of an undertaking in the Sales Agreement or warranty where the losses to Claranet are likely to exceed $1,000,000; or a

•  material breach of the working capital facility agreement

Effect of Termination

•  In the event Claranet terminates the Sale Agreement in connection with any of the items listed above or if the Company terminates the Sale Agreement because it accepts a competing offer, the Company must (a) reimburse the $3.0 million deposit to Claranet together with accrued interest on the deposit at a rate of 8% per annum, (b) pay a break fee of $500,000, (c) reimburse the costs and expenses incurred by Claranet in connection with the transaction up to $250,000, (d) pay back the amounts drawn against the financing facility, and (e) pay a $400,000 finance arrangement fee.

Terms of Financing Agreement

•  Concurrently with entering into the Sale Agreement, the Company entered into a Facility Agreement with Claranet under which it is permitted to borrow up to Euro 5.4 million ($7.0 million) for working capital requirements. The facility is stated in Euro funds and will be made available according to the following schedule, stated in USD equivalent on the basis of a Euro to USD exchange rate of $1.303 per Euro:

Date	Amount of aggregate funds available, including prior borrowings:
June 10, 2005 to June 23, 2005 (inclusive):	$1,200,000
June 24, 2005 to July 9, 2005 (inclusive):	2,500,000
July 10, 2005 to July 23, 2005 (inclusive):	4,200,000
July 24, 2005 to August 9, 2005 (inclusive):	5,700,000
August 10, 2005 to termination (inclusive):	7,000,000

•  The amount of funds made available to us and for which we will have to repay Claranet upon a closing may materially differ depending on the currency exchange rate movements prior to the closing.

•  As permitted under the Facility Agreement, the Company has delivered a request to Claranet to accelerate the first draw to June 1, 2005. Funds advanced under this facility are secured by our pledge of all of our ownership interest in certain of our Dutch, French, Belgian and German subsidiaries. Funds advanced bear interest at a rate of 8% per annum, compounded daily. All amounts outstanding under the facility will be deducted from the purchase price payable by Claranet at the closing.

•  If the closing has not occurred by the earlier of September 9, 2005 or the date the Sale Agreement is terminated in accordance with its terms, the Company will be required to pay Claranet an arrangement fee of $400,000. Following a termination of the Sale Agreement, Claranet may immediately cancel the facility and all amounts there under come due upon 20 or 40 days notice to VIA, depending on the circumstances of the termination.

In the proxy statement the Company intends to deliver to its shareholders, the Company will request approval of, among other things, the Asset Sale and a plan of complete dissolution and liquidation of the Company. If the Company receives approval from its shareholders, the Company will seek to close the transaction shortly after the shareholder’s meeting and use the net proceeds to pay off the remaining liabilities of the Company and shut down its corporate headquarters and terminate the remaining employees. Remaining funds will then be distributed to the Company’s shareholders in accordance with

Delaware law. An estimate of the net remaining funds available for distribution to the Company’s shareholders if the Asset Sale is closed will be included within the proxy statement to be distributed to the Company’s shareholders in connection with the proposed shareholder meeting. The closing of the Asset Sale is subject to a number of conditions, which might not be satisfied.

The Sale Agreement is conditioned on receiving the approval of the Company’s shareholders. If , for whatever reason, the Company’s shareholders were to reject the transaction, there can be no assurance that VIA will be able to find alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Company as a going concern.

2.   Discontinued Operations

As each of the United Kingdom, Brazilian, Portuguese, Cayman Islands and Swiss operations represented a component of an entity as defined by Statement of Financial Accounting Standards No. 144 (“SFAS 144”). “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified each operation as a discontinued operation for all periods presented.

2004

VIA NET.WORKS UK Ltd.

On September 28, 2004, the Company sold 100% of the shares of VIA NET.WORKS UK Limited, which was part of the Solutions segment, to Claranet Limited, a UK-based Internet service provider. VIA NET.WORKS UK Limited results would have been reported in our Solutions segment. Claranet agreed to pay total consideration for the shares of VIA NET.WORKS UK Limited in the aggregate amount of GBP 7.3 million ($13.1 million), subject to certain working capital and other adjustments. The Company received GBP 5.3 million ($9.4 million) in cash on completion. The GBP 2.0 million ($3.8 million) balance was payable, subject to the working capital and other adjustments, as follows: GBP 1.0 million ($1.9 million) in cash six months after completion and GBP 1.0 million ($1.9 million) in cash one year after completion.

On March 21, 2005, the Company resolved all contingencies surrounding the first escrow payment, and received a payment from Claranet of GBP 0.7 million ($1.3 million) plus accrued interest. The GBP 0.7 million ($1.3 million) consideration has been recognized as gain on disposal from discontinued operations in the three months ended March 31, 2005.

The remaining consideration of GBP 1.0 million ($1.9 million) was scheduled to be released from escrow, subject to warranty claims of Claranet against the Company, at the end of September 2005. On April 10, 2005, the Company and Claranet entered into a letter of intent for purchase of the remaining business operations. Upon execution of the letter of intent, Claranet delivered a deposit of $3.0 million for the rights to negotiate on an exclusive basis definitive agreements toward the sale of the Company’s business operations. The deposit was partially paid by the release of the remaining GBP 1.0 million ($1.9 million) in escrow. As all material contingencies surrounding the second escrow payment were resolved as at March 31, 2005, the GBP 1.0 million ($1.9 million) consideration has also been recognized as gain on disposal from discontinued operations in the three months ended March 31, 2005.

Revenues related to VIA NET.WORKS UK Limited were approximately $5.6 million for the three months ended March 31, 2004 and nil million for the three months ended March 31, 2005. The gain, excluding accounting for the sale transaction, related to VIA NET.WORKS UK Limited was approximately $3.8 million for the three months ended March 31, 2004 and nil million for the three months ended March 31, 2005.

SURF COMPANIES

During the year ended December 31, 2004, Surftrade Ltda.,  Surftrade Portugal and VIA NET.WORKS Holdings Cayman were liquidated. The results of the liquidated companies, which have been recorded during the three months ended March 31, 2004 are nil for Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman. Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman results would have been reported in Corporate entity.

2005

VIA NET.WORKS SWITZERLAND

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million). VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG results would have been reported in our Solutions segment. The Company sold the Swiss operations due to working capital shortfalls. The net proceeds of the sale provided VIA with additional liquidity to continue its operations, while the Company continued discussions for refinancing and sale transactions.

As of March 31, 2005 assets and liabilities held for sale consisted of:

In thousands of U.S. dollars
Current assets	2,214
Property, plant and equipment	324
Intangible assets	488
Goodwill (Solutions segment)	—
Total assets	3,026
Accounts payable	608
Deferred revenue	1,557
Other current liabilities	638
Total liabilities	2,803

Revenues related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG were approximately $2.3 million for the three months ended March 31, 2004 and $2.2 million for the three months ended March 31, 2005. The loss excluding accounting for the sale transaction, related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG was approximately $0.1 million for the three months ended March 31, 2004 and $24,000 for the three months ended March 31, 2005.

The balance sheet for the three months ended March 31, 2005 has been reclassified to show the assets and liabilities for VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG separately as businesses held for sale. Foreign currency translation adjustments of $1.0 million will be reclassified into the statement of operations upon disposal in the three months ending June 30, 2005. The comparative balance sheet as at December 31, 2004 has not been reclassified to show separately amounts related to discontinued operations.

3.   Impairment and Restructuring Charges

Impairment charges:

	Three months ended March 31,
	2004	2005
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,850
Goodwill	—	517
Total impairment charges	$—	$2,367

2004

There were no impairment charges for the three months ended March 31, 2004.

2005

At March 31, 2005, upon completion of an impairment analysis, in accordance with SFAS 144, the Company recorded an intangible fixed asset impairment charge of $0.8 million and a tangible fixed asset impairment charge of $1.1million, mainly related to the Solutions and Amen segments. For definitions of the segments, please refer to Note 11 segment reporting. The fair value of the assets groups, calculated as of March 31, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period up until the first week of July, 2005, the estimated date of completion of the Claranet Sale, the estimated sale proceeds of $26.4 million as agreed in the sale and purchase agreement with Claranet and the projected working capital position at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new Express business in the quarter ended December 31, 2004, during which the Company recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.8 million, and the quarter ended March 31, 2005, which left the Company with insufficient cash reserves to continue the operations, and resulted in the signing of the sale and purchase agreement on April 30, 2005 to sell the businesses of VIA NET.WORKS to Claranet. Additionally, the sale and purchase agreement calls for estimated sale proceeds of $26.4 million, as opposed to $27.0 million utilized in the Company’s calculation as of December 31, 2004, based on the letter of intent dated April 10, 2005.

Based on the impairment of tangible and intangible fixed assets, at March 31, 2005, the Company determined a triggering event had occurred which required the Company to perform an impairment test on the carrying value of goodwill in accordance with SFAS 142. As a result, the Company recorded an impairment of$0.5 million to the goodwill related to its Amen segment.

The fair value of the reporting units calculated as of March 31, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until the first week of July, 2005, the estimated date of completion of the transaction with Claranet, in addition to the estimated sale proceeds of $26.4 million as agreed in the sale and purchase agreement with Claranet and the projected working capital position at June 30, 2005. Upon completion of the Asset Sale, the Company expects to record a loss in the statement of operations for the three months ending September 30, 2005 relating to amounts previously recorded in accumulated other comprehensive loss. As of March 31, 2005, the Company has $31.6 million of cumulative translation losses recorded in respect of these businesses.

As a part of the process of creating the discounted cash flow model, the Company’s management was required to make estimates and assumptions regarding future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review.

Management has based their assessment of fair value on the estimated sale proceeds of the business of $26.4 million and the projected working capital position at June 30, 2005. The closing of the sale is subject to a number of conditions, including shareholder approval and the non-occurrence of a material adverse change in the businesses; and the estimated date of closing is based on an assumption that the review of the preliminary proxy statement by the Securities and Exchange Commission will not cause any material delays in the distribution of the definitive proxy statement to the Company’s shareholder. Also, the estimated final sales consideration is based in part on the amount of working capital that will be used by VIA during the period prior to closing, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the actual impairment may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2003	Additions	Cash utilized	Foreign exchange	Balance at March 31, 2004
	In thousands of U.S. dollars
Employee termination payments	243	151	(200)	1	195
Future operating lease obligations	276	—	(65)	—	211
Other	121	149	(114)	—	156
Total restructuring charges	$640	$300	$(379)	$1	$562

	Balance at December 31, 2004	Additions/ Releases	Cash utilized	Foreign exchange	Balance at March 31, 2005
	In thousands of U.S. dollars
Employee termination payments	348	190	(323)	(16)	199
Future operating lease obligations	164	720	(70)	(16)	798
Other	484	176	(174)	(16)	470
Total restructuring charges	$996	$1,086	$(567)	$(48)	$1,467

2004

The Company recorded restructuring charges of $0.3 million during the three months ended March 31, 2004 related to severance payments at the corporate headquarters and transition implementation costs for back-office and administrative outsourcing initiatives. Cash payments for severance and benefits of $0.2 million were made in the first quarter of 2004 by the European operations ($0.1 million) and Corporate ($0.1 million). The employee termination costs of $0.2 million for the three months ended March 31, 2004 relate to five employees in finance at the corporate headquarters. The resulting accrual of $0.2 million at March 31, 2004 relates to five employees in finance at the corporate headquarters.

The accrual for future operating lease obligations, relating mainly to the Reston office, has been drawn down by the monthly payments on the office lease, which continued through to February 2005, less the income from a sublease of the space.

2005

During the three months ended March 31, 2005, the Company recorded restructuring charges of $1.1million. The restructuring charge for the three months ended March 31, 2005 related to severance payments at the corporate headquarters and at the Netherlands operation, costs for future operating lease obligations at our Netherlands operation and transition implementation costs for back-office integration initiatives.

The employee termination costs of $0.2 million for the three months ended March 31, 2005 relate to one employee at the corporate headquarters and one employee at our Netherlands operation. Cash payments for severance and benefits of $0.3 million were made in the three months ended March 31, 2005 by our European operations. The remaining accrual of $0.2 million at March 31, 2005 relates to one employee at the German operation and one employee at the corporate headquarters. It is not anticipated that any of these terminations will adversely impact the Company’s ability to generate revenue.

The accrual for future operating lease obligations, relate to the Reston office and future lease obligations in the German and Netherlands operations. The expenses for future operating lease obligations of $0.7 million for the three months ended March            31, 2005 relate to an addition in future operating lease obligations in the Netherlands operation. The accrual for the future operating lease obligations of the Reston office and the German operation have been drawn down by the monthly payments on the office lease. $40,000 of the accrual for the future operating lease obligations has been released to the statement of operations for the three months ended March 31, 2005 after the Reston operating lease obligation was terminated in February 2005.

Other charges incurred in the three months ended March 31, 2005, relate to the implementation costs for back-office integration initiatives. The remaining accrual of $0.5 million at March 31, 2005 relates to $0.2 million implementation costs for back-office integration initiatives, $0.2 million for the termination of a reseller agreement in the French operation and $0.1 million for costs associated with integrating the PSINet Europe operations and related system migration costs.

4.   Income Tax

The provision for taxes based on income for the three months ended March 31, 2004 and 2005 was computed in accordance with Interpretation No. 18 of Accounting Principles Board Opinion No. 28 on reporting taxes for interim periods and was based on management’s expectation of an effective income tax rate of 0% for the year ending December 31, 2005.

5.   Comprehensive Loss

Comprehensive loss for the three months ended March 31, 2004 and 2005 was as follows:

	Three months ended March 31,
	2004	2005
	In thousands of U.S. dollars
Net loss	$(9,817)	$(11,416)
Foreign currency translation adjustment gains	1,926	2,328
Comprehensive loss	$(7,891)	$(9,088)

6.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31, 2004	March 31, 2005
	In thousands of U.S. dollars
Hardware and other equipment	$19,586	$17,061
Network and data center assets	8,330	9,088
Software	17,237	17,109
Furniture and fixtures	1,186	916
	46,339	44,174
Accumulated depreciation	(33,274)	(33,028)
Property and equipment, net	$13,065	$11,146

Depreciation expense was $1.6 million and $2.0 million for the three months ended March 31, 2004 and 2005, respectively. The Company recorded an asset impairment charge of $1.8 million and $1.1 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to Hardware and other equipment. (See Note 3 for further information.)

7.   Goodwill

The changes in the carrying amount of goodwill during the three months ended March 31, 2005, are as follows:

	Total	Solutions	Amen	Express
	In thousands of U.S. dollars
Balance as of December 31, 2004	$42,466	$30,830	$10,490	$1,146
Impairment charges related to continuing operations	(517)	—	(517)	—
Foreign exchange adjustment	(1,355)	(1,607)	252	—
Balance as of March 31, 2005	$40,594	$29,223	$10,225	$1,146

Impairments are discussed in greater detail within Note 3 of these consolidated financial statements.

8.   Intangible Assets, net

Intangible assets consisted of the following:

	December 31, 2004	March 31, 2005
	In thousands of U.S. dollars
Customer lists	$6,580	$6,229
Software	2,183	2,067
Tradename	1,062	1,004
Accumulated amortization	(1,130)	(2,262)
Intangible assets , net	$8,695	$7,038

The amortization expense for the three-month periods ended March 31, 2004 and 2005 was $0.2 and $0.1 million, respectively. The Company amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively. The Company recorded an asset impairment charge of $0.1 million and $0.8 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. The table above shows the balances net after the effect of the impairment charges. (See Note 3 for further information.)

9.   Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

The Company has adopted the “disclosure only” alternative described in SFAS No. 123, which requires pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	For the three months ended March 31,
	2004	2005
	In thousands of U.S. dollars
Net loss (as reported)	$(9,817)	$(11,416)
Add back: Total stock-based employee compensation expense determined under intrinsic value method	80	—
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(609)	(317)
Pro Forma net loss	$(10,346)	$(11,733)
Net loss per share, basic and diluted (as reported)	$(0.16)	$(0.19)
Net loss per share, basic and diluted (Pro Forma)	$(0.17)	$(0.19)

During the three months ended March 31, 2004, a total of 37,500 shares of the Company’s common stock were issued to two directors pursuant to the Company’s director compensation program. The market value of the stock as issued on the date of grant was $2.13 per share. This cost to the Company has been expensed in the condensed consolidated statement of operations for the three months ended March 31, 2004.

10.   Contingencies

Legal Proceedings

On November 5, 2001, the Company was named as a defendant in a class action lawsuit in the District Court for the Southern District of New York against VIA NET.WORKS, Inc., certain of the underwriters who supported our initial public offering (“IPO”) and certain of our officers, under the title O’Leary v. Via Net.works [sic] et al [01-CV-9720] (the “Complaint”). An amended complaint was filed in April 2002. The Complaint alleges that the prospectus we filed with our registration statement in connection with our IPO was materially false and misleading because it failed to disclose, among other things, that: (i) the named underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for the right to purchase large blocks of VIA IPO shares; and (ii) the named Underwriters had entered into agreements with certain of their customers to allocate VIA IPO shares in exchange for which the customers agreed to purchase additional VIA shares in the aftermarket at pre-determined prices (“Tie-in Arrangements”), thereby artificially inflating the Company’s stock price. The Complaint further alleges violations of Sections 11, 12 (a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under arising out of the alleged failure to disclose and the alleged materially misleading disclosures made with respect to the commissions and the Tie-in Arrangements in the prospectus. The plaintiffs in this action seek monetary damages in an unspecified amount. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York (the “IPO Litigation”). On June 30, 2003, the special litigation committee of the board of directors of the Company conditionally approved the global settlement between all plaintiffs and issuers in the IPO Litigations. The special litigation committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. The settlement would provide, among other things, a release of the Company and of the individual defendants for the conduct alleged in the action to be wrongful by the plaintiffs. Under the proposed settlement, the Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. In June 2004, a motion for preliminary approval of the settlement was filed with the Court. The underwriters filed a memorandum with the Court opposing preliminary approval of the settlement. The court granted the preliminary approval on February 15, 2005, subject to certain modifications. If the parties are able to agree upon the required modifications, and such modifications are acceptable to the court, notice will be given to all class members of the settlement, a “fairness” hearing will be held and if the Court determines that the settlement is fair to the class members, the settlement will be approved. Any direct financial impact of the proposed settlement is expected to be borne by our insurers.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million plus €250,000 moral damages, plus interests, costs and attorneys’ fees. The Company believes PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

Guarantees

From time to time, the Company enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Company could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Company issued during the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, were not material to the Company’s financial position, results of operations or cash flows.

Other

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

11.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe and the Americas. As of March 31, 2005, the Company served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore the Company had provided segment information based on geographic regions.

Within the last quarter of 2004, management re-evaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies, except the US operation, and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Company grouped its start-up VIA Express channel operations together with the legacy VIA US operations into one operating segment—“Express”. The Company grouped all of the Amen operating companies into one operating segment—“Amen”. The Company and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, adjusted EBITDA, impairment and restructuring charges and assets from continuing operations of the Company’s operating segments for the three months ended March 31, 2004 and March 31, 2005. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2004	$67,145	$3,711	$21,808	$27,789	120,453
Total assets as of March 31, 2005	60,556	3,519	19,158	23,514	106,747
Three months ended March 31, 2004:
Revenue	7,998	915	1,483	—	10,396
Adjusted EBITDA	(1,769)	(265)	411	(6,591)	(8,214)
Impairment and restructuring charges	—	—	—	(300)	(300)
Three months ended March 31, 2005:
Revenue	20,009	1,124	2,934	22	24,089
Adjusted EBITDA	(1,945)	(401)	442	(5,656)	(7,560)
Impairment and restructuring charges	(1,588)	—	(1,180)	(685)	(3,453)

Total assets include assets relating to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG which have been classified as businesses held for sale as of March 31, 2005. Total assets relating to these entities, $1.8 million, have been included within the Solutions segment above.

The reconciliation between Adjusted EBITDA to net loss for continuing operations is as follows:

Three months ended March 31, 2004
Adjusted EBITDA	(8,214)
Impairment and restructuring charges	(300)
Depreciation and amortization	(1,838)
Interest income	106
Interest expense	(18)
Other income, net	34
Foreign currency losses, net	(3,326)
Income tax benefit	7
Net loss from continuing operations	(13,549)
Three months ended March 31, 2005
Adjusted EBITDA	(7,560)
Impairment and restructuring charges	(3,453)
Depreciation and amortization	(2,114)
Interest income	12
Interest expense	(172)
Other income, net	404
Foreign currency losses, net	(1,702)
Income tax expense	(30)
Net loss from continuing operations	(14,615)

12.   Subsequent events

On April 1, 2005, the Company sold its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million (approximately $3.1million).

On April 10, 2005, VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States.

On April 11, 2005, the Company announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Company’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Company has obtained the support of staff from other members of the VIA group to fill in for the striking workers to ensure the continuation of technical and customer support. We believe that we will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

On April 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’sremaining business operations in Europe and the United States (the Asset Sale). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements.

On May 9, 2005, the Company filed a preliminary proxy statement with the Securities and Exchange Commission in respect of the Claranet Sale Agreement and the Asset Sale, a plan of complete dissolution and liquidation, a proposal for amendments to the Certificate of Incorporation to effect a reverse stock split, and the election of directors. On May 18, 2005, the SEC staff informed the Company that it was preparing comments on the preliminary proxy statement. Although the Company has not yet received formal written comments, based on conversations between the Company’s management and SEC staff regarding the comments, the Company believes it will be in a position to file its definitive proxy statement before the end of May 2005. In such case, the Company anticipates that the Closing will occur during the first week of July 2005. Otherwise, the Company anticipates that the Closing will take place during the first week of August 2005.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

VIA NET.WORKS, Inc

Schiphol, The Netherlands

We have audited the accompanying consolidated balance sheets of VIA NET.WORKS, Inc and subsidiaries ( the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for the year ended December 31, 2004, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations as well as its difficulty in generating sufficient cash flow to meet its obligations and sustain operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been restated to reflect the discontinued operations described in Note 17.

DELOITTE & TOUCHE LLP

London, England

April 25, 2005 (June 2, 2005 as to the effects of the discontinued operations in Note 17)

VIA NET.WORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share data)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$65,803	$15,497
Restricted cash	1,391	5,100
Trade and other accounts receivable, net of allowance of $1,911 and $2,966 respectively	14,295	13,909
Other current assets	4,542	6,972
Total current assets	86,031	41,478
Property and equipment, net	12,003	13,065
Goodwill	3,111	42,466
Intangible assets, net	731	8,695
Other non-current assets	884	444
Deferred tax asset	7,928	14,305
Total assets	$110,688	$120,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,021	$16,899
VAT and other taxes payable	1,303	1,083
Current portion of capital lease obligations and long-term payables	173	9,325
Deferred revenue	13,264	15,591
Accrued expenses	7,659	24,451
Deferred tax liability	7,928	13,772
Other current liabilities	1,848	3,744
Total current liabilities	42,196	84,865
Capital lease obligations and long-term payables, less current portion	328	344
Deferred tax liability	—	2,639
Total liabilities	42,524	87,848
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 61,507,694 and 62,624,777 shares issued, respectively	62	63
Additional paid-in capital	556,112	557,907
Treasury stock, 1,520,789 and 1,520,789 shares, respectively	(1,521)	(1,521)
Accumulated deficit	(452,154)	(488,880)
Accumulated other comprehensive loss	(34,335)	(34,964)
Total stockholders’ equity	68,164	32,605
Total liabilities and stockholders’ equity	$110,688	$120,453

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. Dollars, except share and per share data)

	For the years ended December 31,
	2002	2003	2004
Revenue	$35,204	$36,027	$60,339
Operating costs and expenses:
Internet services	20,553	19,721	29,831
Selling, general and administrative	45,021	39,611	61,344
Impairment and restructuring charges	1,153	8,503	12,202
Depreciation and amortization	7,152	5,837	7,610
Total operating costs and expenses	73,879	73,672	110,987
Operating loss from continuing operations	(38,675)	(37,645)	(50,648)
Interest income	2,159	1,091	498
Interest expense	(77)	(13)	(342)
Other income (expense), net	395	(82)	(464)
Foreign currency (losses) gains, net	13,549	16,313	5,387
Loss from continuing operations before minority interest and income taxes	(22,649)	(20,336)	(45,569)
Income tax benefit (expense)	41	(168)	286
Net loss from continuing operations	(22,608)	(20,504)	(45,283)
Discontinued operations:
(Loss) gain from discontinued operations	(22,251)	(4,240)	8,146
Gain on disposal of discontinued operations	1,906	164	411
Net loss	$(42,953)	$(24,580)	$(36,726)
Basic and diluted (loss) gain per share:
Continuing operations	$(0.37)	$(0.33)	$(0.75)
Discontinued operations	(0.34)	(0.07)	0.14
Net loss per share—basic and diluted	$(0.71)	$(0.40)	$(0.61)
Shares used in computing basic and diluted loss per share	60,147,704	61,135,959	61,001,620

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands of U.S. Dollars, except share data)

	Common Stock		Additional Paid-in	Treasury	Accumulated	Deferred	Accumulated Other Comprehensive	Accumulated other comprehensive loss of businesses transferred under contractual	Total Stockholders’
	Shares	Amounts	Capital	Stock	Deficit	Compensation	Loss	arrangement	Equity
Balance at January 1, 2002	60,844,900	61	557,358	(733)	(384,621)	(2,311)	(13,513)	—	156,241
Comprehensive loss:
Net loss	—	—	—	—	(42,953)	—	—	—	(42,953)
Businesses transferred under contractual arrangement	—	—	—	—	—	—	285	(285)	—
Foreign currency translation adjustment	—	—	—	—	—	—	(9,235)	—	(9,235)
Total comprehensive loss	—	—	—	—	—	—	—	—	(52,188)
Amortization of deferred compensation	—	—	—	—	—	527	—	—	527
Stock option forfeitures	—	—	(1,784)	—	—	1,784	—	—	—
Balance at December 31, 2002	60,844,900	61	555,574	(733)	(427,574)	—	(22,463)	(285)	104,580
Comprehensive loss:
Net loss	—	—	—	—	(24,580)	—	—	—	(24,580)
Businesses transferred under contractual arrangement	—	—	—	—	—	—	—	285	285
Foreign currency translation adjustment	—	—	—	—	—	—	(11,872)	—	(11,872)
Total comprehensive loss	—	—	—	—	—	—	—	—	(36,167)
Purchase of treasury shares	—	—	—	(788)	—	—	—	—	(788)
Issuance of common stock for exercise of stock options	662,794	1	538	—	—	—	—	—	539
Balance at December 31, 2003	61,507,694	62	556,112	(1,521)	(452,154)	—	(34,335)	—	68,164
Comprehensive loss:
Net loss	—	—	—	—	(36,726)	—	—	—	(36,726)
Foreign currency translation adjustment	—	—	—	—	—	—	(629)	—	(629)
Total comprehensive loss	—	—	—	—	—	—	—	—	(37,355)
Issuance of common stock for exercise of stock options and acquisitions	1,117,083	1	1,795	—	—	—	—	—	1,796
Balance at December 31, 2004	62,624,777	63	557,907	(1,521)	(488,880)	—	(34,964)		32,605

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. Dollars)

	For the years ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net loss from continuing operations	(22,608)	(20,504)	(45,283)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	7,152	5,837	7,610
Impairment charges	—	5,426	9,200
Employee stock compensation	527	—	—
Provision (benefit) for doubtful accounts receivable	(3,669)	1,380	857
Unrealized foreign currency transaction losses (gains)	(7,101)	(13,775)	(6,034)
Write-off of note receivable from related party	292	—	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	5,602	(347)	646
Other current assets	(1,196)	(1,277)	1,966
Other non-current assets	(33)	(543)	—
Accounts payable	(466)	613	481
VAT and other taxes payable	21	185	(2,420)
Accrued expenses	(3,395)	(984)	7,282
Other current liabilities	(1,469)	(541)	680
Deferred revenue	95	(797)	(1,744)
Net cash (used) received in operating activities by discontinued operations	(2,461)	(807)	3,111
Net cash used in operating activities	(28,709)	(26,134)	(23,648)
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(23,298)
Increase in restricted cash	(895)	(496)	(3,708)
Proceeds from the disposition of operating subsidiaries (net of cash paid)	152	(471)	7,741
Proceeds from business transferred under contractual obligations	—	460	—
Purchases of property, equipment and other assets	(1,738)	(5,181)	(7,020)
Note receivable from related party	(1,000)	—	—
Repayment of note receivable from related party	708	—	—
Net cash used in investing activities by discontinued operations	(1,929)	(599)	(950)
Net cash used in investing activities	(4,702)	(6,287)	(27,235)
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(1,582)	(127)	(285)
Proceeds from issuance of common stock, net	—	539	369
Purchase of treasury stock	—	(788)	—
Net cash used in financing activities by discontinued operations	(233)	—	—
Net cash used in financing activities	(1,815)	(376)	84
Effect of currency exchange rate changes on cash	(4,815)	787	493
Net decrease in cash and cash equivalents	(40,041)	(32,010)	(50,306)
Cash and cash equivalents, beginning of period	137,854	97,813	65,803
Cash and cash equivalents, end of period	97,813	65,803	15,497
Supplemental disclosure of cash flow information:
Cash paid for interest	$50	$15	$44
Income taxes paid	$305	$144	$110
Non-cash investing and financing transactions:
Non-cash relief of acquisition debt	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. Dollars, except share and per share data)

1.   Organization and Going concern

Organization and Nature of Operations:

VIA NET.WORKS, Inc. (the “Company” or “VIA”) was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. The focus of the Company is to be a premier provider of managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market. In 1999, the Company amended its Certificate of Incorporation to change the Company’s name from V-I-A Internet, Inc. to VIA NET.WORKS, Inc. VIA is headquartered in Schiphol-Oost, the Netherlands and has continuing operations in Belgium, France, Germany, the Netherlands, Portugal, Spain, Italy, Switzerland, the United Kingdom and the United States (U.S.).

Going concern:

For the year ended December 31, 2004, the Company had net losses from continuing operations of $45.3 million and cash used by continuing operations of $52.5 million. If the Company is unable to increase the revenue or scale down the costs and investment expenditures, it will continue to experience negative cash flow.

As of December 31, 2004, the Company had $15.5 million in cash and cash equivalents and $5.1 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company was pursuing two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million, or $3.1 million. The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On April 10, 2005, the Company entered into a letter of intent, or Letter, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of its business operations in Europe and the United States. The key terms of the proposed transaction, or the Claranet Sale, are as follows:

•       Claranet would acquire certain assets and liabilities pertaining to VIA’s centralized back office financial and technical support systems that are owned by the group parent company, VIA NET.WORKS, Inc., but all other assets and liabilities of VIA NET.WORKS, Inc. would not be assumed.

•        VIA would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Claranet would offer employment to such persons.

•        VIA would retain all other debts and liabilities of the group parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other headquarters staff, corporate vendors and professional advisors, and remaining payment obligations to sellers of the PSINet Europe group and the Amen group.

•       Claranet made a deposit of $3,000,000 against the purchase price in order to secure the rights to negotiate exclusively with the Company until 30 April 2005:

•        The deposit was partially funded by the release of £1.0 ($1.8 million) million from the escrow established by Claranet in favour of VIA in connection with the purchase by Claranet in September 2004 of VIA NET.WORKS UK Limited, its legacy operations in the United Kingdom.

•        The deposit would be forfeited by Claranet and it would pay VIA a $500,000 break fee if

•       definitive agreements for the contemplated transactions have not been executed by the parties by April 30, 2005, or

•       Claranet determines not to proceed with the transaction, or breaches the definitive agreements prior to the closing. .

Otherwise, approximately $1.1 million, the portion of the deposit in excess of the £1.0 million escrow, would be credited to Claranet as payment against the purchase price at closing.

•       The deposit and interest thereon shall be returned to Claranet unless

•       forfeited by Claranet as noted above,

•       the deposit has been credited to Claranet at the closing, or

•       closing of the transaction does not occur on or before 120 days after the date of execution of the definitive acquisition agreements, referred to below as the Back-Stop Date, or

•       there is a VIA Break Trigger, which is described below.

•       If there is a VIA Break Trigger, VIA would be required to return the $3 million deposit and pay Claranet a $500,000 break fee plus professional fees up to a maximum $250,000. A VIA Break Trigger includes any of the following events:

•        VIA’s Board of Directors determines not to enter into the Claranet Sale transaction or accepts a competing offer

•       VIA enters into a legal binding agreement for a competing proposal

•        the Board of Directors does not recommend the Claranet Sale transaction to VIA’s shareholders

•        VIA’s shareholders fail to approve the Claranet Sale transaction before the Back Stop Date

•        the Board of Directors fail to act in good faith in respect of the negotiations toward definitive agreements, or

•        there is a material adverse change in VIA’s business between the date of the Letter and the targeted date for signing of a definitive purchase agreement. A material adverse change includes, among other things, a material change in cash flow projections, litigation and other claims against the Company, and significant incidents of non-renewal or cancellation of customer contracts.

•       The proposed transaction would be subject to approval by the Company’s shareholders; a proxy statement would be distributed as soon as possible after signing of definitive agreements and review by the Securities and Exchange Commission.

•       For the period between the signing of the definitive purchase agreement and closing of the transaction, Claranet would provide an interim working capital facility of up to $6 million bearing interest at 8.0% per annum.

•        VIA will pay a $400,000 arrangement fee for the facility, which would be waived at Closing, assuming the parties complete the transactions.

•        The facility would be secured by pledges by VIA of shares in certain of its European subsidiaries.

•        The purchase price would be reduced by the amount that VIA drew down on this facility.

The Company is in the process of negotiating definitive purchase, interim working capital financing and other agreements pertaining to the proposed Claranet Sale, with a view towards execution of the agreements by April 30, 2005. The definitive agreements would be subject to various conditions to completion, including absence of material adverse change in VIA’s business. There can be no assurance that VIA will be successful in negotiating the definitive agreements or achieving completion of the proposed transaction. If the agreements are successfully concluded, the Company expects to convene a meeting of our shareholders within the next two or three months to consider the Claranet Sale for approval. If the Company receives approval from its shareholders, it would seek to close the transaction shortly after the shareholder’s meeting and use the net proceeds to pay off the remaining liabilities of the Company and shut down our corporate headquarters and terminate the remaining employees. Remaining funds would then be distributed to the Company’s shareholders. The Company is currently preparing an analysis of the potential return or range of returns to its shareholders if the Claranet Sale is closed on the terms described in the Letter. The analysis will be released and published in the proxy statement to the Company’s shareholders describing in detail the proposed transaction as well as the potential return or range of returns.

The Company has pursued two separate but parallel tracks to address its announced liquidity issue: a search for new financing through an equity or debt placement and the sale of all or part of its businesses. Both tracks were progressed simultaneously. While the Company received interest from third parties to provide debt/equity investments in the Company, VIA’s Board of Directors concluded that the terms on which the investments were proposed would not be as advantageous to the shareholders of the Company as the terms of the Claranet Sale offer. If the Claranet Sale is not consummated, there can be no assurance that the Company can obtain an alternative solution to VIA’s liquidity issues. In that event, and unless the Company could find such an alternative solution, VIA would have insufficient funds to continue to operate the Company as a going concern.

The Claranet Sale transaction is at an early stage. Only a letter of intent has been executed by the parties. Claranet has provided a $3 million deposit against the purchase price if it withdraws from the transaction. However, under the terms of the Letter, Claranet may withdraw from the transaction and receive a refund of its deposit of $3 million if, among other things, there is a material adverse change in VIA’s business between the date of the Letter and the targeted date for signing of a definitive purchase agreement. Under the terms the of the Letter, a material adverse change includes, among other things, a material change in cash flow projections, litigation and other claims against the Company, and significant incidents of non-renewal or cancellation of customer contracts. If any one of these events occurs, Claranet may withdraw from the transaction and the Company would be required to pay its costs and a break fee.

The Company may not be able to control the circumstances that could lead to any one of these material adverse changes, and if any one of them should occur, and Claranet decides to withdraw, its ability to provide a return to its shareholders may be severely impacted.

The Claranet Sale is conditioned on receiving the approval of the Company’s shareholders. If the Company reach agreement on definitive purchase and finance agreements, VIA will solicit votes from its shareholders through a proxy statement that will describe the circumstances and rationale for the Claranet Sale. If, for whatever reason, the Company’s shareholders were to reject the transaction, there can be no assurances that VIA will be able to find an alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Company as a going concern.

2.   Significant Accounting Policies:

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. As of December 31, 2003 and 2004, the company owned 100% of all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars or Euros. Restricted cash of $1.4 million at December 31, 2003 represents amounts held on deposit with banking institutions as security for operating leases. Restricted cash of $5.1 million as at December 31, 2004 represents amounts held on deposit with banking institutions as security for operating leases, leased properties, key telecom suppliers and a bank guarantee for earn-out payments to the former shareholders of Amen.

Concentration of Credit Risk:

Financial assets that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. The Company’s cash and investment policies limit investments to short-term, investment grade instruments. Concentration of credit risk, with respect to accounts receivable, is limited due to the large number and geographic dispersion of customers comprising the Company’s customer base.

Property and Equipment:

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. The Company has purchased software to facilitate its global information processing, financial reporting and access needs. These costs and related software implementation costs are capitalized, in accordance with Statement of Position No. 98-1, “Accounting for the Cost of Internal Use Software,” and amortized over the estimated useful life, generally three years. The cost of network infrastructure purchased under indefeasible right of use agreements (IRU) is capitalized and amortized over the lesser of the estimated useful life or term of the agreement, generally 1 to 25 years. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Impairment or Disposal of Long-lived Assets:

Long-lived assets include acquired intangible (principally customer lists and trade names) and tangible assets. On a quarterly basis, management reviews the carrying value of the investment in its operations to determine if an event has occurred, with respect to any operation, which could result in an impairment of long-lived assets. In its review, management considers the following:

•       market and competitive factors, including trends within the telecommunications industry broadly and the market for Internet access specifically, as well as general economic trends;

•       operating and financial trends, including significant underperformance relative to expected historical or projected operating results; and,

•       business outlook for each operation, including changes in the expected revenues and cash flows for each of our operations, changes in our customers and the services that they require and our Strategic Plans for each operation.

The carrying amounts of long-lived assets are reviewed if facts or changes in circumstances suggest that they may be impaired. If this review indicates the carrying amounts of long-lived assets will not be recoverable, as determined based on estimated undiscounted future cash flows of the assets, the carrying amounts are reduced to their estimated fair value. The asset groups and lowest level of cash flows are based on geographic operations. The Company recorded impairment charges of nil, $0.1 million and $1.9 million in the years ended December 31, 2002, 2003, and 2004, respectively.

Long-lived assets are classified as held-for-sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using the amount at which the reporting unit as a whole could be bought or sold in a current transaction between willing buyers, or the anticipated cash flows discounted at a rate commensurate with the risk involved.

The Company classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Goodwill:

The Company has recorded goodwill related to its acquisitions. As at December 31, 2004, $42.5 million of goodwill are recorded within the scope of Statement of Financial Accounting Standards (“SFAS”) 142. Goodwill and Other Intangible Assets.

The Company reviews goodwill to assess recoverability on an annual basis or when changes in circumstances at each operation warrant a review. The Company elected December 31 as its annual goodwill impairment review date for all reporting units. In accordance with SFAS 142, if the carrying amount of the reporting unit exceeds its estimated fair value, its associated goodwill is written down to its implied fair value using a hypothetical purchase price allocation. Any impairment loss is recorded in the consolidated statement of operations. Measurement of the fair value of a reporting unit is based on a discounted future cash flows model derived from the Company’s Strategic Plan or the amount at which the asset group as a whole could be bought or sold in a current transaction between willing buyers.

During the years ended December 31, 2002, 2003 and 2004, the Company recorded goodwill impairment charges of nil, $5.3 million and $7.3 million, respectively.

Business combinations

The Company accounts for acquisitions under SFAS 141, Business Combinations. The acquisition date is determined by the date on which transfer of effective control has taken place. In general, it is the date the Company has assumed all economic consequences of ownership (the date that assets are received and consideration is given) and has the authority to make unilateral decisions regarding the conduct of the acquired company. The total purchase price consists of the direct costs incurred by the Company in connection with the transaction and the purchase consideration. Any excess of purchase price (total acquisition cost) over the net assets acquired is recorded as goodwill.

Where a purchase agreement contains additional contingent consideration based on future earnings or contingent consideration based on security prices, the contingent consideration is recorded when the contingency is resolved and the consideration is issued or becomes issuable.

The allocation period is the period that is required to identify and quantify the assets acquired and the liabilities assumed. Although the time required will vary with circumstances, the “allocation period” usually does not exceed one year from the date of acquisition. In most cases, the Company may not be able to obtain some of the data required to complete the allocation of the purchase price for inclusion in its next external financial reporting period. As such, a tentative allocation is made using the values that have been determined and preliminary estimates of the values that have not yet been determined. See Note 4 these consolidated financial statements for further information.

Loss Per Share:

Basic loss per share is computed using the weighted-average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted-average number of shares of common stock adjusted for the dilutive effect of common stock equivalents, such as convertible preferred stock, stock options, warrants and contingently issuable shares of common stock. Common stock equivalent shares are calculated using the “if-converted” method or the treasury stock method, as applicable. Due to losses by the Company, the following securities that were outstanding for each of the years presented have been excluded from the computation of diluted loss per share, as their effect would be antidilutive:

	Stock Options	Stock Warrants
December 31, 2002	7,329,574	100,000
December 31, 2003	7,668,435	—
December 31, 2004	7,444,133	—

There is no difference between basic and diluted loss per share for each of the periods presented.

Other Comprehensive Loss:

Comprehensive loss consists of net loss and foreign currency translation adjustments as presented in the consolidated statements of stockholders’ equity. No tax is provided on the foreign currency translations adjustment. Foreign currency translation adjustments are reclassified into the statement of operations when the underlying investment is sold or substantially liquidated.

Recognition of revenue:

The Company derives its revenue from the sale of Internet-related goods and services, specifically sale of third party hardware and software and Internet connectivity services; other Internet value-added services, such as hosting, security and IP VPN; and voice services.

The Company applies the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” The Company recognizes revenue from the sale of Internet goods and services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. At the time of the transaction, the Company assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not perform credit checks on potential customers before providing services. If the Company determines that collection of a fee is not reasonably assured, the revenue is recognized upon the receipt of cash, provided other revenue recognition criteria have been satisfied.

The Company’s practices regarding the evidence of an arrangement vary from country to country. Generally, for sales, other than those completed over the Internet, the Company uses either a purchase order or a customer agreement as evidence of an arrangement. For sales over the Internet, the Company generally uses a credit card authorization as evidence of an arrangement.

Service revenue

The Company’s Internet connectivity services, other Internet value-added services, and voice revenue are recognized as it is earned over the customer relationship period. When the Company’s services are bundled in a customer arrangement, then the related fee is allocated to the multiple elements of the arrangement based on objective evidence of fair value. Revenue from installation, training and consulting is recognized as the related services are rendered, although such amounts have not been material. The typical service period for connectivity services is from one to two years.

When the customer arrangement dictates that payments are made prior to service delivery, the Company records the advance receipt of payment as a credit to the balance sheet within the deferred revenue account. The fees received by the Company are non-refundable. There are no terms in the agreement with the customer that allow them to cancel or terminate the agreement and obtain refunds of the amounts advanced. As the service is provided the Company recognizes the revenue ratably over the expected customer relationship in accordance with the revenue recognition policies described above. When a customer pays a non-refundable fee in advance and subsequently cancels service before the end of the contract term, the Company recognizes the remaining deferred revenue as revenue with the statement of operations at the time the service is terminated.

Product revenue

In general, revenue from hardware sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied.

In accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, revenue from hardware and third-party software sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied. The Company’s hardware and software sales are arrangements negotiated and agreed upon directly with its customers. The Company does not act as an agent or a broker for its vendors nor does it receive compensation, commissions or fees from its vendors. The Company also maintains the freedom and discretion in selecting the appropriate vendor to support its various hardware and software arrangements.

Advertising Costs:

Costs related to advertising and service promotion are charged to operating expense as incurred. Advertising expense was $0.4 million, $0.2 million and $1.7 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Income Taxes:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Company provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. In conjunction with business acquisitions, the Company records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangible assets before recognition of a benefit in the consolidated statements of operations.

Stock-Based Compensation:

SFAS 123, “Accounting for Stock-Based Compensation,” encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company recognized an expense of $0.5 million, nil and nil for the years ended December 31, 2002, 2003 and 2004, respectively.

The Company has adopted the “disclosure only” alternative described in SFAS 123, which requires pro forma disclosures of net loss and loss per share as if the fair value method of accounting has been applied. SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure of Amendment of FASB Statement No. 123,” amends the disclosure requirements of SFAS 123, to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

	For the Years Ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Net loss (as reported)	$(42,953)	$(24,580)	(36,726)
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(5,713)	(2,383)	(2,265)
Add back: Total stock-based employee compensation expense determined under APB 25	527	—	—
Pro forma net loss	$(48,139)	$(26,963)	(38,991)
Net loss per share (as reported)	$(0.71)	$(0.40)	$(0.61)
Net loss per share (pro forma)	$(0.80)	$(0.44)	$(0.64)

See Note 11 for further details on the number of options granted and the assumptions used to estimate the fair value of options granted.

Foreign Currency:

The functional currency for the Company’s international subsidiaries is the applicable local currency. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the consolidated statements of operations as “Foreign currency gains (losses), net.”

The financial statements of the Company’s international subsidiaries are translated into U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated at year-end exchange rates while revenue and expenses are translated at the average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders’ equity. No tax is provided on this foreign currency translation adjustment.

Defined Contribution Plan

The Company contributes to personal defined contribution plans of employees in certain of its operations. Company contributions to the defined contribution plans totaled $0.2 million and $0.5 million for the years ended December 31, 2003 and 2004 respectively, and were charged to the consolidated statements of operation as they became payable.

Fair Value of Financial Instruments:

Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

Segment Reporting:

The Company discloses its segments using the “management” approach in accordance with SFAS 131, “Disclosures About Segments of an Enterprise and Related Information.” The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company’s operating segments.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet operating companies into one operating segment—“Solutions”, except for the US operations which is reported as an operating segment—“Express”. The Company grouped all of the Amen operating companies into one operating—“Amen”. The Company and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and adjusted EBITDA. The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

Reclassifications:

Certain prior year amounts have been reclassified to conform to the current year presentation. Reclassifications have been made to prior year amounts to account for discontinued operations.

Recent Issued Accounting Pronouncements Not Yet Adopted:

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 153, “Exchanges of Nonmonetary Assets-an amendment of APB Opinion 29” (“SFAS 153”), which amends Accounting Principles Board Opinion 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective fiscal year beginning after June 15, 2005. The company has not yet quantified the effect of the future adoption of SFAS 123R on a going forward basis.

3.   Discontinued Operations

The Company sold its operations in Brazil and Mexico in the year ended December 31, 2002, but because of the method by which these transactions were structured, these operations were not treated as discontinued operations in 2002 but rather classified as businesses transferred under contractual agreements. The Company has eliminated all continuing involvement in these operations in the year ended December 31, 2003 and they are accounted for as discontinued operations for all periods presented. In September 24, 2004, VIA sold its operations in the United Kingdom.

As each of the Italian, Brazilian, Mexican and United Kingdom operations represented a component of an entity as defined by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified each operation as a discontinued operation for all periods presented. Revenues related to discontinued operations were approximately $34.5 million, $24.5 million and $16.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. The loss from discontinued operations was $(22.7) million, $(3.8) million and a gain of $6.6 million for the year ended December 31, 2002, 2003 and 2004, respectively.

VIA NET.WORKS Brazil S.A.

In May 2002, VIA closed a transaction for the sale of its Brazilian operation, VIA NET.WORKS Brazil S.A. (“VIA Brazil”), to the then-current management team for $0.4 million, of which $30,000 was paid in cash at closing and the balance by delivery of a promissory note payable over 18 months. The note was secured by a pledge of 93% of the outstanding shares in VIA Brazil, subject to reduction on a pro-rata basis for payments made under the note. The collateralization of the outstanding shares permitted VIA to reacquire, at its option, a controlling interest in VIA Brazil if the purchasers defaulted on the obligations under the promissory note.

Consistent with the accounting treatment prescribed under Staff Accounting Bulletin (SAB) Topic 5E, VIA did not treat the Brazilian operation as a discontinued operation from May 2002 onwards. VIA has not consolidated any results of this Brazilian operation from May 2002. For the year ended December 31, 2002, the total assets, liabilities, and $2.6 million cumulative translation adjustment loss related to the Brazilian operation are shown on the consolidated balance sheet under the captions assets, liabilities and accumulated other comprehensive loss of businesses transferred under contractual arrangement.

From the outset of the transaction, VIA expected the funds for payment of the note to come from the individual buyers. Because VIA did not have reasonable assurances that the note would be paid in full, the Company fully reserved against the note receivable at June 30, 2002. Management did not consider the shares held in VIA Brazil as collateral to have significant economic value. As of March 31, 2003 the buyers were in default on their payment obligations under the note as they had made no payments under the note.

On July 8, 2003, in recognition of the continuing economic difficulties of the Brazilian operation and the limited resources of the buyers, VIA agreed to settle the outstanding amounts owing for an aggregate payment by the buyers in the amount of $0.1 million. As a part of this settlement, VIA agreed to release the buyers and VIA Brazil from the obligations under the note and the pledge agreement. VIA received the full settlement amount as of August 8, 2003.

With the release of the pledge agreement, VIA no longer had a continuing involvement in the Brazil operation and is able to complete the accounting treatment under SAB Topic 5E. VIA therefore recognized a $2.5 million loss in the statement of operations in the year ended December 31, 2003 principally related to the release of cumulative foreign currency translation adjustments that had been deferred in other comprehensive income until the date of sale. In addition, VIA Brazil has now been classified as a discontinued operation.

VIA NET.WORKS Mexico S.A. de C.V.

In September 2002, VIA closed a transaction for the sale of 100% of the outstanding capital stock of its subsidiary, VIA NET.WORKS Mexico S.A. de C.V. (“VIA Mexico”) to a group of buyers led by the then-current management of VIA Mexico. As a part of the sale transaction, the parties also entered into a convertible credit agreement under which VIA agreed to loan VIA Mexico a sum of $2.2 million. Under the convertible credit agreement, all outstanding loan amounts together with accrued interest become due and payable on September 4, 2004. This convertible credit agreement provided that upon a change of control of VIA Mexico (which is defined to include a change of greater than 33% of the current equity holding of the company), VIA could elect to convert the outstanding loan amounts into a 19% equity interest of VIA Mexico or accept a cash payment of $0.6 million as payment in full.

Consistent with the accounting treatment prescribed under Staff Accounting Bulletin (SAB) Topic 5E, VIA neither treated the Mexican operation as a discontinued operation nor consolidated any future results of this Mexican operation from September 2002 onwards. For the year ended December 31, 2002, the total assets, liabilities and $2.3 million cumulative translation adjustment gain related to the Mexican operation are shown on the consolidated balance sheet under the captions assets, liabilities and accumulated other comprehensive loss of businesses transferred under contractual arrangement.

At the time the transaction was closed, VIA expected the funds for repayment of the loan to come exclusively from future operations of VIA Mexico. Management believed that VIA Mexico’s history of past operating losses combined with the difficult economic conditions in the telecommunications industry in the region made recovery of the loan uncertain. Accordingly, VIA fully provided against the whole amounts under the loan in its results of operations during the third quarter of 2002.

In September 2003, in recognition of the continuing economic difficulties of the Mexican operation, VIA agreed to settle the outstanding amounts owing under the convertible credit agreement for an accelerated cash payment by the buyers in the amount of $0.4 million. In exchange for the accelerated payment, VIA agreed to release and waive the buyers and VIA Mexico from their obligations under the convertible credit agreement. VIA has received the entire settlement amount except for $40,000, which is expected to be received during the remainder of 2005.

By waiving the convertible credit agreement, VIA no longer had a continuing involvement in the Mexico operation and is able to complete the accounting treatment under SAB Topic 5E. VIA therefore recognized a $2.9 million gain in the statement of operations in the year ended December 31, 2003 principally related to the release of cumulative foreign currency translation adjustments that had been deferred in other comprehensive income until the date of sale. In addition, VIA Mexico has now been classified as a discontinued operation.

VIA NET.WORKS Italia

In July 2003, VIA sold its Italian operation, VIA NET.WORKS Italia, which has been included in the European segment. The Italian operation was sold for nominal consideration. As part of the transaction, VIA provided cash funding in the form of a loan to the buyers of Euro 0.4 million ($0.5 million), which was waived at closing. VIA also assumed certain real estate lease obligations of the Italian operation, for which the total potential liability is Euro 0.3 million ($0.3 million). In connection with the sale, both parties waived all outstanding intercompany debt existing at the date of sale. VIA recognized a $0.3 million loss in the statement of operations in the year ended December 31, 2003.

VIA NET.WORKS UK Ltd.

As a part of our corporate development strategy, we continuously evaluate our operating units to ensure their ongoing fit to our operating and financial strategy. We are committed to acting upon these evaluations in a meaningful and expeditious manner. Based on the analysis of our operations during the year ended December 31, 2004, we engaged in the sale of VIA NET.WORKS UK Ltd.

On September 24, 2004, VIA sold 100% of the shares of VIA NET.WORKS UK Ltd. to Claranet Limited, a UK-based Internet services provider. Claranet agreed to pay total consideration for the shares of VIA NET.WORKS UK Ltd. in the aggregate amount of GBP 7.3 million ($13.1 million), subject to certain working capital and other adjustments. The Company received GBP 5.3 million in cash ($9.4 million) on completion. The GBP 2.0 million ($3,6 million) balance is payable, subject to the working capital and other adjustments, as follows: GBP 1.0 million ($1.8 million) in cash six months after completion and GBP 1.0 million ($1.8 million) in cash one year after completion.

During the year ended December 31, 2004, the Company recorded a gain on the sale of VIA NET.WORKS UK Ltd. of $0.4 million, which is disclosed in the result from discontinued operations. VIA NET.WORKS UK Ltd. results would have been reported in our Solutions segment.

On March 21, 2005, the Company agreed with Claranet a sum of GBP 0.7 million ($1.3 million) plus accrued interest to be paid to the Company as a part of the first six month escrow release, representing the GBP 1.0 million ($1.8 million) escrow funds less a working capital adjustment and resolution on two warranty claims. The remaining consideration of GBP 1.0 million ($1.8 million) would have been released, subject to warranty claims of Claranet against the Company, at the end of September 2005. However, see and will be resolved one year after completion. The consideration received on March 21, 2005 will be recognized as result of discontinued operations in the year ending December 31, 2005. See Note 1 Going Concern for further discussion of the remaining escrow funds.

SURFTRADE COMPANIES

During the year ended December 31, 2004, Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman were liquidated. The results on liquidation which have been recorded during the year ended December 31, 2004 are a gain of $1.9 million, $0.3 and $0.2 million for Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman respectively, which are disclosed in the result from discontinued operations. Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman results would have been reported in the Corporate entity.

VIA NET.WORKS SWITZERLAND

The Company has not included within discontinued operations the companies being marketed as described within Note 1 to these consolidated financial statements. The Company made the determination to sell these operations subsequent to December 31, 2004, and therefore has not met the criteria for discontinued operations disclosure as set out within SFAS 144.

The balance sheets as at December 31, 2003 and 2004, have not been reclassified to show separately amounts related to discontinued operations.

4.   Impairment and Restructuring Charges

Impairment charges:

	2002	2003	2004
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$131	$1,894
Goodwill	—	5,295	7,306
Total impairment charges	$—	$5,426	$9,200

2003

At December 31, 2003, upon completion of its annual review, the Company impaired $4.3 million of the goodwill related to its Solutions segment and $1.0 million of the goodwill related to its Express segment. The triggering event for the impairment was the underperformance of these businesses compared to forecast and subsequent revisions to future revenue and cost estimates following the completion of the business forecast. The fair value calculated as of December 31, 2003 was based on a discounted cash flow model with appropriate market and business risk factored in. The discounted cash flow model for each reporting unit was based on the three year model ending December 31, 2006, and constant annual growth rates thereafter. As a part of the process of creating the three-year model, the Company’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information

During the year ended December 31, 2003, the Company recorded a fixed asset impairment charge of $0.1 million for fixed asset fixtures and fittings that were written down to net realizable value as a result of the closure of the Reston office in March 2003.

2004

At December 31, 2004, upon completion of an impairment analysis, in accordance with SFAS 144, the Company recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.8 million, mainly related to the Solutions segment. The fair value of the asset groups, calculated as of December 31, 2004, was based on a discounted cash flow model with appropriate market and business risk factored in for the period up until June 30, 2005, the expected date of completion for the Claranet Sale, the expected proceeds of$27.0 million as agreed in the letter of intent with Claranet and the forecasted working capital requirement at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new Express business in the quarter ended December 31, 2004, which left the Company with insufficient cash reserves to continue the operations, and resulted in the signing of the letter of intent on April 11, 2005 to sell the businesses of VIA NET.WORKS to Claranet.

In addition, at December 31, 2004, upon completion of its annual review in accordance with SFAS 142, the Company impaired $4.3 million of the goodwill related to its Industry Solutions segment and $3.0 million of the goodwill related to its Amen segment.

The fair value of the reporting units calculated as of December 31, 2004 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until the expected date of completion of the transaction with Claranet between June and July, in addition to the expected sale proceeds of $27.0 million to be received as agreed in the letter of intent with Claranet and the forecasted working capital requirements at the expected date of the completion of the transaction. For further details of the proposed transaction, see Note 1.

As a part of the process of creating the discounted cash flow model, the Company’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

Management has based their assessment of fair value on the expected sale proceeds of the business of $27.0 million and the forecasted working capital requirements at the expected date of completion of the transaction. There is a risk that this sale will not be completed. Also, the expected final sales consideration is based in part on the amount of working capital used by VIA over the period prior to completion, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the outcome of the impairment review may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2002	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2003
	In thousands of U.S. dollars
Employee termination payments	415	1,836	(2,024)	16	243
Future operating lease obligations	456	187	(369)	2	276
Other	—	1,054	(933)	—	121
Total	$871	$3,077	$(3,326)	$18	$640

	Balance at December 31, 2003	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2004
	In thousands of U.S. dollars
Employee termination payments	243	1,654	(1,619)	70	348
Future operating lease obligations	276	92	(214)	10	164
Other	121	1,256	(909)	16	484
Total	$640	$3,002	$(2,742)	$96	$996

2003

During the year ended December 31, 2003, the Company recorded restructuring charges related to the implementation of its strategic plan of $3.1 million. The restructuring charge for the year ended December 31, 2003 related to severance payments at five of its operations, at its US operation and at the corporate headquarters; the cost of vacant office space and transition implementation costs for back-office and administrative outsourcing initiatives.

Headcount for sales, information technology, marketing, finance and other various administrative roles has been reduced as part of the Company’s strategic plan. The employee termination costs of $1.8 million relate to the severance and benefits for thirty nine employees at five European operations, four employees at its US operation and seven employees at the corporate headquarters. The employee termination costs accrual of $0.2 million carried forward at December 31, 2003 comprised $0.1 million in respect of three European operations and $0.1 million at the corporate headquarters. These amounts, which relate to 16 employees, have been paid in the period ended June 30, 2004.

The future operating lease obligations charge for the year ended December 31, 2003 of $0.3 million comprised $0.1 million in respect of the former corporate headquarters office in Reston, Virginia, USA, $0.1 million for vacant office in Switzerland and $0.1 million for vacant space in the German operation office. The accrual of $0.3 million at December 31, 2003 reflects the net of the future lease obligations on the Reston office, which continues through February 2005, less the income from a sublease of the space.

The Other charges of $1.1 million related to the implementation costs for back-office and administrative outsourcing initiatives at the corporate headquarters. The remainder of the costs have been paid in the quarter ended March 31, 2004.

2004

During the year ended December 31, 2004, the Company recorded restructuring charges of $3.0 million. The restructuring charge for the year ended December 31, 2004 related to severance payments at the corporate headquarters and at six of the Company’s European operations, costs associated with integrating the PSINet Europe operations recently acquired, transition implementation costs for back-office and administrative outsourcing activities and charges for future lease obligations at the German operation and the Reston office.

The employee termination costs of $1.7 million for the year ended December 31, 2004 relate to twelve employees at the corporate headquarters and sixty four employees at our European operations, most notably thirty-four in Germany, thirteen in Spain and eight in France. Cash payments for severance and benefits of $1.6 million were made in 2004 by our European operations ($1.0 million) and Corporate ($0.6 million). The remaining accrual of $0.4 million at December 31, 2004 relates to sixteen employees at the European operations and one employee at the corporate headquarters. It is not anticipated that any of these terminations will adversely impact the Company’s ability to generate revenue.

The accrual for future operating lease obligations, relating to the Reston office, has been drawn down by the monthly payments on the office lease, which continues through February 2005, less the income from a sublease of the space. During the year ended December 31, 2004, an additional accrual of $0.1 million has been made for future lease obligations in the German operation.

Other charges incurred in the year ended December 31, 2004  relate to the implementation costs for back-office and administrative outsourcing initiatives. In addition, other charges include $0.5 million for the year ended December 31, 2004 relating to costs associated with integrating the PSINet Europe operations recently acquired (see Note 5) and related system migration costs. Restructuring charges of $0.2 million, booked in the year ended December 31, 2004 relate to the termination of a reseller agreement in the French operation. Certain of the actions VIA might take as part of its strategic plan may lead to additional impairment or restructuring charges in future periods and such amounts may be material.

5.   Acquisitions of Certain Businesses

PSINet Entities:

On August 20, 2004, VIA acquired 100% of the issued and outstanding shares of the PSINet Europe B.V. operations in Belgium, France, Germany, the Netherlands and Switzerland. The Company acquired PSINet Europe to increase its revenue streams generated from hosting services and to support the development of our Industry Solutions channel. These operations provide managed hosting, managed networks and monitored access services to 3,700 customers in mainland Europe. The Company paid total consideration for the shares and inter-company debt of the PSINet Europe companies as follows: Euro 10.0 million in cash ($12.3 million) at closing; Euro 1.0 million ($1.4 million) in January 2005 after the resolution of the adjustments for the deficit in the agreed working capital balance. The total acquisition costs spent are $2.2 million. The Company additionally has a undiscounted liability of Euro 6.0 million ($8.2 million) in cash or, at the option of the sellers, 4.5 million shares of VIA common stock, 15 months after closing, subject to any final adjustments for warranty claims, if any. The payments in January 2005 to the former shareholders in relation to the finalization of the working capital balance at acquisition resulted in a corresponding increase in the amount of goodwill recognized in the year ended December 31, 2004. The Company is in discussions with the holders of the note to pay a lesser amount in cash and a portion in common stock of the Company.

The purchase price allocation is as follows:

In thousands of U.S. dollars
Current assets	9,373
Property, plant and equipment	3,281
Intangible assets	4,309
Goodwill (Solutions segment)	31,648
Total assets acquired	48,611
Current liabilities	(25,743)
Purchase consideration, including acquisition costs	$22,868

At acquisition, the Company identified intangible assets regarding customer lists and a tradename and allocated part of the consideration paid to value these intangible assets. The Company engaged a third party expert to identify and value the intangible assets with the purpose to allocate the fair value of the purchase price to the appropriate asset classes.

The customer lists have been valued using the excess earnings method, which examines the economic returns contributed by the identified tangible and intangible assets of the acquired company, then isolating the excess return which is attributable to the customer lists being valued. The tradename has been valued using the royalty savings method. Under this method, the value of the tradename is a function of the projected revenues attributable to the products utilizing those assets, the royalty rate that would hypothetically be charged by a licensor of the trademark to a licensee, and an appropriate discount rate to reflect the inherent risk of the projected cash flows.

The customer lists and the tradename “PSINet Europe”, are being amortized over 5 and 10 years respectively. The results of the PSINet Europe companies have been included from August 20, 2004, the acquisition date. The Company recorded $0.2 million of amortization on these acquired intangible fixed assets in the year ended December 31, 2004. The allocation of purchase consideration is preliminary and may change once the Company completes its valuation of the assets and liabilities acquired. The Company is still working through the integration of PSINet, and may record additional amounts to adjust the purchase price allocation in future periods.

The following unaudited pro forma results of operations of the PSINet operations acquired are presented assuming the acquisition had been completed on January 1, 2003:

	For the year ended December 31, 2003	For the year ended December 31, 2004
Revenue	$43,853	$41,826
Net loss from continuing operations	(13,313)	(6,731)
Basic and diluted loss per share, from continuing operations	$(0.22)	$(0.11)

The unaudited pro forma amounts are not necessarily indicative of the results that would have been achieved if the acquisition had been consummated on January 1, 2003, nor are the results indicative of VIA’s expected future results.

Amen:

In January 2004, the Company purchased 100% of the issued and outstanding shares of Amen SAS, Amen Srl and Amen Limited (collectively “Amen”), a European web-hosting company based in Paris, France. Amen has operations in France, the United Kingdom, Spain and Italy. The Company acquired

Amen to strengthen its operations and benefit from Amen’s operating platform and service offerings. The Company paid $7.5 million in cash and issued 673,652 shares of its common stock, which had a market value of $2 per share on the date of acquisition having a total value of approximately $1.3 million for Amen common stock. The total acquisition costs spent are $1.2 million. Based on the earn-out arrangement with the former shareholders, the Company has recorded a liability to the former shareholders of $1.3 million in cash and $0.6 million in shares of the Company’s common stock, as of December 31, 2004. The purchase consideration calculated below includes the additional consideration, which is currently determinable. If any further amounts are paid to the former shareholders, this will result in a corresponding increase in the amount of goodwill recognized.

The purchase price allocation is as follows:

In thousands of U.S. dollars
Current assets	$3,310
Propert, plant and equipment	1,059
Intangible assets	3,968
Goodwill (Amen segment)	13,299
Total assets acquired	21,636
Current liabilities	(9,823)
Purchase consideration, including acquisition costs	$11,813

At acquisition, the Company identified intangible assets regarding customer lists, a tradename and software and allocated part of the consideration paid to value these intangible assets. The software relates to an internally developed fully-automated and scaleable end-to-end operating platform which automates the sales, payment, domain name and hosting packages account set-up process. The Company engaged a third party expert to identify and value the intangible assets with the purpose to allocate the fair value of the purchase price to the appropriate asset classes.

The customer lists have been valued using the average outcomes of the income approach, the market approach and the cost approach. Under the market approach, the fair value of an asset reflects the price at which comparable assets can be purchased under similar circumstances. The income approach is predicated upon the value of the future cash flows that an asset will generate over its remaining useful life. The cost approach determines the value of an asset as an estimate of the current cost to purchase or replace the asset. The trade name has been valued using the royalty savings method. Under this method, the value of the trade name is a function of the projected revenues attributable to the products utilizing those assets, the royalty rate that would hypothetically be charged by a licensor of the trademark to a licensee, and an appropriate discount rate to reflect the inherent risk of the projected cash flows. The software has been valued using the cost approach.

The intangible assets are being amortized over 3-10 years. The Company recorded $0.7 million of amortization on these acquired intangible fixed assets in the year ended December 31, 2004. The results of Amen have been included from January 28, 2004, the acquisition date. The allocation of purchase consideration was amended throughout the year ended December 31, 2004.

The actual results of operations for the year ended December 31, 2004 did not differ materially from the pro forma results of operations computed under the assumption that the acquisition was consummated effective January 1, 2004.

6.   Accounts Receivable, net

Trade receivables are stated net of allowance for doubtful accounts of $1.9 million and $3.0 million as at December 31, 2003 and 2004.

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Trade receivables, net	$10,690	$11,412
Other receivables	3,605	2,497
As at December 31	$14,295	$13,909

Other receivables relate to VAT receivable and the recovery of certain previously paid legal invoices.

Further analysis of the allowance for doubtful accounts is presented below.

	2002	2003	2004
	In thousands of U.S. dollars
Allowance for doubtful accounts:
As at January 1	$3,623	$4,529	$1,911
Foreign exchange adjustment	(165)	688	301
Bad debt expenses	8,029	289	1,026
Write off of bad debts	(3,094)	(3,005)	(778)
Other movements(1)	—	(590)	506
As at December 31	$8,393	$1,911	$2,966

(1)          Amounts represent the write off of uncollectible accounts receivable balances and the balance of operations acquired or sold during the year ended December 31, 2003 and 2004.

7.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31,
	2003	2004
	In thousands of U.S. dollars
Hardware and other equipment	$16,393	$19,586
Network and data center assets	11,914	8,330
Software	14,471	17,237
Furniture and fixtures	1,105	1,186
	43,883	46,339
Accumulated depreciation and amortization	(31,880)	(33,274)
Property and equipment, net	$12,003	$13,065

Total depreciation expense was $9.5 million, $7.7 million and $6.4 million in 2002, 2003 and 2004, respectively. As of December 31, 2003 and 2004, the Company held $9.8 million and $6.6 million of capitalized network infrastructure under capital lease/IRU arrangements. The related accumulated depreciation was $7.9 million and $5.5 million. As of December 31, 2003 and 2004, the Company held $14.5 million and $17.8 million of capitalized internal use software with related accumulated depreciation of $10.1 million and $12.8 million.

The Company recorded an asset impairment charge of $1.8 million and $0.1 million for the year ended December 31, 2004 and the year ended December 31, 2003 respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to Hardware and other equipment. (See Note 4 for further information.)

8.   Goodwill

The changes in the carrying amount of goodwill during the years ended December 31, 2002 and 2003 are as follows:

	Total	Solutions	Amen	Express
	In thousands of U.S. dollars
Balance as of December 31, 2002	$9,189	$7,027	—	$2,162
Impairment charges related to continuing operations	(5,515)	(4,499)	—	(1,016)
Impairment charges related to discontinued operations	(1,752)	(1,752)	—	—
Foreign exchange adjustment	1,189	1,189	—	—
Balance as of December 31, 2003	$3,111	$1,965	—	$1,146
Acquisitions	44,947	31,648	13,299	—
Impairment charges related to continuing operations	(7,306)	(4,252)	(3,054)	—
Disposal of goodwill related to discontinued operations	(1,965)	(1,965)	—	—
Foreign exchange adjustment	3,679	3,434	245	—
Balance as of December 31, 2004	$42,466	$30,830	$10,490	$1,146

Impairments are discussed in greater detail within Note 4 of these consolidated financial statements.

9.   Intangible Assets, net

The Company’s intangible assets, consisting of acquired customer lists, are as follows:

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Customer lists	$794	$6,580
Software	—	2,183
Tradename	—	1,062
Accumulated amortization	(63)	(1,130)
Intangible assets, net	$731	$8,695

The amortization expense for the years ended December 31, 2002, 2003 and 2004 was $1.2 million, $0.1 million and $1.1 million respectively.

At the end of September 2003, the Swiss subsidiary acquired a customer list from a Swiss web-design and hosting company for the amount of $0.8 million. The acquisition cost is amortized over three years.

See Note 5 of these consolidated financial statements for intangible asset additions from the acquisition of Amen and the PSINet Europe companies. The Company amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively.

The amortization charge for the next five years is as follows:

In thousands of U.S. dollars
2005	$1,936
2006	1,936
2007	1,376
2008	1,325
2009	666
Thereafter	474
Total	$7,713

10.   Capital Lease Obligations, Long-Term Payables and Notes Payable

Capital lease obligations, long-term payables and notes payable consisted of the following:

	December 31,
	2003	2004
	In thousands of U.S. dollars
Capital lease obligations at interest rates ranging from 7.8% to 8.0%, due monthly	$—	$226
Long-term payables	501	1,626
Notes payable	—	7,817
	501	9,669
Less current portion	(173)	(9,325)
Long-term portion	$328	$344

The scheduled maturities of amounts payable outstanding at December 31, 2004 are summarized as follows:

2005	$9,694
2006	277
2007	67
$10,038
Less: interest	(369)
9,669

In connection with the acquisition of the PSINet Europe companies (see Note 4), in August 2004 the Company issued an unsecured zero coupon convertible note. The note is due in November 2005 and is convertible into 4.5 million of VIA common stock at the option of the holder. The face value of the note is Euro 6 million (approximately $8.2 million), subject to any final adjustments for warranty claims if any, and the effective interest rate is 5.27%. Based on this effective interest rate, the present value of the unsecured zero coupon convertible note is Euro 5.6 million (approximately $7.6 million). The discount of Euro 0.4 million (approximately $0.6 million) is being amortized as interest expense over the duration of the note.

11.   Stock Compensation and Retirement Plans

Stock Option Plan:

In 2000, the Company adopted the Amended and Restated 1998 Stock Option and Restricted Stock Plan (the “Option Plan”). The Option Plan allows the Company to issue employees either incentive or non-qualified options, which vest over such periods as may be determined by the Board of Directors, generally two to four years. The options expire no later than ten years and one month after grant date. The Option Plan allows for grants that would allow the grantees to exercise their options prior to vesting in exchange for restricted common stock or restricted stock units, however, no such grants have been made. Options granted prior to our initial public offering in February 2000 have an exercise price equal to the estimated value of the common stock at the date of grant as determined by the Company’s Board of Directors. Options granted after the date of our initial public offering have an exercise price equal to the closing price for our stock on the NASDAQ SmallCap Market on the last trading day immediately prior to the date of grant. As of December 31, 2003 and 2004 the Company has reserved 9,200,000 common shares for issuance under the Option Plan.

Warrants for Common Stock:

In April 1998, the Company issued warrants to purchase 100,000 shares of common stock at an exercise price of $2.40, to a non-employee member of the Board of Directors. These warrants expired during the year ended December 31, 2003.

Fair Value of Stock Options and Warrants:

For disclosure purposes under SFAS 123, the fair value of each stock option and warrant granted is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

	2002	2003	2004
	Option Plan	Option Plan	Option Plan
Expected life in months	12-120	72	112
Risk-free interest rate	4.61%	4.01%	4.27%
Volatility	90%	82%	77%
Dividend yield	0%	0%	0%

Utilizing these assumptions, the weighted-average fair value of the stock options granted was as follows:

	2002	2003	2004
Option Plan	$0.55	$0.93	$0.83

Under the above model, the total fair value of stock options granted was approximately $1,8 million, $3,1 million and $0.6 million in 2002, 2003 and 2004, respectively, which would be amortized on a pro forma basis over the option-vesting period. The weighted average grant date fair value of options granted during each year was approximately $0.55, $0.81 and $0.83 respectively, for the fiscal years ended December 31, 2002, 2003 and 2004.

Following is a summary of the Company’s stock option and warrant activity through December 31, 2004:

		Weighted
	Price Per	Average
	Share	Exercise Price
	Option Plan	Warrants
Balance at December 31, 2001	8,529,773	100,000	$0.86-$21.63	$8.61
Granted	3,370,000	—	$0.54-$1.01	$0.66
Exercised	—	—	$—	$—
Forfeited	(4,570,199)	—	$0.86-$21.63	$9.55
Balance at December 31, 2002	7,329,574	100,000	$0.54-$19.00	$4.34
Granted	3,748,895	—	$0.65-$1.74	$1.21
Exercised	(660,005)	—	$0.59-$0.99	$0.81
Forfeited	(2,750,029)	(100,000)	$0.65-$19.00	$5.76
Balance at December 31, 2003	7,668,435	—	$0.54-$19.00	$2.63
Granted	732,500	—	$0.61-$2.00	$1.03
Exercise	(105,932)	—	$0.60-$0.86	$1.01
Forfeited	(850,870)	—	$0.60-$19.00	$4.38
Balance at December 31, 2004	7,444,133	—	$0.54-$19.00	$2.31
Exercisable, December 31, 2002	3,761,134	100,000	$0.56-$19.00	$6.21
Exercisable, December 31, 2003	2,727,281	—	$0.54-$19.00	$5.12
Exercisable, December 31, 2004	4,425,002	—	$0.54-$19.00	$3.18

The following table summarizes information about the outstanding and exercisable options and warrants at December 31, 2004:

Exercise Price	Outstanding Number of Shares	Weighted-Average Remaining Contractual Life (Months)	Exercisable Number of Shares
$0.54	1,000,000	94.1	520,833
$0.56	150,000	94.0	150,000
$0.59	100,000	93.5	72,222
$0.61	300,000	117.0	—
$0.63	250,000	89.0	156,250
$0.65	827,084	94.7	519,398
$0.67	215,000	98.6	94,063
$0.72	110,000	97.2	67,220
$0.78	200,000	89.7	145,833
$0.82	50,104	87.0	33,403
$0.86	193,609	81.0	153,273
$0.95	277,500	112.2	—
$0.97	262,300	101.4	110,863
$1.00	300,000	39.4	300,000
$1.18	1,000	79.2	833
$1.38	200,000	106.0	77,778
$1.62	1,195,000	107.6	379,999
$1.74	445,144	107.3	436,485
$2.00	155,000	108.3	—
$2.05	49,100	76.7	43,987
$2.40	71,042	43.3	71,042
$4.00	295,000	51.9	295,000
$6.13	114,000	67.9	113,270
$8.25	34,500	56.5	34,500
$9.00	340,750	60.7	340,750
$9.75	9,500	59.0	9,500
$12.94	4,000	68.0	4,000
$14.88	10,000	67.9	10,000
$16.00	75,000	60.5	75,000
$18.69	51,500	65.8	51,500
$19.00	158,000	63.1	158,000
	7,444,133	89.6	4,425,002

12.   Stockholders’ Equity

In June 2001, the Company announced a stock repurchase plan that will allow the Company to spend up to $10 million to repurchase shares of its common stock. Under the plan, the Company may repurchase shares of its common stock from time to time, subject to market conditions, applicable legal requirements and other factors. This plan does not require that the Company purchase any specific number of shares and the plan may be suspended at any time. The Company’s repurchase of shares of common stock are recorded as “Treasury Stock” and result in a reduction of “Stockholders’ Equity”. In April 2003, VIA announced the restarting of its previously authorized stock repurchase plan to acquire up to $10 million worth of VIA stock. In the second quarter of 2003, VIA purchased 823,593 shares of its common stock at a total cost of $0.8 million. In the third and fourth quarters of 2003 and in 2004 no shares were repurchased. This plan can be suspended by VIA at any time.

13.   Income Taxes

The differences between the U.S. federal statutory tax rate and the Company’s effective tax rate are as follows:

	For the Years ended December 31,
	2002	2003	2004
Statutory U.S. federal income tax rate	34%	34%	34%
State income taxes, net	2	1	—
Intangibles amortization	(1)	—	(1)
Goodwill impairment charges	(8)	(9)	(7)
Change in valuation allowance	(35)	(21)	(26)
Foreign tax differential	13	(5)	—
Effective income tax rate	0%	0%	0%

The (benefit from) expense for income taxes from continuing operations is summarized below:

	For the Years ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Current income taxes:
International	$(2)	$164	$(321)
Federal	—	—	—
State	(39)	4	35
	$(41)	$168	$(286)
Deferred income taxes:
International	—	—	—
Total deferred income taxes	—	—	—
Total (benefit from) expense for income taxes	$(41)	$168	$(286)

The components of loss from continuing operations before income taxes and minority interest are as follows:

	For the Years ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
U.S operations	$(37,400)	$(9,354)	$(21,264)
Non-U.S. operations	14,751	(10,982)	(24,305)
	$(22,649)	$(20,336)	$(45,569)

There have been no tax amounts allocated to our discontinued operations. Deferred tax assets and liabilities were comprised of the following:

	2002	2003	2004
	In thousands of U.S. dollars
Deferred tax assets:
Federal net operating loss carryforward	$74,088	$80,282	$95,072
Start-up costs	46	—	—
Cash to accrual adjustment at U.S. subsidiary	9	—	—
Deferred compensation	4,214	514	514
Other International	9,127	4,671	(790)
Other	3,641	4,848	5,965
International subsidiaries net operating loss carryforward	20,141	25,749	59,167
Gross deferred tax assets	111,266	116,064	159,928
Valuation allowance	(107,641)	(107,754)	(145,623)
Net deferred tax assets	3,625	8,310	14,305
Deferred tax liabilities:
Unrealized foreign currency gain	(3,515)	(7,999)	(13,772)
Fixed assets	(110)	(311)	—
Intangible fixed assets	—	—	(2,639)
Gross deferred tax liabilities	(3,625)	(8,310)	(16,411)
Net deferred tax asset (liability)	$—	$—	$(2,106)

The amounts of deferred tax asset and liability for the years ended December 31, 2002, December 31, 2003 and December 31, 2004 presented above are exclusive of any amounts pertaining to discontinued operations.

The net deferred tax assets have been reduced by a valuation allowance since management has determined that currently it is more likely than not that these benefits will not be realized. The change in the valuation allowance was an increase of $39.5 million in 2004, which is primarily related to additional operating losses in the U.S. and foreign jurisdictions and amounts attributable to the decrease of both U.S. and foreign fixed assets and purchased intangible assets other than goodwill for the foreign subsidiaries. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of these valuation allowances.

At December 31, 2002, 2003 and 2004, the Company had U.S. net operating loss carry forwards of approximately $195.0 million, $211.3 million and $250.4 million respectively, which may be used to offset future taxable income. These carry forwards begin to expire in 2018. Further, the Internal Revenue Code places certain limitations on the annual amount of net operating loss carry forwards that can be utilized if certain changes in the Company’s ownership occur.

At December 31, 2002, 2003 and 2004, the Company had net operating loss carry forwards from continuing operations generated by its foreign subsidiaries of approximately $57.1 million, $75.0 million and $214.3 million respectively, of which $40.5 million expires between 2005 and 2019 and $173.8 million has an indefinite carry forward period. It is expected that all earnings generated from foreign subsidiaries will be permanently reinvested in those subsidiaries. Determination of the amount of the potential unrecognized deferred tax liability is not practicable.

14.   Commitments and Contingencies

(a)           Lease commitments

The Company leases office space and equipment under non-cancelable operating leases expiring on various dates through 2013. In addition, the Company is required to make quarterly payments for certain operations and maintenance services over the life of the IRU arrangements ranging from 1-25 years. Rent expense for the years ended December 31, 2002, 2003 and 2004 was $2.4 million, $2.4 million and $8.4 million, respectively.

Future minimum lease payments under non-cancelable operating leases (including operations and maintenance payments under IRU agreements) at December 31, 2004 are as follows:

In thousands of U.S. dollars
2005	$9,388
2006	8,169
2007	6,418
2008	5,520
2009	5,124
2010 and thereafter	18,128
$52,747

(b)          Other commitments

The Company has entered into agreements for the outsourcing of its network management, billing and back-office transaction processing. Future payments under these commitments are as follows:

In thousands of U.S. dollars
2005	$1,103
2006	1,083
$2,186

(c)           Legal proceedings

On November 5, 2001, we were named as a defendant in a class action lawsuit in the District Court for the Southern District of New York against VIA NET.WORKS, Inc., certain of the underwriters who supported our initial public offering (“IPO”) and certain of our officers, under the title O’Leary v. Via Net.works [sic] et al [01-CV-9720] (the “Complaint”). An amended complaint was filed in April 2002. The Complaint alleges that the prospectus we filed with our registration statement in connection with our IPO was materially false and misleading because it failed to disclose, among other things, that: (i) the named underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for the right to purchase large blocks of VIA IPO shares; and (ii) the named Underwriters had entered into agreements with certain of their customers to allocate VIA IPO shares in exchange for which the customers agreed to purchase additional VIA shares in the aftermarket at pre-determined prices (“Tie-in Arrangements”), thereby artificially inflating the Company’s stock price. The Complaint further alleges violations of Sections 11, 12 (a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under arising out of the alleged failure to disclose and the alleged materially misleading disclosures made with respect to the commissions and the Tie-in Arrangements in the prospectus. The plaintiffs in this action seek monetary damages in an unspecified amount. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of

New York (the “IPO Litigation”). On June 30, 2003, the special litigation committee of the board of directors of the Company conditionally approved the global settlement between all plaintiffs and issuers in the IPO Litigations. The special litigation committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. The settlement would provide, among other things, a release of the Company and of the individual defendants for the conduct alleged in the action to be wrongful by the plaintiffs. Under the proposed settlement, the Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. In June 2004, a motion for preliminary approval of the settlement was filed with the Court. The underwriters filed a memorandum with the Court opposing preliminary approval of the settlement. The court granted the preliminary approval on February 15, 2005, subject to certain modifications. If the parties are able to agree upon the required modifications, and such modifications are acceptable to the court, notice will be given to all class members of the settlement, a “fairness” hearing will be held and if the Court determines that the settlement is fair to the class members, the settlement will be approved. Any direct financial impact of the proposed settlement is expected to be borne by our insurers.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of Euro 1.4 million ($1.9 million) plus Euro 250,000 ($0.3 million) moral damages, plus interests, costs and attorneys’ fees. We believe PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if we conclude that a settlement is in its best interests, that subsidiary may incur substantial costs.

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

(d)          Guarantees

From time to time, the Company enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Company could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Company issued during the years ended December 31, 2003 and 2004 respectively were not material to the Company’s financial position, results of operations or cash flows.

15.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe and the Americas. As of December 31, 2004, VIA served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore the Company had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies, except the US operation, and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Company grouped its start-up VIA Express channel operations together with the legacy VIA US operations into one operating segment—“Express”. The Company grouped all of the Amen operating companies into one operating—“Amen”. The Company and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, operating loss from continuing activities, impairment and restructuring charges and assets from continuing operations of the Company’s operating segments for years ended December 31, 2002, 2003 and 2004. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2002	$6,770	$6,422	—	$101,955	$115,147
Total assets as of December 31, 2003	$11,191	$2,443	—	$76,805	$90,439
Total assets as of December 31, 2004	$62,316	$3,711	$21,808	$27,789	$115,624
Total long-lived asset additions as of December 31, 2002	$1,122	$346	—	$270	$1,738
Total long-lived asset additions as of December 31, 2003	$1,051	$897	—	$3,195	$5,143
Total long-lived asset additions as of December 31, 2004	$40,926	$1,334	$19,288	$2,995	$64,543
The year ended December 31, 2002:
Revenue	$31,414	$3,790	—	$—	$35,204
Adjusted EBITDA	(4,191)	(116)	—	(26,063)	(30,370)
Impairment and restructuring charges	(215)	—	—	(938)	(1,153)
The year ended December 31, 2003:
Revenue	$32,103	$3,924	—	$—	$36,027
Adjusted EBITDA	(2,255)	(394)	—	(20,656)	(23,305)
Impairment and restructuring charges	(5,683)	(1,016)	—	(1,804)	(8,503)
The year ended December 31, 2004:
Revenue	$47,984	$4,001	$8,316	$38	$60,339
Adjusted EBITDA	(5,929)	(3,148)	1,091	(22,850)	(30,836)
Impairment and restructuring charges	$(6,906)	—	$(3,083)	$(2,213)	$(12,202)

At December 31, 2004, goodwill for the operating segments Solutions, Express and Amen was $30.8 million, $1.1 million and $10.5 million, respectively. All discontinued operations for the period related to the Solutions segment (see Note 3).

The reconciliation between Adjusted EBITDA to net loss from continuing operations is as follows:

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
The year ended December 31, 2002:
Adjusted EBITDA	(4,191)	(116)	—	(26,063)	(30,370)
Impairment and restructuring charges	(215)	—	—	(938)	(1,153)
Depreciation and amortization	(1,808)	(859)	—	(4,485)	(7,152)
Interest income	21	—	—	2,138	2,159
Interest expense	(33)	(4)	—	(40)	(77)
Other income (expense), net	(1,694)	(64)	—	2,153	395
Foreign currency (losses) gains, net	(12)	(4)	—	13,565	13,549
Income tax benefit (expense)	2	39	—	—	41
Net loss from continuing operations	(7,930)	(1,008)	—	(13,671)	(22,608)
The year ended December 31, 2003:
Adjusted EBITDA	(2,255)	(394)	—	(20,656)	(23,305)
Impairment and restructuring charges	(5,683)	(1,016)	—	(1,804)	(8,503)
Depreciation and amortization	(1,675)	(574)	—	(3,588)	(5,837)
Interest income	18	—	—	1,073	1,091
Interest expense	(13)	—	—	—	(13)
Other income (expense), net	(1,819)	(74)	—	1,811	(82)
Foreign currency (losses) gains, net	7	—	—	16,306	16,313
Income tax benefit (expense)	(22)	—	—	(146)	(168)
Net loss from continuing operations	(11,443)	(2,059)	—	(7,003)	(20,504)
The year ended December 31, 2004:
Adjusted EBITDA	(5,929)	(3,148)	1,091	(22,850)	(30,836)
Impairment and restructuring charges	(6,906)	—	(3,083)	(2,213)	(12,202)
Depreciation and amortization	(2,674)	(653)	(1,560)	(2,723)	(7,610)
Interest income	13	2	6	477	498
Interest expense	(169)	(7)	(22)	(143)	(342)
Other income (expense), net	(2,582)	(1,157)	(1,611)	4,886	(464)
Foreign currency (losses) gains, net	2,607	46	(2)	2,736	5,387
Income tax benefit (expense)	57	35	194	—	286
Net loss from continuing operations	(15,583)	(4,881)	(4,986)	(19,380)	(45,283)

A summary of the revenues and long-lived assets relating to the Company’s countries of domicile (origin) is as follows:

	For the years ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Revenues:
Germany	10,521	7,633	13,350
France	7,676	7,238	14,287
The Netherlands	6,800	9,628	13,178
Switzerland	—	—	3,398
Portugal	4,613	5,832	6,557
Spain	1,804	1,772	2,501
Belgium	—	—	1,898
U.S.A.	3,790	3,924	3,912
United Kingdom	—	—	1,128
Italy	—	—	92
Corporate	—	—	38
Total	$35,204	$36,027	$60,339

	December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Long-lived Assets:
Germany	621	703	17,551
France	1,583	785	17,952
The Netherlands	4,127	1,238	12,568
Switzerland	—	—	3,316
Portugal	104	362	389
Spain	433	381	627
Belgium	—	—	5,589
U.S.A.	2,833	2,139	2,075
United Kingdom	—	—	422
Italy	—	—	58
Corporate	5,228	5,146	14,039
Total	$14,929	$10,754	$74,586

A summary relating to the Company’s products and services from external customers is as follows:

	Year-end 2003	Year-end 2004
Access (including DSL connectivity)	$22,132	$30,639
Hosting	8,404	$22,000
Internet security services	1,793	3,264
Other	3,698	4,436
Total	$36,027	$60,339

Because of the systematic errors and limitations the Company experienced in the past with its legacy billing platforms, the Company is not able to provide an accurate breakdown of the revenues for the year ended December 31, 2002.

16.   Related Party Transaction

During the first quarter of 2002, VIA NET.WORKS Europe Holding, B.V. (“VIA Europe”), a wholly-owned indirect subsidiary of VIA, entered into a loan agreement with MERCUR Einhundertsechzehnte Vermögensverwaltung GmbH (“Mercur”) under which VIA Europe agreed to lend Mercur $1 million. Mercur is a wholly-owned indirect subsidiary of Norwest Equity Partners VII LP (“NEP VII”), which is an affiliated fund of Norwest Venture Capital Management (“NVCM”). Norwest Equity Capital and Norwest Venture Partners VI L.P., affiliates of NVCM, hold over 5% of VIA’s common stock. Erik Torgerson, a General Partner of Norwest Equity Partners and an officer of NVCM and a member of Norwest Equity Capital, is a member of VIA’s board of directors and chairman of its audit committee. The loan by VIA was part of an aggregate $2.9 million lending facility provided to Mercur by VIA, NEP VII and J.P. Morgan International Capital Corporation. The purpose of the facility was to enable Mercur to lend an equivalent amount to riodata GmbH, a German Internet virtual private network and data services provider (“riodata”). The loan to riodata, which was secured by a lien on its accounts receivable, was intended to provide riodata a period of time of approximately three weeks to pay its obligations and avoid being required to file for insolvency under German law. As a part of the loan transaction, riodata agreed to provide VIA, NEP VII and J.P. Morgan exclusive rights to conduct commercial, financial and legal due diligence of riodata for the purposes of a possible investment in riodata. Currently, NEP VII and J.P. Morgan are minority investors in riodata. VIA’s loan participation was discussed and approved by its board of directors. Subsequent to the funding of the loan, VIA determined that, based on its diligence of riodata, it would not proceed with an investment in riodata. riodata has subsequently filed for insolvency under German law. VIA received from Mercur payment of $0.7 million on the loan amounts. A loss of $0.3 million was recorded as other expense in VIA’s statement of operations for the year ended December 31, 2002.

In connection with and concurrent to his appointment as chairman of the board of directors, VIA entered into a letter agreement with Michael McTighe, effective as of September 1, 2002. Under the terms of the letter agreement, Mr. McTighe agreed to assume the role of chairman of the board of directors and also provide certain consultancy services to the VIA and its group companies, including providing strategic guidance and direction and operational advice and consultation to VIA’s senior management team. The letter agreement provides for VIA to pay Mr. McTighe a total of $0.1 million per annum, of which approximately $76,000 per annum is payable to Mr. McTighe in consideration for his advisory services. Under the letter agreement, Mr. McTighe was also entitled to a one-time option grant to purchase up to 250,000 shares of VIA common stock, which options will vest over three years. The agreement provides that either party may terminate the consultancy agreement by giving no less than one month’s written notice to the other. The compensation payable to Mr. McTighe under the letter agreement is in lieu of payment to him of any cash fees payable to other VIA directors under the director compensation policy. This agreement was terminated at December 31, 2003.

In January of 2004, the board of directors adopted a new compensation policy. Under this policy, Mr. McTighe shall be paid a cash retainer of $0.1 million for all services rendered in his capacity as chairman of the board as well as services on all committees of the board on which he serves. This is in addition to cash fees payable and options granted to all VIA directors under the director compensation policy.

17.   Disposal of VIA NET.WORKS Switzerland

On April 1, 2005, the Company sold VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million). VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG results would have been reported in our Solutions segment. The Company sold the Swiss operations due to working capital shortfalls. The net proceeds of the sale provided VIA with additional liquidity to continue its operations, while the Company continued discussions for refinancing and sale transactions. The Company made the determination to sell these operations subsequent to December 31, 2004, and therefore had not met the criteria for discontinued operations presentation as at December 31, 2004. Accordingly the Company’s annual report on Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on April 26, 2005 did not show these entities as discontinued operations. On May 20, 2005, the Company filed its quarterly report on Form 10-Q for the three months ended March 31, 2005. As of March 31, 2005 VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG met the definition of discontinued operations and accordingly were presented as such in the statement of operations for the three months ended March 31, 2005 and 2004.

On April 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States (the Asset Sale). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The Asset Sale is conditioned on receiving the approval of the Company’s shareholders. VIA will solicit votes from its shareholders through a proxy statement that will describe the circumstances and rationale for the Asset Sale.

As the Company is required to include in the proxy statement financial information that covers the quarterly periods ended March 31, 2005 and 2004 and the three years ended December 31, 2002, 2003 and 2004, the Company is required to include restated financial statements for the three years ended December 31, 2002, 2003, and 2004 in order to present VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG as discontinued operations on a basis consistent with that presented in the Form 10-Q for the three months ended March 31, 2005.

Revenues related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG were approximately $7.4 million, $8.8 million and $9.3 million for the years ended December 31, 2002, 2003 and 2004, respectively. The gain (loss), excluding accounting for the sale transaction, related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG was approximately $0.4 million, $(0.4) million and $1.6 million for the years ended December 31, 2002, 2003 and 2004 respectively.

18.   Subsequent Events

On January 26, 2005, the board of directors removed Rhett Williams from his position as a member of the board of director and as chief executive officer of the Company. The vacancy on the board of directors has remained unfilled. Ray Walsh was appointed as the replacement chief executive officer. Mr. Walsh was formerly VIA’s Senior Vice President, Technology & Operations.

On January 28, 2005, Erik M. Torgerson submitted his resignation and stepped down from the Board of Directors of the Company. In stepping down, Mr. Torgerson cited time constraints. Prior to his resignation, Mr. Torgerson, who has served as a director of VIA since May 1999, was its longest serving director. Mr. Torgerson served as chairman of VIA’s audit committee from October 1999 until August 2003. Erik is a general partner of Norwest Equity Partners, a private equity firm, which has over $2 billion in capital under management.

On April 1, 2005, the Company sold its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million). Foreign currency translation adjustments of $0.9 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 10, 2005, VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of our business operations in Europe and the United States. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements. Foreign currency translation adjustments of $34.1 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 11, 2005, the Company announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Company’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Company has obtained the support of staff from other members of the VIA group to fill in for the striking workers to ensure the continuation of technical and customer support. The Company believes it will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE ASSET SALE BUSINESSES

Unaudited Combined Financial Statements:
Unaudited Combined Balance Sheets as of December 31, 2003 and 2004	G-2
Unaudited Combined Statements of Operations for the years ended December 31, 2003 and 2004	G-3
Unaudited Combined Statements of Cash Flows for the years ended December 31, 2003 and 2004	G-4
Notes to the Unaudited Combined Financial Statements	G-5

General:

In accordance with rules promulgated by the Securities and Exchange Commission, VIA NET.WORKS, Inc. (“VIA” or the “Company”) has provided the following unaudited combined financial statements of the business that is to be sold to Claranet Group Limited (Claranet) under the terms of the Sale Agreement (the “Asset Sale Business” or the “Business”) that is described in Schedule 14A Proxy Statement filed by the Company with the Securities and Exchange Commission on June 2, 2005 (the “Proxy Statement”) beginning at page 28, at December 31, 2003 and December 31, 2004, and for the twelve month periods ended December 31, 2003 and December 31, 2004. The Asset Sale Business consists of the operations (and the financial results and financial positions) of the direct and indirect subsidiaries of VIA NET.WORKS, Inc. listed at Schedule 2 to the Sale Agreement (see Annex A Purchase and Sale Agreement, pages A-38 to A-44 of the Proxy Statement), together with those certain assets and liabilities currently held by the group parent, VIA NET.WORKS, Inc., which are to be transferred to Claranet at the closing of the Sale Agreement.

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the combined financial statements or notes thereto.

ASSET SALE BUSINESS
COMBINED BALANCE SHEETS (UNAUDITED)
(In thousands of U.S. dollars, except share data)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$5,398	$7,372
Restricted cash	746	4,786
Trade and other accounts receivable, net of allowance of $787 and $2,888 respectively	5,479	10,434
Other current assets	1,578	5,246
Total current assets	13,201	27,838
Property and equipment, net	9,572	12,671
Goodwill	1,146	42,466
Intangible assets, net	—	8,084
Other non-current assets	794	273
Deferred tax asset	—	534
Total assets	$24,713	$91,866
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,270	$13,112
VAT and other taxes payable	337	624
Current portion of capital lease obligations and long-term payables	—	1,307
Deferred revenue	4,641	13,579
Accrued expenses	2,630	17,785
Other current liabilities	84,483	147,297
Total current liabilities	97,361	193,704
Capital lease obligations and long-term payables, less current portion	—	226
Deferred tax liability	—	2,640
Total liabilities	97,361	196,570
Stockholders’ equity:
Total stockholders’ equity	(72,648)	(104,704)
Total liabilities and stockholders’ equity	$24,713	$91,866

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands of U.S. Dollars, except share and per share data)

	Year ended December 31, 2003	Year ended December 31, 2004
Revenue	$36,027	$60,304
Operating costs and expenses:
Internet services	19,721	29,831
Selling, general and administrative	21,831	41,638
Impairment and restructuring charges	6,699	9,989
Depreciation and amortization	5,837	7,610
Total operating costs and expenses	54,088	89,068
Operating loss from operations	(18,061)	(28,764)
Interest income	18	21
Interest expense	(13)	(199)
Other (expense), net	(1,971)	(10,147)
Foreign currency gains, net	778	6,747
Loss from operations before income taxes	(19,249)	(32,342)
Income tax benefit (expense)	(22)	286
Net loss	$(19,271)	$(32,056)

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. Dollars)

	Year ended December 31, 2003	Year ended December 31, 2004
Cash flows from operating activities:
Net loss from continuing operations	$(19,271)	$(32,056)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	5,837	7,610
Impairment charges	5,295	8,771
Provision (benefit) for doubtful accounts receivable	1,384	857
Unrealized foreign currency transaction losses (gains)	(748)	(4,012)
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(348)	1,320
Other current assets	29	2,459
Other non-current assets	(543)	—
Accounts payable	(955)	(1,003)
VAT and other taxes payable	192	(2,765)
Accrued expenses	(343)	3,605
Deferred revenue	(797)	(1,744)
Net cash used in operating activities	(10,268)	(16,958)
Cash flows from investing activities:
Increase in restricted cash	(429)	(4,040)
Proceeds from the disposition of operating subsidiaries (net of cash paid)	(41)	(1,671)
Proceeds from transferred under contractual obligations	485	—
Purchases of property, equipment and other assets	(5,181)	(7,020)
Net cash used in investing activities	(5,166)	(12,731)
Cash flows from financing activities:
Other current liabilities	15,738	31,170
Repayment of debt and principal payments on capital lease obligations	(128)	—
Net cash received in financing activities	15,610	31,170
Effect of currency exchange rate changes on cash	785	493
Net increase in cash and cash equivalents	961	1,974
Cash and cash equivalents, beginning of period	4,437	5,398
Cash and cash equivalents, end of period	$5,398	$7,372
Supplemental disclosure of cash flow information:
Cash paid for interest	$14	$44
Income taxes paid	$17	$110

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(in thousands of U.S. Dollars, except share and per share data)

1.   Organization and Nature of Asset Sale Business:

VIA. NET.WORKS, Inc. (the “Company” or “VIA”) which was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. On April 30, 2005, VIA entered into a Sale Agreement with Claranet Group Limited (“Claranet”), a privately-held European Internet services provider based in the United Kingdom, to sell separate legal entities owned by directly or through one or more wholly-owned subsidiaries of VIA (together “the Asset Sale Business” or “the Business”).  The Asset Sale Business provides managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market, under the brands VIA NET.WORKS, PSINet Europe and Amen. The Asset Sale Business has operations in Belgium, France, Germany, the Netherlands, Portugal, Spain, Italy, Switzerland, the United Kingdom and the United States.

Further information about the Sale Agreement is noted below under Going Concern.

Basis for Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of VIA using the historical results of operations and historical basis of assets and liabilities of the Asset Sale Business. Management believes the assumptions underlying the combined financial statements are reasonable. Because a direct ownership relationship did not exist among all the various entities comprising the Asset Sale Business, the Company’s net investment in the Asset Sale Business is shown in lieu of stockholders’ equity in the combined financial statements.

The combined financial statements include allocations of certain VIA NET.WORKS expenses and balance sheet items, relating to the assets and liabilities currently held by VIA, which are to be transferred to Claranet at the closing of the Sale Agreement. The allocations include balance sheet information and historical costs associated with information technology and management information systems, communications, network management, back office and financial software applications or systems and network management systems. No allocation has been made for the centralized legal, accounting, treasury, and other corporate and centralized services provided to the Business by VIA as none of these functions are being transferred to Claranet and therefore the combined financial statements included herein may not necessarily reflect the Asset Sale Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Asset Sale Business been a stand-alone company during the periods presented.

Acquisitions

In January 2004, VIA purchased 100% of the issued and outstanding shares of Agence Des Medias Numériques S.A.S. (Amen France), Agencia De Média Numerica España, S.L. (Amen Spain) and Amen Limited (Amen UK) (collectively “Amen”), a group of European web hosting companies based in Paris, France, with additional operations in Spain, Italy and the UK. VIA acquired Amen to strengthen the operations by leveraging Amen’s shared web hosting operating platform and service offerings.

On August 20, 2004, VIA completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. VIA acquired the PSINet Europe group to increase the revenues generated from hosting services and to support the development of the Industry Solutions channel.

The unaudited combined balance sheet of the Asset Sale Business for the year ended December 31, 2003 does not reflect any assets or liabilities of the Amen or the PSINet Europe operations, both of which were acquired in 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2003 do not reflect the results and cash movements, respectively, of the Amen and PSINet Europe operations, both of which were acquired in 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2004 reflect the results and cash movements, respectively, the Amen and PSINet Europe operations, from the dates that each of these operations were acquired by VIA.

Funding of Asset Sale Business by VIA NET.WORKS

Net amounts of funding provided by VIA to the legal entities included in the Asset Sale Business as at December 31, 2003 and 2004 have been classified as Other current liabilities in the unaudited combined balance sheet and as Net cash received from financing activities in the unaudited combined statement of cash flows for the twelve month periods ending December 31, 2003 and December 31, 2004.

Going Concern:

For the year ended December 31, 2004, the Asset Sale Business had net losses from continuing operations of $32.1 million and cash usedreceived by continuing operations of $17.0 million. If the Asset Sale Business is unable to increase the revenue or scale down the costs and investment expenditures, it will continue to experience negative cash flow.

As of December 31, 2004, the Asset Sale Business had $7.4 million in cash and cash equivalents and $4.8 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On April 30, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Claranet, a privately-held European Internet services provider based in the United Kingdom, to sell the Asset Sale Business pursuant to the Sale Agreement, a copy of which is attached as Annex A to the Proxy Statement.

Closing

•       The Asset Sale is conditioned upon the approval by the Business’s shareholders. In addition, the agreement contains customary pre-closing conditions relating to, among other things, accuracy of warranties and the Company’s compliance with the provisions of the Sale Agreement, including the conduct of the business pending the closing.

•       If the Asset Sale is approved and adopted by VIA’s shareholders, the closing will take place shortly after the shareholder meeting, scheduled for June 29, 2005.

Competing Offers

•       The Sale Agreement prohibits the Company from approaching or negotiating with any other potential purchaser, provided that the Company’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of our board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties to the Company’s shareholders.

Terms of Financing Agreement

•       Concurrently with entering into the Sale Agreement, the Company entered into a Facility Agreement with Claranet under which it is permitted to borrow up to Euro 5.4 million ($7.0 million) for working capital requirements. The facility is stated in Euro funds and will be made available according to the following schedule, stated in USD equivalent on the basis of a Euro to USD exchange rate of $1.303 per Euro:

Date	Amount of aggregate funds available, including prior borrowings:
June 10, 2005 to June 23, 2005 (inclusive):	$1,200,000
June 24, 2005 to July 9, 2005 (inclusive):	2,500,000
July 10, 2005 to July 23, 2005 (inclusive):	4,200,000
July 24, 2005 to August 9, 2005 (inclusive):	5,700,000
August 10, 2005 to termination (inclusive):	7,000,000

•       As permitted under the Facility Agreement, the Company has delivered a request to Claranet to accelerate the first draw to June 1, 2005. Funds advanced under this facility are secured by our pledge of all of our ownership interest in certain of our Dutch, French, Belgian and German subsidiaries.

The Sale Agreement is conditioned on receiving the approval of VIA’s shareholders. If , for whatever reason, VIA’s shareholders were to reject the transaction, there can be no assurance that VIA will be able to find alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Asset Sale Business as a going concern.

2.   Significant Accounting Policies:

Principles of Consolidation:

The accompanying combined financial statements consist of the accounts of the companies comprising the Asset Sale Business.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the combined financial statements. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents:

The Business considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars or Euros. Restricted cash of $0.7 million at December 31, 2003, represents amounts held on deposit with banking institutions as security for operating leases. Restricted cash of $4.8 million as at December 31, 2004 represents amounts held on deposit with banking institutions as security for operating leases, leased properties, and key telecom suppliers.

Concentration of Credit Risk:

Financial assets that potentially are subject to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. The Business’s cash and investment policies limit investments to short-term, investment grade instruments. Concentration of credit risk, with respect to accounts receivable, is limited due to the large number and geographic dispersion of customers comprising the Business’s customer base.

Property and Equipment:

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. VIA has purchased software to facilitate its global information processing, financial reporting and access needs. These costs and related software implementation costs are capitalized, in accordance with Statement of Position No. 98-1, “Accounting for the Cost of Internal Use Software,” and amortized over the estimated useful life, generally three years. The cost of network infrastructure purchased under indefeasible right of use agreements (IRU) is capitalized and amortized over the lesser of the estimated useful life or term of the agreement, generally 1 to 25 years. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Impairment or Disposal of Long-lived Assets:

Long-lived assets include acquired intangible (principally customer lists and trade names) and tangible assets. On a quarterly basis, management reviews the carrying value of the investment in its operations to determine if an event has occurred, with respect to any operation, which could result in an impairment of long-lived assets. In its review, management considers the following:

•       market and competitive factors, including trends within the telecommunications industry broadly and the market for Internet access specifically, as well as general economic trends;

•       operating and financial trends, including significant underperformance relative to expected historical or projected operating results; and,

•       outlook for each operation, including changes in the expected revenues and cash flows for each of our operations, changes in our customers and the services that they require and our Strategic Plans for each operation.

The carrying amounts of long-lived assets are reviewed if facts or changes in circumstances suggest that they may be impaired. If this review indicates the carrying amounts of long-lived assets will not be recoverable, as determined based on estimated undiscounted future cash flows of the assets, the carrying amounts are reduced to their estimated fair value. The asset groups and lowest level of cash flows are based on geographic operations. The Business recorded impairment charges of nil and $1.5 million in the years ended December 31, 2003 and 2004, respectively.

Long-lived assets are classified as held-for-sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. The Business measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using the amount at which the reporting unit as a whole could be bought or sold in a current transaction between willing buyers, or the anticipated cash flows discounted at a rate commensurate with the risk involved.

The Business classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Goodwill:

The Business has recorded goodwill. As at December 31, 2004, $42.5 million of goodwill are recorded within the scope of Statement of Financial Accounting Standards (“SFAS”) 142.

The Business reviews goodwill to assess recoverability on an annual basis or when changes in circumstances at each operation warrant a review. The Business elected December 31 as its annual goodwill impairment review date for all reporting units. In accordance with SFAS 142, if the carrying amount of the reporting unit exceeds its estimated fair value, its associated goodwill is written down to its implied fair value using a hypothetical purchase price allocation. Any impairment loss is recorded in the consolidated statement of operations. Measurement of the fair value of a reporting unit is based on a discounted future cash flows model derived from the Business’s Strategic Plan or the amount at which the asset group as a whole could be bought or sold in a current transaction between willing buyers.

During the years ended December 31, 2003 and 2004, the Business recorded goodwill impairment charges of $5.3 million and $7.3 million, respectively.

Business combinations

The Business accounts for acquisitions under SFAS 141, Business Combinations. The acquisition date is determined by the date on which transfer of effective control has taken place. In general, it is the date the Business has assumed all economic consequences of ownership (the date that assets are received and consideration is given) and has the authority to make unilateral decisions regarding the conduct of the acquired company. The total purchase price consists of the direct costs incurred by the Business in connection with the transaction and the purchase consideration. Any excess of purchase price (total acquisition cost) over the net assets acquired is recorded as goodwill.

Where a purchase agreement contains additional contingent consideration based on future earnings or contingent consideration based on security prices, the contingent consideration is recorded when the contingency is resolved and the consideration is issued or becomes issuable.

The allocation period is the period that is required to identify and quantify the assets acquired and the liabilities assumed. Although the time required will vary with circumstances, the “allocation period” usually does not exceed one year from the date of acquisition. In most cases, the Business may not be able to obtain some of the data required to complete the allocation of the purchase price for inclusion in its next external financial reporting period. As such, a tentative allocation is made using the values that have been determined and preliminary estimates of the values that have not yet been determined. See Note 4 these consolidated financial statements for further information.

Recognition of revenue:

The Business derives its revenue from the sale of Internet-related goods and services, specifically sale of third party hardware and software and Internet connectivity services; other Internet value-added services, such as hosting, security and IP VPN; and voice services.

The Business applies the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” The Business recognizes revenue from the sale of Internet goods and services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. At the time of the transaction, the Business assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Business generally does not perform credit checks on potential customers before providing services. If the Business determines that collection of a fee is not reasonably assured, the revenue is recognized upon the receipt of cash, provided other revenue recognition criteria have been satisfied.

The Business’s practices regarding the evidence of an arrangement vary from country to country. Generally, for sales, other than those completed over the Internet, the Business uses either a purchase order or a customer agreement as evidence of an arrangement. For sales over the Internet, the Business generally uses a credit card authorization as evidence of an arrangement.

Service revenue

The Business’s Internet connectivity services, other Internet value-added services, and voice revenue are recognized as it is earned over the customer relationship period. When the Business’s services are bundled in a customer arrangement, then the related fee is allocated to the multiple elements of the arrangement based on objective evidence of fair value. Revenue from installation, training and consulting is recognized as the related services are rendered, although such amounts have not been material. The typical service period for connectivity services is from one to two years.

When the customer arrangement dictates that payments are made prior to service delivery, the Business records the advance receipt of payment as a credit to the balance sheet within the deferred revenue account. The fees received by the Business are non-refundable. There are no terms in the agreement with the customer that allow them to cancel or terminate the agreement and obtain refunds of the amounts advanced. As the service is provided the Business recognizes the revenue ratably over the expected customer relationship in accordance with the revenue recognition policies described above. When a customer pays a non-refundable fee in advance and subsequently cancels service before the end of the contract term, the Business recognizes the remaining deferred revenue as revenue with the statement of operations at the time the service is terminated.

Product revenue

In general, revenue from hardware sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied.

In accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, revenue from hardware and third-party software sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied. The Business’s hardware and software sales are arrangements negotiated and agreed upon directly with its customers. The Business does not act as an agent or a broker for its vendors nor does it receive compensation, commissions or fees from its vendors. The Business also maintains the freedom and discretion in selecting the appropriate vendor to support its various hardware and software arrangements.

Advertising Costs:

Costs related to advertising and service promotion are charged to operating expense as incurred. Advertising expense was $0.1 million and $1.7 million for the years ended December 31, 2003 and 2004, respectively.

Income Taxes:

The Business accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Business provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. In conjunction with acquisitions, the Business records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangible assets before recognition of a benefit in the combined statements of operations.

Foreign Currency:

The functional currency for the Business’s legal entities is the applicable local currency. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the combined statements of operations as “Foreign currency gains (losses), net.”

The financial statements of the Business’s legal entities are translated into U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated at year-end exchange rates while revenue and expenses are translated at the average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders’ equity. No tax is provided on this foreign currency translation adjustment.

Defined Contribution Plan

The Business contributes to personal defined contribution plans of employees in certain of its operations. Business contributions to the defined contribution plans totaled $0.2 million and $0.4 million for the years ended December 31, 2003 and 2004 respectively, and were charged to the combined statements of operation as they became payable.

Fair Value of Financial Instruments:

Carrying amounts of certain of the Business’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Business for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

Segment Reporting:

The Business discloses its segments using the “management” approach in accordance with SFAS 131, “Disclosures About Segments of an Enterprise and Related Information.” The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Business’s operating segments.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet operating companies into one operating segment—“Solutions”, except for the US operations which is reported as an operating segment—“Express”. The Business grouped all of the Amen operating companies into one operating—“Amen”. The Business and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and adjusted EBITDA. The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

Recent Issued Accounting Pronouncements Not Yet Adopted:

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion 29” (“SFAS 153”), which amends Accounting Principles Board Opinion 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Business does not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

3.   Impairment and Restructuring Charges

Impairment charges:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,465
Goodwill	5,295	7,306
Total impairment charges	$5,295	$8,771

2003

At December 31, 2003, upon completion of its annual review, the Business impaired $4.3 million of the goodwill related to its Solutions segment and $1.0 million of the goodwill related to its Express segment. The triggering event for the impairment was the underperformance of these es compared to forecast and subsequent revisions to future revenue and cost estimates following the completion of the forecast. The fair value calculated as of December 31, 2003 was based on a discounted cash flow model with appropriate market and risk factored in. The discounted cash flow model for each reporting unit was based on the three year model ending December 31, 2006, and constant annual growth rates thereafter. As a part of the process of creating the three-year model, the Business’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

2004

At December 31, 2004, upon completion of an impairment analysis, in accordance with SFAS 144, the Business recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.4 million, mainly related to the Solutions segment. The fair value of the asset groups, calculated as of December 31, 2004, was based on a discounted cash flow model with appropriate market and risk factored in for the period up until June 30, 2005, the expected date of completion for the Claranet Sale, the expected proceeds of$27.0 million as agreed in the letter of intent with Claranet and the forecasted working capital requirement at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of the legal entities acquired before 2004 and the new Express business in the quarter ended December 31, 2004, which left the VIA with insufficient cash reserves to continue the operations, and resulted in the signing of the letter of intent on April 11, 2005 to sell the es of VIA NET.WORKS to Claranet.

In addition, at December 31, 2004, upon completion of its annual review in accordance with SFAS 142, the Business impaired $4.3 million of the goodwill related to its Industry Solutions segment and $3.0 million of the goodwill related to its Amen segment.

The fair value of the reporting units calculated as of December 31, 2004 was based on a discounted cash flow model with appropriate market and risk factored in for the period until the expected date of completion of the transaction with Claranet between June and July, in addition to the expected sale proceeds of $27.0 million to be received as agreed in the letter of intent with Claranet and the forecasted working capital requirements at the expected date of the completion of the transaction. For further details of the proposed transaction, see Note 1.

As a part of the process of creating the discounted cash flow model, the Business’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

Management has based its assessment of fair value on the expected sale proceeds of $27.0 million and the forecasted working capital requirements at the expected date of completion of the transaction. There is a risk that this sale will not be completed. Also, the expected final sales consideration is based in part on the amount of working capital used by VIA over the period prior to completion, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the outcome of the impairment review may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2002	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2003
	In thousands of U.S. dollars
Employee termination payments	—	1,308	(1,100)	15	223
Future operating lease obligations	70	96	(158)	2	10
Total	$70	$1,404	$(1,258)	$17	$233

	Balance at December 31, 2003	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2004
	In thousands of U.S. dollars
Employee termination payments	223	1,126	(1,134)	67	282
Future operating lease obligations	10	92	(6)	10	106
Total	$233	$1,218	$(1,140)	$77	$388

2003

During the year ended December 31, 2003, the Business recorded restructuring charges related to the implementation of the Company’s strategic plan of $1.4 million. The restructuring charge for the year ended December 31, 2003 related to severance payments at five of its operations and the cost of vacant office space.

Headcount for sales, information technology, marketing, finance and other various administrative roles has been reduced as part of VIA’s strategic plan. The employee termination costs of $1.3 million relate to the severance and benefits for fourty three employees at five operations. The employee termination costs accrual of $0.2 million carried forward at December 31, 2003, have been paid in the period ended June 30, 2004.

The future operating lease obligations charge for the year ended December 31, 2003 of $0.1 million in respect to vacant space in the German operation office.

2004

During the year ended December 31, 2004, the Business recorded restructuring charges of $1.2 million. The restructuring charge for the year ended December 31, 2004 related to severance payments at five of the Business’s European operations and charges for future lease obligations at the German operation.

The employee termination costs of $1.1 million for the year ended December 31, 2004 relate to sixty two employees at our European operations, most notably thirty-four in Germany, thirteen in Spain and eight in France. Cash payments for severance and benefits of $1.1 million were made in 2004 by our European operations. The remaining accrual of $0.3 million at December 31, 2004 relates to sixteen employees at the European operations.

During the year ended December 31, 2004, an additional accrual of $0.1 million has been made for future lease obligations in the German operation.

4.   Accounts Receivable, net

Trade receivables are stated net of allowance for doubtful accounts of $0.8 million and $2.9 million as at December 31, 2003 and 2004.

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Trade receivables, net	$5,394	$9,687
Other receivables	85	656
As at December 31	$5,479	$10,434

Other receivables relate to VAT receivable and the recovery of certain previously paid legal invoices.

Further analysis of the allowance for doubtful accounts is presented below.

	2003	2004
	In thousands of U.S. dollars
Allowance for doubtful accounts:
As at January 1	$1,322	$787
Foreign exchange adjustment	358	298
Bad debt expenses	43	1,094
Write off of bad debts	(936)	(765)
Other movements(1)	—	1,474
As at December 31	$787	$2,888

(1)          Amounts represent the write off of uncollectible accounts receivable balances and the balance of operations acquired or sold during the year ended December 31, 2003 and 2004.

5.   Property and Equipment, net

Property and equipment consisted of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Hardware and other equipment	$12,443	$19,163
Network and data center assets	5,671	7,300
Software	14,117	17,168
Furniture and fixtures	716	1,000
	32,947	44,631
Accumulated depreciation and amortization	(23,375)	(31,960)
Property and equipment, net	$9,572	$12,671

Total depreciation expense was $7.7 million and $6.4 million in the years ended December 31, 2003 and 2004, respectively. As of December 31, 2003 and 2004, the Business held $9.8 million and $6.6 million of capitalized network infrastructure under capital lease/IRU arrangements. The related accumulated depreciation was $7.9 million and $5.5 million. As of December 31, 2003 and 2004, the Business held $14.5 million and $17.8 million of capitalized internal use software with related accumulated depreciation of $10.1 million and $12.8 million.

The Business recorded an asset impairment charge of nil and $1.4 million for the years ended December 31, 2003 and 2004, respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to hardware and other equipment. (See Note 3 for further information.)

6.   Goodwill

The changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2004 are as follows:

	Total	Solutions	Amen	Express
	In thousands of U.S. dollars
Balance as of December 31, 2002	$5,639	$3,477	—	$2,162
Impairment charges related to continuing operations	(5,295)	(4,279)	—	(1,016)
Foreign exchange adjustment	802	802	—	—
Balance as of December 31, 2003	$1,146	—	—	$1,146
Acquisitions	44,947	31,648	13,299	—
Impairment charges related to continuing operations	(7,306)	(4,252)	(3,054)	—
Foreign exchange adjustment	3,679	3,434	245	—
Balance as of December 31, 2004	$42,466	$30,830	$10,490	$1,146

Impairments are discussed in greater detail within Note 3 of these combined financial statements.

7.   Intangible Assets, net

The Business’s intangible assets, consisting of acquired customer lists, are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Customer lists	$—	$5,969
Software	—	2,183
Tradename	—	1,062
Accumulated amortization	—	(1,130)
Intangible assets, net	$—	$8,084

The amortization expense for the years ended December 31, 2003 and 2004 was nil and $1.3 million respectively. The Business amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively.

The amortization charge for the next five years is as follows:

In thousands of U.S. dollars
2005	$1,936
2006	1,936
2007	1,376
2008	1,325
2009	666
Thereafter	474
Total	$7,713

8.   Capital Lease Obligations, Long-Term Payables and Notes Payable

Capital lease obligations, long-term payables and notes payable consisted of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Capital lease obligations at interest rates ranging from 7.8% to 8.0%, due monthly	$—	$226
Long term payables	—	1,307
	—	1,533
Less current portion	—	(1,307)
Long-term portion	$—	$226

The scheduled maturities of amounts payable outstanding at December 31, 2004 are summarized as follows:

2005	$1,307
2006	160
2007	66
$1,533

9.   Income Taxes

The differences between the U.S. federal statutory tax rate and the Business’s effective tax rate are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
Statutory U.S. federal income tax rate	34%	34%
Intangibles amortization	—	(1)
Goodwill impairment charges	(9)	(7)
Change in valuation allowance	(20)	(26)
Foreign tax differential	(5)	—
Effective income tax rate	0%	0%

The (benefit from) expense for income taxes from operations is summarized below:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Current income taxes:
International	$22	$(321)
State	—	35
	$22	$(286)
Deferred income taxes:
International	—	—
Total deferred income taxes	—	—
Total (benefit from) expense for income taxes	$22	$(286)

The components of loss from operations before income taxes and minority interest are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
U.S operations	$(8,267)	$(8,037)
Non-U.S. operations	(10,982)	(24,305)
	$(19,249)	$(32,342)

Deferred tax assets and liabilities were comprised of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Deferred tax assets:
Gross deferred tax assets	29,657	64,216
Valuation allowance	(29,657)	(63,682)
Net deferred tax assets	—	534
Deferred tax liabilities:
Intangible fixed assets	—	(2,640)
Gross deferred tax liabilities	—	(2,640)
Net deferred tax asset (liability)	$—	$(2,106)

The net deferred tax assets have been reduced by a valuation allowance since management has determined that currently it is more likely than not that these benefits will not be realized. The change in the valuation allowance was an increase of $34.0 million in 2004, which is primarily related to additional operating losses and amounts attributable to the decrease of fixed assets and purchased intangible assets other than goodwill. The Business establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Business continually reviews the adequacy of these valuation allowances.

At December 31, 2003 and 2004, the Business had U.S. net operating loss carry forwards of approximately $0.1 million and $0.1 million respectively, which may be used to offset future taxable income. These carry forwards begin to expire in 2021. Further, the Internal Revenue Code places certain limitations on the annual amount of net operating loss carry forwards that can be utilized if certain changes in the Business’s ownership occur.

At December 31, 2003 and 2004, the Business had net operating loss carry forwards of $100.0 million and $214.3 million respectively, of which $40.5 million expires between 2005 and 2019 and $173.8 million has an indefinite carry forward period. It is expected that all earnings generated from subsidiaries will be permanently reinvested in those subsidiaries. Determination of the amount of the potential unrecognized deferred tax liability is not practicable.

10.   Commitments and Contingencies

(a)           Lease commitments

The Business leases office space and equipment under non-cancelable operating leases expiring on various dates through 2013. In addition, the Business is required to make quarterly payments for certain operations and maintenance services over the life of the IRU arrangements ranging from 1-25 years.

Future minimum lease payments under non-cancelable operating leases (including operations and maintenance payments under IRU agreements) at December 31, 2004 are as follows:

In thousands of U.S. dollars
2005	$8,239
2006	7,106
2007	5,423
2008	4,526
2009	4,253
2010 and thereafter	18,128
$47,675

(b)          Legal proceedings

PSINet Belgium is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of Euro 1.4 million ($1.9 million) plus Euro 250,000 ($0.3 million) moral damages, plus interests, costs and attorneys’ fees. We believe PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if we conclude that a settlement is in its best interests, that subsidiary may incur substantial costs.

The Business is subject to claims and legal proceedings that arise in the ordinary course of its operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Business. The Business does not believe that any of these matters will have a material adverse affect on its , assets or operations.

(d)          Guarantees

From time to time, the Business enters into indemnification agreements with certain contractual parties in the ordinary course of , including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Business could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Business’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Business issued during the years ended December 31, 2003 and 2004 respectively were not material to the Business’s financial position, results of operations or cash flows.

11.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to es and consumers in Europe and the Americas. As of December 31, 2004, VIA served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore the Business had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies, except the US operation, and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Business grouped its start-up VIA Express channel operations together with the legacy VIA US operations into one operating segment—“Express”. The Business grouped all of the Amen operating companies into one operating—“Amen”. The Business and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, operating loss from continuing activities, impairment and restructuring charges and assets from operations of the Business’s operating segments for years ended December 31, 2003 and 2004. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2003	$11,191	$2,443	—	$11,079	$24,713
Total assets as of December 31, 2004	$62,316	$3,711	$21,808	$4,031	$91,866
Total long-lived asset additions as of December 31, 2003	$1,051	$897	—	$3,195	$5,143
Total long-lived asset additions as of December 31, 2004	$40,926	$1,334	$19,288	$2,995	$64,543
The year ended December 31, 2003:
Revenue	$32,103	$3,924	—	$—	$36,027
Adjusted EBITDA	(2,255)	(394)	—	(2,876)	(5,525)
Impairment and restructuring charges	(5,683)	(1,016)	—	—	(6,699)
The year ended December 31, 2004:
Revenue	$47,987	$4,001	$8,316	$—	$60,304
Adjusted EBITDA	(5,929)	(3,148)	1,091	(3,179)	(11,165)
Impairment and restructuring charges	$(6,906)	—	$(3,083)	—	$(9,989)

At December 31, 2004, goodwill for the operating segments Solutions, Express and Amen was $30.8 million, $1.1 million and $10.5 million, respectively.

The reconciliation between Adjusted EBITDA to net loss from operations is as follows:

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
The year ended December 31, 2003:
Adjusted EBITDA	$(2,255)	$(394)	$—	$(2,876)	$(5,525)
Impairment and restructuring charges	(5,683)	(1,016)	—	—	(6,699)
Depreciation and amortization	(1,675)	(574)	—	(3,588)	(5,837)
Interest income	18	—	—	—	18
Interest expense	(13)	—	—	—	(13)
Other income (expense), net	(1,819)	(74)	—	(78)	(1,971)
Foreign currency (losses) gains, net	7	—	—	771	778
Income tax benefit (expense)	(22)	—	—	—	(22)
Net loss from continuing operations	$(11,442)	$(2,058)	$—	$(5,771)	$(19,271)
The year ended December 31, 2004:
Adjusted EBITDA	$(5,929)	$(3,148)	$1,091	$(3,179)	$(11,165)
Impairment and restructuring charges	(6,906)	—	(3,083)	—	(9,989)
Depreciation and amortization	(2,674)	(653)	(1,560)	(2,723)	(7,610)
Interest income	13	2	6	—	21
Interest expense	(169)	(7)	(22)	(1)	(199)
Other income (expense), net	(2,582)	(1,157)	(1,611)	(4,797)	(10,147)
Foreign currency (losses) gains, net	2,607	46	(2)	4,096	6,747
Income tax benefit (expense)	57	35	194	—	286
Net loss from continuing operations	$(15,583)	$(4,882)	$(4,987)	$(6,604)	$(32,056)

A summary of the revenues and long-lived assets relating to the Business’s countries of domicile (origin) is as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Revenues:
Germany	$7,633	$13,350
France	7,238	14,287
The Netherlands	9,628	13,178
Switzerland	—	3,398
Portugal	5,832	6,557
Spain	1,772	2,504
Belgium	—	1,898
U.S.A.	3,924	3,912
United Kingdom	—	1,128
Italy	—	92
Total	$36,027	$60,304

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Long-lived Assets:
Germany	703	17,551
France	785	17,952
The Netherlands	1,238	12,568
Switzerland	—	3,316
Portugal	362	389
Spain	381	627
Belgium	—	5,589
U.S.A.	2,139	2,075
United Kingdom	—	422
Italy	—	58
Corporate	5,904	3,481
Total	$11,512	$64,028

A summary relating to the Business’s products and services from external customers is as follows:

	Year-end December 31, 2003	Year ended December 31, 2004
Access (including DSL connectivity)	$22,132	$30,639
Hosting	8,404	$22,000
Internet security services	1,793	3,264
Other	3,698	4,401
Total	$36,027	$60,339

12.   Subsequent Events

On April 10, 2005, VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States.

On April 11, 2005, VIA NET.WORKS, Inc. announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Business’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Business has obtained the support of staff from other members of the group to fill in for the striking workers to ensure the continuation of technical and customer support. We believe that we will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

On April 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of VIA NET.WORKS, Inc’s remaining business operations in Europe and the United States (the Asset Sale). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements.

VIA NET.WORKS, Inc anticipates that the Closing will occur during the first week of July 2005.

INDEX TO UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS OF THE
ASSET SALE BUSINESS

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2004 and March 31, 2005	G-24
UNaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2004 and 2005	G-25
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2005	G-26
Notes to Unaudited Condensed Consolidated Financial Statements	G-27

General:

In accordance with rules promulgated by the Securities and Exchange Commission, VIA NET.WORKS, Inc. (“VIA” or the “Company”) has provided the following unaudited consolidated financial statements of the business that is to be sold to Claranet Group Limited (Claranet) under the terms of the Sale Agreement (the “Asset Sale Business” or the “Business”) that is described in Schedule 14A Proxy Statement filed by the Company with the Securities and Exchange Commission on June 2, 2005 (the “Proxy Statement”) beginning at page 28, at December 31, 2004, and for the three month periods ended March 31, 2004 and March 31, 2005. The Asset Sale Business consists of the operations (and the financial results and financial positions) of the direct and indirect subsidiaries of VIA NET.WORKS, Inc. listed at Schedule 2 to the Sale Agreement (see Annex A Purchase and Sale Agreement, pages A-38 to A-44 of the Proxy Statement), together with those certain assets and liabilities currently held by the group parent, VIA NET.WORKS, Inc., which are to be transferred to Claranet at the closing of the Sale Agreement.

ASSET SALE BUSINESS
CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
(In thousands of U.S. dollars, except share data)

	December 31, 2004	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,372	$6,352
Restricted cash	4,786	3,722
Trade and other accounts receivable, net of allowance of $2,888 and $3,203 respectively	10,434	9,223
Other current assets	5,246	4,706
Total current assets	27,838	24,003
Property and equipment, net	12,671	11,146
Goodwill	42,466	40,594
Intangible assets, net	8,084	7,038
Other non-current assets	273	250
Deferred tax asset	534	553
Total assets	$91,866	83,584
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,112	13,381
VAT and other taxes payable	624	279
Current portion of capital lease obligations and long-term payables	1,307	1,112
Deferred revenue	13,579	12,965
Accrued expenses	17,785	16,923
Other current liabilities	147,297	151,894
Total current liabilities	193,704	196,554
Capital lease obligations and long-term payables, less current portion	226	189
Deferred tax liability	2,640	2,497
Total liabilities	196,570	199,240
Stockholders’ equity:
Total stockholders’ equity	(104,704)	(115,656)
Total liabilities and stockholders’ equity	$91,866	$83,584

The accompanying notes are an integral part of these condensed combined financial statements.

ASSET SALE BUSINESS
CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands of U.S. dollars, except share and per share data)

	For the three months ended March 31,
	2004	2005
Revenue	$ 10,396	$ 24,067
Operating costs and expenses:
Internet services	5,346	12,189
Selling, general and administrative	7,222	14,643
Impairment and restructuring charges	—	3,190
Depreciation and amortization	1,838	2,114
Total operating costs and expenses	14,406	32,136
Operating loss from operations	(4,010)	(8,069)
Interest income	3	8
Interest expense	(9)	(68)
Other expense, net	(555)	(2,617)
Foreign currency losses, net	(174)	(97)
Loss from operations before income taxes	(4,745)	(10,843)
Income tax benefit (expense)	7	(109)
Net loss from operations	$ (4,738)	$ (10,952)

The accompanying notes are an integral part of these condensed combined financial statements.

ASSET SALE BUSINESS
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. dollars)

	For the three months ended March 31,
	2004	2005
Cash flows from operating activities:
Net loss from continuing operations	$(4,738)	$(10,952)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,838	2,114
Impairment charges	—	2,367
Provision for doubtful accounts receivable	337	572
Unrealized foreign currency transaction losses	0	69
Deferred tax	28	93
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(517)	(1,943)
Other current assets	(264)	327
Other non-current assets	(2)	—
Accounts payable	(988)	955
VAT and other taxes payable	605	(338)
Accrued expenses	958	(191)
Deferred revenue	444	(16)
Net cash used in operating activities	(2,299)	(6,943)
Cash flows from investing activities:
(Increase) decrease in restricted cash	(51)	1,064
Purchases of property, equipment and other assets	(1,202)	(1,044)
Net cash (used)/received in investing activities	(1,253)	20
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(48)	(172)
Other current liabilities	1,908	6,346
Net cash received from financing activities	1,860	6,174
Effect of currency exchange rate changes on cash	(679)	(271)
Net decrease in cash and cash equivalents	(2,371)	(1,020)
Cash and cash equivalents, beginning of period	5,398	7,372
Cash and cash equivalents, end of period	$3,027	$6,352

The accompanying notes are an integral part of these condensed combined financial statements.

ASSET SALE BUSINESS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   Organization and Nature of Asset Sale Business:

VIA. NET.WORKS, Inc. (the “Company” or “VIA”) which was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. On April 30, 2005, VIA entered into a Sale Agreement with Claranet Group Limited (“Claranet”), a privately-held European Internet services provider based in the United Kingdom, to sell separate legal entities owned by directly or through one or more wholly-owned subsidiaries of VIA (together “the Asset Sale Business” or “the Business”). The Asset Sale Business provides managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market, under the brands VIA NET.WORKS, PSINet Europe and Amen. The Asset Sale Business has operations in Belgium, France, Germany, the Netherlands, Portugal, Spain, Italy, Switzerland, the United Kingdom and the United States.

Further information about the Sale Agreement is noted below under Going Concern.

Basis for Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of VIA using the historical results of operations and historical basis of assets and liabilities of the Asset Sale Business. Management believes the assumptions underlying the combined financial statements are reasonable. Because a direct ownership relationship did not exist among all the various entities comprising the Asset Sale Business, the Company’s net investment in the Asset Sale Business is shown in lieu of stockholders’ equity in the combined financial statements.

The combined financial statements include allocations of certain VIA NET.WORKS expenses and balance sheet items, relating to the assets and liabilities currently held by VIA, which are to be transferred to Claranet at the closing of the Sale Agreement. The allocations include balance sheet information and historical costs associated with information technology and management information systems, communications, network management, back office and financial software applications or systems and network management systems. No allocation has been made for the centralized legal, accounting, treasury, and other corporate and centralized services provided to the Business by VIA as none of these functions are being transferred to Claranet and therefore the combined financial statements included herein may not necessarily reflect the Asset Sale Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Asset Sale Business been a stand-alone company during the periods presented.

Acquisitions

In January 2004, VIA purchased 100% of the issued and outstanding shares of Agence Des Medias Numériques S.A.S. (Amen France), Agencia De Média Numerica España, S.L. (Amen Spain) and Amen Limited (Amen UK) (collectively “Amen”), a group of European web hosting companies based in Paris, France, with additional operations in Spain, Italy and the UK. VIA acquired Amen to strengthen the operations by leveraging Amen’s shared web hosting operating platform and service offerings.

On August 20, 2004, VIA completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. VIA acquired the PSINet Europe group to increase the revenues generated from hosting services and to support the development of the Industry Solutions channel.

The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the three months ended March 31, 2004 reflect the results and cash movements, respectively, for the Amen operations from the date that operation was acquired in January 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the three months ended March 31, 2004 do not reflect the results and cash movements, respectively, for the PSINet Europe operations, which were acquired in August 2004.

Funding of Asset Sale Business by VIA NET.WORKS

Net amounts of funding provided by VIA to the legal entities included in the Asset Sale Business as at December 31, 2004 have been classified as Other current liabilities in the unaudited combined balance sheet and as Net cash received from financing activities in the unaudited combined statement of cash flows for the three month periods ending March 31, 2004 and March 31, 2005.

Going concern:

For the three months March 31, 2005, the Asset Sale Business had net losses from continuing operations of $11.0 million and cash used of $6.9 million. If the Asset Sale Business is unable to increase the revenue or scale down the costs and investment expenditures, it will continue to experience negative cash flow.

As of March 31, 2005, the Asset Sale Business had $6.4 million in cash and cash equivalents and $3.7 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On April 30, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Claranet, a privately-held European Internet services provider based in the United Kingdom, to sell the Asset Sale Business pursuant to the Sale Agreement, a copy of which is attached as Annex A to the Proxy Statement.

Closing

•       The Asset Sale is conditioned upon the approval by the Company’s shareholders. In addition, the agreement contains customary pre-closing conditions relating to, among other things, accuracy of warranties and the Company’s compliance with the provisions of the Sale Agreement, including the conduct of the business pending the closing.

•       If the Asset Sale is approved and adopted by VIA’s shareholders, the closing will take place shortly after the shareholder meeting, scheduled for June 30, 2005.

Competing Offers

•       The Sale Agreement prohibits the Company from approaching or negotiating with any other potential purchaser, provided that the Company’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of our board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties to the Company’s shareholders.

Terms of Financing Agreement

•       Concurrently with entering into the Sale Agreement, the Company entered into a Facility Agreement with Claranet under which it is permitted to borrow up to Euro 5.4 million ($7.0 million) for working capital requirements. The facility is stated in Euro funds and will be made available according to the following schedule, stated in USD equivalent on the basis of a Euro to USD exchange rate of $1.303 per Euro:

Date	Amount of aggregate funds available, including prior borrowings:
June 10, 2005 to June 23, 2005 (inclusive):	$1,200,000
June 24, 2005 to July 9, 2005 (inclusive):	2,500,000
July 10, 2005 to July 23, 2005 (inclusive):	4,200,000
July 24, 2005 to August 9, 2005 (inclusive):	5,700,000
August 10, 2005 to termination (inclusive):	7,000,000

•       As permitted under the Facility Agreement, the Business has delivered a request to Claranet to accelerate the first draw to June 1, 2005. Funds advanced under this facility are secured by our pledge of all of our ownership interest in certain of our Dutch, French, Belgian and German subsidiaries.

The Sale Agreement is conditioned on receiving the approval of VIA’s shareholders. If , for whatever reason, VIA’s shareholders were to reject the transaction, there can be no assurance that VIA will be able to find alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Asset Sale Business as a going concern.

2.   Impairment and Restructuring Charges

Impairment charges:

	Three months ended March 31,
	2004	2005
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,850
Goodwill	—	517
Total impairment charges	$—	$2,367

2004

There were no impairment charges for the three months ended March 31, 2004.

2005

At March 31, 2005, upon completion of an impairment analysis, in accordance with SFAS 144, the Business recorded an intangible fixed asset impairment charge of $0.8 million and a tangible fixed asset impairment charge of $1.1million, mainly related to the Solutions and Amen segments. For definitions of the segments, please refer to Note 8 Segment reporting. The fair value of the assets groups, calculated as of March 31, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period up until the first week of July, 2005, the estimated date of completion of the Claranet Sale, the estimated sale proceeds of $26.4 million as agreed in the sale and purchase agreement with Claranet and the projected working capital position at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of the legal entities acquired before 2004 and the new Express business in the quarter ended December 31, 2004, during which the Business recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.8 million, and the quarter ended March 31, 2005, which left VIA with insufficient cash reserves to continue the operations, and resulted in the signing of the sale and purchase agreement on April 30, 2005 to sell the businesses of VIA NET.WORKS to Claranet. Additionally, the sale and purchase agreement calls for estimated sale proceeds of $26.4 million, as opposed to $27.0 million utilized in the Business’s calculation as of December 31, 2004, based on the letter of intent dated April 10, 2005.

Based on the impairment of tangible and intangible fixed assets, at March 31, 2005, the Business determined a triggering event had occurred which required the Business to perform an impairment test on the carrying value of goodwill in accordance with SFAS 142. As a result, the Business recorded an impairment of$0.5 million to the goodwill related to its Amen segment.

The fair value of the reporting units calculated as of March 31, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until the first week of July, 2005, the estimated date of completion of the transaction with Claranet, in addition to the estimated sale proceeds of $26.4 million as agreed in the sale and purchase agreement with Claranet and the projected working capital position at June 30, 2005. Upon completion of the Asset Sale, the Business expects to record a loss in the statement of operations for the three months ending September 30, 2005 relating to amounts previously recorded in accumulated other comprehensive loss. As of March 31, 2005, the Business has $31.6 million of cumulative translation losses recorded in respect of these businesses.

As a part of the process of creating the discounted cash flow model, the Business’s management was required to make estimates and assumptions regarding future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review.

Management has based its assessment of fair value on the estimated sale proceeds of the business of $26.4 million and the projected working capital position at June 30, 2005. The closing of the sale is subject to a number of conditions, including shareholder approval and the non-occurrence of a material adverse change in the businesses; and the estimated date of closing is based on an assumption that the review of the preliminary proxy statement by the Securities and Exchange Commission will not cause any material delays in the distribution of the definitive proxy statement to the Business’s shareholder. Also, the estimated final sales consideration is based in part on the amount of working capital that will be used by VIA during the period prior to closing, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the actual impairment may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2003	Additions	Cash utilized	Foreign exchange	Balance at March 31, 2004
	In thousands of U.S. dollars
Employee termination payments	223	—	(222)	(1)	—
Future operating lease obligations	10	—	(10)	—	—
Total restructuring charges	$233	$—	$(232)	$(1)	$—

	Balance at December 31, 2004	Additions / releases	Cash utilized	Foreign exchange	Balance at March 31, 2005
	In thousands of U.S. dollars
Employee termination payments	282	63	(323)	(11)	11
Future operating lease obligations	106	760	(52)	(16)	798
Total restructuring charges	$388	$823	$(375)	$(27)	$809

2004

The Business recorded no restructuring charges during the three months ended March 31, 2004. Cash payments for severance and benefits of $0.2 million were made in the first quarter of 2004 by the European operations.

2005

During the three months ended March 31, 2005, the Business recorded restructuring charges of $0.8million. The restructuring charge for the three months ended March 31, 2005 related to severance payments at the Netherlands operation and costs for future operating lease obligations at our Netherlands operation.

The employee termination costs of $0.1 million for the three months ended March 31, 2005 relate to one employee at our Netherlands operation. Cash payments for severance and benefits of $0.3 million were made in the three months ended March 31, 2005 by our European operations.

The accrual for future operating lease obligations, relate to future lease obligations in the German and Netherlands operations. The expenses for future operating lease obligations of $0.8 million for the three months ended March 31, 2005 relate to an addition in future operating lease obligations in the Netherlands operation.

3.   Income Tax

The provision for taxes based on income for the three months ended March 31, 2004 and 2005 was computed in accordance with Interpretation No. 18 of Accounting Principles Board Opinion No. 28 on reporting taxes for interim periods and was based on management’s expectation of an effective income tax rate of 0% for the year ending December 31, 2005.

4.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31, 2004	March 31, 2005
	In thousands of U.S. dollars
Hardware and other equipment	$19,163	$17,061
Network and data center assets	7,300	9,088
Software	17,168	17,109
Furniture and fixtures	1,000	916
	44,631	44,174
Accumulated depreciation	(31,960)	(33,028)
Property and equipment, net	$12,671	$11,146

Depreciation expense was $1.6 million and $2.0 million for the three months ended March 31, 2004 and 2005, respectively. The Business recorded an asset impairment charge of $1.8 million and $1.1 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to hardware and other equipment. (See Note 2 for further information.)

5.   Goodwill

The changes in the carrying amount of goodwill during the three months ended March 31, 2005 are as follows:

	Total	Solutions	Amen	Express
	In thousands of U.S. dollars
Balance as of December 31, 2004	$42,466	$30,830	$10,490	$1,146
Impairment charges	(517)	—	(517)	—
Foreign exchange adjustment	(1,355)	(1,607)	252	—
Balance as of March 31, 2005	$40,594	$29,223	$10,225	$1,146

Impairments are discussed in greater detail within Note 2 of these combined financial statements.

6.   Intangible Assets, net

Intangible assets consisted of the following:

	December 31, 2004	March 31, 2005
	In thousands of U.S. dollars
Customer lists	$5,969	$6,229
Software	2,183	2,067
Tradename	1,062	1,004
Accumulated amortization	(1,130)	(2,262)
Intangible assets , net	$8,084	$7,038

The amortization expense for the three-month periods ended March 31, 2004 and 2005 was $0.2 and $0.1 million, respectively. The Business amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively. The Business recorded an asset impairment charge of $0.1 million and $0.8 million for the year ended December 31, 2004 and the three months ended March 31,

2005, respectively. The table above shows the balances net after the effect of the impairment charges. (See Note 2 for further information.)

7.   Contingencies

Legal Proceedings

PSINet Belgium is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million plus €250,000 moral damages, plus interests, costs and attorneys’ fees. The Business believes PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if the Business concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

Guarantees

From time to time, the Business enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Business could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Business’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Business issued during the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, were not material to the Business’s financial position, results of operations or cash flows.

Other

The Business is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Business. The Business does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

8.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe and the Americas. As of March 31, 2005, the Business served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore the Business had provided segment information based on geographic regions.

Within the last quarter of 2004, management re-evaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies, except the US operation, and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Business grouped its start-up VIA Express channel operations together with the legacy VIA US operations into one operating segment—“Express”. The Business grouped all of the Amen operating companies into one operating segment—“Amen”. The Business and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, adjusted EBITDA, impairment and restructuring charges and assets from operations of the Business’s operating segments for the three months ended March 31, 2004 and March 31, 2005. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2004	$62,316	$3,711	$21,808	$4,031	91,866
Total assets as of March 31, 2005	60,556	3,519	19,158	351	83,584
Three months ended March 31, 2004:
Revenue	7,998	915	1,483	—	10,396
Adjusted EBITDA	(1,769)	(265)	411	(549)	(2,172)
Impairment and restructuring charges	—	—	—	—	—
Three months ended March 31, 2005:
Revenue	20,009	1,124	2,934	—	24,067
Adjusted EBITDA	(1,945)	(401)	442	(861)	(2,765)
Impairment and restructuring charges	(1,588)	—	(1,180)	(422)	(3,190)

The reconciliation between Adjusted EBITDA to net loss from operations is as follows:

Three months ended March 31, 2004
Adjusted EBITDA	(2,172)
Impairment and restructuring charges	—
Depreciation and amortization	(1,838)
Interest income	3
Interest expense	(9)
Other income, net	(555)
Foreign currency losses, net	(174)
Income tax benefit	7
Net loss from operations	(4,738)
Three months ended March 31, 2005
Adjusted EBITDA	(2,765)
Impairment and restructuring charges	(3,190)
Depreciation and amortization	(2,114)
Interest income	8
Interest expense	(68)
Other income, net	(2,617)
Foreign currency losses, net	(97)
Income tax expense	(109)
Net loss from operations	(10,952)

12.   Subsequent events

On April 10, 2005, VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States.

On April 11, 2005, VIA NET.WORKS, Inc. announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Business’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Business has obtained the support of staff from other members of the group to fill in for the striking workers to ensure the continuation of technical and customer support. We believe that we will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

On April 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of VIA NET.WORKS, Inc’s remaining business operations in Europe and the United States (the Asset Sale). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements.

ANNEX A

SALE AND PURCHASE AGREEMENT

Dated 30 April 2005

VIA NET.WORKS, INC.

and

VIA NET.WORKS HOLDCO, INC.

and

VIA NET.WORKS NY CORP, INC.

and

CLARANET GROUP LIMITED

and

CLARA.NET HOLDINGS LIMITED

SALE AND PURCHASE AGREEMENT

relating to the operating subsidiaries and certain assets and liabilities of VIA NET.WORKS, Inc. and
VIA NET.WORKS Holdco, Inc.

Linklaters

One Silk Street
London EC2Y 8HQ

Telephone +44 (20) 7456 2000

Facsimile +44 (20) 7456 2222

Ref JAGI

Sale and Purchase Agreement

This Agreement is made on 30 April 2005

between:

(1)                       VIA NET.WORKS, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“VIA Inc” or the “Seller”);

(2)                       VIA NET.WORKS Holdco, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“Holdco”);

(3)                       VIA NET.WORKS NY Corp, Inc., a company incorporated in New York, the United States, whose registered office is at 80 State Street, Albany NY1227-2543 (together with VIA Inc and Holdco, the “Sellers” or the “Relevant Sellers”);

(4)                       Claranet Group Limited, a company incorporated in England and Wales whose registered office is at 21 Southampton Row, London WC1B 5HA (the “Purchaser”); and

(5)                       Clara.net Holdings Limited, a company incorporated in Jersey whose registered office is at c/o Professional Trust Company Limited, PO Box 274, 36 Hilgrove Street, St Helier, Jersey JE4 8TR (“Clara.net Holdings” and, together with the Purchaser, the “Purchasers” or the “Relevant Purchasers”).

Whereas:

(A)                    The Relevant Sellers have agreed to sell the Group (as defined below) and to assume the obligations imposed on the Relevant Sellers under this Agreement.

(B)                     The Relevant Purchasers have agreed to purchase the Group and to assume the obligations imposed on the Relevant Purchasers under this Agreement.

It is agreed as follows:

1           Interpretation

In this Agreement, unless the context expressly otherwise requires, the provisions in this Clause 1 apply:

1.1        Definitions

“Accounts Date” means 31 December 2004;

“Agreed Cashflow” means the sum of the amount of Cashflow expressly provided for in the Working Capital Projections, being EUR 604,000 if the Pre-Closing Cut-Off Date is 31 May 2005, EUR 893,000 if the Pre-Closing Cut-Off Date is 30 June 2005, EUR 1,894,000 if the Pre-Closing Cut-Off Date is 31 July 2005 and EUR 2,474,000 if the Pre-Closing Cut-Off Date is 31 August 2005;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between VIA Inc and the Purchaser and signed for identification by the Sellers’ Lawyers and the Purchasers’ Lawyers with such alterations as may be agreed in writing between VIA Inc and the Purchaser from time to time;

“Assumed Liabilities” means the liabilities of the Relevant Sellers (other than the Excluded Liabilities) to be assumed by the Relevant Purchasers under or pursuant to Clause 2.3.2 and “Assumed Liability” means any one of them;

“Back Stop Date” means 9 September 2005;

“Benchmark Date” means the date of this Agreement;

“Business Assets” means all the property, rights and assets (including the Sellers’ Computer Systems) agreed to be sold under Clause 2.3.1 of this Agreement or any relevant Local Transfer Document;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London or Amsterdam;

“Business Intellectual Property” means all rights and interests of the Sellers in Intellectual Property which, at or immediately before Closing, is used or capable of use in the business of the Group, including the Registered Intellectual Property details of which are set out in the document entitled “Business Intellectual Property” contained in the Data Room;

“Cashflow” means the sum of any of the following to the extent they occur between the Benchmark Date and the Closing Date (inclusive):

(i)                                       the aggregate amount of any dividend, or distribution declared, paid or made by a Group Company other than to another Group Company (expressed as a negative number); and

(ii)                                   the aggregate amount of any redemption or purchase of shares or return of capital by a Group Company other than to another Group Company (expressed as a negative number); and

(iii)                               the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any member of the VIA Group (including, without limitation, management fees and any payment of interest) by any Group Company (expressed as a negative number); and

(iv)                                 the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any Group Company (including, without limitation, management fees and any payment of interest) by any member of the VIA Group (expressed as a positive number); and

(v)                                     any payment or incurrence by a Group Company of any third party costs and expenses in connection with the proposed sale of the Companies to the extent that the same have not been refunded to the relevant Group Company by the Sellers or their agents prior to Closing (expressed as a negative number); and

(vi)                                 any payment or incurrence by a Group Company of any material third party costs and expenses that should properly have been for the account of the VIA Group in connection with any litigation or potential litigation to the extent that the same have not been refunded to the relevant Group Company by the Sellers or their agents prior to Closing (expressed as a negative number); and

(vii)                             any indemnity or other contingent liability or obligation granted or assumed, other than pursuant to this Agreement, by a Group Company in connection with the proposed sale of the Companies (expressed as a negative number).

“Cashflow Adjustment Amount” means the amount of Agreed Cashflow minus the amount of Identified Cashflow provided that if the amount of Identified Cashflow is greater than the amount of Agreed Cashflow then the Cashflow Adjustment Amount shall be deemed to be zero;

“Charged Asset” means any asset subject to an Encumbrance created pursuant to a Security Document;

“Claims” means all rights and claims of the Sellers arising at any time whether before or after Closing primarily in relation to any of the Business Assets or any Assumed Liability (but excluding any rights or claims under insurance policies) and “Claim” means any one of them;

“Closing” means the completion of the sale of the Group pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement and any relevant Local Transfer Document;

“Closing Date” means the date on which such Closing takes place pursuant to Clause 6;

“Companies” means the companies, details of which are set out in paragraph 1 of Schedule 2 and “Company” means any one of them;

“Competing Proposals” means a proposal made by a Third Party to either of the Sellers pursuant to which such Third Party will acquire equity or any material assets, or provide debt or equity funding to, either of the Sellers or any Group Company. For the avoidance of doubt, “Competing Proposal” shall not include the (i) disposal of any assets of either of the Sellers or any Group Company to the extent that such disposal is proposed by or otherwise agreed to in writing by Purchaser, pursuant to a Restructuring Action or otherwise, or (ii) the issuance of any equity shares representing less than 25 per cent of the entire issued equity share capital of VIA Inc;

“Computer Systems” means all computer systems, communications systems, hardware and software used by a Group Company and/or either of the Sellers, as appropriate;

“Confidentiality Agreement” means the confidentiality agreement dated 31 January 2005 between VIA Inc and Clara.net Limited pursuant to which VIA Inc made available to the Purchasers certain confidential information relating to the Group;

“Consolidated Accounts “ means the consolidated audited accounts of the VIA Group and the Group Companies taken as a whole, each comprising a balance sheet and a profit and loss account for the twelve month period ended on the Accounts Date;

“Contracts” means the Licence Agreements and all contracts, undertakings, arrangements and agreements listed in Schedule 3 and contained in the Data Room under “Contracts” in the folder entitled “VIA Inc”, and “Contract” means any of them;

“Customer Premises Equipment” means equipment required by a customer for the provision of services to that customer and which is not located at the premises of a Group Company;

“Data Room” means the data room containing documents and information relating to the Group made available by the Sellers at the website communicated by the Sellers to the Purchasers on a CD ROM, the contents of which are listed in Appendix B to the Disclosure Letter;

“Deposit” means the amount of $3,000,000 paid to VIA Inc by the Purchaser pursuant to paragraph 4 of the Letter of Intent;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Sellers to the Purchasers disclosing:

(i)                                       information constituting exceptions to the Warranties; and

(ii)                                   details of other matters referred to in this Agreement;

“Employee” means all employees of the Group Companies and all Relevant Employees who are or will be employed by a Group Company immediately prior to the Closing Date (other than any specifically excluded by agreement with the Purchaser);

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Excluded Liabilities” means the liabilities referred to in Clause 2.3.3;

“Facility Agreement” means the agreement in the Agreed Terms to be entered into on the date hereof pursuant to which Clara.net Holdings will provide VIA Inc with a working capital facility;

“Finance Documents” has the meaning given to it in the Facility Agreement;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                     moneys borrowed;

(b)                                    any amount raised by acceptance under any acceptance credit facility;

(c)                                     any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the relevant accounting standard in the jurisdiction of the relevant Group Company, be treated as a finance or capital lease;

(e)                                     receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                       any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                     any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                    shares which are expressed to be redeemable;

(i)                                       any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                        the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Finance Leasing Arrangement” means any arrangement or transaction pursuant to which a Group Company:

(a)                                     sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Group Company;

(b)                                    sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)                                     agrees that money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, save in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; or

(d)                                    enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

“Goodwill” means the goodwill of the Sellers in relation to the business of the Group as at Closing;

“Group” means the Group Companies and the VIA Operations, taken as a whole;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Intellectual Property” means all rights and interests held by the Group Companies in Intellectual Property as at the date of Closing (whether as owner or licensee);

“Identified Cashflow” means the aggregate amount of any Cashflow between the Benchmark Date and the Pre-Closing Cut-Off Date which has been notified to the Purchaser pursuant to Clause 6.4.1;

“Insolvency Proceedings” means:

(a)                                     any statutory procedure involving a suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company or any member of the VIA Group;

(b)                                    a composition, assignment or arrangement with the majority by value of its unsecured creditors of any Group Company or any member of the VIA Group;

(c)                                     the appointment of a custodian, liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Company or any of its assets of any Group Company or any member of the VIA Group;

(d)                                    the enforcement of any Security over any assets of any Group Company or any member of the VIA Group and which if not discharged within 10 Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole;

(e)                                     the expropriation, attachment, sequestration, distress or execution which affects any asset or assets of a Group Company or any member of the VIA Group and which is not discharged within 10 Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole; or

(f)                                       any resolution by the directors of any Group Company or member of the VIA Group or any application or petition to a court in respect of any of the processes or events listed in paragraphs (a) to (e) above, or any analogous statutory procedure or enforcement step in any jurisdiction,

BUT EXCLUDING any step taken by a third party that:

(i)                                       does not actually result in one of the processes or events described in paragraphs (a) to (e) above being commenced or occurring in respect of that Group Company or member of the VIA Group and is dismissed or withdrawn within 10 Business Days of presentation; and

(ii)                                   is made in respect of a debt with a value purported (by the third party) to be less than $500,000.

“Intellectual Property” means trade marks, domain names, get-up, logos, patents, design rights, copyrights (including copyrights in software), database rights, Know-how and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Payables” means all outstanding loans or other liabilities or obligations (including, for the avoidance of doubt, in relation to dividends, management fees and inter-company trading balances) owed by a Group Company to a member of the VIA Group as at the close of business on the Closing Date;

“Intra-Group Receivables” means all outstanding loans or other liabilities or obligations (including, for the avoidance of doubt, in relation to management fees and inter-company trading balances) owed by a member of the VIA Group to a Group Company as at the close of business on the Closing Date;

“Know-how” means confidential and/or proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Letter of Intent” means the letter agreement relating to the subject matter of this Agreement signed by VIA Inc and the Purchaser and dated 10 April 2005;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“Licence Agreements” means those Intellectual Property licence agreements listed in the document entitled “Contracts” contained in the “VIA Inc” folder in the Data Room and copies of which are included in the Data Room;

“Local Transfer Document” has the meaning given to it in Clause 2.5.1;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands but excluding consequential, incidental, special or punitive damages including loss of profits or revenues;

“Material Contracts” means contracts to which the Sellers or a Group Company is a party and which account for, in the case of customers, in excess of $150,000 of revenue per annum and, in the case of suppliers, in excess of $100,000;

“Material Group IP” means such of the Group Intellectual Property as is material to the business of the Group;

“Moveable Assets” means all existing applications and/or systems used in the operations of the Group Companies immediately prior to Closing, including all IT, communications, network management, back office and financial software applications or systems (Inovaware, Coda, etc.) and network management systems;

“NASDAQ” means the NASDAQ Stock Market Inc.;

“Net Deposit Amount” means the amount of the Deposit minus £1,000,000;

“Permitted Application” means, in respect of any funds advanced to either of the Sellers by Clara.net Holdings under the Facility Agreement, the application of such funds in accordance with the Cash Requests (as defined in the Facility Agreement) accompanying the Utilisation Request (as defined in the Facility Agreement) pursuant to which such funds were advanced by Clara.net Holdings;

“Permitted Disposal” means any sale, lease, transfer or disposal of an asset (other than a Charged Asset, any of the Shares or any of the Business Assets) of a Group Company:

(a)                                     made in the ordinary course of trading on arm’s length terms where the higher of the market value of or the consideration receivable for the asset, exclusive of VAT, is not greater than $100,000; or

(b)                                    comprising customer contracts of a revenue nature in the ordinary course of business;

“Permitted Encumbrance” means:

(a)                                     any lien arising by operation of law and in the ordinary course of trading; or

(b)                                    any Encumbrance in existence as at the date of this Agreement or coming into existence pursuant to an agreement existing as of the date of this Agreement; or

(c)                                     any Encumbrance created pursuant to the Finance Documents;

“Pre-Closing Cut-Off Date” means the last day of the calendar month prior to the calendar month in which Closing takes place;

“Properties” means the leasehold properties, listed in the document entitled “Real Property Leasehold Interest Summary Relating to Office and Datacentres” contained in the Data Room, and “Property” means any one of them;

“Purchase Price” has the meaning set out in Clause 3.1;

“Purchasers’ Group” means Clara.net Holdings and its subsidiaries from time to time, including, if applicable, any Group Companies;

“Purchasers’ Lawyers” means Linklaters of One Silk Street, London EC2Y 8HQ;

“Registered Intellectual Property” means Intellectual Property which is registered or the subject of an application for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world;

“Relevant Employees” means those employees listed in the document entitled “Relevant Employees” contained in the Data Room;

“Relevant Purchasers’ Warranties” has the meaning given to it in Clause 8.5;

“Restructuring Action” means an action to restructure the business of any Group Company or the VIA Operations which restructuring is carried out prior to Closing by agreement between VIA Inc and the Purchaser;

“SEC” has the meaning given to it in Clause 4.2;

“Security” has the meaning given to it in the Facility Agreement;

“Security Document” has the meaning given to it in the Facility Agreement;

“Sellers’ Lawyers” means Hogan & Hartson of One Angel Court, London EC2R 7HJ;

“Senior Employee” means any Employee employed or engaged in relation to the Group on an annual salary (on the basis of full-time employment) in excess of €100,000 or local equivalent;

“Shares” means the shares in the capital of the Companies specified in Part 1 of Schedule 1;

“Solus Accounts” means the audited accounts of PSINet Germany GmbH, VIA NET.WORKS France S.A., VIA NET.WORKS España SL, VIA France Network Holding SAS and VIA NET.WORKS UK Holding Limited comprising a balance sheet and a profit and loss account for the twelve month period ended on 31 December 2003;

“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 together with any other subsidiaries of the Companies and “Subsidiary” means any one of them;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Taxation Benefit” means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Third Party” means persons other than the Purchasers or any member of the Purchasers’ Group;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the Relevant Purchasers or a Group Company of any of the Contracts and “Third Party Consent” means any one of them;

“UK Sale Agreement” means the sale and purchase agreement between Claranet Limited, CLARA.NET Holdings Limited, VIA NET.WORKS Europe Holding B.V. and VIA Inc dated 28 September 2004;

“Unidentified Cashflow” means Cashflow which is not Identified Cashflow;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Taxation levied by reference to added value or sales;

“VIA Inc Board” means the board of directors of VIA Inc;

“VIA Group “ means VIA Inc and its subsidiaries from time to time excluding the Group Companies;

“VIA Operations” means the activities carried on by the Sellers in relation to or in connection with the business of the Group Companies and being sold under this Agreement pursuant to Clause 2.3 and the Local Transfer Documents;

“VIA Shareholders” means the holders of VIA Inc’s common stock from time to time;

“Warranties” means the warranties given by the Sellers pursuant to Clause 8 and Schedule 7 and “Warranty” means any one of them; and

“Working Capital Projections” means the working capital projections set out in Schedule 8 or as otherwise agreed in writing between the parties from time to time.

1.2                       Shares

References to shares shall include, where relevant, quotas.

1.3                       Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                       References to persons and companies

References to:

1.4.1                          a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2                          a company include any company, corporation or any body corporate, wherever incorporated.

1.5                       References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1                          holds a majority of the voting rights in it;

1.5.2                          is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3                          is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4                          has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6                       Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7                       Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                       Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Relevant Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)                                       for the purposes of Clause 5.1 (The Sellers’ Obligations in Relation to the Conduct of the Group), the date of this Agreement;

(ii)                                   for the purposes of Clause 9 (Limitation of Sellers’ Liability), the date a claim is made in accordance with Clause 9.1; and

(iii)                               for the purposes of Schedule 7 (Warranties given under Clause 8.1), the date at which the relevant Warranty is expressed to be true and accurate.

1.9                       Rights of the Seller and the Purchaser

1.9.1                          The Seller and the Relevant Sellers agree that where any right is given to a Seller under this Agreement, such right shall be exercisable exclusively by VIA Inc and any such exercise shall be binding on the Relevant Sellers.

1.9.2                          The Purchaser and the Relevant Purchasers agree that where any right is given to a Purchaser under this Agreement, such right shall be exercisable exclusively by the Purchaser and any such exercise shall be binding on the Relevant Purchasers.

1.10                Joint and Several Liability

1.10.1                   The obligations of the Sellers under this Agreement shall be joint and several.

1.10.2                   The obligations of the Purchasers under this Agreement shall be joint and several.

2                                 Agreement to Sell the Group

2.1                       Sale and Purchase of the Group

On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1                          the Relevant Sellers (each as to the Shares or VIA Operations set out against its name in Schedule 1) agree to sell, and

2.1.2                          the Relevant Purchasers agree (each as to the Shares or VIA Operations set out against its name in Schedule 1) to purchase,

the whole of the Group as a going concern.

2.2                       Sale of the Shares

2.2.1                          The Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at the date of this Agreement (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2                          The Relevant Sellers shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.3                       Sale of the VIA Operations

2.3.1                          There shall be as the Purchaser may elect: (a) transferred to such Group Company with effect from Closing or (b) included in the sale of the VIA Operations under this Agreement or, where relevant, the Local Transfer Documents, which shall be sold free from Encumbrances except for Permitted Encumbrances:

(i)                                        the Business Intellectual Property;

(ii)                                    the Goodwill;

(iii)                                the Moveable Assets;

(iv)                                  the rights of the Sellers arising under the Contracts (on the terms set out in Schedule 3);

(v)                                      the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of the Claims;

(vi)                                  the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of any claim under an insurance policy to the extent such claim relates exclusively to any Business Asset or Assumed Liability.

2.3.2                          Subject to Clause 2.3.3, with effect from Closing the Relevant Sellers agree to transfer (to the extent they are able so to do) and the Relevant Purchaser or such Group Company as the Relevant Purchasers may elect, agrees to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all Liabilities incurred by the Relevant Sellers in relation to the Relevant Employees (in accordance with and subject to the provisions of Schedule 4) and the Contracts. The Relevant Sellers agree with the Relevant Purchasers that such Liabilities shall be transferred to and assumed by the Relevant Purchasers or a member of the Purchasers’ Group (including the Group Companies) so that the Relevant Purchasers shall have such Liabilities (so far as the same can be lawfully transferred) and so that the Relevant Purchasers or the Group Company, as the case may be, shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including, without limitation, rights of set-off and counterclaim) as the Relevant Sellers enjoyed.

2.3.3                          Clause 2.3.2 shall not apply to, and the Relevant Purchasers shall not be obliged to, and the Relevant Sellers shall procure that no Group Company shall, accept the transfer of and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil:

(i)                                        any Liability of the Relevant Sellers or the VIA Group falling due for performance, or which should have been performed, prior to Closing; and

(ii)                                    any Liability of the Relevant Sellers or the VIA Group except for the Liabilities referred to in Clause 2.3.2.

2.4                       Relevant Employees

The provisions of Schedule 4 shall apply in respect of the Relevant Employees.

2.5                       Local Transfer Documents

2.5.1                          On Closing, the Relevant Sellers and the Relevant Purchasers shall execute such agreements, transfers, conveyances and other documents (subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer of (i) the Shares and (ii) the VIA Operations on Closing (the “Local Transfer Documents” and each, a “Local Transfer Document”).

2.5.2                          To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)                                        the provisions of this Agreement shall prevail; and

(ii)                                    so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Sellers against all Losses suffered by the Relevant Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.5.3                          No Seller shall bring any claim against the Relevant Purchasers in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

2.5.4                          No Purchaser shall bring any claim against the Relevant Sellers in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

3                                 Consideration

3.1                       Amount

The aggregate consideration for the purchase of the Group under this Agreement and the Local Transfer Documents shall be an amount in cash equal to the aggregate of:

(i)                                       $26,400,000;

minus

(ii)                                   the Cashflow Adjustment Amount

(such aggregate amount being the “Purchase Price”).

3.2                       Allocation of Purchase Price

The parties shall co-operate in good faith prior to Closing to allocate the consideration between the companies and Business Assets being acquired with a view to ensuring that such allocation is made in a mutually beneficial manner.

3.3                       VAT

The Seller and Purchaser agree that the Purchase Price is exclusive of VAT. If any VAT is found to be chargeable in respect of this Agreement, it shall be payable in addition to the Purchase Price, against delivery of a valid VAT invoice (or equivalent, if any), where appropriate, in respect of which the provisions of Schedule 5 shall apply.

3.4                       Reduction of the Purchase Price

3.4.1                          If any payment is made by the Relevant Sellers to the Relevant Purchasers in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under this Agreement, the payment shall be made by way of adjustment of the consideration paid by the Relevant Purchasers for the particular category of Business Asset or Shares (if any) to which the payment and/or claim relates under this Agreement and the Purchase Price shall be deemed to be reduced by the amount of such payment.

3.4.2         If:

(i)                                        the payment and/or claim relates to more than one category of Business Asset or Shares, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets or Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2; or

(ii)                                    the payment and/or claim relates to no particular category of Business Asset or Shares, it shall be allocated rateably to all Business Assets and Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4                                 Conditions

4.1                       Conditions Precedent

The agreement to purchase and sell the Group contained in Clause 2.1 is conditional upon the approval of the VIA Stockholders in accordance with s271 of the Delaware General Corporation Law.

4.2                       Responsibility for Satisfaction

VIA Inc shall use its reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 as soon as possible and shall as soon as reasonably practical following the date of this Agreement file requisite proxy materials with the US Securities and Exchange Commission (“SEC”) and proceed to a vote of VIA Shareholders, such vote to take place no later than 31 August 2005 and, subject to the provisions of Clause 5.6, VIA Inc Board’s recommendation that

VIA Shareholders approve the transactions contemplated by this Agreement shall be included in the materials sent to VIA Shareholders in relation to such vote. The Purchaser shall provide a reasonable level of cooperation to VIA Inc in connection with the preparation of the proxy statement and shall provide the Seller with such information as it may reasonably request from time to time.

4.3                       Non-Satisfaction/Waiver

4.3.1                          VIA Inc shall give notice to the Purchaser of the satisfaction of the condition in Clause 4.1 within one Business Day of becoming aware of the same.

4.3.2                          VIA Inc may at any time, to the extent permitted by law, waive in whole or in part and conditionally or unconditionally the condition set out in Clause 4.1 by notice in writing to the Purchaser.

4.3.3                          If the condition in Clause 4.1 is not satisfied or waived on or before the Back Stop Date, save as expressly provided, this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15) shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the obligation contained in Clause 4.2, provided that the terms of Clause 5.5.2 shall apply and the amounts referred to in Clauses 5.5.2 (x), (y) and (z) shall become payable to the Purchasers.

5                                 Pre-Closing

5.1                       The Sellers’ Obligations in Relation to the Conduct of the Group

Except (i) as may be required by law, (ii) as may be required by any securities exchange or regulatory or governmental body to which either of the Sellers or any Group Company is subject (including without limitation, Euronext, the SEC or NASDAQ), or (iii) as may be required under this Agreement, or, in the case of sub-clauses 5.1.1, 5.1.4(i), 5.1.4(ii), 5.1.4(iii) and 5.1.4(vii) consistent with the Working Capital Projections between the date of this Agreement and Closing, in relation to the Group, the Sellers and the Group Companies:

5.1.1                          shall carry on the business of the Group as a going concern in the ordinary and usual course as carried on since 1 January 2005;

5.1.2                          shall carry on the business of the Group consistent with the Working Capital Projections, save in so far as agreed in writing by the Purchaser;

5.1.3                          shall maintain in force all existing insurance policies in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement for the benefit of the Group Companies and the Sellers; and

5.1.4                          without prejudice to the generality of Clause 5.1.1, shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld delayed or conditioned) do any of the following in relation to any of the Group Companies or the VIA Operations:

(i)                                        enter into any agreement or incur any commitment involving any capital expenditure in excess of $50,000 per item and $1,000,000 in aggregate save in respect of agreements of a revenue nature, in which case no such limit or consent shall apply, in each case exclusive of VAT;

(ii)                                    enter into or amend any agreement or commitment (save in respect of agreements of a revenue nature) (a) which is not capable of being terminated without compensation at any time with three months’ notice or less or that is not in the ordinary and usual course of business and (b) which involves or may involve total annual expenditure in excess of $100,000 per agreement or commitment and $1,000,000 in the aggregate, exclusive of VAT;

(iii)                                enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset (including any present or future revenues and rights of every description), other than a Permitted Disposal;

(iv)                                  create any Encumbrance over any of its assets except for a Permitted Encumbrance;

(v)                                      enter into any new Finance Leasing Arrangement;

(vi)                                  make any loan, or provide any form of credit or financial accommodation, to any other person other than in the ordinary course of the business of the relevant Group Company;

(vii)                              other than the late or non-payment of monies owing to the extent consistent with the practice adopted by the Group since 1 January 2005 breach any of its material contractual or other obligations with a person other than another Group Company;

(viii)                          acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(ix)                                  incur or assume any Financial Indebtedness other than pursuant to the Facility Agreement or equipment leases entered into prior to the date of this Agreement;

(x)                                      create, allot or issue, or grant an option to subscribe for, any share capital of any Group Company;

(xi)                                  repay, redeem or repurchase any share capital of any Group Company;

(xii)                              declare, make or pay any dividend or other distribution to shareholders;

(xiii)                          make any application of funds advanced to it directly or indirectly by Clara.net Holdings under the Facility Agreement other than a Permitted Application;

(xiv)                            save as required by law:

(a)                        make any amendment to the terms and conditions of employment (including, without limitation, remuneration and pension entitlements and other benefits) of any Senior Employee;

(b)                       provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants otherwise than in the ordinary course of business;

(c)                        other than in the case of gross misconduct, dismiss, remove or redeploy any Senior Employee; or

(d)                       engage or appoint any additional Senior Employee;

(xv)                                save as expressly provided by the Facility Agreement, enter into any guarantee, indemnity or other agreement to secure any obligation of a third party other than on arm’s length terms or in the ordinary and usual course of business of that Group Company; and

(xvi)                            make any change to its accounting practices or policies (except as required by generally accepted accounting principles) or amend its constitutional documents;

(xvii)                        take any step or commit any act which might materially affect the adequacy and sufficiency of the Group’s Computer Systems;

5.1.5                          shall comply with the provisions of Schedule 4, paragraph 1.

5.2                       Sellers’ notification requirements

From the date of this Agreement until Closing, the Seller shall notify the Purchaser forthwith upon becoming aware that any of the following has occurred, is reasonably likely to occur or has been threatened in writing:

5.2.1                          any actual or potential claim or proceeding against either of the Sellers or any Group Company in excess of $50,000, which had not been disclosed in the Data Room on or before 7 April 2005:

5.2.2                          any material deviation in the cash flows of any Group Company from the Working Capital Projections, a material deviation for these purposes shall be deemed to be a deviation in cash flow of the relevant Group Company in any monthly period exceeding 20 per cent.;

5.2.3                          any cancellation (or non-renewal) of any customer contract of a Group Company exceeding an annual value of $50,000, which cancellation (or non-renewal) occurs on or after 7 April 2005;

5.2.4                          any Insolvency Proceedings occur in respect of either of the Sellers or any Group Company;

5.2.5                          a material breach of any undertaking set out in Clause 5.1; and

5.2.6                          the occurrence of any fact or matter which would have resulted in a material breach of any Warranty had the fact or matter been known to Matt Nydell, Ray Walsh or Joe Correia at the Benchmark Date.

5.3                       The Sellers’ obligations in relation to inter-company financing

5.3.1                          The Sellers undertake that, between the date of this Agreement and Closing, they will:

(i)                                        procure that there is no Cashflow in relation to any Group Company other than as set out in the accounting books and records of the relevant Group Company or by such other means to which the Purchaser has consented in advance, such consent to be in writing and not to be unreasonably withheld or delayed or conditioned;

(ii)                                    within five Business Days of the first day of each calendar month until Closing notify the Purchaser of the aggregate amount of any Cashflow, together with such details of the individual items of Cashflow as the

Purchaser may reasonably request, which has occurred between the date of this Agreement and the close of business on the Friday prior to the relevant notification; and

(iii)                                within five Business Days of the first day of each calendar month until Closing provide to the Purchaser a schedule of all creditor and debtor balances of each Group Company, together with ageing analysis.

5.4                       Other Sellers’ Obligations Prior to Closing

5.4.1                          Without prejudice to the generality of Clause 5.1, prior to Closing the Sellers shall, and shall procure that the relevant Group Companies shall allow the Purchaser and its agents and advisers, upon reasonable prior notice, reasonable access during customary business hours and accompanied by a representative of one of the Sellers, if the Sellers may reasonably require, to each Employee and to each Property, and to take at the Purchaser’s expense, copies of, the books, records and documents of or relating in whole or in part to the Group.

5.4.2                          The Sellers shall procure that the share capital of VIA NET.WORKS Portugal—Tecnologies Da Informação, S.A. is cancelled and reissued in the form of 117 bonds of 1,000 shares €5 each to VIA NET.WORKS Europe Holding B.V. as soon practicable and in any event prior to Closing.

5.4.3                          The Sellers undertake to use all reasonable endeavours to procure that the appointment of Fred Seibl as managing director of PSINet Datacenter Germany GmbH in place of Eduard Seligmann-Schürch is effected and recorded with the relevant commercial registry as soon as practicable.

5.4.4                          The Sellers undertake to use their reasonable endeavours to procure that the lease for the Schipol Netherlands headquarters is novated from VIA NET.WORKS. Nederland B.V. (“VIA Nederland”) to a member of the VIA Group prior to Closing and that VIA Nederland is released from all Liabilities in respect of such lease. To the extent such novation is not completed prior to Closing, on Closing the Purchaser shall pay into an escrow account held by the Purchasers’ Lawyers and the Sellers’ Lawyers, as part of the Payment on Closing pursuant to 6.3.1, an amount equal to all Liabilities accruing to the expiry of such lease less amounts currently held in a blocked account by VIA Nederland as security for the lease (“Schipol Deposit”) (the “Schipol Escrow Amount”), on terms that the amount paid into the Schipol Escrow Account shall be applied in making any payments due to the Relevant Purchasers or Group Companies pursuant to Clause 7.2(iii) and, subject to any such payments having been satisfied in full, the balance shall be released to VIA Inc upon the novation of such lease becoming effective and VIA Nederland being released from all Liabilities in respect of such lease. Upon payment of such balance to VIA Inc, the Relevant Purchasers shall procure that they shall cause VIA Nederland, or should VIA Nederland be incapable of doing so, a Relevant Purchaser, to pay the amount of the Schipol Deposit.

5.4.5                          The Sellers undertake to pay, or procure that the Group Companies pay, prior to or at the Closing Date all Employee bonuses due in respect of 2004, including all Taxation in relation thereto or, to the extent that such payments are not made on or prior to Closing, the provisions of Clause 6.3.1(v) shall apply.

5.4.6                          The Sellers shall deliver to the Purchaser within 5 Business Days of the last day of each calendar month a report of historic cash flow for the Group Companies and the Sellers for that month, in the same format and with the same level of detail as the Working Capital Projections, and, at the reasonable request of the Purchasers, such additional information or explanation in respect of the report as the Sellers are reasonably able to provide.

5.5                       Termination and Deposit

5.5.1                          The Purchaser shall be entitled, prior to Closing, by notice in writing to the Seller, to terminate this Agreement (other than Clauses 1, 5.5.2, 5.5.3, 11 and 12.2 to 12.15) in the event of:

(i)                                        any actual or pending claims or proceedings against any of the Sellers or any Group Company in excess of $50,000, which had not been disclosed in the Data Room on or before 7 April 2005, and which exceed $1,000,000 in the aggregate;

(ii)                                    any increase in cash outflow of the VIA Group and the Group Companies taken as a whole measured over the period from 1 May 2005 to the end of the most recently completed calendar month as compared to the Working Capital Projections for the equivalent period exceeding $1,250,000;

(iii)                                during any period commencing on 7 April 2005, the aggregate annualised value of customer contracts of the Group Companies save for the contract between Alfa Accountants and PSINet Netherlands dated 27 January 2005 cancelled (or not renewed) exceeding the aggregate annualised value of new contracts signed by customers (excluding renewals) (in each case counting only customer contracts exceeding an annual value of $50,000) by an amount in excess of $1,800,000;

(iv)                                  any of the Sellers or any Group Company enters into Insolvency Proceedings;

(v)                                      breach(es) of any undertaking set out in Clause 5.1, where the aggregate Losses to the Purchasers arising from such breach(es) would exceed $1,000,000;

(vi)                                  breach(es) known to Matt Nydell, Ray Walsh or Joe Correia, of any Warranties (other than with respect to any actual or pending claims or proceedings falling within (i) above) where the aggregate Loss to the Purchasers resulting from such breach(es) would exceed $1,000,000; and

(vii)                              a material breach of any Finance Document by either Seller, save for a breach of Clause 13 (Representations) or Clause 14 (Operational Undertakings) of the Facility Agreement that would not also constitute an event listed in paragraph (i) to (vi) above.

5.5.2                          In the event of:

(i)                                        a termination by the Purchaser pursuant to this Clause 5.5 or Clause 6.7.1; or

(ii)                                    a termination by the Purchaser by notice in writing to the Sellers following the earlier of:

(a)                        the condition set out in Clause 4.1 not being satisfied in time to allow Closing to take place prior to the Back Stop Date; and

(b)                       the Sellers failing, in time for the meeting to take place no later than 31 August 2005:

(I)                         to convene a meeting of VIA Shareholders to approve the transaction provided for by this Agreement; or

(II)                    to send to VIA Shareholders materials containing a recommendation of the VIA Inc Board in the Agreed Terms that the transactions provided for by this Agreement be approved or, having sent such a recommendation, the VIA Inc Board adversely modifies or changes its recommendation with respect to such transaction.

the Sellers shall pay to the Purchaser in same day funds:

(x)             within two Business Days of receipt of the termination notice (or, in the case of Clause 5.5.2(x)(b) below, within two Business Days of being notified of the relevant amount):

(a)        a break fee in the amount of $500,000; and

(b)        the Purchaser’s actual and incurred costs and expenses (including legal fees) in connection with the transactions provided for by this Agreement up to a maximum amount of $250,000;

(y)             within 20 days of receipt of the termination notice, the Net Deposit Amount and accrued interest on the Net Deposit Amount at a rate of 8.00 per cent. per annum, compounded daily; and

(z)                                      within 20 days of written demand from Clara.net Holdings in accordance with the terms of the Facility Agreement, all amounts outstanding under the terms thereof.

5.5.3         If the Net Deposit Amount has not previously been returned to the Purchaser pursuant to Clause 5.5.2 above and if the Purchaser has not previously forfeited the Deposit pursuant to Clause 5.5.4 below, the Net Deposit Amount and accrued interest on the Net Deposit Amount at a rate of 8.00 per cent. per annum, compounded daily, shall be returned to the Purchaser within 20 days of the Back Stop Date if Closing does not occur on or prior to the Back Stop Date.

5.5.4         In the event of a material breach by Clara.net Holdings of the Facility Agreement or failure by the Purchasers to proceed to Closing in breach of this Agreement), the Sellers shall be entitled, at any time prior to Closing, by notice in writing to the Purchaser, to terminate this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15), and upon receiving such notice (as applicable) or following a termination of this Agreement by the Sellers pursuant to Clause 6.7.1:

(i)             the Purchaser shall pay to the Sellers in same day funds within two Business Days a break fee in the amount of $500,000;

(ii)            the Purchaser shall forfeit the Deposit; and

(iii)           the Sellers shall pay to Clara.net Holdings within 40 days of written demand from Clara.net Holdings in accordance with the terms of the Facility Agreement, all amounts outstanding under the terms thereof.

5.5.5         In the event of a termination pursuant to Clause 5.5.2 and following the receipt by the Relevant Purchaser of the amounts set out in Clauses 5.5.2(x), (y) and (z) the Sellers shall procure that £1,000,000 is paid promptly to the joint escrow account maintained by Eversheds LLP and Lewis Silkin to be held on the terms set out in Schedule 7 to the UK Sale Agreement, or as the Purchaser and the Seller may otherwise agree, and the release of VIA Inc from all obligations and claims under the UK Sale Agreement pursuant to Clause 6.6.3 shall be rescinded with effect from the date hereof as if such release had never been made.

5.5.6         In the event of a termination pursuant to Clauses 5.5.4 the Purchaser shall procure that £1,000,000 is paid promptly to the joint escrow account maintained by Eversheds LLP and Lewis Silkin to be held on the terms set out in Schedule 7 to the UK Sale Agreement, or as the Purchaser and the Seller may otherwise agree, and the release of VIA Inc from all obligations and claims under the UK Sale Agreement pursuant to Clause 6.6.3 shall be rescinded with effect from the date hereof as if such release had never been made.

5.6        Exclusivity

The Sellers undertake that:

5.6.1                          it, and members of the VIA Group and the Group Companies and its or their respective agents, shall not make any initial or further approach to, or enter into or continue negotiations with, any other person with a view to a Competing Proposal taking place, provided that the VIA Inc Board or its agents may negotiate with a Third Party in relation to a Competing Proposal if refusing to do so would, in the reasonable determination of the VIA Inc Board based on advice of external counsel of the Sellers, be reasonably likely to constitute a breach of its fiduciary duties to VIA Shareholders;

5.6.2                          it shall not enter into any binding agreement in relation to a Competing Proposal and the VIA Inc Board shall not recommend a Competing Proposal to VIA Shareholders unless:

(i)                                        to the extent permitted by any duties of confidentiality or legal obligations to which the Sellers were subject on or prior to 10 April 2005, the Purchasers have first been given the opportunity, including reasonable time in the circumstances, to at least match, to the reasonable satisfaction of the VIA Inc Board, any such Competing Proposal; and

(ii)                                    the VIA Inc Board has determined that the terms of the Competing Proposal are more favourable to VIA Shareholders, taking into account all relevant factors, including conditions and likelihood of closing.

Provided that for the avoidance of doubt VIA Inc is under no obligation to inform the Purchasers of any unsolicited offers it may receive in relation to any Competing Proposal save as required in order for the Seller to comply with Clause 5.6.2(i).

5.6.3                          If the VIA Board accepts or recommends a Competing Proposal to VIA Shareholders, the Sellers or the Purchaser may terminate this Agreement (other than Clauses 1, 5.5, 11, 12.2 to 12.15) and no party shall have any claim against any other under this Agreement save as expressly provided by Clause 5.5.5.

5.7                       Disposal Plans

The parties agree to develop a disposal plan relating to certain of the Group Companies.

6                                 Closing

6.1                       Date and Place

Subject to Clause 4, Closing shall take place at such time and place and on such date as the parties may agree being no earlier than five Business Days following notification by the Seller of satisfaction of the condition set out in Clause 4.1 and provided that such date shall not be a date later than the seventh day of any calendar month or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2                       Closing Events

On Closing, the parties shall comply with their respective obligations specified in Schedule 6. The Seller may waive some or all of the obligations of the Purchasers as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Sellers as set out in Schedule 6.

6.3                       Payment on Closing

6.3.1                          On Closing the Relevant Purchasers shall pay an amount in cash to the Relevant Sellers which is equal to the aggregate of:

(i)                                        the Purchase Price;

minus

(ii)                                    all amounts, including accrued interest, payable or repayable to Clara.net Holdings under the Facility Agreement (excluding the Arrangement Fee (as defined therein) which Clara.net Holdings hereby waives all rights to on Closing);

minus

(iii)                                the Net Deposit Amount;

minus

(iv)                                  interest accrued on the Net Deposit Amount at the rate of 8.00 per cent per annum, compounded daily;

minus

(v)                                      the amount identified in the VIA Closing Certificate

minus

(vi)                                  to the extent that the VIA Nederland lease is not novated prior to Closing pursuant to Clause 5.4.4, an amount equal to the Schipol Escrow Amount, which amount shall be paid by the Purchaser to the Purchaser’s Lawyers and the Seller’s Lawyers pursuant to Clause 5.4.4

6.4                       Cashflow

6.4.1                          By 5.00pm (London time) on the first Business Day immediately following the Pre-Closing Cut-Off Date, VIA Inc shall notify the Purchaser of the aggregate amount of any Cashflow which has occurred between the Benchmark Date and the close of business on the Pre-Closing Cut-Off Date and shall as soon as reasonably practicable thereafter provide to the Purchaser bank statements for each bank account of each member of the VIA Group as at the close of business as at the Pre-Closing Cut-Off Date.

6.4.2                          The Sellers shall procure that no Cashflow takes place after the Pre-Closing Cut-Off Date without the prior written consent of the Purchaser.

6.5                       Intra-Group Balances

The parties hereby undertake to perform (or procure the performance of) such further acts and execute (or procure the execution of) such further documents, as may reasonably be necessary to carry out and give full effect to the parties’ intention that, save as expressly provided by or pursuant to this Agreement, at Closing no sums shall be owed by the VIA Group to the Group Companies or vice versa and any sums owing by the VIA Group to the Group Companies or vice versa at Closing or thereafter shall be assigned, subordinated, forgiven or otherwise written off or capitalised by the relevant entity in each case without any of the Purchasers, the Sellers or the Group Companies incurring any cash cost. The Parties shall co-operate in good faith (or procure such co-operation) with a view to ensuring that such action is taken in a mutually beneficial tax efficient manner and in taking such action the Sellers shall procure that the relevant members of the VIA Group use applicable reliefs and any available accumulated tax losses to the extent reasonably agreed by VIA Inc.

6.6                       Mutual Release

6.6.1                          The Sellers undertake that on and after Closing no member of the VIA Group will except as expressly permitted under the terms of this Agreement make any claim on any Group Company or any of its officers or directors in respect of any transactions, acts or omissions occurring before Closing (and, if requested by the Purchaser, VIA Inc shall or shall procure that the relevant member of the VIA Group shall waive any such claim) such that no Group Company shall have any Liability to any member of the VIA Group save as otherwise provided by this Agreement.

6.6.2                          The Purchasers undertake that on and after Closing no Group Company will (except as expressly permitted under the terms of this Agreement) make any claim against any member of the VIA Group or any of its officers or directors in respect of any transactions, act or omissions occurring before Closing (and, if requested by VIA Inc, the Purchasers shall procure that the relevant Group Companies shall waive any such claim) such that no member of the VIA Group shall have any Liability to any Group Company save as otherwise provided by this Agreement.

6.6.3                          The Purchasers hereby agree that with effect from the date hereof they have no claim of any nature whatsoever outstanding against VIA Inc or any member of the VIA Group under the UK Sale Agreement and to the extent that any claim or obligation exists or may exist, the Purchasers hereby waive and release VIA Inc and each member of the VIA Group from all and any such claims and obligations.

6.6.4                          Confirmation of no claims

(i)                                        The Sellers confirm that with effect from Closing each of the Sellers and each of the Group Companies shall have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) outstanding against any of those directors of the Group Companies who are to resign with effect from Closing.

(ii)                                    To the extent that any such claim or obligation exists or may exist in relation to any fact, matter or circumstance arising on or before Closing, the Sellers (in relation to the period from the date of this Agreement until Closing) and the Purchasers (from Closing) shall, other than in the case of fraud, procure the waiver by each of the Group Companies of such claim or obligation and, other than in the case of fraud, shall procure the release of such directors of the Group Companies from any liability whatsoever in respect of such claim or obligation.

6.7                       Breach of Closing Obligations

If any party fails to comply with any material obligation in Schedule 6 in relation to Closing (and for the avoidance of doubt the Sellers’ obligation under paragraph 1.1.4 of Schedule 6 is a material obligation), the Purchaser, in the case of non-compliance by the Sellers (which has not been remedied to the reasonable satisfaction of the Purchaser within 5 Business Days), or the Seller, in the case of non-compliance by the Purchasers (which has not been remedied to the reasonable satisfaction of the Sellers within 5 Business Days), shall be entitled by written notice to the Sellers or the Purchasers, as the case may be:

6.7.1                          to terminate this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15) without liability on its part or on the part of those on whose behalf notice is served whereupon, (i) in the case of such non-compliance by any of the Sellers, the amounts referred to in Clauses 5.5.2(x), (y) and (z) shall become payable or (ii) in the case of such non-compliance by any of the Purchasers, the amounts referred to in Clause 5.5.4 shall become payable; or

6.7.2                          to effect Closing so far as practicable having regard to the defaults which have occurred provided that the Relevant Sellers shall not be required to sell the Shares and the VIA Operations unless all of the Shares and the VIA Operations are purchased simultaneously; or

6.7.3                          to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 6 shall apply to Closing as so deferred but provided such deferral may only occur once.

6.8                       Books and Records

The Purchasers shall and shall procure that the Group Companies shall, retain for a period of twelve months from Closing or such longer period as is necessary for the Sellers to close their books and file their tax returns for 2005 and allow the Sellers or the Sellers’ representatives to have reasonable access (at all reasonable times during normal business hours and on reasonable advance notice) to (and at the Sellers’ expense, copies of) the books, records and documents relating to the Group, to the extent that they relate to the period prior to Closing and to the extent reasonably required by the Sellers to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

7                                 Post-Closing Obligations

7.1                       Indemnities

7.1.1                          Indemnity by Relevant Purchasers against Assumed Liabilities

The Relevant Purchasers shall indemnify and keep indemnified the Relevant Sellers against:

(i)                                        all Assumed Liabilities and any Liability of the Relevant Purchasers and/or any other person incurred in the course of carrying on the business of the Group after Closing including, for the avoidance of doubt, any such Liability which is or is deemed to be or becomes a Liability of the Relevant Sellers by virtue of any applicable law; and

(ii)                                    any Losses which any of the Relevant Sellers may suffer by reason of either of the Sellers taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i);

Provided that the Relevant Purchasers shall not be liable under this Clause 7.1.1 to the extent the Relevant Purchasers have a valid claim against the Relevant Sellers under this Agreement in respect of the Liability in question.

7.1.2                          Indemnity by Relevant Sellers against Excluded Liabilities

The Relevant Sellers shall indemnify and keep indemnified the Relevant Purchasers against:

(i)                                        any Liability of either of the Sellers which is not an Assumed Liability including any such Liability which is deemed to be, or becomes, a Liability of the Relevant Purchasers by virtue of any applicable law and which is not otherwise assumed by the Relevant Purchasers under this Agreement or any Local Transfer Document; and

(ii)                                    any Losses which the Relevant Purchasers may suffer by reason of either of the Purchasers taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.2(i).

Provided that the Relevant Sellers shall not be liable under this Clause 7.1.2 to the extent that the Relevant Sellers have a valid claim against the Relevant Purchasers under this Agreement in respect of the Liability in question.

7.2                       Covenants in respect of certain matters

The Sellers shall indemnify and keep indemnified the Relevant Purchasers and each Group Company against:

(i)                                       any Losses arising prior to the Pre-Closing Cut-Off Date as a result of any Unidentified Cashflow to the extent such Unidentified Cashflow would have resulted in a Cashflow Adjustment Amount had it been identified pursuant to Clause 6.4.1;

(ii)                                   any Losses arising after the Pre-Closing Cut Off Date as a result of any Unidentified Cashflow;

(iii)                               all Losses of VIA Nederland incurred in relation to the lease for the Schipol Netherlands headquarters and pending completion of the novation of such lease pursuant to Clause 5.4.5 VIA Nederland shall retain its rights in respect of the cash deposit securing the obligations under such lease and the related guarantee; and

(iv)                                 all Losses arising as a result of a failure by the Sellers to comply with Clause 5.4.6 or paragraph 1.1.3 of Schedule 6.

7.3                       Conduct of Claims

7.3.1                          Assumed Liabilities

(i)                                        If any of the Sellers becomes aware after Closing of any claim against it which constitutes or may constitute an Assumed Liability, the Seller in question shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Purchasers reasonable opportunity of requiring the Seller in question to lodge a timely appeal) give written notice thereof to the Relevant Purchasers and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Relevant Purchasers.

(ii)                                    The Relevant Sellers shall take such action as the Relevant Purchasers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to the Relevant Sellers being indemnified and secured to their reasonable satisfaction by the Relevant Purchasers against all Losses which may thereby be incurred. In connection therewith the Relevant Sellers shall make or procure to be made available to the Relevant Purchasers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which have been retained by the Relevant Sellers (and shall permit the Relevant Purchasers to take copies thereof at the Relevant Purchasers’ expense) for the purposes of enabling the Relevant Purchasers to ascertain or extract any information relevant to the claim.

7.3.2                          Excluded Liabilities etc.

(i)                                        If the Relevant Purchasers become aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchasers’ Group in respect of which it is entitled to be indemnified by a Relevant Seller, the Relevant Purchasers shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Sellers reasonable opportunity of requiring the Relevant Purchasers to lodge a timely appeal) give written notice thereof to VIA Inc and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of VIA Inc.

(ii)                                    The Relevant Purchasers shall take such action as VIA Inc may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability or other liability in respect of which the Relevant Purchasers are entitled to be indemnified subject to the Relevant Purchasers being indemnified and secured to their reasonable satisfaction by the Relevant Sellers against all Losses which may thereby be incurred. In connection therewith the Relevant Purchasers shall make or procure to be made available to the Relevant Sellers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which are in the possession of the Relevant Purchasers (and shall permit the Relevant Sellers to take copies thereof at the Relevant Sellers’ expense) for the purposes of enabling the Relevant Sellers to ascertain or extract any information relevant to the claim.

7.4                       Release of Guarantees etc.

The provisions of Schedule 9 shall apply.

7.5                       The Seller’s Continuing Obligations

Notwithstanding Closing, the Sellers shall so far as reasonably practicable and for a period not exceeding three months after Closing:

7.5.1                          procure that senior executives of VIA Inc respond to inquiries and provide reasonable assistance and information as they may reasonably require relating to the Group, its employees (including for the avoidance of doubt, the Relevant Employees), customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which the Sellers receive, provided that such requests do not impose a material burden on such individual’s working time;

7.5.2                          subject to Schedule 5, retain or procure the retention, for a reasonable period from Closing the books, records and documents of the Group to the extent they relate to the Group for the period prior to Closing and shall allow the Relevant Purchasers reasonable access on reasonable prior written notice to such books, records and documents, including the right to take copies at the Relevant Purchasers’ expense;

7.5.3                          in addition to the Sellers’ obligations in Schedule 3, if any right or asset used in the business of the Group immediately prior to Closing (other than any right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Relevant Purchasers, transfer such right or asset (and any related liability which is an Assumed Liability) to the extent legally possible and at the Relevant Purchasers’ cost as soon as practicable to a member of the Purchasers’ Group nominated by the Relevant Purchasers and reasonably acceptable to the Sellers.

7.6                       The Purchaser’s Continuing Obligations

Notwithstanding Closing, the Purchaser shall so far as reasonably practicable and for a period not exceeding six months after Closing:

7.6.1                          permit the Sellers’ staff to continue to use, as currently configured, Microsoft Exchange e-mail server functionality and storage capacity and, where applicable, network file and print server functionality for the Schiphol, Netherlands’ Seller’s headquarters; and

7.6.2                          procure that the Group Companies provide reasonable assistance and information as the Sellers may reasonably require for the purpose of closing the Sellers’ financial books and filing its final tax returns provided that nothing in this Clause 7.6 shall require the Purchasers or any Group Company to incur external costs in relation thereto.

8                                 Warranties

8.1                       Sellers’ Warranties

8.1.1                          The Sellers warrant to the Relevant Purchasers that the statements set out in Schedule 7 are true and accurate as of the date of this Agreement.

8.1.2                          Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 7.

8.1.3                          Each Warranty, except for those set out in paragraphs 1.1.1, 1.1.3 and 4.3 (title) and 15 (insolvency) in Schedule 7, shall be deemed to be qualified by reference to the actual knowledge of Matt Nydell, Ray Walsh and Joe Correia having made reasonable enquiries of the managing directors and the finance directors of each of the Group Companies with regard to the subject matter of the relevant Warranty.

8.2                       Sellers’ Disclosures

8.2.1                          The Warranties are subject to the matters which are fully and fairly disclosed in this Agreement, the Disclosure Letter or the Data Room provided that such matters are disclosed in sufficient detail to enable a reasonable purchaser to identify the nature of the matter disclosed and provided that the Sellers are under no obligation to have brought to the Relevant Purchasers’ attention any specific matter documented in the Data Room. For the avoidance of doubt, the Purchasers acknowledge that disclosure of a document in the Data Room shall not be regarded as not fairly disclosed by reason of such document being written in a language other than English.

8.2.2                          The parties agree that each document in the Data Room shall be considered to be disclosed against each of the Warranties.

8.3                       Updating of the Warranties to Closing

Subject to Clause 8.2, including without limitation the Disclosure Letter and the Data Room as updated as at Closing, the Sellers further warrant to the Relevant Purchasers that the Warranties will be true and accurate at Closing as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date provided always that the Purchasers’ sole remedy for any breach of any such Warranties shall be as set out in Clause 5.5.1.

8.4                       The Sellers’ Waiver of Rights against the Group

Save in the case of fraud, the Sellers undertake to the Relevant Purchasers and to the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group

Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Sellers in the giving of any Warranty or the preparation of the Disclosure Letter.

8.5                       Relevant Purchasers’ Warranties

8.5.1                          The Relevant Purchasers warrant to the Sellers that each of the following warranties (the “Relevant Purchasers’ Warranties”) is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all respects up to and including the Closing Date as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Relevant Purchasers’ Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date:

(i)                                        Claranet Group Limited is duly organised, validly existing and duly incorporated under the laws of England and Wales;

(ii)                                    Clara.net Holdings Limited is duly organised, validly existing and duly incorporated under the laws of Jersey;

(iii)                                the Relevant Purchasers have full corporate power and authority to enter into and perform their obligations under this Agreement and each document to be entered into pursuant hereto and all actions have been taken by them which are necessary for them to execute and perform their obligations under this Agreement and each document to be entered into pursuant hereto;

(iv)                                  the execution of and performance by the Relevant Purchasers of their obligations under this Agreement and each document to be entered into pursuant hereto have been duly authorised by their boards of directors and by all other necessary corporate action; and

(v)                                      the Relevant Purchasers’ obligations under this Agreement and each document to be executed by them at or before Closing are, or when the relevant document is executed, will be valid and binding on the Relevant Purchasers in accordance with its terms;

(vi)                                  the Relevant Purchasers have or will have at Closing sufficient funds to pay the Purchase Price.

8.5.2                          The Relevant Purchasers’ Warranties shall not in any respect be extinguished or affected by Closing.

8.5.3                          Each of the Relevant Purchasers’ Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted in its scope by reference to, or inference from any other term of another Relevant Purchasers’ Warranty or any term of this Agreement.

9                                 Limitation of Seller’s Liability

9.1                       Time Limitation for Claims

Notwithstanding any other provisions of this Agreement or the Facility Agreement to the contrary, the Sellers shall not be liable for breach of any Warranty in respect of any claim:

9.1.1                          unless a notice of the claim is given by the Relevant Purchaser to VIA Inc including reasonable details of the claim and so far as practicable an estimate of the amount of any claim within three months following Closing; and

9.1.2                          which claim is not satisfied, settled or withdrawn within six months of the date of notification of the claim under this Clause 9.1.1 unless proceedings in respect of it have been commenced by being both issued and served on either of the Sellers except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1.1, 1.1.3 and 4.3 of Schedule 7 (title warranties).

9.2                       Aggregate Minimum Claims

9.2.1                          The Sellers shall not be liable under this Agreement for breach of any Warranty in respect of any claim unless the aggregate amount of all claims for which the Sellers would otherwise be liable under this Agreement for breach of any Warranty (disregarding the provisions of this Clause 9.2) exceeds $1,000,000.

9.2.2                          Where the liability agreed or determined in respect of all claims exceeds $1,000,000 subject as provided elsewhere in this Clause 9, the Sellers shall be liable for the aggregate amount of all claims as agreed or determined.

9.3                       Maximum Liability

The aggregate liability of the Sellers in respect of any claim under this Agreement and all documents to be entered into pursuant hereto shall not exceed 33 per cent of the Purchase Price.

9.4                       Matters Arising Subsequent to this Agreement

9.4.1                          The Sellers shall not be liable under this Agreement for breach of any Warranty in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

(i)                                        Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

(ii)                                    Changes in legislation

(a)                        the passing of, or any change in, after Closing any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of Closing; or

(b)                       any change after Closing of any generally accepted interpretation or application of any legislation.

9.5                       Insurance

The Sellers shall not be liable under this Agreement or any Local Transfer Document for breach of any Warranty to the extent that the Losses in respect of which such claim is made (i) are covered by a policy of insurance and payment is made by the insurer or (ii) would have been covered under a policy of insurance in force at the date of this Agreement.

9.6                       Mitigation

Nothing in this Agreement shall restrict or limit the Purchasers’ general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to or which may give rise to a claim under this Agreement.

9.7                       Double Claims

The Purchasers shall not be entitled to recover from the Sellers under this Agreement more than once in respect of the same Losses suffered. For the avoidance of doubt, the Sellers shall not be liable under this Agreement for breach of any Warranty to the extent that such matter, act, omission or circumstance (or any combination thereof) has been taken into account or contemplated by the Cashflow Adjustment Amount or the Working Capital Projections.

10                          Intellectual Property

10.1                Prohibition on Use

Subject to Clause 10.2, the Sellers shall not, from Closing, use or authorise any third party to use:

10.1.1                   any Business Intellectual Property transferred to the Relevant Purchaser or a Group Company; or

10.1.2                   any Group Intellectual Property owned by a Group Company,

in relation to or in connection with any activities of the Sellers.

10.2                Sellers’ Name

Notwithstanding Clause 10.1, the Sellers shall be permitted to continue using the VIA NET.WORKS trade mark until the earlier to occur of (i) the date on which trading of VIA Inc’s common stock on NASDAQ and Euronext ceases and (ii) VIA Inc having completed a distribution to the VIA Shareholders. Within 20 days of the expiry of such period, the Sellers shall change their names so that they do not incorporate VIA NET.WORKS, any other trade mark or name belonging to a Relevant Purchaser or a Group Company or anything confusingly similar thereto.

10.3                Power of attorney

The Sellers hereby appoint the Purchaser from the Closing Date as their attorney for the purposes of executing all documents and performing all acts necessary to give full effect to the assignment of the Business Intellectual Property to the Relevant Purchaser or a Group Company pursuant to Clause 2.3.1.

11                          Confidentiality

11.1                Announcements

Pending Closing no announcement or circular in connection with the existence or the subject matter of this Agreement or any agreement to be entered into pursuant hereto shall be made or issued by or on behalf of any member of the VIA Group or the Purchasers’ Group (including for the purposes of this Clause 11.1, any holding company (as defined in the Companies Act 1985) of the Purchaser or a subsidiary of a holding company of the Purchaser) without the prior written approval of VIA Inc and the Purchaser, such approval not to be unreasonably withheld, delayed or conditioned. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either party are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.

11.2                Confidentiality

The Confidentiality Agreement shall cease to have any force or effect from Closing.

12                          Other Provisions

12.1                Further Assurances

Each of the parties shall at its own cost from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares and VIA Operations to the Relevant Purchaser and to give any party the full benefit of this Agreement and any Local Transfer Document.

12.2                Whole Agreement

12.2.1                   This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.2.2                   In Clauses 12.2.1, 12.3, 12.7.2, “this Agreement” includes the Disclosure Letter, the Local Transfer Documents, the Finance Documents and all documents entered into pursuant to this Agreement.

12.3                Relevant Purchasers’ Liability

The maximum liability of the Purchasers for any breach of this Agreement shall be the payment of the amounts referred to in Clauses 5.5.4 and 5.5.6.

12.4                Reasonableness

Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

12.5                Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

12.6                Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

12.7                Costs

Except as otherwise expressly provided in this Agreement:

12.7.1                   the Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the Finance Documents and the sale of the Group provided that any notarial fees shall not be included in the calculation of any deviation from the Working Capital Projections for the purposes of Clause 5.5.1(ii);

12.7.2                   the Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the purchase of the Group.

12.8                Interest

If any party defaults in the payment when due of any sum payable under this Agreement, (howsoever determined) the liability of that party shall, save as otherwise expressly provided, be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent above the base rate of LIBOR for monthly deposits. Such interest shall accrue from day to day.

12.9                Grossing-up of Indemnity Payments, VAT

12.9.1                   All sums payable under this Agreement pursuant to an indemnity, compensation or reimbursement provision shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except to the extent such sums comprise interest) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

12.9.2                   Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Relevant Purchaser for the Group) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

12.9.3                   Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

12.10         Permitted assignment and nomination of Purchasers

12.10.1            Except as otherwise expressly provided in this Agreement, the Relevant Purchasers may, with the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned), assign to a third party purchaser of any of the Group Companies, and without the consent of the Sellers assign to a wholly-owned member of the Purchaser’s Group, the benefit of all or any of the Sellers’ obligations under this Agreement provided that the maximum liability of any of any party hereunder for breach of any obligation under this Agreement or under any indemnity contained in or entered into pursuant to this Agreement shall be limited to the liability which would have arisen in the absence of any such assignment by the Relevant Purchasers.

12.10.2            The Purchaser shall be entitled by giving not less than two Business Days’ notice before the Closing to nominate a wholly-owned subsidiary to assume the rights and obligations of a Relevant Purchaser under this Agreement provided that the Purchaser shall remain jointly and severally liable under this Agreement.

12.11         Notices

12.11.1            Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                                        in writing in English;

(ii)                                    delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

12.11.2            A Notice to the Sellers or to either of them shall be sent to the following address, or such other person or address as the Sellers or VIA Inc may notify to the Relevant Purchasers from time to time:

VIA NET.WORKS Inc H. Walaardt Sacrestraat 401-403 1117 BM Schipol The Netherlands
Fax:	+31 205 020 0001
Attention:	Matt Nydell (Senior Vice President and General Counsel and Secretary)

12.11.3            A Notice to the Relevant Purchasers shall be sent to the following address, or such other person or address as the Relevant Purchasers may notify to the Sellers from time to time:

Claranet Group Limited 21 Southampton Row London WC1B 5HA
Fax:	+44 20 7681 2564
Attention:	Charles Nasser

12.11.4            A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                        at the time of delivery, if delivered by hand, registered post or courier;

(ii)                                    at the time of transmission in legible form, if delivered by fax.

12.12         Invalidity

12.12.1            If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

12.12.2            To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.12.1, not be affected.

12.13         Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

12.14         Governing Law and Submission to Jurisdiction

12.14.1            This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

12.14.2            Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

12.15         Appointment of Process Agent

12.15.1            The Sellers hereby irrevocably appoint Hogan & Hartson Corporate Services Limited as their agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Sellers.

12.15.2            The Sellers agree to inform the Purchasers in writing of any change of address of such process agent within 28 days of such change.

12.15.3            If such process agent ceases to be able to act as such or to have an address in England, the Sellers irrevocably agree to appoint a new process agent in England acceptable to the Purchasers and to deliver to the Purchasers within 14 days a copy of a written acceptance of appointment by the process agent.

12.15.4            Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed as a Deed.

SIGNED as a Deed by and	}	/s/
on behalf of VIA NET.WORKS, Inc.:
SIGNED as a Deed by and	}	/s/
on behalf of VIA NET.WORKS Holdco, Inc.:
SIGNED as a Deed by and	}	/s/
on behalf of VIA NET.WORKS NY Corp, Inc.:
SIGNED as a DEED by	}	/s/
and on behalf of Claranet Group Limited:
SIGNED as a DEED by	}	/s/
and on behalf of Clara.net Holdings Limited:

Schedule 1
Part 1
Details of the Shares etc.
(Clause 1.1)

(1)	(2)	(3)	(4)
Name of Share Seller	Name of Company	Shares	Name of Share Purchaser
VIA NET.WORKS, Inc.	VIA NET.WORKS USA, Inc.	1,000 shares	Clara.net Holdings Limited
VIA NET.WORKS, Inc.	VIA NET.WORKS Europe Holding B.V.	200 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	VIA NET.WORKS Europe Holding B.V.	21 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	Agence des Medias Numeriques S.A.S	500 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	Amen Ltd	2 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	Agencia de media numerica España S.L.	310 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Netherlands B.V.	40 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Belgium BVBA/SPRL	750 shares	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Germany GmbH	1 share	Claranet Group Limited
VIA NET.WORKS Holdco, Inc.	PSINet Datacenter Germany GmbH	1 share	Claranet Group Limited

Schedule 2
Companies and Subsidiaries

1	Particulars of the Companies
1.1	Name of Company:	VIA NET.WORKS USA, Inc.
	Federal Identification Number:	58-205 1588
	Place of Business:	15 Piedmont CTR NE # 710, Atlanta, GA 30305
	Date and place of incorporation:	26 May 1993 (dissolved 23 July 1995 and reinstated 27 November 1995 effective from the date of the administrative dissolution); Georgia
	Issued capital stock:	1,000 class A shares with a par value of US$1.00 per share
	Authorised capital stock:	1,000 class A shares with a par value of US$1.00 per share
	Shareholder and shares held:	VIA NET.WORKS, Inc.: 1,000 class A shares held
	Directors:	Raymond Walsh, Matt Nydell and Patrick Gaul
	Secretary:	Matt Nydell
1.2	Name of Company:	VIA NET.WORKS Europe Holding B.V.
	Registered Number:	34115551
	Registered Office:	H Walaardt Sacrestraat 401, 1117 BM Schiphol-Oost, The Netherlands.
	Date and place of incorporation:	5 May 1999; The Netherlands
	Issued share capital:	EUR 22,100 divided into 221 shares with a par value of EUR100 each.
	Authorised share capital:	EUR 100,000 divided into 1,000 shares with a par value of EUR 100 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 21 shares with a par value of EUR 100 per share VIA NET.WORKS Inc.: 200 shares with a par value of EUR 100 per share.
	Director:	VIA NET.WORKS, Inc.
	Proxy Holders:	Mike McTighe, John Steele, Jan Gesmar-Larsen, Malcolm Bell, Karen Slatford
1.3	Name of Company:	Agence des Medias Numeriques S.A.S.
	Registered Number:	421 527 797 RCS Paris
	Registered Office:	12/14 Rond Point des Champs-Elysées, 75008 Paris France
	Date and place of incorporation:	13 January 1998; France
	Issued share capital:	EUR 37,000 divided into 500 shares with a nominal value of EUR 74 each
	Authorised share capital:	EUR 37,000 divided into 500 shares with a nominal value of EUR 74 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 500 shares
	Chairman (President):	Dick Theunissen
1.4	Name of Company:	AMEN Ltd
	Registered Number:	4414694
	Registered Office:	1 Canada Square, 29th Floor, Canary Wharf, London E14 5DY
	Date and place of incorporation:	11 April 2002; United Kingdom
	Issued share capital:	£2 divided into 2 shares of £1 each
	Authorised share capital:	1000 shares
	Shareholder and shares held:	VIA NETWORKS Holdco, Inc.: 2 shares
	Directors:	Matt Stuart Nydell, Raymond Walsh

1.5	Name of Company:	AGENCIA DE MEDIA NUMERICA ESPAÑA S.L.
	Company Registration Details:	Mercantile Register of Madrid, at Volume 16871, Book 0, Sheet 73, Section 8, Page M-288441, Registratin 1st
	Registered Office:	Paseo de la Castellana, 164, Ent. 2[a], 28046 Madrid, Spain
	Date and place of incorporation:	August 31, 2001; Bilbao (Spain)
	Issued share capital:	EUR 3,100 divided into 310 shares of EUR 10 each
	Authorised share capital:	EUR 3,100 divided into 310 shares of EUR 10 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 310 shares
	Managing Director:	Sandrine Girard (resigned on April 19, 2005)
	Directors:	Mr. Dick Theunissen and Mr. Antonio Miguel Caetano Ferreira
	Secretary:	Mr. Clifford J. Hendel (Secretary); Mr. Francisco Solchaga Lopez de Silanes (Vice-Secretary)
1.6	Name of Company:	PSINet Netherlands B.V.
	Registered Number:	33294922
	Registered Office:	Paul van Vlissingenstraat 16, 1096 BK Amsterdam, The Netherlands
	Date and place of incorporation:	13 August 1997; The Netherlands
	Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
	Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 40 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
	Proxy Holder:	Alexander Johan Marie Scholten
1.7	Name of Company:	PSINet Belgium BVBA/SPRL
	Registered Number:	0460.461.275
	Registered Office:	Medialaan 32, bus 3, 1800 Vilvoorde, Belgium
	Date and place of incorporation:	27 March 1997; Belgium
	Issued share capital:	EUR 18,550 dividend into 750 shares without nominal value
	Authorised share capital:	EUR 18,550 dividend into 750 shares without nominal value
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 750 shares held
	Director:	James Joseph Henry Demaeght
1.8	Name of Company:	PSINet Germany GmbH
	Registered Number:	Local Court of Munich, HRB 117930
	Registered Office:	Munich
	Date and place of incorporation:	10 April 1997; Germany
	Issued share capital:	One share in the nominal amount of DM 50,000
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: one share held
	Director:	Fred Seibl
1.9	Name of Company:	PSINet Datacenter Germany GmbH
	Registered Number:	Local Court of Berlin-Charlottenburg, HRB 76192
	Registered Office:	Berlin
	Date and place of incorporation:	10 December 1999; Germany
	Issued share capital:	One share in the nominal amount of EUR 25,000
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: one share held
	Director	Fred Seibl

2	Particulars of the Subsidiaries
2.1	Name of Company:	AMEN NEDERLAND B.V.
	Registered Number:	34212499
	Registered Office:	H Walaardt Sacrestraat 401, 1117 BM Schiphol, The Netherlands
	Date and place of incorporation:	30 November 2004; The Netherlands
	Issued share capital:	EUR 18,000 divided into 18,000 shares with a par value of EUR 1.00 each
	Authorised share capital:	EUR 90,000 divided into 90,000 shares with a par value of EUR 1 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holdings B.V.: 18,000 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
2.2	Name of Company:	VIA NET.WORKS Nederland B.V.
	Registered Number:	17089780
	Registered Office:	Science Park Eindhoven 5630, 5692 EN Son, The Netherlands
	Date and place of incorporation:	21 November 1995; The Netherlands
	Issued share capital:	EUR 45,000 divided into 10,000 ordinary shares of EUR 4.50 each
	Authorised share capital:	EUR 225,000 divided into 50,000 ordinary shares of EUR 4.50 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 10,000 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
	Proxy Holder:	Alexander Johan Marie Scholten
2.3	Name of Company:	bART HOLDING B.V.
	Registered Number:	24270496
	Registered Office:	Science Park Eindhoven 5630 5692 EN Son; The Netherlands
	Date and place of incorporation:	27 August 1996; The Netherlands
	Issued share capital:	EUR 340,355.16
	Authorised share capital:	EUR 453,780.22
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 340,355.16 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
2.4	Name of Company:	Xenovic Holding B.V.
	Registered Number:	24271927
	Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	15 March 1996; The Netherlands
	Issued share capital:	EUR 18,241.96
	Authorised share capital:	EUR 90,756.04
	Shareholders and shares held:	Bart Holding B.V.: 100% shares
	Director:	bART Holding B.V.
2.5	Name of Company:	bART Noord Nederland B.V.
	Registered Number:	020564446
	Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	21 December 1996; The Netherlands
	Issued share capital:	EUR 18,151.21
	Authorised share capital:	EUR 90,756.04
	Shareholders and shares held:	bART Holding B.V.: 100% shares
	Director:	bART Holding B.V.

2.6	Name of Company:	bART Midden Nederland B.V.
	Registered Number:	24274849 (B-ART Midden Nederland)
	Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	14 May 1996; The Netherlands
	Issued share capital:	EUR 18,151.21
	Authorised share capital:	EUR 90,756.04
	Shareholder and shares held:	bART Holding B.V.: 100% shares
	Director:	bART Holding B.V.
2.7	Name of Company:	Arameta B.V.
	Registered Number:	24272259
	Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
	Date and place of incorporation:	28 January 1997; The Netherlands
	Issued share capital:	EUR 18,151.21
	Authorised share capital:	EUR 90,756.04
	Shareholder and shares held:	bART Holding B.V.: sole shareholder
	Director:	bART Holding B.V.
2.8	Name of Company:	VIA NET.WORKS Portugal—Tecnologies Da Informação, S.A.
	Registered Number:	CRC Lisbon 6.983/NIPC: 503 412 031
	Registered Office:	Praça Duque de Saldanha, 1, Edificio Atrium Saldanha, 4H, Lisbon
	Date and place of incorporation:	February 1995; Portugal
	Issued share capital:	EUR 585,000.00 divided into 117,000 shares of EUR 5 each
	Authorised share capital:	EUR 585,000.00 divided into 117,000 shares of EUR 5 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 117,000 shares
	Directors:	António Miguel Ferreira Dick Theunissen Brian Berkopec
	Secretary:	Pedro José Sardinha Oliveira Cardo
2.9	Name of Company:	AMENWORLD Servicos Internet Sociedade Unipessoal LDA
	Registered Number:	13019/301204
	Registered Office:	Praça do Saldanha, no 1, 4[o]H, Lisboa
	Date and place of incorporation:	30 December 2004
	Issued share capital:	EUR 10,000.00
	Authorised share capital:	Unlimited
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 100% shares
	Director:	António Miguel Caetano Ferreira
2.10	Name of Company:	VIA NET.WORKS España S.L.
	Registration Details:	Volume 3, 082, Page 186, Section 8, Sheet SE 40,794; entry number 1
	Date and place of incorporation:	13 August 1999; Spain
	Issued share capital:	EUR 672,150 divided into 67,215 shares of EUR 10 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 67,215 shares
	Directors (Joint and Several):	Mr. Nathan Wajsman Mr. Louis Bonnet,
2.11	Name of Company:	VIA NET.WORKS IRU Co. Ltd
	Registered Number:	306317
	Registered Office:	Arthur Cox Building, Earlsfort Terrace, Dublin 2
	Date and place of incorporation:	6 May 1999: Republic of Ireland
	Issued share capital:	IR£1.25 divided into 1 share of IR£1.25

	Authorised share capital:	IR£125,000 euro divided into 100,000 Ordinary shares of IR£1.25 euro each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 share
	Directors:	Alexander French Matt Stuart Nydell
2.12	Name of Company:	VIA NET.WORKS, UK Holding Ltd
	Registered Number:	03690730
	Registered Office:	c/o Hogan & Hartson One Angel Court, London EC2R 7HJ
	Date and place of incorporation:	31 December 1998; England and Wales
	Issued share capital:	£10 divided into 10 ordinary shares of £1.00 each
	Authorised share capital:	£1,000.00 divided into 1,000 shares of £1.00 each
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 10 shares
	Directors:	Matt Stuart Nydell VIA NET.WORKS Europe Holding B.V.
2.13	Name of Company:	VIA NET.WORKS, France Holding SAS
	Registered Number:	433 596 228 RCS Paris
	Registered Office:	127, rue Amelot, 75011 Paris, France
	Date and place of incorporation:	27 November 2000; Paris
	Share capital:	17,326,400 euros divided into 1,732,640 shares of EUR10 each
	Members:	VIA NET.WORKS Europe Holding B.V.; 1,555,800 shares VIA NET.WORKS UK Holdings Limited: 176,840 shares
	Chairman (Président):	Nathan Wajsman
2.14	Name of Company:	VIA NET.WORKS Jersey Ltd
	Registered Number:	88289
	Registered Office:	c/o Jordans (C.I.) Limited, PO Box 456, Postman House, Hue Street, St Helier, Jersey JE4 5RP
	Date and place of incorporation:	9 August 2004; Jersey
	Issued share capital:	£1000 divided into 100 shares of £1 each
	Authorised share capital:	£10,000 divided into 10,000 shares of £1 each
	Shareholders and shares held:	VIA NET.WORKS UK Holding Limited; 1000 shares held
	Directors:	Matt Stuart Nydell
2.15	Name of Company:	VIA NET.WORKS Deutschland GmbH
	Registered Number:	Local Court of Duisburg, HRB 7472
	Registered Office:	Duisburg
	Date and place of incorporation:	2 April 1993; Germany
	Issued share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
	Authorised share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
	Director:	Fred Seibl
2.16	Name of Company:	VIA NET.WORKS Holdco Italy S.r.L.
	Registered Number:	13200500158
	Registered Office:	Via Turati Filippo 40 Milan
	Date and place of incorporation:	28 July 2000
	Issued share capital:	EUR 500,000
	Authorised share capital:	EUR 500,000
	Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 quota valued at EUR 495,000 VIA NET.WORKS UK Limited: 1 quota valued at EUR 5,000

	Directors:	Matt Stuart Nydell
2.17	Name of Company:	PSINet France Sarl
	Registered Number:	394 332 118 RCS Nanterre
	Registered Office:	Tour Atlantique—13ème étage, Place de la Pyramide—92911 Paris La Défense Cedex
	Date and place of incorporation:	17 March 1994; Paris
	Share capital:	373,552.84 euros divided into 144,138 shares
	Member and shares held:	VIA NET.WORKS, France Holdings SAS; 144,138 shares held
	Manager (Gérant):	Marc le Leau
2.18	Name of Company:	VIA NET.WORKS France S.A.
	Registered Number:	408 236 990 RCS Nanterre
	Registered Office:	Tour Atlantique—13ème étage, Place de la Pyramide—92911 Paris La Défense Cedex
	Date and place of incorporation:	17 July 1996; Pontoise
	Share capital:	485,412.92 euros divided into 31,841 shares
	Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 2 shares Matt Nydell: 1 share Paulo Baptista: 1 share VIA NET.WORKS, France Holding SAS; 31,837 shares
	Chairman of the Board:	Paulo Baptista Gomes Carneiro
	Directors:	Nathan Wajsman Matt Nydell
2.19	Name of Company:	PSINet Switzerland Sarl
	Registered Number:	CH-660-2323998-1
	Registered Office:	Chemin de l’Epinglier 2, CH-1217 Meyrin GE.
	Date and place of incorporation:	18 December 1998; Switzerland
	Issued quota capital:	CHF 200,000 (no division)
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; All quota
	Managers:	Gérard Cauderay James John McCartan
2.20	Name of Company:	VIA NET.WORKS Deutsche Holding GmbH
	Registered Number:	Local Court of Duisburg, HRB 9349
	Registered Office:	Duisburg
	Date and place of incorporation:	29 September 2000; Germany
	Issued share capital:	EUR 25,000; one share
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
	Director:	Fred Seibl
2.21	Name of Company:	VIA NET.WORKS Express B.V.
	Registered Number:	34208904
	Registered Office:	H. Walaardt Sacrestraat 401, 1117 BM Schiphol, The Netherlands
	Date and place of incorporation:	30 November 2004; The Netherlands
	Issued share capital:	EUR 18,000 divided into 18,000 ordinary shares of EUR 1 each
	Authorised share capital:	EUR 90,000
	Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 18,000 shares
	Director:	VIA NET.WORKS Europe Holding B.V.

2.22	Name of Company:	AMEN ITALIA S.R.L.
	Company Registration Details:	03962200964
	Registered Office:	Torre A—Via Senigallia 18/2—20161 Milano
	Date and place of incorporation:	14 May 2003, registered in the Companies Registry on 29 May 2003; Italy
	Issued share capital:	EUR 10
	Authorised share capital:	EUR 10
	Shareholder and shares held:	Agences des Médias Numériques SAS; one quota representing all of the share capital
	Chairman of Board of Directors:	Maurizio di Salvo
	Director:	Thierry Avikian
2.23	Name of Company:	Unix Support Nederland B.V.
	Registered Number:	27152479
	Registered Office:	Paul van Vlissingenstraat 16, 1096 BK Amsterdam, The Netherlands
	Date and place of incorporation:	12 February 1996; The Netherlands
	Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
	Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
	Shareholders and shares held:	PSINet Netherlands B.V.; 40 shares
	Director:	VIA NET.WORKS Europe Holding B.V.
	Proxy Holder:	Alexander Johan Marie Scholten

Schedule 3
Contracts
(Clause 2.3.1(iv))

1                                 Obligation to obtain Third Party Consents

In relation to any Contract which is not assignable without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Relevant Sellers and the Relevant Purchasers shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents on terms reasonably acceptable to the Relevant Purchasers and the Relevant Sellers as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The Relevant Sellers shall deliver to the Relevant Purchasers, on Closing or, if later, as soon as possible after receipt, any Third Party Consent and an assignment duly executed by the appropriate parties.

2                                 Obligations until Third Party Consents are obtained/where Third Party Consents are refused

2.1                       Subject to paragraph 2.2, the Relevant Purchasers shall, from Closing, assume, carry out, perform and discharge the Relevant Seller’s obligations under the Contracts and shall indemnify and keep indemnified the Relevant Seller against any Liability incurred by that Seller or any member of the VIA Group arising from the failure by the Relevant Purchaser to assume, carry out, perform or discharge such obligations and against any Losses which that Seller may suffer by reason of that Seller taking any reasonable action to avoid, resist or defend any Liability referred to in this paragraph and provided that the Relevant Purchaser shall only be liable to the extent such Liability incurred by that Seller is a Liability which is intended to be assumed by the Relevant Purchaser pursuant to Clause 2.3.2.

2.2                       In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained, as contemplated by paragraph 1.1, or where the Third Party Consent has been refused and until the earlier to occur of (i) the date on which trading of VIA Inc’s common stock on NASDAQ and Euronext ceases and (ii) VIA Inc having completed a distribution to the VIA Shareholders:

2.2.1                          the Relevant Seller shall hold on trust such Contract and any monies, goods or other benefits received under such Contract to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, that Seller and the Relevant Purchaser shall make such other arrangements between themselves to provide to the Relevant Purchaser the benefits of the Contract, including the enforcement at the cost and for the account of the Relevant Purchaser of all rights of the relevant Seller against any other party thereto;

2.2.2                          to the extent that the Relevant Purchasers are lawfully able to do so, and subject to the Relevant Purchasers receiving the benefits of the Contract, the Relevant Purchasers shall at their own expense perform the Relevant Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the Relevant Seller in respect thereof. To the extent that the Relevant Purchasers are not lawfully able to do so, the Relevant Seller shall, at the Relevant Purchasers’ cost do all such things as the Relevant Purchasers may reasonably require to enable due performance of the Contract;

provided that, in each case, the Relevant Purchasers shall indemnify and keep indemnified the Relevant Seller or member of the VIA Group against any liability incurred by the Relevant Seller or any member of the VIA Group as a result of this paragraph 2.2.

3                                 Failure to Obtain Third Party Consents

If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Relevant Purchasers within three (3) months of Closing, references in this Agreement to the Contracts and the VIA Operations (other than in this paragraph 3) shall be construed as excluding such Contract.

4                                 Novation

To the extent that the Sellers request the novation of any Contract to a Group Company or a member of the Purchaser’s Group, the parties shall use their reasonable endeavours to novate such Contract pursuant to Clause 2.3 and pending such novation, the provisions of this Schedule 3 shall apply.

Schedule 4
Employees
(Clause 2.4)

1                                 Transfer of Employees

1.1                       The Sellers shall and shall procure that the VIA Group shall:

1.1.1                          transfer the employment of each Relevant Employee to a Group Company prior to the Closing Date; and

1.1.2                          not offer employment to, employ or otherwise engage any Relevant Employee whose employment is transferred pursuant to paragraph 1.1.1 above prior to the Closing Date.

1.2                       If any employee other than a Relevant Employee is transferred to a Group Company or a Relevant Purchaser pursuant to paragraph 1.1 of this Schedule 4:

1.2.1                          the Relevant Purchaser shall upon becoming aware of the transfer of such employee at any time after the Closing Date immediately or as soon as possible under applicable law terminate such employee’s employment on terms agreed with the Seller (acting reasonably); and

1.2.2                          the Sellers shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination and reimburse the Relevant Purchasers for all costs, expenses and emoluments (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such employee in respect of his employment on or after the Closing Date until such employee is terminated pursuant to paragraph 1.2.1 above.

1.3                       The Relevant Purchasers shall be responsible for all wages, salaries, emoluments and other amounts due or accruing and taxation and employer’s national insurance contributions payable in respect of the Relevant Employees with effect from the Closing Date.

1.4                       The Sellers shall be responsible for all wages, salaries, emoluments and other amounts due and accruing and taxation and employer’s National Insurance contributions payable in respect of the Employees prior to the Closing Date.

1.5                       The Sellers using their reasonable endeavours (without cost to the Sellers) undertake that they shall not and shall procure that no other member of the VIA Group and each Group Company shall do or knowingly omit to do anything prior to the Closing Date unless agreed by the Relevant Purchasers which would cause any Relevant Employee to terminate their employment with either of the Sellers or any other company in the VIA Group or any Group Company before the Closing Date or with the Relevant Purchasers on or after the Closing Date.

2                                 Application of Transfer Provisions

2.1                       If any contract of employment, employment relationship or collective agreement in relation to any employee (other than a Relevant Employee) employed by either of the Sellers, the other members of the VIA Group or any Group Company shall have effect as if originally made between the Relevant Purchasers and such employee (a “Transferred Employee”) as a result of the Transfer Provisions (without prejudice to any other rights or remedies which may be available to the Relevant Purchasers):

2.1.1                          the Relevant Purchaser shall, upon becoming aware of the application of the Transfer Provisions to any such contract of employment or collective agreement,

notify the Seller forthwith and the Seller or any other member of the VIA Group shall procure that such employees enter into settlement agreements with the Relevant Sellers and the Relevant Purchaser on termination of the Transferred Employee’s employment (on terms that the Sellers are liable for all payments due to such Transferred Employees). The Relevant Purchaser shall co-operate with the Sellers and take all reasonable steps to assist the Sellers in procuring that such Transferred Employees enter into termination agreements as soon as reasonably practicable following Closing; and

2.1.2                          the Sellers shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination or the transfer of Transferred Employees (including any Liability arising out of a failure by the Sellers but excluding any Liability arising out of a failure by the Purchasers to comply with their obligations under the Transfer Provisions) and shall reimburse the Relevant Purchasers for all costs, emoluments and expenses (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such Transferred Employee in respect of his employment on or after the Closing Date; and

2.1.3                          irrespective of whether the Transferred Employee’s employment is terminated in accordance with paragraph 2.1.1 above, the Sellers will indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against any Liabilities which relate to, arise out of or are connected with any claims brought against the Relevant Purchaser by any Transferred Employee other than in each case as a result of breach by the Relevant Purchaser of its obligations under paragraph 2.1.1 above which are due solely to any act or omission by either of the Sellers, any other member of the VIA Group or any Group Company or any event, matter or any other occurrence having its origin prior to the Closing Date and which the Relevant Purchasers incurs in relation to any contract of employment, or the employment relationship or collective agreement of one or more of the Transferred Employees pursuant to the Transfer Provisions and/or in respect of this Agreement.

2.2                       The Sellers shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities which relate to or arise out of any dismissal by the Sellers, the VIA Group or any Group Company of any employee (not being a Relevant Employee) and which the Relevant Purchasers may incur pursuant to the provisions of the Transfer Provisions and this Agreement.

3                                 Definitions

3.1                       For the purposes of this provision the terms:

“contract of employment” and “collective agreement” shall have the same meanings respectively as in the Transfer Provisions;

“Transfer Provisions” means the Transfer Regulations and Council Directive 2001/23/EC; and

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended or replaced).

Schedule 5
VAT

1                                 The Sellers and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT to any Taxation Authority or entering into a written agreement) to secure that the sale of the Group so far as carried on in the European Union is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state.

2                                 To the extent that any state outside the European Union provides for relief or exemption from VAT (or any similar tax on turnover or added value) on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, the Sellers and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT (or any similar tax on turnover or added value) to any Taxation Authority or entering into a written agreement) to secure such treatment as regards the sale of the Group (insofar as the business of the Group is carried on in the relevant state) under this Agreement.

Schedule 6
Closing Obligations

1                                 General Obligations

1.1                       The Sellers’ Obligations

On Closing, the Sellers shall deliver or make available to the Purchasers the following:

1.1.1                          evidence of the due fulfilment of the conditions set out in Clause 4;

1.1.2                          evidence that the Sellers are authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule);

1.1.3                          a certificate (the “VIA Closing Certificate”) setting out details of all Employee bonuses due in respect of 2004, including all Taxation in relation thereto, to the extent that the same have not been paid by the Sellers or the Group Companies prior to Closing; and

1.1.4                          evidence of the full release of the prejudgment attachment dated 24 March 2005 over the shares held by VIA Inc in VIA NET.WORKS Europe Holding B.V.

1.2                       The Purchaser’s Obligations

On Closing, the Purchasers shall deliver or make available to the Sellers:

1.2.1                          the following evidence that the Purchasers are authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule); and

1.2.2                          immediately following the execution of the Local Transfer Documents, the Relevant Purchaser shall resolve to appoint or procure the appointment of those individuals identified by the Purchaser as Directors of the Group Companies with such appointments to be effective as of Closing.

2                                 Transfer of the Shares and VIA Operations

2.1                       General Transfer Obligations

On Closing, the Relevant Sellers and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and the Business Assets.

2.2                       Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, the Relevant Sellers and Relevant Purchaser shall do the following, in relation to any Companies and VIA Operations that are incorporated or located in the jurisdictions listed below:

2.2.1                          Belgium

(i)                                        Holdco shall record the transfer of the Shares owned by it to the Relevant Purchaser in the share register of the PSINet Belgium B.V.BA/SPRL (“PSINet Belgium”), and shall sign the share register to that effect.

(ii)                                    The Relevant Purchaser shall sign the share register of the PSINet Belgium to accept the transfer of the Shares from the Holdco.

(iii)                                Holdco and the Relevant Purchaser shall procure that the transfer of the Business Assets located in Belgium shall be effected by means of a notarial deed on terms reasonably satisfactory to the parties to be executed by a notary public.

2.2.2                          France

(i)                                        In relation to any Shares having the form of actions in any Company incorporated in France, Holdco shall deliver to the Relevant Purchaser duly completed, executed and dated share transfer forms (ordres de mouvements) in favour of the Relevant Purchaser and Holdco and the Relevant Purchaser shall execute the registration forms (formulaires de cession de droits sociaux).

(ii)                                    Holdco shall deliver to the Relevant Purchaser any Third Party Consents as Holdco may have obtained;

(iii)                                Holdco, any relevant third party and the Relevant Purchaser shall execute (or shall have executed, with effect on Closing) assignment or novation agreements on terms reasonably satisfactory to the parties.

2.2.3                          Germany

(i)                                        In the case of each of PSINet Germany GmbH and PSINet Datacenter Germany GmbH (the “GmbH Companies”) Holdco and the Relevant Purchaser shall enter into a transfer agreement in notarial form on terms reasonably satisfactory to the parties by means of which Holdco transfers title to the Shares in the GmbH Companies to the Relevant Purchaser, and the Relevant Purchaser accepts such transfer.

(ii)                                    Holdco and the Relevant Purchaser shall immediately after Closing inform the management of the relevant GmbH Company with respect to the transfer of the Shares in such GmbH Company.

(iii)                                VIA NET.WORKS Deutschland GmbH and VIA NET.WORKS Deutsche Holding GmbH (the “VIA GmbH Companies”) as transferors and the Relevant Purchaser as transferee shall enter into a transfer agreement on terms reasonably satisfactory to the parties by means of which (a) each of the VIA GmbH Companies transfers title to, and (to the extent applicable) possession of, all Business Assets belonging to such VIA GmbH Company, to the Relevant Purchaser, and the Relevant Purchaser accepts such transfers, (b) the Relevant Purchaser assumes all liabilities incurred by any of the VIA GmbH Companies as described in Clauses 2.3.2 and 2.3.3 of the Sale and Purchase Agreement and as existing at Closing or arising, accruing or assessed after Closing in consequence of any transaction carried out in the ordinary and usual course of carrying on the Businesses prior to Closing] and undertakes to hold the VIA GmbH Companies harmless against any such liabilities and the VIA GmbH Companies accepts such assumption and undertaking, and (c) each of the VIA GmbH Companies assigns to the Relevant Purchaser all Contracts to which it is a party and as existing in the Business at Closing, and the Relevant Purchaser accepts such transfer and undertakes to hold Holdco harmless against any liabilities or obligations under those Contracts.

(iv)                                  In case the transfer of the Business Assets, liabilities and Contracts requires further acts, notifications or filings, Holdco shall support the Relevant Purchaser upon reasonable request and at the costs of the Relevant Purchaser. To the extent that any required consent by the other contractual party to the assignments of the Contracts referred to in the preceding paragraph will not have been obtained within four weeks of Closing, the relevant VIA GmbH Company shall have the right to terminate such Contract in accordance with its terms or by any mutual agreement with the other contractual party.

2.2.4                          Spain

(i)                                        In relation to the transfer of Shares in Agencia de media numerica España, S.L.:

(a)                        Holdco shall deliver to the Relevant Purchaser the documents of title to the relevant Shares (i.e.: acquisition title).

(b)                       Holdco shall deliver to the notary appointed in respect of the transfer (the “Notary”) a certificate issued by the Secretary of the Board of Directors, with the approval of the President (or the Director, if applicable) declaring that all requirements established in the law and the bylaws have been fulfilled.

(c)                        The transfer of the relevant Shares shall be effected by notarial deed on terms reasonably satisfactory to the parties, executed by the Notary.

(d)                       The Company in question shall register the Relevant Purchaser as the owner of the Relevant Shares in the Shareholders Register (“Libro Registro de Socios”).

(e)                        Holdco shall deliver or make available to the Relevant Purchaser the Company’s corporate books, duly updated.

(ii)                                    Holdco and the Relevant Purchaser shall ensure that a sale agreement in respect of Agencia de media numerica España S.L., on terms reasonably satisfactory to the parties, is executed before the Notary.

(iii)                                Holdco and the Relevant Purchaser shall execute a sale property agreement in relation to any Business Assets located in Spain, on terms reasonably satisfactory to the parties, before the Notary.

(iv)                                  Holdco, the Relevant Purchaser and any relevant third party shall execute, if necessary under the existing agreements, an assignment or novation agreement on terms reasonably satisfactory to the parties.

(v)                                      Holdco shall deliver to the Relevant Purchaser as many Third Party Consents as the Holdco may have obtained.

2.2.5                          United Kingdom

Holdco shall deliver or make available to the Relevant Purchaser the following to the extent they relate to Amen Ltd:

(i)                                        transfers of the relevant Shares duly executed by the registered holders in favour of the Relevant Purchaser, accompanied by the relative share certificate (or an express indemnity in a form satisfactory to the Relevant Purchaser in the case of any certificate found to be missing);

(ii)                                    duly executed transfers of the Business Assets, together with the relative documents of title and the relevant Third Party Consents;

(iii)                                assignments and novations in such form as may be agreed by Holdco and the Relevant Purchaser (duly executed as a deed by Holdco, any third party and, if so reasonably required by Holdco, the Relevant Purchaser) together with the relative documents of title and such Third Party Consents as Holdco may have obtained;

(iv)                                  assignments of Registered Intellectual Property to the extent it has been possible to prepare and execute these by Closing; and

(v)                                      those Business Assets which are capable of transfer by delivery.

2.2.6                          Netherlands

(i)                                        VIA Inc and Holdco shall transfer the relevant Shares in VIA NET.WORKS Europe Holding B.V. (“VIA Holding B.V.”) to the Relevant Purchaser, the Relevant Purchaser shall accept the transfer, and VIA Inc and Holdco shall procure that Via Holding B.V. acknowledges the transfer, the foregoing to be effected by execution by VIA Inc, the Relevant Purchaser and VIA Holding B.V., before a civil law notary, of notarial deeds of transfer on terms reasonably satisfactory to the parties.

(ii)                                    Holdco shall transfer the relevant Shares in PSINet Netherlands B.V. to the Relevant Purchaser, the Relevant Purchaser shall accept the transfer and Holdco shall procure that PSINet Netherlands B.V. acknowledges the transfer, the foregoing to be effected by execution by Holdco, the Relevant Purchaser and PSINet Netherlands B.V., before a civil notary of notarial deeds of transfer on terms satisfactory to the parties.

(iii)                                The Seller shall transfer to the Relevant Purchaser all property (other than Intellectual Property) forming part of the Business Assets by execution by the Seller and Relevant Purchaser before a civil law notary of notarial deeds of transfer of registered property on terms reasonably satisfactory to the parties.

(iv)                                  To the extent that they are not held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), the Moveable Assets (including Computer Systems where appropriate) shall be transferred to the Relevant Purchaser on the Closing Date by the Seller delivering the assets to the Relevant Purchaser or giving the Relevant Purchaser access or the keys to the locations where the aforesaid Business Assets are situated, whereupon the aforesaid Business Assets shall be at the Relevant Purchaser’s full disposal. The Seller shall also deliver to the Relevant Purchaser all evidence of ownership of the Business Assets referred to in this paragraph (iv).

(v)                                      Those Business Assets referred to in paragraph (iv) above which are held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), shall be transferred to the Relevant Purchaser on the Closing Date by virtue of this Agreement (which shall constitute a deed as required under Dutch law) and by written notices from the Seller, given also on behalf of the Relevant Purchaser, to the said third parties that the latter shall from then on hold the said Business Assets for the Relevant Purchaser, such notices to be delivered to the third parties by the Seller on or before the Closing Date.

(vi)                                  The Business Intellectual Property shall be transferred to the Relevant Purchaser by assignments in respect of Registered Intellectual Property and an assignment in Agreed Terms in respect of all other Intellectual Property.

(vii)                              The benefit of the Claims (other than Claims in order or bearer form) and all other rights referred to in the Agreement (other than rights in order or bearer form), including without limitation all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities, shall, to the extent permitted by law, be transferred on the Closing Date to the Relevant Purchaser by virtue of this Agreement. The Sellers shall give written notice to the affected third parties of the foregoing transfer on or before the Closing Date.

(viii)                          Those Claims and other rights referred to in the Agreement that are in order or bearer form shall be transferred by the Seller to the Relevant Purchaser by delivery and, where required, endorsement, to the Relevant Purchaser of the documents in which such Claims and other rights are established.

(ix)                                  The rights and obligations of the Sellers’ Group arising under the Contracts which require Third Party Consents that have not been obtained by the Closing Date (the foregoing not detracting from any obligation of the Seller or right of the Relevant Purchaser under this Agreement), shall be transferred to the Relevant Purchaser on the terms set out in Schedule 3.

(x)                                      In respect of any Contract in respect of which the required Third Party Consent was obtained prior to signature of this Agreement, the rights and obligations of the Seller’s Group under such Contract shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by virtue of this Agreement which shall constitute a deed of assignment as required under Dutch law. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of this assignment by written notice delivered on the Closing Date.

(xi)                                  The rights and obligations of the Sellers’ Group under the Contracts in respect of which the required Third Party Consents are obtained after signature of this Agreement but prior to Closing, shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by the Seller and the Relevant Purchaser executing Local Transfer Documents in the form of a deed of assignment on terms reasonably satisfactory to the parties. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of the foregoing transfer by written notice delivered on the Closing Date.

2.2.7                          United States

The Relevant Purchaser shall deliver or make available to VIA Inc. a receipt for the stock certificates delivered pursuant to item (i) below.

VIA Inc. shall deliver or make available to the Relevant Purchaser the following to the extent they relate to VIA NET.WORKS U.S.A., Inc. (“VIA USA”):

(i)                                        stock certificates for the relevant Shares, each accompanied by a stock power duly executed by the registered holder of such Shares, in favour of the Purchaser;

(ii)                                    duly executed transfers of the Business Assets, together with the relative documents of title and the relevant Third Party Consents;

(iii)                                assignments of Registered Intellectual Property in accordance with Schedule 4 to the extent it has been possible to prepare and execute these by Closing;

(iv)                                  assignments and novations in such form as may be agreed by VIA Inc. and the Purchaser (duly executed by VIA Inc. and any third party whose signature is reasonably requested by the Purchaser or VIA Inc.) together with the relative documents of title and such Third Party Consents as VIA Inc may have obtained; and

(v)                                      a certificate stating that VIA Inc (a) owns 100% of the outstanding issued share capital of VIA USA, (b) consents to the shares held in VIA USA being transferred and (c) waives any rights it may have under Article XI.B of the Charter of VIA USA as a result of the transfer.

3                                 Further Obligations in Addition to Transfer

3.1                       General Obligations

The Seller shall deliver or make available to the Relevant Purchasers the following in each case to the extent applicable and required under the laws of the respective jurisdiction of the Group Companies:

3.1.1                          the written resignations on terms reasonably satisfactory to the parties (and legalised by a notary where required) of each of the persons named in Schedule 3 from the office or position specified in Schedule 3, to take effect on Closing;

3.1.2                          evidence that all persons referred to in 3.1.1 above holding share(s) in any Group Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such share(s) to such other persons as the Relevant Purchasers may specify, to take effect on Closing;

3.1.3                          if practicable, the Sellers having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies concerned to take effect on the Closing Date, with acknowledgements signed by each of them in a form satisfactory to the Relevant Purchasers to the effect that they have no claim against any Group Company or otherwise complying with any relevant law or regulation;

3.1.4                          irrevocable powers of attorney or such other appropriate document (in such form and terms as the Relevant Purchasers may reasonably require) executed by each of the holders of the Shares in favour of the Relevant Purchasers or as it may direct to enable it (pending registration of the relevant transfers) to exercise post Closing all voting and other rights attaching to the Shares and to appoint proxies for this purpose with an express undertaking of the holder of the Shares not to exercise such voting and other rights attached to the Shares;

3.1.5                          written waivers or consents in relation to pre-emption rights as the Relevant Purchasers may reasonably require signed by shareholders of the Companies to enable the Relevant Purchasers or its nominees to be registered as holder of the Shares;

3.1.6                          releases or waivers on terms reasonably satisfactory to the parties in respect of the Encumbrances affecting any of the Shares, or any of the Business Assets;

3.1.7                          any releases which the parties have obtained under Clause 7.4;

3.1.8                          in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written up-to-date), including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

3.1.9                          in each case where the said information is not at the Properties all other books, records and other information relating primarily to the Group Companies or the VIA Operations (save for books, records and other information which the Seller is required by law to retain) and all information relating to customers, suppliers, agents and distributors and other information relating primarily to the Group Companies or the VIA Operations (including the Relevant Employees) as the Relevant Purchasers may reasonably require and copies, or, at the Seller’s option, originals of any such books, records, documents or other information in the possession or control of the Seller which relate only in part to the Group Companies or the VIA Operations and which the Relevant Purchasers may reasonably require;

3.1.10                   evidence as to:

(i)                                        the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 3.1.1;

(ii)                                    the acceptance by shareholders of the relevant Group Companies of the resignation of the auditors referred to in paragraph 3.1.3; and

(iii)                                the approval by the shareholders or the directors of the transfer of the Shares or the sale of the VIA Operations to the Relevant Purchasers,

where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned;

3.1.11                   evidence reasonably satisfactory to the Relevant Purchasers of the revocation of existing authorities given by the Group Company to banks (in respect of the operation of its bank accounts);

3.1.12                   other requirements, e.g. certified copies of board resolutions changing registered office, changing accounting reference date, changing constitutional documents; and

3.1.13                   all original deeds and documents relating to any Group Company’s interests in or title to the Properties to the extent the same are not in the possession or under the control of the relevant Group Company.

Schedule 7
Warranties given under Clause 8.1

1                                 Corporate Information

1.1                       The Shares and the Group Companies

1.1.1                          The Relevant Seller listed in Schedule 1:

(i)                                        is the sole legal and beneficial owner of the Shares listed opposite the name of that Seller in Schedule 1; and

(ii)                                    has the right to exercise all voting and other rights over the Shares.

1.1.2                          The Shares comprise the whole of the issued share capital of the Companies, have been properly and validly issued and are each fully paid.

1.1.3                          The shareholders specified in paragraph 2 of Schedule 2:

(i)                                        are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)                                    have the right to exercise all voting and other rights over such shares.

1.1.4                          The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5                          No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6                          There are no Encumbrances on the shares in any Group Company.

1.1.7                          No third party consents are required for the transfer of the Shares pursuant to this Agreement other than the approval of VIA Stockholders as referred to in Clause 4.1.

1.1.8                          No Group Company has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than the Subsidiaries set out in Schedule 2.

1.1.9                          The particulars contained in Schedule 2 are true and accurate.

1.2                       Constitutional Documents, Corporate registers and minute books

1.2.1                          The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2                          The register of members and minute books for meetings of members required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)                                        are up-to-date;

(ii)                                    are maintained in accordance with applicable law; and

(iii)                                contain complete and accurate records of all matters required to be dealt with in such books and register,

in each case in all material respects.

1.2.3                          All registers of members and minute books of the Group Companies are in the possession (or under the control) of the Sellers, the relevant Group Company or legal counsel to the relevant Group Company and no written notice or allegation that any of such books and records is incorrect or should be rectified has been received.

2                                 Accounts

2.1                       Consolidated Accounts

The Consolidated Accounts have been prepared in accordance with applicable law and with US GAAP at the Accounts Date so as to give a true and fair view of the state of affairs of the VIA Group and the Group Companies taken as a whole at the Accounts Date and of the profits or losses for the period concerned.

2.2                       Solus Accounts

The Solus Accounts have been prepared in accordance with applicable law and with the accounting principles, standards and practices generally accepted at 31 December 2003 in the jurisdiction in which the relevant Group Company is incorporated so as to give a true and fair view of the state of affairs of each Group Company for which Solus Accounts have been prepared at 31 December 2003 and of the profits or losses for the period concerned.

2.3                       Management Accounts

2.3.1                          The unaudited management accounts relating to the Group Companies for the two (2) month period ended 28 February 2005 (the “Management Accounts” and the “Management Accounts Date”, respectively), a copy of which is included in the Data Room under the folder entitled “VIA Inc”, have been prepared on bases consistent in all material respects with those employed in the preparation of the Consolidated Accounts, as adjusted for US GAAP.

2.3.2                          The Management Accounts do not materially misstate the assets and liabilities of the Group as at the Management Accounts Date nor the profits or losses of the Group for the period concerned having regard to the purposes for which they have been prepared.

3                                 Financial Obligations

3.1                       Financial Facilities

Details of all financial facilities (including loans, derivatives and hedging arrangements outstanding or available to the Group Companies are given in the Disclosure Letter and/or the Data Room.

3.2                       Guarantees

Other than in the ordinary and usual course of business or pursuant to this Agreement or the Finance Documents, there is no outstanding guarantee, indemnity, suretyship or security given:

3.2.1                          by any Group Company; or

3.2.2                          for the benefit of any Group Company.

4                                 Assets

4.1                       The Properties

4.1.1                          No Group Company owns any real property.

4.1.2                          True and complete copies of all leases with a rental cost in excess of EUR 75,000 per lease relating to office and data centres relevant to any Group Company’s are contained in the Data Room.

4.1.3                          Each Property has the benefit of such rights in the document entitled “Real Property Leasehold Interest Summary Relating to Offices and Data Centres” and easements as are necessary for the existing use of the Property.

4.1.4                          There is no outstanding notice or dispute involving the relevant Group Company and any third party as to the occupation or use of any Property which would, if implemented or enforced, have a material adverse effect on the business of the Group carried out at that Property.

4.2                       Leases

Where any Property is leased by a Group Company:

4.2.1                          there is no subsisting breach (other than non or late payment of rent and no non-observance of any covenant, condition or agreement contained in the lease under which the Group Company holds its interest in the Property, on the part of the relevant landlord or the Group Company, which would have a material adverse effect on the business of the relevant Group Company carried on at the Property.

4.2.2                          there is no right for the landlord to terminate the lease before the expiry of the contractual term other than by breach of the lease by the lessee.

4.3                       Ownership of Assets

All tangible assets included in the Accounts or acquired by any of the Group Companies since the Accounts Date, excepting rights and retention of title arrangements arising by operation of law or in the ordinary and usual course of business (such as leasing arrangements):

4.3.1                          are legally and beneficially owned by the Group Companies;

4.3.2                          are, where capable of possession, in the possession or under the control of the relevant Group Company except Customer Premises Equipment, situated at customer sites or physical points of presence and assets owned by the Group Companies at physical points of presence;

4.3.3                          are free from Encumbrances other than Permitted Encumbrances (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances);

4.3.4                          are not the subject of any factoring arrangement, conditional sale or credit agreement.

5                                 Intellectual Property and Information Technology

5.1                       Ownership etc.

5.1.1                          All of the Business Intellectual Property and the Material Group IP is:

(i)                                        legally owned, licensed to or used under the authority of the owner by the Seller, in the case of the Business Intellectual Property; or

(ii)                                    legally owned by, licensed to or used under the authority of the owner by the Group Companies, in the case of the Material Group IP.

Copies of all such licences and authorities (excluding any shrink-wrap licences for computer software and domain names) are included in the Data Room.

5.1.2                          The Material Group IP and the Business Intellectual Property in each case owned by the Group Companies or the Sellers as the case may be is:

(i)                                        not being infringed, attacked or opposed by any person;

(ii)                                    not licensed to a third party other than pursuant to an agreement identified in the Data Room, to end users in the ordinary course of business under end user license agreements or except as set out in the Disclosure Letter; and

(iii)                                not subject to any Encumbrance other than a Permitted Encumbrance (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances).

5.1.3                          The Data Room lists all Registered Intellectual Property:

(i)                                        forming part of the Business Intellectual Property; or

(ii)                                    owned by a Group Company and forming part of the Group Intellectual Property.

5.1.4                          The document entitled “Business Intellectual Property” contained in the Data Room lists all unregistered trade marks:

(i)                                        forming part of the Business Intellectual Property; or

(ii)                                    owned by a Group Company and forming part of the Group Intellectual Property and which in each case is, material to the business of the Group.

5.2                       Licences

The:

5.2.1                          Licence Agreements; and

5.2.2                          all licences and agreements relating to the Material Group IP are included in the Data Room,

(including all amendments, novations, supplements or replacements to those licences and agreements) are in full force and effect, no notice having been given on either side to terminate them and the obligations of all parties have been fully complied with.

5.3                       Employee Rights

Except as set out in the Data Room, there are no outstanding claims against any Group Company or the Seller under any contract or under any law providing for employee compensation in respect of any rights or interests in Intellectual Property.

5.4                       Infringement

5.4.1                          Excluding patents and similar rights, the processes employed and the products and services dealt in by:

(i)                                        the Seller in relation to or in connection with the business of the Group; and

(ii)                                    each Group Company,

do not use, embody or infringe any rights or interests of any third party in Intellectual Property (other than those licensed to the Seller or the Group Companies pursuant to the agreements described at paragraph 5.2 above) which would have a material adverse effect on the business of the Group.

5.4.2                          Excluding patents and similar rights, no written notice of any claims of infringement of rights or interests, in each case of the nature referred to in 5.4.1, has been received by any Group Company or member of the VIA Group.

5.5                       Sufficiency

The Business Intellectual Property and the Group Intellectual Property comprise sufficient rights and interests in Intellectual Property reasonably necessary for the carrying on of the business of the Group in the manner and to the extent carried on as at the date hereof.

5.6                       Other Provisions

5.6.1                          The Data Room contains a full list of domain names under the folder entitled “Domain Names” which are:

(i)                                        included in the Business Intellectual Property; or

(ii)                                    registered in the name of any Group Company and included in the Group Intellectual Property.

5.6.2                          No action has been knowingly taken by the Seller or any Group Company to damage or otherwise adversely affect the reputation or goodwill associated with any unregistered trade mark identified in set out in the document entitled “Business Intellectual Property” contained in the Data Room.

5.7                       Computer Systems

5.7.1                          In relation to the Seller’s Computer Systems and the Group Companies’ Computer Systems:

(i)                                        the present capacity, capability, functionality and performance of the Computer Systems are sufficient to satisfy the business requirements of the Group Companies as at the date hereof;

(ii)                                    there are no performance reductions or breakdowns of, or logical or physical intrusions to, any Computer Systems or losses of data which are having a material adverse effect on the business of the Group;

(iii)                                each of the Computer Systems are owned by, leased by or licensed to the relevant Group Company;

(iv)                                  the Data Room contains accurate details of the Group’s current procedures with a view to security of the Computer Systems and data stored on them;

(v)                                      the data storage capability, functionality and performance of the Computer Systems are sufficient in all material respects to conduct the Group’s business (as it is now conducted);

(vi)                                  the Group Companies have full and unrestricted access to and use of the Computer Systems and no third party agreements or consents are required to enable the Group Companies to continue such access and use following Closing; and

(vii)                              all material services relating to, and licences of, Computer Services are provided under written contracts with the Group (including maintenance and support, security, disaster recovery, management and utilisation (including escrow arrangements relating to the deposit of source codes, facilities management and computer bureau services agreements)) and true copies of which are included in the Data Room.

5.7.2                          The Computer Systems are sufficient for the purposes of carrying on the business of the Group in the manner and to the extent carried on as at the date hereof.

5.7.3                          All the operating data of the Group Companies (being data materially required for the Group Companies to be able to provide services to their customers, to bill such customers, pay their suppliers, manage and compensate their employees and maintain internal and external e-mail communications systems for their employees) has been regularly archived in soft copy form.

5.7.4                          The Group Company has in its unencumbered possession or has unrestricted access to up-to-date and accurate source code for all material bespoke software which has been written or produced in-house by the Group.

5.7.5                          Copies of all licences and escrow agreements relating to software material to the Group, either individually or in the aggregate, are included in the Data Room. The licences of such software have been complied with by the relevant Group Company in all material respects in the operation of the business of the Group and any restrictions in those licences do not materially and adversely affect the present conduct of the business of the Group.

5.8                       Data Protection

5.8.1                          No written notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or any equivalent notice) has been received by any of the Group Companies or the Seller from any competent data protection authority.

5.8.2                          No Group Company or the Seller is involved in a dispute with an individual in respect of any infringement or alleged infringement of any applicable data protection legislation and no Group Company or the Seller has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous 12 months.

5.8.3                          There is no outstanding court order against any Group Company or the Seller in respect of the rectification or erasure of personal data.

6                                 Contracts

6.1                       Contracts

No Group Company is a party to or subject to any Material Contract which:

6.1.1                          is not in the ordinary and usual course of business;

6.1.2                          is not on an arm’s length basis;

6.1.3                          is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 36 months after the date on which it was entered into or undertaken;

6.1.4                          restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Group.

6.2                       Joint Ventures etc.

Except as disclosed in the Data Room, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

6.3                       Agreements with Connected Parties

6.3.1                          There are no existing contracts, and have not been since 1 January 2004 any contracts, between, on the one hand, any Group Company and, on the other hand, the Seller or any other member of the VIA Group other than on normal commercial terms in the ordinary and usual course of business or which cannot be terminated on less than 30 days notice and other than those contracts included in the Data Room.

6.3.2                          The Seller is not nor is any Group Company party to any contract material to the business of the Group, with any current or former employee or current or former director or officer of any such Group Company or the Seller or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

6.4                       Material Contracts

6.4.1                          All the Material Contracts to which a Group Company is party are in full force and effect and other than the late or non-payment of monies owing, have been duly complied with by the relevant Group Company in all material respects and nothing has occurred whereby any of them is subject to early termination or which has given rise to a material claim in damages under any of them by any party to any of them.

6.4.2                          Copies of all Contracts and Material Contracts are contained in the Data Room.

6.4.3                          The transactions contemplated by this Agreement will not result in a material breach of, or give any third party a right to terminate any Material Contract.

7                                 Employees and Employee Benefits

7.1                       Employees and Terms of Employment

7.1.1                          The Data Room contains details, in relation to each Group Company and the VIA Operations, of:

(i)                                        the total number of the Employees;

(ii)                                    the salary and other benefits, period of continuous employment, location, grade, age and notice period of each Employee; and

(iii)                                the terms of the contract of employment of each Senior Employee.

7.2                       Termination of Employment

7.2.1                          Since 31 December 2004 no Senior Employee has given or received notice terminating his or her employment.

7.2.2                          In relation to any claim received by a Group Company, no liability which remains undischarged has been incurred by any Group Company or the Seller for:

(i)                                        breach of any contract of employment with any Employee; or

(ii)                                    breach of any statutory employment right.

7.2.3                          Except as provided, reflected or noted in Management Accounts, neither the Seller nor any Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any Employee or former employee employed by the Group Company or the Seller with regard to the VIA Operations since 31 December 2004 or any dependant of such Employee or former employee in connection with the proposed termination or suspension of employment of any such Employee or former employee.

7.3                       Works Councils and Employee Representative Bodies

The Data Room contains details of all work councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Employees.

7.4                       Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements contained in the Data Room are all the agreements between the Group Companies and the Seller and trade unions or representative bodies.

7.5                       Bonus or other Profit-related Schemes

There are contained in the Data Room the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Employees or other workers or former employees or other former workers of the Group Companies or the Seller since 31 December 2003 together with details of all awards allocated and options granted by each Group Company.

7.6                       Group Retirement Benefit Arrangements

The Group Companies are in compliance with the terms of any retirement, death, disability or life assurance benefits provided to Employees in all material respects and the Data Room contains copies of all such forms as are material in the context of the Group.

8                                 Legal Compliance

8.1                       Licences and Consents

To the extent that either of the Sellers or any Group Company is solely responsible for obtaining them, all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities material to the business of the Group as carried on at the date hereof have been obtained, are in force and are being complied with in all material respects.

8.2                       Compliance with Laws

8.2.1                          Each Group Company and the Seller is conducting, and during the two year period prior to Closing or, if shorter, the period since the relevant Group Company was acquired by the Seller’s Group, has conducted, the business of the Group in material compliance with applicable laws and regulations in each country in which the business of the Group is carried on except where such non-compliance does not materially and adversely effect the present conduct of the business of the Group.

8.2.2                          There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or the Seller or any person for whose acts or defaults it may be vicariously liable which would have a material adverse effect upon the business of the Group.

8.2.3                          No Group Company or the Seller has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law or regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.

9                                 Litigation

9.1                       Current Proceedings

Except as set out in the Data Room, no Group Company nor either Seller is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds $20,000) which would have a material adverse effect on the business of the Group.

9.2                       Threatened Proceedings

No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance has been threatened in writing by or against any Group Company or the Seller (or any person for whose acts or defaults a Group Company or the Seller may be vicariously liable) which would have a material adverse effect on the business of the Group.

9.3                       Circumstances likely to lead to claims

The Seller has not received any written notice of any investigation, disciplinary proceeding or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which would have a material adverse effect on the business of the Group.

9.4                       Disputes with Creditors

Material particulars of all disputes (other than those relating solely to the late payment or non-payment of monies due) between each Group Company and its creditors in respect of amounts of $100,000 or more due to such creditors are set out in the Disclosure Letter or in the Data Room.

10                          Insurance

10.1                Particulars of Insurances

Copies of all documentation relating to the insurance policies of the Group Companies in the possession of the Seller and material to the business of the Group are contained in the Data Room.

10.2                Insurance Claims

10.2.1                   Details of all outstanding insurance claims in excess of $100,000 made during the past twelve (12) months are contained in the Disclosure Letter or the Data Room.

10.2.2                   No circumstances exist which are likely to give rise to any insurance claim in excess of $100,000.

11                          Tax

11.1                Company Residence

Each Group Company has been resident for tax purposes in its country of incorporation and has not been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

11.2                Returns and Information

11.2.1                   All registrations, returns, computations, notices and information which are or have been required to be made or given in the previous twelve months by each Group Company for any Taxation purpose (i) have been made or given on a proper basis and are up-to-date and correct and (ii) no written notice has been received by any Group Company of any dispute with any Tax Authority.

11.2.2                   Each Group Company has maintained all records required to be maintained for Taxation purposes or which may be required to calculate any Taxation payable or the amount of any Taxation Benefit.

11.3                Payment of Taxation

11.3.1                   In the two years prior to the date hereof, each Group Company has paid all Taxation which it is or has been liable to pay or account for and the due date for payment of which has fallen prior to the date hereof and has not received any written notice that it is liable to any fine, penalty, surcharge or interest in connection with Taxation that remains outstanding.

11.3.2                   In the two years prior to the date hereof, each Group Company has deducted or withheld all Taxation which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Tax Authority for the Taxation so deducted or withheld.

11.4                Special Regimes/Elections/Rulings

There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any agreement, arrangement or election between any Group Company and any Tax Authority pursuant to which the relevant Group Company is authorised not to comply with, but for such agreement or arrangement, would be its statutory obligations.

11.5                Tax Equalisation Payments

11.5.1                   No Group Company is under any obligation to surrender or otherwise transfer any Taxation Benefit.

11.5.2                   No Group Company is liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefit (“Taxation Equalisation Payment”), nor is any Taxation Equalisation Payment received by any Group Company liable to be refunded.

11.5.3                   There are set out in the Disclosure Letter, with express reference to this paragraph, or the Data Room, full particulars of all surrenders or other transfers of any Taxation Benefit made by any Group Company since the Accounts Date.

12                          Important Business Issues since the Accounts Date

12.1                Since 31 December 2004:

12.1.1                   there has been no material adverse change in the financial or trading position or prospects of the Group taken as a whole (other than (i) in connection with the current financial position of the Group to the extent disclosed to the Relevant Purchasers in the Data Room in writing or otherwise publicly available (including without limitation the liquidity of the Group and the individual Group Companies); (ii) a change affecting or likely to affect all companies carrying on business in similar countries in which the Group carries on business); (iii) a material adverse change in stock or other financial markets, interest rates, exchange rates or other general economic conditions; (iv) any matter contained in the Disclosure Letter or the Data Room; or (v) any matter effected pursuant to or in accordance with this Agreement including the change in control of the Group Companies resulting from the sale and purchase of the Shares) and no event, fact or matter has occurred which will give rise to any such change;

12.1.2                   no Group Company has acquired, or agreed to acquire, any single capital asset having a value in excess of $100,000;

12.1.3                   no Group Company has disposed of, written off, or agreed to dispose of or write off, any capital asset having a value reflected in the Accounts in excess of $100,000 or acquired since the Accounts Date;

12.1.4                   except as provided in the Finance Documents, no Group Company has borrowed or raised any money or taken up any financial facilities and no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

12.1.5                   no dividend or other payment which is, or could be treated as, a distribution has been declared, paid or made by any Group Company;

12.1.6                   except in connection with the transaction contemplated by this Agreement or in the ordinary course of business, no resolution of the shareholders of any Group Company has been passed;

12.1.7                   no Group Company has changed its accounting reference date;

12.1.8                   no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Company; and

12.1.9                   no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital.

12.16         Since the Management Accounts Date no Group Company has sold or agreed to sell a debt at less than its value in the Management Accounts and no debt has been released, deferred, subordinated or written off by any Group Company other than between Group Companies or between Group Companies and the VIA Group.

13                          Disclosure of Information

13.1                The Data Room has been collated by the Seller in good faith and the Seller has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which is material to the business of the Group.

13.2                Each document in the Data Room is a true and complete copy of the original of such document.

14                          Authority and Capacity

14.1.1                   The Seller and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2                   The Seller has the legal right and full power and authority to enter into and subject to the approval of the VIA Shareholders, perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

14.1.3                   The documents referred to in paragraph 16.1.2 will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

14.1.4                   The Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

15                          Insolvency etc.

15.1.1                   No Group Company or the Seller will be rendered insolvent by any of the transactions contemplated herein or in connection with the Facility Agreement and any related documents (the “Contemplated Transactions”), under the laws of its jurisdiction of incorporation or rendered unable to pay its debts as they fall due.

15.1.2                   Immediately after giving effect to the consummation of the Contemplated Transactions, including the receipt of the amounts payable by the Relevant Purchasers under this Agreement for the sale of the Shares (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

15.1.3                   For the purposes of paragraph 15.1.2 above:

“Governmental Body” means any:

(i)                                        nation, state, county, city, town, borough, village, district, or other jurisdiction;

(ii)                                    federal, state, local, municipal, foreign, or other government;

(iii)                                governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(iv)                                  body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power;

“insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable Liabilities;

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or invested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person; and

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

15.1.4                   In the twelve month period prior to the date hereof, no Group Company or the Seller has been held in material default by lenders under any debt financing.

15.1.5                   No order for the winding up of any Group Company has been made.

15.1.6                   No administrator or administrative receiver has been appointed in respect of the assets of the Group Companies.

15.1.7                   No steps have been taken to enforce any security over any assets of any Group Company or the Seller and no event has occurred to give the right to enforce such security.

Schedule 8
Working Capital Projections

Schedule 9
Guarantees

PART A

GROUP COMPANY GUARANTEES:

The Sellers shall use their reasonable endeavours to procure on or prior to Closing the release of each relevant Group Company from any guarantees or indemnities (other than any guarantee or indemnity which is an Assumed Liability) given by or binding upon the Group Company in respect of any liability of the Sellers or any other member of the VIA Group. Pending such release, the Sellers shall indemnify the Relevant Purchasers and any Group Companies against all amounts paid by any Group Company pursuant to any such securities, guarantees and indemnities in respect of such liability of the Sellers or any member of the VIA Group.

PART B

VIA CASH COLLATERALIZED GUARANTEES:

With respect to the restricted cash account of VIA NET.WORKS, Inc. and guarantee issued by ING Bank N.V. dated 20/12/2004 in the amount of €200,000 to the credit of VIA NET.WORKS, Inc. in favour of STEAG Energie-Contracting GmbH (“STEAG”) and for the benefit of PSINet Datacenter Germany GmbH concerning the office and Datacenter at Paul-Stern-Str. 63 in Berlin (“VIA STEAG Guarantee”):

The Sellers shall use their reasonable endeavours to procure on or prior to Closing the release and replacement of that certain guarantee and restricted cash account of VIA Inc in the amount of €200,000 in favour of STEAG. If the Sellers have not caused a Group Company to do so prior to Closing, so long as the guarantee and restricted cash account of VIA Inc remains outstanding the Relevant Purchasers shall indemnify the Sellers against all amounts paid by VIA Inc. arising out of the VIA STEAG Guarantee.

VIA GUARANTEES (NON-CASH COLLATERALIZED):

The Relevant Purchasers shall use their reasonable endeavours to procure on or as soon as reasonably practicable following Closing the release of each relevant member of the VIA Group from the guarantees or indemnities given by or binding upon any member of the VIA Group in respect of any liability of the Group Companies including without limitation those set out below. Pending such release, the Relevant Purchasers shall indemnify the Sellers against all amounts paid by any member of the VIA Group pursuant to any such securities, guarantees and indemnities in respect of such liability of the Group Companies.

a.      Guaranty from VIA Inc dated 21 May 2004 in favour of Schuberg Philis B.V. in respect of the obligations of VIA NET.WORKS Europe Holding B.V. under the Master Services Agreement with Schuberg Philis dated 19 May 2004.

b.     Guarantee from VIA Inc dated 10 December 2004 in favour of Metrolinx Sarl in respect of the obligations of PSINet Switzerland Sarl under the lease agreement dated 17 October 2003.

c.      Declaration dated as of 1 April      2005 in favour of VIA NET.WORKS (Schweiz) A.G. in relation to the Amendment Number Three and the related existing agreements between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004, with guarantees extended by VIA Inc. and VIA NET.WORKS Europe Holding B.V.

d.     Amendment Number Three between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004

e.      Indemnity from VIA NET.WORKS Holdco, Inc. in favour of Alfa Accountants in respect of claims from the Dutch treasury and the UWV arising out of the agreement of PSINet Netherlands BV to provide certain hosting services to Alfa Accountants.

f.      Guarantee, indemnity and/or joint liability by VIA Inc. of obligations of Group Companies arising under agreements between VIA Inc and each of the following entities: (i) (i) Watchguard Technologies, Inc., (ii) GRIC Communications, Inc. and (iii) Melbourne IT Ltd. (IMWW), which shall be released upon novation or assignment of the agreements pursuant to Clause 2.3.1(iv) and Schedule 3 of this Agreement.

VIA SUPPORT AND COMFORT LETTERS

At the Closing, the Relevant Purchasers shall deliver a letter of support to the directors of

VIA NET.WORKS France SAS,

VIA NET.WORKS France Holding SA,

PSINet Germany GmbH

PSINet Datacenter Germany GmbH

VIA NET.WORKS Deutschland GmbH

PSINet Switzerland Sarl

VIA NET.WORKS Espana S.L.

in respect of the present and future liabilities of those companies in replacement and substitution of letters of support and comfort from the Relevant Sellers

ANNEX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF VIA NET.WORKS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of VIA NET.WORKS, Inc., a Delaware corporation (the “Company”), in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.     The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and has presented the Plan to the Company’s shareholders (the “Shareholders”) to take action on the Plan. If the holders of a majority in voting power of the outstanding Common Stock, par value $.001 per share (the “Voting Common Stock”) and the non-voting Common Stock, par value $.01 per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”) entitled to vote approve the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Shareholder approval is obtained (the “Adoption Date”). No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

2.     Following the Adoption Date, the Company may file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the General Corporation Law (the “Liquidation Date”). On the Liquidation Date, the Company shall, as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities or the authorities of any other jurisdiction. The Board of Directors is not required to make any distribution to the Company’s Shareholders, if at all, until after the Liquidation Date.

3.     After the Liquidation Date, the Company shall not engage in any business activities except to facilitate the Company’s ability to preserve the values of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. The Company will endeavor to wind up its business and affairs as expeditiously as reasonably practicable in the judgment of the Board of Directors.

4.     From and after the Liquidation Date, the Company shall complete the following corporate actions:

(a)    The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Shareholders, in return for cash and/or property, including without limitation shares of stock of any companies other than the Company. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company. The Company also may settle outstanding claims against the Company and debts of the Company, or seek to have third parties assume outstanding liabilities of the Company, in return for cash and/or property.

(b)   The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

(c)    The Company shall distribute pro rata to the Shareholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

(d)   Notwithstanding the foregoing, the Company may, if and when determined by the Board of Directors or the Trustees, at any time after the Adoption Date (including at any time prior to the Liquidation Date), either (i) distribute any shares of stock of any companies, other than treasury or other stock of the Company, owned by the Company (the “Third Party Stock”) to the Shareholders pro rata as a dividend, or (ii) sell the shares of Third Party Stock owned by the Company and use the proceeds to repay existing indebtedness of the Company.

5.     The distributions to the Shareholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest date (the “Final Record Date”) to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.     If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Shareholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.     If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Shareholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Shareholders (the “Trustees”), under a liquidating trust (the

“Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Shareholders, including without limitation non-cash assets and assets held on behalf of the Shareholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. If assets are transferred to the Trust, each Shareholder on the Final Record Date shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Shareholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Shareholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Shareholders of the Company. The Company, subject to this Section 7 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Shareholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

8.     Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Shareholders of all assets and properties of the Company prior to the third anniversary of the Liquidation Date (such third anniversary being referred to as the “Final Distribution Date”), then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9.     Adoption of this Plan by holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Shareholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.   In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.   In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Shareholders of the payment of any such compensation.

12.   The Company shall indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Trust will similarly be authorized to indemnify the Trustees and any employees, agents or representatives of the Trust for actions taken in connection with the operations of the Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13.   Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Shareholders to the extent permitted by the General Corporation Law.

14.   The Board of Directors of the Company is hereby authorized, without further action by the Shareholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ANNEX C

CERTIFICATE OF AMENDMENT FOR 1 FOR 10 REVERSE STOCK SPLIT

VIA NET.WORKS, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The name of the Corporation is VIA NET.WORKS, Inc.

SECOND:  Pursuant to Section 242 of the Delaware General Corporation Law, the board of directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has duly approved, the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD:  That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraphs immediately following the last sentence of paragraph 4.1:

“Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Voting Common Stock, par value $0.001 per share (the “Old Voting Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one tenth (1/10) of a share of our Voting Common Stock, par value $0.001 per share (the “New Voting Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Voting Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Voting Common Stock as equals the product obtained by multiplying the number of shares of Old Voting Common Stock represented by such certificate immediately prior to the Effective Time by one fifth (1/10), and the right to receive cash in lieu of a fraction of a share of New Voting Common Stock.

“Upon the Effective Time, each share of Nonvoting Common Stock, par value $0.001 per share (the “Old Nonvoting Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one fifth (1/10) of a share of our Nonvoting Common Stock, par value $0.001 per share (the “New Nonvoting Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Nonvoting Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Nonvoting Common Stock as equals the product obtained by multiplying the number of shares of Old Nonvoting Common Stock represented by such certificate immediately prior to the Effective Time by one fifth (1/10), and the right to receive cash in lieu of a fraction of a share of New Nonvoting Common Stock.”

IN WITNESS WHEREOF, VIA NET.WORKS, Inc. has caused this Certificate to be signed by Matt S. Nydell, its Secretary, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this    day of            , 2005.

VIA NET.WORKS, INC.
By:

C-1

ANNEX D

CERTIFICATE OF AMENDMENT FOR 1 FOR 20 REVERSE STOCK SPLIT

VIA NET.WORKS, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The name of the Corporation is VIA NET.WORKS, Inc.

SECOND:  Pursuant to Section 242 of the Delaware General Corporation Law, the board of directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has duly approved, the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD:  That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraphs immediately following the last sentence of paragraph 4.1:

“Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Voting Common Stock, par value $0.001 per share (the “Old Voting Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one seventh (1/20) of a share of our Voting Common Stock, par value $0.001 per share (the “New Voting Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Voting Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Voting Common Stock as equals the product obtained by multiplying the number of shares of Old Voting Common Stock represented by such certificate immediately prior to the Effective Time by one seventh (1/20), and the right to receive cash in lieu of a fraction of a share of New Voting Common Stock.

“Upon the Effective Time, each share of Nonvoting Common Stock, par value $0.001 per share (the “Old Nonvoting Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one seventh (1/20) of a share of our Nonvoting Common Stock, par value $0.001 per share (the “New Nonvoting Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Nonvoting Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Nonvoting Common Stock as equals the product obtained by multiplying the number of shares of Old Nonvoting Common Stock represented by such certificate immediately prior to the Effective Time by one seventh (1/20), and the right to receive cash in lieu of a fraction of a share of New Nonvoting Common Stock.”

IN WITNESS WHEREOF, VIA NET.WORKS, Inc. has caused this Certificate to be signed by Matt S. Nydell, its Secretary, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this    day of            , 2005.

VIA NET.WORKS, INC.
By:

D-1

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL AND ANNUAL MEETING OF STOCKHOLDERS

PROXY

VIA NET.WORKS, INC.

The undersigned hereby appoints Ray Walsh and Matt Nydell, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of VIA NET.WORKS, Inc. held of record by the undersigned on May 25, 2005 at the Special and Annual Meeting of Stockholders to be held on June 29, 2005 and any adjournments or postponements thereof.

VOTE BY TELEPHONE OR INTERNET QUICK *** EASY *** IMMEDIATE

VIA NET.WORKS, INC.

Voting by telephone or Internet is quick, easy and immediate.  As a Via Net.Works, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card.  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard time, on June 28, 2005.

To Vote Your Proxy By Internet

www.continentalstock.com

Have your proxy card in hand when you access the above website.  Follow the prompts to vote your shares.

To Vote Your Proxy By Phone

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy.  Have your proxy card in hand when you call.  Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy By Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

☒	Please mark votes as in this example

1.                    Election of two Class II directors to serve for a three-year term.

(To withhold authority to vote for any individual nominee, strike a line through that nominees's name in the list below)

(01)  Jan Gesmar-Larsen

(02)  Malcolm Bell

FOR BOTH NOMINEES  ☐               WITHHELD FROM BOTH NOMINEES  ☐

	FOR	AGAINST	ABSTAIN
2. Approve and adopt the Sale Agreement and the Asset Sale.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Approve and adopt the Dissolution and Plan of Dissolution.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

4.               Authorize our board of directors to amend, at its discretion, our amended and restated certificate of incorporation by adopting one of two proposed amendments to effect a reverse stock split, either a one-for-ten reverse stock split or a one-for-twenty reverse stock split.

	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:	Signature:	Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.